As filed with the Securities and Exchange Commission on September 9, 2002
Registration No. 333-88388

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY HOLDINGS
(Exact name of Registrant Guarantor as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	3572 (Primary Standard Industrial Classification Code Number)	98-0232277 (I.R.S. Employer Identification Number)

SEAGATE TECHNOLOGY HDD HOLDINGS
(Exact name of Registrant Issuer as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	3572 (Primary Standard Industrial Classification Code Number)	98-0355609 (I.R.S. Employer Identification Number)

P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands
(345) 949-8066
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant Issuer’s  and Registrant Guarantor’s Principal Executive Offices)

CT Corporation System
818 West Seventh Street, Suite 200
Los Angeles, California 90017
(800) 888-9207
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
William L. Hudson, Esq. Senior Vice President, General Counsel 920 Disc Drive P.O. Box 66360 Scotts Valley, California 95067 (831) 438-6550	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett 3330 Hillview Avenue Palo Alto, California 94304 (650) 251-5000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

Subject to Completion, dated September 9, 2002
PROSPECTUS
$400,000,000

Seagate Technology HDD Holdings

Offer to Exchange All Outstanding Privately Placed 8% Senior Notes due 2009
for an Equal Amount of Registered 8% Senior Notes due 2009
Unconditionally Guaranteed by Seagate Technology Holdings

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2002, unless extended.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Resales of Exchange Notes

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods.

If you are a broker-dealer and you receive the exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. By making this acknowledgement, you will not be deemed to admit that you are an “underwriter” under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We will make this prospectus available to any broker-dealer for use in the resale of exchange notes for a period of up to 180 days after the date of the prospectus. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

If you are an affiliate of Seagate Technology HDD Holdings or Seagate Technology Holdings or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission, and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

Seagate Technology HDD Holdings is a 100% owned, direct subsidiary of Seagate Technology Holdings.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2002.

i

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus, including the information set forth in “Risk Factors” and our consolidated and combined financial statements included elsewhere in this prospectus, as well as the other documents to which we refer you. Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “our” and “us” refer to Seagate Technology Holdings, the guarantor of the notes, and its subsidiaries, which includes Seagate Technology HDD Holdings, the issuer of the notes. The operations of the subsidiaries of Seagate Technology Holdings that operate its storage area networks business, including Seagate Technology SAN Holdings and XIOtech Corporation, have not been described under “Summary” or “Business” but are included in the consolidated and combined financial statements and selected financial information included elsewhere in this prospectus. See “Risk Factors—Risks Relating to the Notes—Special Factors.”

Our Company

We are the worldwide leader in the design, manufacturing and marketing of rigid disc drives. Rigid disc drives, which are commonly referred to as hard drives, are used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers. According to IDC, we are the largest manufacturer of rigid disc drives in terms of unit shipments, with a 28.3% market share for the six months ended June 30, 2002 and a 23.5% market share for calendar year 2001. We produce a broad range of rigid disc drive products that make us a leader in both the enterprise sector of our industry, where our products are primarily used in enterprise servers, mainframes and workstations, and the personal storage sector of our industry, where our products are used in desktop personal computers, or PCs, and consumer electronics.

We have achieved our leadership position through ownership of critical component technologies, a commitment to advanced research and development and a focus on manufacturing and supply chain efficiency and flexibility. We believe our current industry leadership in technology and manufacturing efficiency has been achieved through our successful ongoing execution of our long-term strategic plan, which we developed in 1998. This long-term plan involves:

•	increasing our commitment to investment in fundamental research and technological innovation;

•	introducing a disciplined methodology for commercializing our technological innovations;

•	instituting common technology platforms throughout our product portfolio;

•	streamlining our operations;

•
increasing the automation of our manufacturing processes through our “Factory of the Future” initiative, a program for improving efficiency involving the reconfiguration of production lines and increased automation to allow us to close facilities and reduce headcount while increasing overall unit production; and

•
implementing a highly disciplined quality management and process optimization methodology known as Six Sigma, which relies on the rigorous use of statistical techniques to assess process variability and defects, company wide.

We sell our rigid disc drives primarily to major original equipment manufacturers, or OEMs, with whom we have longstanding relationships. These customers include Dell Computer Corporation, EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation and Sun Microsystems, Inc. We also have key relationships with major distributors, who sell our rigid disc drive products to small OEMs, dealers, system integrators and retailers in most geographic areas of the world.

Our Strategy

To enhance our position as the leading designer and manufacturer of rigid disc drives and increase our market share, we intend to pursue the following business strategies:

Continue to Lead Technological Innovation.  We intend to strengthen our industry leading position by continuing to make substantial investments in research and development while leveraging our integrated manufacturing operations.

Increase Manufacturing and Supply Chain Efficiency and Flexibility.  We intend to continue our manufacturing improvement and cost reduction efforts. By further integrating our operations with our suppliers and customers, we believe that we can derive additional working capital reductions and improve our responsiveness to customer requirements.

Expand and Deepen Relationships with Customers.  We intend to increase the strength and broaden the scope of our customer relationships by expanding our design and engineering services to become an integrated part of our customers’ supply chains.

Capitalize on Emerging Storage Demand and Increase Market Share.  We are dedicated to being the industry leader in all markets for rigid disc drives. We believe that through our focus on technology innovation and manufacturing efficiency, we will continue to grow our market share as well as address new, high growth markets.

Continue to Pursue Select Alliances, Acquisitions and Investments.  We will continue to evaluate and selectively pursue strategic alliances, acquisitions and investments that are complementary to our business.

Historical Transactions

November 2000 Transactions.  We are the successor to the rigid disc drive and storage area networks divisions of Seagate Technology, Inc., a Delaware corporation. Throughout this prospectus, we refer to Seagate Technology, Inc. and, unless the context otherwise indicates, its subsidiaries as Seagate Delaware. New SAC acquired, among other things, the rigid disc drive and storage area networks division of Seagate Delaware in November 2000 in a series of transactions that we refer to as the November 2000 transactions and, as a result, became our parent company. In the November 2000 transactions, a group of private equity investment firms, which we refer to as our sponsor group, contributed approximately $875 million for ordinary and preferred shares of New SAC, and New SAC used these proceeds, together with borrowings, to acquire the rigid disc drive and storage area networks divisions of Seagate Delaware for $1.684 billion. In addition, certain officers of Seagate Delaware, which we refer to as the management group, converted a portion of their restricted shares of Seagate Delaware common stock and unvested options to acquire Seagate Delaware common stock, valued at approximately $184 million, into deferred compensation plan interests and restricted ordinary and preferred shares of New SAC. We refer to the conversion of the management group’s common stock and options in Seagate Delaware as the management rollover. The November 2000 transactions are described more fully in the “Historical Transactions—November 2000 Transactions” section of this prospectus.

The Refinancing.  In May 2002, we refinanced all of our outstanding indebtedness in a series of transactions we refer to as the refinancing. These transactions consisted of:

•	the repurchase of all of Seagate Technology International’s $210 million principal amount 12½% senior subordinated notes due 2007;

•	the issuance and private placement of $400 million in principal amount of 8% senior notes due 2009 by Seagate Technology HDD Holdings;

•	the repayment of approximately $673 million under Seagate Technology HDD Holdings’ previously existing senior secured credit facilities;

•	the entry by Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, Inc. into new senior secured credit facilities, which consist of:

—	a $350 million term loan facility that has been drawn in full;

—	a $150 million revolving credit facility that has not been drawn upon;

—
the distribution of approximately $167 million to shareholders of Seagate Technology Holdings, consisting of New SAC and employees who had exercised options granted under Seagate Technology Holdings’ share option plan; and

—	the payment of approximately $32 million to deferred compensation plan participants, consisting of members of the management group.

Our Sponsor Group

Silver Lake Partners organized a group of private equity investment firms that, together with members of our current and former management group, indirectly own over 99% of Seagate Technology Holdings’ outstanding share capital. Specifically, our sponsor group consists of affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC and investment funds affiliated with Goldman, Sachs & Co. These sponsors indirectly own approximately 33%, 22%, 11%, 7% and 2%, respectively, of Seagate Technology Holdings’ common shares through their ownership of New SAC. In addition, certain members of our management indirectly own, in the aggregate, approximately 20% of Seagate Technology Holdings’ common shares through their ownership of New SAC. The sponsors’ and our management’s ownership of New SAC is subject to a shareholders agreement and other arrangements that result in the sponsors and our management acting as a group with respect to all matters submitted to shareholders of Seagate Technology Holdings.

Sources and Uses

The refinancing had approximately the following sources and uses of funds:

Amount
(in millions)
Sources of Funds:
New senior secured credit facilities	$350
8% senior notes due 2009	400
Cash used in the refinancing	419

Total Sources	$1,169

Uses of Funds:
Repurchase 12 1/2% senior subordinated notes due 2007	$274
Repay former senior secured credit facilities	679
Refinancing fees and expenses	17
Shareholder and deferred compensation plan distributions	199

Total Uses	$1,169

Principal Executive Offices

Seagate Technology Holdings and Seagate Technology HDD Holdings are exempted companies incorporated with limited liability under the laws of the Cayman Islands and were formed on August 10, 2000. The address of the principal executive offices of these entities is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, and the telephone number at that address is (345) 949-8066. Our worldwide web site address is www.seagate.com. However, the information in, or that can be accessed through, our web site is not part of this prospectus.

Trademarks

The “S” logo, “Seagate,” “Seagate Technology,” “Barracuda” and “Cheetah,” among others, are our registered trademarks. This prospectus also includes trademarks of other persons.

Our Corporate Structure

The following diagram provides a summary illustration of our corporate structure after giving effect to the refinancing. All companies shown below are 100% owned by their direct parent companies other than Seagate Technology Holdings, which is 99.4% owned by New SAC.

(1)
New SAC is also the parent company of Seagate Technology Investment Holdings LLC, Seagate Removable Storage Solutions Holdings and its subsidiaries, and Seagate Software (Caymans) Holdings and its subsidiaries (including Crystal Decisions, Inc.). These other subsidiaries of New SAC are not subject to the restrictive covenants or other provisions in the indenture that governs the notes and are not guarantors under the credit agreement that governs our new senior secured credit facilities.

(2)
Seagate Technology Holdings is also the parent company of Seagate Technology SAN Holdings and its subsidiaries, including XIOtech Corporation. These other subsidiaries of Seagate Technology Holdings are not subject to the restrictive covenants or other provisions in the indenture that governs the notes and are not guarantors under the credit agreement that governs our new senior secured credit facilities.

Summary of the Terms of the Exchange Offer

On May 13, 2002, Seagate Technology HDD Holdings completed the private offering of its 8% senior notes due 2009. We refer to these 8% senior notes in this prospectus as the outstanding notes.

The issuer, Seagate Technology HDD Holdings, and the guarantor, Seagate Technology Holdings, of the outstanding notes entered into a registration rights agreement with the initial purchasers of the outstanding notes in which the issuer and the guarantor agreed to deliver to you this prospectus as part of the exchange offer, and the issuer agreed to use its reasonable best efforts to complete the exchange offer within 250 days after the date of original issuance of the outstanding notes. You are entitled to exchange the outstanding notes that you currently hold for exchange notes that are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer;

•	the exchange notes are not entitled to registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	the exchange notes will not provide for additional interest upon the failure of the issuer to fulfill its obligations to file and cause to be effective a registration statement.

The Exchange Offer
The issuer is offering to exchange up to $400 million aggregate principal amount of outstanding notes for up to $400 million aggregate principal amount of exchange notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resale
Based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you, unless you are an “affiliate” of the issuer or the guarantor within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•   is an affiliate of the issuer or the guarantor of the outstanding notes,

•   does not acquire exchange notes in the ordinary course of its business, or

•   tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated
or similar no-action letters and, in the absence of an exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, must comply with those requirements in connection with the resale of the exchange notes.

Conditions to the Exchange Offer
The exchange offer is subject to the conditions that the exchange notes be tradeable by the holders without restriction under federal, state securities or blue sky laws, that the exchange offer not violate any applicable law or interpretation of law or interpretation of the staff of the SEC, that there would be no pending or threatened proceedings that would reasonably be expected to impair our ability to proceed with the exchange offer and that each holder has made the required representations to the issuer as further described in this prospectus. The issuer may waive any or all of these conditions. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer. Please read the section captioned “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions of the exchange offer.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on                             , 2002, or such later date and time to which the issuer may extend the offer. We refer to this date as the expiration date. The issuer does not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•   any exchange notes that you receive will be acquired in the ordinary course of your business;

•   you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•   if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•   you are not an “affiliate,” as defined in Rule 405 of the Securities Act of 1933, of the issuer, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold the outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange
All outstanding notes that are not tendered or are not accepted for exchange by the issuer will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. Other than in connection with the exchange offer, the issuer does not currently anticipate that it will register the outstanding notes under the Securities Act of 1933.

U.S. Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank, N.A. is the exchange agent for the exchange offer.

Summary of the Terms of the Exchange Notes

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	Seagate Technology HDD Holdings.
Guarantor	Seagate Technology Holdings.
Securities Offered	$400 million aggregate principal amount of 8% senior notes due 2009.
Maturity	May 15, 2009.
Interest	8% per annum, payable semi-annually in arrears on May 15 and November 15, commencing November 15, 2002.
Ranking
The outstanding notes are, and the exchange notes will be, senior unsecured obligations ranking equally with Seagate Technology HDD Holdings’ existing and future senior indebtedness and senior to any present and future subordinated indebtedness of Seagate Technology HDD Holdings. The notes will effectively be subordinated to Seagate Technology Holdings’ and Seagate Technology HDD Holdings’ present and future secured debt, to the extent of the value of the assets securing that debt, and will be structurally subordinated to all present and future liabilities, including trade payables, of Seagate Technology HDD Holdings’ subsidiaries.

As of June 28, 2002, Seagate Technology HDD Holdings had outstanding:
• $751 million of senior indebtedness, including $350 million of secured indebtedness;

•   $1.72 billion of liabilities of subsidiaries, including $350 million of secured indebtedness comprised of various subsidiaries’ guarantees of and borrowings under the new senior secured credit facilities;

• no senior subordinated indebtedness; and
• no subordinated indebtedness.
As of June 28, 2002, Seagate Technology Holdings had outstanding:
• $751 million of senior indebtedness, including $350 million of secured indebtedness comprised of its guarantee of the new senior secured credit facilities;
• no senior subordinated indebtedness; and
• no subordinated indebtedness.
Optional Redemption
Seagate Technology HDD Holdings may redeem any of the notes beginning on May 15, 2006. The initial redemption price is 104% of their principal amount, plus accrued interest to the date of redemption. The redemption price will decline each year after May 15, 2006 and will be 100% of their principal amount, plus accrued interest, beginning on May 15, 2008.

In addition, before May 15, 2005, Seagate Technology HDD Holdings may redeem up to 35% of the notes at a redemption price of 108% of their principal amount, plus accrued interest to the date of redemption, using the proceeds from sales of specified kinds of capital stock. Seagate Technology HDD Holdings may make this redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued remains outstanding.

Seagate Technology HDD Holdings may redeem all, but not part, of the notes if there are specified changes in tax laws, at a redemption price equal to 100% of the principal amount of the notes, plus accrued interest to the date of redemption.

Change of Control
Upon a change of control, Seagate Technology HDD Holdings will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. Seagate Technology HDD Holdings may not have sufficient funds available at the time of any change of control to make any required debt repayment.

Upon a change of control that occurs prior to May 15, 2006, Seagate Technology HDD Holdings is entitled to redeem all, but not part, of the notes at a redemption price determined in the manner described under “Description of the Notes—Optional Redemption,” plus accrued interest to the date of redemption.

Guarantee	Seagate Technology Holdings has guaranteed the payment of the principal, premium and interest on the notes on a senior unsecured basis.
The guarantee will rank equally with all existing and future senior indebtedness of Seagate Technology Holdings.
Restrictive Covenants	The terms of the notes limit the ability of Seagate Technology HDD Holdings and its subsidiaries to:
• incur additional indebtedness;
• pay dividends and make distributions in respect of capital stock;
• redeem or repurchase capital stock;
• make investments or other restricted payments;
• sell assets;
• issue or sell stock of restricted subsidiaries;
• enter into transactions with affiliates;
• create liens;
• enter into sale/leaseback transactions;
• effect a consolidation or merger; and
• amend deferred compensation plans.

These covenants are subject to a number of important qualifications and exceptions, including exceptions that will permit us to make significant distributions of cash. In addition, the obligation to comply with many of these covenants will not apply if the notes achieve investment grade status. See “Description of the Notes—Certain Covenants.”

RISK FACTORS

Risks Relating to the Notes

Failure to Exchange—There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for the exchange notes under the exchange offer, you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered, or are exempt from registration, under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act of 1933.

In addition, the tender of outstanding notes under the exchange offer will reduce the principal amount of those notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Substantial Leverage—Our substantial leverage could adversely affect our ability to fulfill our obligations under the notes and operate our business.

We are leveraged and have significant debt service obligations. For fiscal year 2002 and the combined results for fiscal year 2001, our interest expense was $77 million and $78 million, respectively. Earnings were insufficient to cover fixed charges by $627 million for the combined results in fiscal year 2001. Our ratio of earnings to fixed charges was 3.9 to 1 for fiscal year 2002. As of June 28, 2002, our total debt was $751 million, excluding unused commitments, and our total shareholders’ equity was $641 million. In addition, we may incur additional debt from time to time to finance working capital, product development efforts, strategic acquisitions, investments and alliances, capital expenditures or other general corporate purposes, subject to the restrictions contained in the credit agreement that governs our new senior secured credit facilities, in the indenture that governs the notes and in any other agreement under which we incur indebtedness.

Our substantial debt could have important consequences to you, including the following:

•
we are required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements;

•	our interest expense could increase if prevailing interest rates increase, because a substantial portion of our debt will bear interest at floating rates;

•
our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•
our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

•
our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements; and

•
our level of debt may prevent us from raising the funds necessary to repurchase all of the notes tendered to Seagate Technology HDD Holdings upon the occurrence of a change of control, which would constitute an event of default under the notes.

Ability to Service Debt—Servicing our debt requires a significant amount of cash, and our ability to generate cash may be affected by factors beyond our control.

We expect to obtain the cash necessary to make payments on the notes and the new senior secured credit facilities and to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements from our operations and from other sources of funding available to us. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that:

•	our business will generate sufficient cash flow from operations;

•	we will continue to realize the cost savings, revenue growth and operating improvements that resulted from the execution of our long-term strategic plan; or

•
future borrowings will be available to us under our senior secured credit facilities or that other sources of funding will be available to us, in each case, in amounts sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs.

If we cannot service our debt, we will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions or investments and alliances, selling assets or restructuring or refinancing our debt, which could include the notes, or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt agreements, including the credit agreement relating to the new senior secured credit facilities and the indenture that governs the notes, may restrict us from pursuing any or all of these alternatives.

Additional Borrowing Capacity—Despite our substantial leverage, we are permitted to incur more debt, which may intensify the risks associated with our substantial leverage, including the risk that we will be unable to service our debt.

Our new senior secured credit facilities and the indenture that governs the notes permit us to incur a significant amount of additional debt, as long as we remain in compliance with the covenants, including financial ratios, contained in those instruments. If we incur additional debt above the levels in effect upon the closing of the refinancing, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt, could intensify.

Unsecured Obligations—Because the notes and the note guarantee are not secured and are effectively subordinated to the rights of secured creditors, the secured lenders may in some circumstances control or limit our ability to pay amounts due on the notes or under the note guarantee.

The notes and the note guarantee are unsecured obligations, whereas the loans outstanding under the new senior secured credit facilities are secured. These loans are, subject to a number of exceptions, secured by a first priority security interest in substantially all the tangible and intangible assets of Seagate Technology HDD Holdings and its subsidiaries, as well as a pledge of the shares of Seagate Technology HDD Holdings and many of its subsidiaries. In the case of non-U.S. subsidiaries of Seagate Technology (US) Holdings, Inc., this pledge of shares is limited to a pledge of 65% of the shares of its non-U.S. subsidiaries. Borrowings under our new senior secured credit facilities are also secured by a first priority pledge of all intercompany indebtedness of Seagate Technology Holdings and many of its subsidiaries. In addition, borrowings under the new senior secured credit facilities will be secured by all the capital stock of any newly formed subsidiary of ours, subject to specified exceptions.

As a result of the refinancing, we have $350 million of senior secured debt outstanding, excluding unused commitments. In addition, we may incur other senior debt, which may be substantial in amount, and which may, in some circumstances, be secured.

Because the notes and the note guarantee are unsecured obligations, your right of repayment may be adversely affected if any of the following situations were to occur:

•	a dissolution, bankruptcy, liquidation, reorganization or other winding-up involving Seagate Technology HDD Holdings or Seagate Technology Holdings or any of their subsidiaries;

•	a default in payment under the new senior secured credit facilities or other secured debt; or

•	an acceleration of any debt under the new senior secured credit facilities or other secured debt.

If any of these events were to occur, the secured lenders could foreclose on the assets to your exclusion, even if an event of default exists under the indenture governing the notes. As a result, the secured lenders may control or limit our ability to pay amounts due on the notes or the note guarantee, and we could have insufficient funds after repaying our secured indebtedness to pay amounts due on the notes or the note guarantee.

Structural Subordination—Seagate Technology HDD Holdings and Seagate Technology Holdings will depend on the receipt of dividends or other intercompany transfers from their subsidiaries to meet their obligations under the notes and the note guarantee. Claims of creditors of these subsidiaries may have priority over your claims with respect to the assets and earnings of these subsidiaries.

Seagate Technology HDD Holdings and Seagate Technology Holdings conduct a substantial portion of their operations through their subsidiaries. They will therefore be dependent upon dividends or other intercompany transfers of funds from their subsidiaries in order to meet their obligations under the notes and the note guarantee and to meet their other obligations. Generally, creditors of these subsidiaries will have claims to the assets and earnings of these subsidiaries that are superior to the claims of Seagate Technology HDD Holdings’ and Seagate Technology Holdings’ creditors, except to the extent the claims of those creditors are guaranteed by these subsidiaries. None of these subsidiaries is guaranteeing the notes.

In the event of the dissolution, bankruptcy, liquidation, other winding-up or reorganization of Seagate Technology HDD Holdings or Seagate Technology Holdings, the holders of the notes may not receive any amounts with respect to the notes or the note guarantee until after the payment in full of the claims of creditors of the subsidiaries of Seagate Technology HDD Holdings and Seagate Technology Holdings, as the case may be. The notes are unsecured obligations that are effectively subordinated to all of the secured indebtedness of Seagate Technology HDD Holdings, including the indebtedness under our new senior secured credit facilities, and the note guarantee of Seagate Technology Holdings is an unsecured obligation that is effectively subordinated to all of the secured indebtedness of Seagate Technology Holdings.

Although the indenture governing the notes limits the ability of the subsidiaries of Seagate Technology HDD Holdings to enter into consensual restrictions on their ability to pay dividends and make other payments to Seagate Technology HDD Holdings, these limitations have a number of significant qualifications and exceptions. For more information, see “Description of the Notes—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries.”

Restrictive Covenants in our Debt Instruments—Restrictions imposed by the indenture that governs the notes and the credit agreement that governs the new senior secured credit facilities will limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

The indenture governing the notes and the credit agreement governing the new senior secured credit facilities impose, and the terms of any future debt may impose, operating and other restrictions on Seagate Technology HDD Holdings and its subsidiaries. These restrictions limit the ability of Seagate Technology HDD Holdings to incur additional indebtedness if the aggregate consolidated EBITDA of Seagate Technology HDD Holdings and its restricted subsidiaries to the total interest expense of those entities is less than or equal to 3.0 to

1.0 during any four-quarter period. These restrictions also affect, and in many respects limit or prohibit, among other things, the ability of Seagate Technology HDD Holdings and its subsidiaries to:

•	pay dividends or make distributions in respect of shares;

•	redeem or repurchase shares;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell shares of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create liens;

•	enter into sale/leaseback transactions;

•	effect a consolidation or merger; and

•	make certain amendments to deferred compensation plans.

These covenants are subject to a number of important qualifications and exceptions, including exceptions that permit us to make significant distributions of cash. In addition, the obligation to comply with many of these covenants will not apply if the notes achieve investment grade status.

Our new senior secured credit facilities include other, different covenants and limit Seagate Technology HDD Holdings’ ability to prepay debt, including the notes, while debt under our new senior secured credit facilities is outstanding. The credit agreement governing the new senior secured credit facilities also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indenture governing the notes and the credit agreement governing the new senior secured credit facilities could:

•	limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans; and

•
adversely affect our ability to finance our operations, product development efforts, strategic acquisitions, investments, alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the credit agreement that governs the new senior secured credit facilities. If a default occurs, the lenders under the new senior secured credit facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the notes. The lenders under the new senior secured credit facilities will also have the right in these circumstances to terminate any commitments they have to provide further borrowings and may take other action that would restrict our ability to access cash for purposes of paying interest due on the notes. If Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, Inc. are unable to repay outstanding borrowings when due, the lenders under the new senior secured credit facilities will also have the right to call on the guarantees and, ultimately, to proceed against the collateral granted to them to secure the debt. If the debt under the new senior secured credit facilities and the notes were to be accelerated, we cannot assure you that Seagate Technology HDD Holdings’ assets would be sufficient to repay in full that debt and its other debt, including the notes, or that Seagate Technology Holdings’ assets would be sufficient to satisfy its obligations under the note guarantee.

Change of Control Provisions—The change of control provisions in the indenture that governs the notes will not necessarily protect you in the event of a highly leveraged transaction.

The change of control provisions contained in the indenture that governs the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving Seagate Technology Holdings or Seagate Technology HDD Holdings. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under “Description of the Notes—Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require Seagate Technology HDD Holdings to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

No Prior Market for the Exchange Notes—There is no prior market for the exchange notes. If one develops, it may not be liquid.

We do not intend to list the exchange notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in their prices independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the exchange notes will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the exchange notes may occur independent of our operating and financial performance. We cannot assure you that any liquid market for the exchange notes will develop.

Covenant Flexibility—The covenants under the credit agreement that governs our senior secured credit facilities and the indenture that governs the notes allow us significant flexibility in terms of distributing cash and we expect to distribute significant amounts of cash in the future.

The covenants under the indenture that governs the notes and the credit agreement that governs our new senior secured credit facilities allow us significant flexibility to distribute cash. On May 20, 2002, Seagate Technology Holdings made a distribution to its shareholders, including New SAC, to enable New SAC to make a distribution to its preferred shareholders. At about the same time, distributions were made to participants in Seagate Technology HDD Holdings’ and Seagate Technology SAN Holdings’ deferred compensation plans. The aggregate amount of these shareholder and deferred compensation plan distributions was approximately $199 million. Subject to the restrictive covenants contained in the indenture that governs the notes, the credit agreement that governs our new senior secured credit facilities and any other agreements under which we may incur indebtedness, we will continue to have the ability to, and we believe that we are likely to, distribute significant amounts of cash to New SAC to enable New SAC to make distributions to its preferred shareholders in the future. This will trigger an obligation to make proportional distributions to participants in Seagate Technology HDD Holdings’ and Seagate Technology SAN Holdings’ deferred compensation plans. See “Management—Employment and Other Agreements—Rollover Agreements and Deferred Compensation Plans” and “Description of the Notes—Certain Covenants—Limitation on Restricted Payments.”

Special Factors—The subsidiaries of Seagate Technology Holdings that operate its storage area network business are not subject to the restrictive covenants or other provisions in the indenture that governs the notes and are not guarantors under the credit agreement that governs our new senior secured credit facilities.

The subsidiaries of Seagate Technology Holdings that operate its storage area network, or SAN, business, including Seagate Technology SAN Holdings and XIOtech Corporation, are not subject to the restrictive covenants or other provisions in the indenture that governs the notes and are not guarantors under the credit agreement that governs our new senior secured credit facilities. While we do not believe that the exclusion of these entities will adversely affect your ability to recover amounts due on the notes or the ability of our secured creditors to recover amounts payable under our new senior secured credit facilities, the quality of the credit represented by our new senior secured credit facilities and the notes is unlikely to be improved if the SAN business experiences a significant upturn. Accordingly, you should not view any earnings or assets related to the subsidiaries that operate Seagate Technology Holdings’ SAN business as being available to meet our obligations under the notes. For fiscal year 2002, the SAN business had revenue of $74 million, gross profit of $36 million and a net loss of $51 million. As of June 28, 2002, it had total assets of $43 million.

Risks Related to Our Business

Competition—Our industry is highly competitive and our products have experienced significant price erosion.

Even during periods when demand is stable, the rigid disc drive industry is intensely competitive and vendors typically experience substantial price erosion over the life of a product. Our competitors have historically offered new or existing products at lower prices as part of a strategy to gain or retain market share and customers and we expect these practices to continue. We also expect that price erosion in the rigid disc drive industry will continue for the foreseeable future. Because maintaining or improving market share is fundamental to succeeding in our industry, we may need to reduce our prices to retain our market share, which could adversely affect our results of operations. Moreover, a significant portion of our recent success is a result of increasing our market share at the expense of our competitors. Our current market share may be negatively affected by our customers’ preference to diversify their sources of supply or if they decide to meet their requirements by manufacturing rigid disc drives themselves, particularly in the enterprise sector. Any significant increase in market share by one of our competitors would likely result in a decline in our market share.

We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies, including other independent rigid disc drive manufacturers and large captive manufacturers such as:

Captive	Independent
Fujitsu Limited	Maxtor Corporation
Hitachi, Ltd./International Business Machines Corporation	Western Digital Corporation
Samsung Electronics Incorporated
Toshiba Corporation

The term “independent” in this context refers to manufacturers that primarily produce rigid disc drives as a stand-alone product, and the term “captive” refers to rigid disc drive manufacturers that produce complete computer or other systems that contain rigid disc drives or other information storage products. Captive manufacturers are formidable competitors because they have the ability to determine pricing for complete systems without regard to the margins on individual components. Because components other than rigid disc drives generally contribute a greater portion of the operating margin on a complete computer system than do rigid disc drives, captive manufacturers do not necessarily need to realize a profit on the rigid disc drives included in a computer system and, as a result, may be willing to sell rigid disc drives to third parties at very low margins. Many captive manufacturers are also formidable competitors because they have more substantial resources and greater access to customers than we do.

Consolidation among captive manufacturers may serve to increase this disparity. For example, IBM recently announced that it has agreed to merge its disc drive business with the disc drive business of Hitachi through the formation of a separate company that will initially be 70% owned by Hitachi. As part of this transaction, each of IBM and Hitachi announced that it has agreed to multi-year supply commitments with the new company. Because IBM is one of our most significant customers and Hitachi is one of our most significant competitors, there is a significant risk that IBM will decrease the number of rigid disc drives purchased from us and increase the number purchased from the new company. Moreover, economies of scale and the combination of the two companies’ technological capabilities, particularly in the enterprise sector of our industry, could make the new company a more formidable competitor than IBM or Hitachi operating alone. We face risks that captive manufacturers will enter into agreements with our customers to supply those customers’ rigid disc drive requirements as part of more expansive agreements.

In addition, in response to customer demand for high-quality, high-volume and low-cost rigid disc drives, manufacturers of rigid disc drives have had to develop large, in some cases global, production facilities with highly developed technological capabilities and internal controls. The development of large production facilities and industry consolidation can contribute to the intensification of competition. We also face indirect competition from present and potential customers who evaluate from time to time whether to manufacture their own rigid disc drives and other information storage products.

Volatility of Quarterly Results—Our quarterly operating results fluctuate significantly from period to period.

In the past, our quarterly revenue and operating results fluctuated significantly from period to period. We expect this fluctuation to continue for a variety of reasons, including:

•	changes in the demand for the computer systems, storage subsystems and consumer electronics that contain our rigid disc drives;

•	changes in purchases from period to period by our primary customers;

•	competitive pressures resulting in lower selling prices, a condition that is exacerbated when competitors exit the industry and liquidate their excess inventory;

•	adverse changes in the level of economic activity in the United States and other major regions in which we do business;

•	our high proportion of fixed costs, including research and development expenses;

•	delays or problems in the introduction of our new products;

•	announcements of new products, services or technological innovations by us or our competitors; and

•	increased costs or adverse changes in availability of supplies.

As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance.

Industry Demand—Slowdown in demand for computer systems and storage subsystems has caused and may continue to cause a decline in demand for our products.

Our rigid disc drives are components in computer systems and storage subsystems. The demand for these products has been volatile. In a weak economy, consumer spending tends to decline and retail demand for PCs tends to decrease, as does enterprise demand for computer systems and storage subsystems. Currently, demand for rigid disc drives in the enterprise sector is being adversely impacted as a result of the slowing economy and because enterprises have shifted their focus from making new equipment purchases to more efficiently using their existing information technology infrastructure through, among other things, adopting new storage architectures. Unexpected slowdowns in demand for computer systems and storage subsystems have generally caused sharp declines in demand for rigid disc drive products. During economic slowdowns such as the one that occurred in 2001, our industry has experienced periods in which the supply of rigid disc drives has exceeded demand.

Additional causes of declines in demand for our products in the past have included announcements or introductions of major operating system or semiconductor improvements. We believe these announcements and introductions have from time to time caused consumers to defer their purchases and made inventory obsolete. Whenever an oversupply of rigid disc drives causes participants in our industry to have higher than anticipated inventory levels, we experience even more intense price competition from other rigid disc drive manufacturers than usual.

Seasonality—Because we experience seasonality in the sales of our products, our results of operations will generally be adversely impacted during the summer months.

Because sales of computer systems, storage subsystems and consumer electronics tend to be seasonal, we expect to continue to experience seasonality in our business as we respond to variations in our customers’ demand for rigid disc drives. In particular, we anticipate that sales of our products will continue to be lower during the summer months than the rest of the year. In the desktop computer and consumer electronics sectors of our business, this seasonality is partially attributable to our customers’ increased sales during the winter holiday season of PCs and consumer electronics. In the enterprise sector of our business, our sales are seasonal because of the capital budgeting and purchasing cycles of our customers. Because our working capital needs peak during periods in which we are increasing production in anticipation of orders that have not yet been received, our operating results will fluctuate seasonally even if the forecasted demand for our products proves accurate. Furthermore, it is difficult for us to evaluate the degree to which this seasonality may adversely affect our business in future periods because our overall growth may have reduced the impact of this seasonality in recent periods.

Short Product Life Cycles—Short product life cycles make it difficult to recover the cost of development and force us to continually qualify new products with our customers.

Over the last several years, the rate of increase of areal density, or the storage capacity per square inch on a disc, has grown at a much more rapid pace than it had previously. Higher areal densities mean that fewer read/write heads and rigid discs are required to achieve a given rigid disc drive storage capacity. In addition, advances in computer hardware and software have led to the demand for successive generations of storage products with increased storage capacity and/or improved performance and reliability. Product life cycles have shortened because of recent rapid increases in areal density. The consequence is more frequent introductions of new generations of rigid disc drives that are more efficient and cost effective than those of previous generations. Shorter product cycles make it more difficult to recover the cost of product development because those costs must be recovered over increasingly shorter periods of time during the life cycles of products. While we believe that the current rate of increases in areal density is lower than the rate of the last several years, we expect that areal density will continue to increase and cannot assure you that we will be able to recover the cost of product development in the future.

Short product life cycles also require us to engage regularly in new product qualifications with our customers and we expect to engage in several competitive product qualifications during the balance of this calendar year and on an ongoing basis in future years. We believe that one consequence of shorter product life cycles is that original equipment manufacturers, or OEMs, will be less likely to qualify multiple sources of supply, thereby increasing our need to develop new products quickly to ensure that we are the primary source of supply for our customers. This means that in order for our products to be considered by our customers for qualification, we must be among the leaders in time-to-market with those new products. Once a product is accepted for qualification testing, any failure or delay in the qualification process can result in our losing sales to that customer until new products are introduced. The effect of missing a product qualification opportunity is magnified by the limited number of high-volume OEMs. These risks are further magnified because we expect cost improvements and competitive pressures to result in declining sales and declining gross margins on our current generation products. We cannot assure you that we will be among the leaders in time-to-market with new products, or that we will be able to successfully qualify new products with our customers in the future.

New Product Offerings—Market acceptance of new product introductions cannot be accurately predicted, and our results of operations will suffer if there is less demand for our new products than is anticipated.

We are continually developing new products in the hope that we will be able to introduce technologically advanced rigid disc drives into the marketplace ahead of our competitors. The success of our new product introductions is dependent on a number of factors, including market acceptance, our ability to manage the risks associated with product transitions, the effective management of inventory levels in line with anticipated product demand, and the risk that our new products will have quality problems or other defects in the early stages of introduction that were not anticipated in the design of those products. Accordingly, we cannot accurately determine the ultimate effect that our new products will have on our sales or results of operations.

Smaller Form Factor Rigid Disc Drives—If we do not successfully develop and market smaller form factor rigid disc drives, our business may suffer.

Increases in sales of notebook computers and in areal density may result in a shift to smaller form factor rigid disc drives for an expanding number of applications, including PCs, enterprise storage applications and consumer electronics. These applications have typically used rigid disc drives with a 3 1/2 inch form factor, which we currently manufacture. We do not currently manufacture rigid disc drives for the mobile market, which typically use form factors of 2 1/2 inches or smaller. If we do not suitably adapt our technology and product offerings to successfully develop and introduce smaller form factor rigid disc drives, customers may decrease the amounts of our products that they purchase. We cannot assure you that we will be able to manufacture smaller form factor rigid disc drives than we now produce.

Importance of Time-to-Market—Our operating results depend on our being among the first-to-market and achieving sufficient production volume with our new products.

To achieve consistent success with our OEM customers, we must be an early provider of new types of rigid disc drives featuring leading, high-quality technology. Our operating results in the past two years and in the future will substantially depend upon our ability to be among the first-to-market with new product offerings in the desktop and enterprise markets. Our market share will be adversely affected, which would harm our operating results, if we fail to:

•	consistently maintain or improve our time-to-market performance with our new products;

•	produce these products in sufficient volume;

•	qualify these products with key customers on a timely basis by meeting our customers’ performance and quality specifications; or

•	achieve acceptable manufacturing yields and costs with these products.

In addition, if delivery of our products is delayed, our OEM customers may use our competitors’ products to meet their production requirements. If the delay of our products causes delivery of those OEMs’ computer systems into which our products are integrated to be delayed, consumers and businesses may purchase comparable products from the OEMs’ competitors.

Moreover, we face the related risk that consumers and businesses may wait to make their purchases if they want to buy a new product that has been shipped or announced, but not yet released. If this were to occur, we may be unable to sell our existing inventory of products that may have become less efficient and cost effective compared to new products. As a result, even if we are among the first-to-market with a given product, subsequent introductions or announcements by our competitors of new products could cause us to lose revenue and not achieve a positive return on our investment in existing products and inventory.

Importance of Reducing Operating Costs—If we do not reduce our operating expenses, we will not be able to compete effectively in our industry.

Our strategy involves, to a substantial degree, increasing revenue while at the same time reducing operating expenses. In furtherance of this strategy, we have engaged in ongoing, company-wide manufacturing efficiency activities intended to increase productivity and reduce costs. These activities have included closures and transfers of facilities, significant personnel reductions and efforts to increase automation. We cannot assure you that our efforts will result in the increased profitability, cost savings or other benefits that management expects. Moreover, the reduction of personnel and closure of facilities may adversely affect our ability to manufacture our products in required volumes to meet customer demand and may result in other disruptions that affect our products and customer service. In addition, the transfer of manufacturing capacity of a product to a different facility frequently requires qualification of the new facility by some of our OEM customers. We cannot assure you that these activities and transfers will be implemented on a cost-effective basis without delays or disruption in our production and without adversely affecting our customer relationships and results of operations.

New Product Development and Technological Change—If we do not develop products in time to keep pace with technological changes, our operating results will be adversely affected.

Our customers have demanded new generations of rigid disc drive products as advances in computer hardware and software have created the need for improved storage products with features such as increased storage capacity, improved performance and reliability of smaller form factors. We and our competitors have developed improved products, and we will need to continue to do so in the future. As a result of these advances, the life cycles of our products have been shortened, and we have been required to constantly develop and introduce new cost-effective products within time-to-market windows that become progressively shorter. Excluding product development allocated compensation expense related to the November 2000 transactions, we would have had combined product development expenses of $681 million for fiscal year 2001. For the fiscal year ended June 28, 2002, we had product development expenses of $698 million. We cannot assure you that we will be able to successfully complete the design or introduction of new products in a timely manner, that we will be able to manufacture new products in sufficient volumes with acceptable manufacturing yields, that we will be able to successfully market these new products or that these products will perform to specifications on a long-term basis.

When we develop new products with higher capacity and more advanced technology, our operating results may decline because the increased difficulty and complexity associated with producing these products increases the likelihood of reliability, quality or operability problems. If our products suffer increases in failures, are of low quality or are not reliable, customers may reduce their purchases of our products and our manufacturing rework and scrap costs and service and warranty costs may increase. In addition, a decline in the reliability of our products may make us less competitive as compared with other rigid disc drive manufacturers.

Impact of Technological Change—Increases in the areal density of disc drives may outpace customers’ demand for storage capacity.

The rate of increase in areal density, or storage capacity per square inch on a disc may be greater than the increase in our customers’ demand for aggregate storage capacity. This could lead to our customers’ storage capacity needs being satisfied with fewer rigid disc drives, thereby decreasing our sales. As a result, even with increasing aggregate demand for storage capacity, our unit volumes could decline which could adversely affect our results of operations.

Changes in Information Storage Products—Future changes in the nature of information storage products may reduce demand for traditional rigid disc drive products.

We expect that in the future new personal computing devices and products will be developed, some of which, such as Internet appliances, may not contain a rigid disc drive. While we are investing development resources in designing information storage products for new applications, it is too early to assess the impact of these new applications on future demand for rigid disc drive products. We cannot assure you that we will be successful in developing other information storage products. In addition, there are currently no widely accepted standards in various technical areas that may be important to the future of our business, including the developing sector of intelligent storage solutions. Products using alternative technologies, such as semiconductor memory, optical storage and other storage technologies could become a significant source of competition to particular applications of our products. For example, semiconductor memory is much faster than rigid disc drives, but currently is volatile in that it is subject to loss of data in the event of power failure and is much more costly than rigid disc drive technologies. Flash EEPROM, a nonvolatile semiconductor memory, is currently much more costly than rigid disc drive technologies and, while it has higher read performance than rigid disc drives, it has lower write performance. Flash EEPROM could become competitive in the near future for applications requiring less storage capacity than is required in traditional markets for our products.

High Fixed Costs—Our vertical integration strategy entails a high level of fixed costs.

Our vertical integration strategy entails a high level of fixed costs and requires a high volume of production and sales to be successful. During periods of decreased production, these high fixed costs have had, and could in the future have, a material adverse effect on our operating results and financial condition. For example, in 1998 our predecessor experienced a significant decrease in the demand for its products, and because our predecessor was unable to adequately reduce its costs to offset this decrease in revenue, its gross and operating margins suffered. In addition, a strategy of vertical integration has in the past and could in the future delay our ability to introduce products containing market-leading technology, because we may not have developed the technology and source of components for our products and do not have access to external sources of supply without incurring substantial costs.

Research and development expenses represent a significant portion of our fixed costs. As part of our vertical integration strategy, we explore a broad range of ways to improve rigid disc drives as well as possible alternatives to rigid disc drives for storing and retrieving electronic data. If we fail to develop new technologies in a timely manner, and our competitors succeed in doing so, our ability to sell our products could be significantly diminished. Conversely, if we over-invest in technologies that can never be profitably manufactured and marketed, our results of operations could suffer. By way of example, we have incurred expenses in exploring new technologies for storing electronic data, including perpendicular recording technology, which involves a different orientation for the magnetic field than is currently used in rigid disc drives, and heat assisted magnetic recording technology, which uses heat generated by a laser to improve storage capacity. We believe these new technologies could significantly improve the storage capacity of rigid disc drives over the long-term. To date, we have not yet developed a commercial product based on these technologies. If we have invested too much in these or other technologies, our results of operations could be adversely affected. In addition, as we replace our existing assets with new, higher cost assets we expect that our depreciation expense will increase, which will contribute to our high level of fixed costs and reduce our earnings.

Dependence on Supply of Equipment and Components—If we experience shortages or delays in the receipt of critical equipment or components necessary to manufacture our products, we may suffer lower operating margins, production delays and other material adverse effects.

The cost, quality and availability of some equipment and components used to manufacture rigid disc drives and other information storage products are critical to the successful manufacture of these products. The equipment we use to manufacture our products is frequently custom made and comes from a few suppliers. Particularly important components include read/write heads, recording media, application specific integrated circuits, or ASICs, spindle motors and printed circuit boards. We rely on sole suppliers and a limited number of suppliers for some of these components, including the read/write heads and recording media that we do not manufacture, ASICs, spindle motors and printed circuit boards. In the past, we have experienced increased costs and production delays when we were unable to obtain the necessary equipment or sufficient quantities of some components and have been forced to pay higher prices for some components that were in short supply in the industry in general. For example, during the months preceding the November 2000 transactions, Seagate Delaware’s ability to satisfy customer demand was constrained by a limited supply of electrical components from external suppliers. Due to the recent downturn in the economy in general and in the technology sector of the economy in particular, the rigid disc drive industry has experienced economic pressure, which has resulted in consolidation among component manufacturers and may result in some component manufacturers exiting the industry or not making sufficient investments in research to develop new components. These events could affect our ability to obtain critical components for our products, which in turn could have a material adverse effect on our financial condition, results of operations and prospects.

If there is a shortage of, or delay in supplying us with, critical components, then:

•	it is likely that our suppliers would raise their prices and, if we could not pass these price increases to our customers, our operating margin would decline;

•
we might have to reengineer some products, which would likely cause production and shipment delays, make the reengineered products more costly and provide us with a lower rate of return on these products;

•
we would likely have to allocate the components we receive to certain of our products and ship less of others, which could reduce our revenues and could cause us to lose sales to customers who could purchase more of their required products from manufacturers that either did not experience these shortages or delays or that made different allocations; and

•	we might be late in shipping products, causing potential customers to make purchases from our competitors and, thus, causing our revenue and operating margin to decline.

We cannot assure you that we will be able to obtain critical components in a timely and economic manner, or at all.

Dependence on Key Customers—We may be adversely affected by the loss of, or reduced, delayed or canceled purchases by, one or more of our larger customers.

For fiscal year 2002, our top 10 customers accounted for approximately 63% of our rigid disc drive revenue. Compaq Computer Corporation, together with Hewlett-Packard, accounted for approximately 20% of our rigid disc drive revenue in fiscal year 2002. If any of our key customers were to significantly reduce their purchases from us, our results of operations would be adversely affected. While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its relationship with us could be difficult to replace. In line with industry practice, new customers usually require that we pass a lengthy and rigorous qualification process at the customer’s cost. Accordingly, it may be difficult for us to attract new major customers.

Mergers, acquisitions, consolidations or other significant transactions involving our customers generally entail risks to our business. For example, Hewlett-Packard and Compaq, both of which have been key customers, recently merged. We cannot assure you that the combined entity will purchase as many rigid disc drives from us as Hewlett-Packard and Compaq purchased in the aggregate when they were separate companies. Moreover, if the businesses of the combined entity is adversely impacted either due to difficulties in integrating Compaq and Hewlett-Packard into a single entity or otherwise, sales of our products could decline. In addition, IBM, which is one of our key customers, recently announced that it has agreed to merge its disc drive business with the disc drive business of Hitachi through the formation of a new company with which IBM has entered into a multi-year supply agreement. As a result, IBM may decrease its purchases from us in favor of this new company.

Typically, our OEM purchase agreements permit OEMs to cancel orders and reschedule delivery dates without significant penalties. In the past, orders from many of our OEMs were canceled and delivery schedules were delayed as a result of changes in the requirements of the OEMs’ customers. These order cancellations and delays in delivery schedules have had a material adverse effect on our results of operations in the past and may do so again in the future. Our OEMs and distributors typically furnish us with non-binding indications of their near term requirements, with product deliveries based on weekly confirmations. If actual orders from distributors and OEMs decrease from their non-binding forecasts, these variances could have a material adverse effect on our business, results of operations, financial condition and prospects.

Economic Risks Associated with International Operations—Our international operations subject us to risks related to currency exchange fluctuations, longer payment cycles for sales in foreign countries, seasonality and disruptions in foreign markets, tariffs and duties, price controls, potential adverse tax consequences, increased costs and our customers’ credit and access to capital risks.

We have significant operations in foreign countries, including manufacturing facilities, sales personnel and customer support operations. For fiscal year 2002, approximately 31% of our rigid disc drive revenue was from sales to customers located in Europe and approximately 30% was from sales to customers located in the Far East. We have manufacturing facilities in China, Malaysia, Mexico, Northern Ireland, Singapore and Thailand, in addition to those in the United States. A substantial portion of our desktop rigid disc drive assembly occurs in our facility in China.

Our international operations are subject to economic risks inherent in doing business in foreign countries, including the following:

•
Disruptions in Foreign Markets.    Disruptions in financial markets and the deterioration of the underlying economic conditions in the past in some countries, including those in Asia, have had an impact on our sales to customers located in, or whose end-user customers are located in, these countries.

•
Fluctuations in Currency Exchange Rates.    Prices for our products are denominated predominately in U.S. dollars, even when sold to customers that are located outside the United States. Currency instability in Asian and other geographic markets may make our products more expensive than products sold by other manufactures that are priced in the local currency. Moreover, many of the costs associated with our operations located outside the United States are denominated in local currencies. As a consequence, the increased strength of local currencies against the U.S. dollar in countries where we have foreign operations would result in higher effective operating costs and, potentially, reduced earnings. Currently, we do not hedge our foreign exchange risk. We cannot assure you that fluctuations in foreign exchange rates will not have a negative effect on our operations and profitability.

•
Longer Payment Cycles.    Our customers outside of the United States are often allowed longer time periods for payment than our U.S. customers. This increases the risk of nonpayment due to the possibility that the financial condition of particular customers may worsen during the course of the payment period.

•	Seasonality. Seasonal reductions in the business activities of our customers during the summer months, particularly in Europe, typically result in lower earnings during those periods.

•
Tariffs, Duties, Limitations on Trade and Price Controls.    Our international operations are affected by limitations on imports, currency exchange control regulations, transfer pricing regulations, price controls and other restraints on trade. In addition, the governments of many countries, including China, Malaysia, Singapore and Thailand, in which we have significant operating assets, have exercised and continue to exercise significant influence over many aspects of their domestic economies and international trade.

•	Potential Adverse Tax Consequences. Our international operations create a risk of potential adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries.

•
Increased Costs.    The shipping and transportation costs associated with our international operations are typically higher than those associated with our U.S. operations, resulting in decreased operating margins in some foreign countries.

•
Credit and Access to Capital Risks.  Our international customers could have reduced access to working capital due to higher interest rates, reduced bank lending resulting from contractions in the money supply or the deterioration in the customer’s or its bank’s financial condition, or the inability to access other financing.

Political Risks Associated with International Operations—Our international operations subject us to risks related to political unrest and terrorism.

We have manufacturing facilities in parts of the world that periodically experience political unrest. This could disrupt our ability to manufacture important components as well as cause interruptions and/or delays in our ability to ship components to other locations for continued manufacture and assembly. Any such delays or interruptions could result in delays in our ability to fill orders and have an adverse effect on our results of operation and financial condition. U.S. and international responses to the terrorist attacks on September 11, 2001 could exacerbate these risks.

Legal and Operational Risks Associated with International Operations—Our international operations subject us to risks related to staffing and management, legal and regulatory requirements and the protection of intellectual property.

Operating outside of the United States creates difficulties associated with staffing and managing our international manufacturing facilities, complying with local legal and regulatory requirements and protecting our intellectual property. We cannot assure you that we will continue to be found to be operating in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. We also cannot assure you that these laws will not be modified.

Difficulty in Predicting Quarterly Demand—If we fail to predict demand accurately for our products in any quarter, we may not be able to recapture the cost of capital investments.

The rigid disc drive industry operates on quarterly purchasing cycles, with much of the order flow in any given quarter coming at the end of that quarter. Our manufacturing process requires us to make significant product-specific capital investments in each quarter for that quarter’s production. Because we typically receive the bulk of our orders late in a quarter after we have made our capital investments and because of short product life cycles, there is a risk that our orders will not be sufficient to allow us to recapture the costs of our investment before the products resulting from that investment have become obsolete. We cannot assure you that we will be able to accurately predict demand in the future. Other factors that may negatively impact our ability to recapture the cost of capital investments in any given quarter include:

•
our inability to reduce our fixed costs to match sales in any quarter because of our vertical manufacturing strategy, which means that we make more capital investments than we would if we were not vertically integrated;

•	the timing of orders from and shipment of products to key customers, such as Hewlett-Packard and EMC;

•	our product mix, and the related margins of the various products;

•
accelerated reduction in the price of our rigid disc drives due to technological advances and an oversupply of rigid disc drives in the market, a condition that is exacerbated by competitors exiting the industry and liquidating their excess inventory;

•	manufacturing delays or interruptions, particularly at our major manufacturing facilities in China, Malaysia, Singapore and Thailand;

•	variations in the cost of components for our products;

•	limited access to components that we obtain from a single or a limited number of suppliers;

•	the impact of changes in foreign currency exchange rates on the cost of producing our products and the effective price of these products to foreign consumers; and

•	operational issues arising out of the increasingly automated nature of our manufacturing process.

Control by our Sponsor Group—We are indirectly controlled by our sponsor group and their interests may conflict with yours.

Affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC and investment funds affiliated with Goldman, Sachs & Co., indirectly own approximately 33%, 22%, 11%, 7% and 2%, respectively, of Seagate Technology Holdings’ outstanding shares, through their ownership interests in New SAC. The sponsors’ ownership of New SAC is the subject of a shareholders agreement and other arrangements that result in the sponsors acting as a group with respect to all matters submitted to our shareholders. As a result, the members of our sponsor group indirectly have the power to:

•	control all matters submitted to our shareholders;

•	elect our directors; and

•	exercise control over our business, policies and affairs.

The shareholders agreement between our sponsor group and New SAC requires the approval of the members of New SAC’s board of directors designated by our sponsor group before New SAC takes specific actions that could affect us, such as entering into a material business combination, selling a material amount of assets or issuing equity securities. Accordingly, our ability to engage in significant transactions, such as a merger, acquisition or liquidation, will be limited without the consent of members of our sponsor group. Members of our sponsor group also provide us with services in exchange for a management fee. See “Related Party Transactions—Monitoring, Consulting and Financial Service Fees.” The interests of the members of our sponsor group may differ from each other’s interests and from your interests as a holder of the notes.

Because Seagate Technology Holdings is currently a direct subsidiary of New SAC and Seagate Technology HDD Holdings is currently an indirect subsidiary of New SAC, New SAC has the power to control all matters affecting Seagate Technology Holdings and Seagate Technology HDD Holdings, including:

•
the composition of the respective boards of directors of Seagate Technology Holdings and Seagate Technology HDD Holdings and, through them, any determination with respect to our business direction and policies, including the appointment and removal of our officers;

•	the allocation of business opportunities that may be suitable for Seagate Technology Holdings, Seagate Technology HDD Holdings, New SAC or other subsidiaries of New SAC;

•	the allocation and sharing of resources, including management personnel, among Seagate Technology Holdings, Seagate Technology HDD Holdings, New SAC and other subsidiaries of New SAC;

•	any determination with respect to mergers or other business combinations;

•	acquisition or disposition of assets;

•	financing;

•	changes to agreements providing for the provision of services by New SAC to us;

•	the payment of dividends on Seagate Technology Holdings’ or Seagate Technology HDD Holdings’ common shares; and

•	determinations with respect to Seagate Technology Holdings’ or Seagate Technology HDD Holdings’ tax returns.

Also, New SAC is not prohibited from selling a controlling interest in Seagate Technology Holdings to a third party.

Conflicts of Interest of our Directors and Officers—Our directors and executive officers may have conflicts of interest because of their ownership of capital stock of, and their employment with, our parent company and our affiliates.

Many of our directors and executive officers hold ordinary and preferred shares of our parent company, New SAC, and some of them hold options to purchase the capital stock of our affiliate, Crystal Decisions, Inc., a business intelligence software solutions company, and shares of such capital stock as a result of exercising options. Ownership of the capital stock of our parent company and our affiliates by our directors and officers could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and for New SAC or our affiliates.

Risks Associated with Future Acquisitions—We may not be able to identify suitable strategic alliance, acquisition or investment opportunities, or successfully acquire and integrate companies that provide complementary products or technologies.

Our growth strategy involves pursuing strategic alliances with, and making acquisitions of or investments in, other companies that are complementary to our business. There is substantial competition for attractive strategic alliance, acquisition and investment candidates. We may not be able to identify suitable acquisition, investment or strategic partnership candidates. Even if we were able to identify them, we cannot assure you that we will be able to partner with, acquire or invest in suitable candidates, or integrate acquired technologies or operations successfully into our existing technologies and operations. Our ability to finance potential acquisitions will be limited by our high degree of leverage, the covenants contained in the indenture that governs the notes, the credit agreement that governs our new senior secured credit facilities and any agreements governing any other debt we may incur.

If we are successful in acquiring other companies, these acquisitions may have an adverse effect on our operating results, particularly while the operations of the acquired business are being integrated. It is also likely that integration of acquired companies would lead to the loss of key employees from those companies or the loss of customers of those companies. In addition, the integration of any acquired companies would require substantial attention from our senior management, which may limit the amount of time available to be devoted to our day-to-day operations or to the execution of our strategy. In addition, the expansion of our business involves the risk that we might not manage our growth effectively, that we would incur additional debt to finance these acquisitions or investments and that we would incur substantial charges relating to the write-off of in-process research and development, similar to that which we incurred in connection with several of our prior acquisitions. Each of these items could have a material adverse effect on our financial position and results of operations.

Potential Loss of Licensed Technology—The closing of the November 2000 transactions may have triggered change of control or anti-assignment provisions in some of our license agreements, which could result in a loss of our right to use licensed technology.

We have a number of cross-licenses with third parties that enable us to manufacture our products free from any infringement claims that might otherwise be made by these third parties against us. A number of these licenses contain change of control or anti-assignment provisions. We have taken steps to transfer these licenses in connection with the closing of the November 2000 transactions. Papst Licensing GmbH is currently taking the position that their license agreements did not transfer to our new business entities. We have entered into new license agreements with IBM and Hitachi, who had initially made claims similar to those currently being made by Papst.

To the extent that these licenses are deemed not to have been properly assigned to us in the November 2000 transactions, our inability to either obtain new licenses or transfer existing licenses could result in delays in product development or prevent us from selling our products until equivalent substitute technology can be identified, licensed and/or integrated or until we are able to substantially engineer our products to avoid infringing the rights of third parties. We might not be able to renegotiate agreements, be able to obtain necessary licenses in a timely manner, on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, the loss of any of these licenses would increase the risk of infringement claims being made against us, which claims could have a material adverse effect on our business.

Risk of Intellectual Property Litigation—Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the United States and some foreign countries have not been publicly disclosed until the patent is issued, and we may not be aware of currently filed patent applications that relate to our products or technology. If patents later issue on these applications, we may be liable for infringement. We may be subject to legal proceedings and claims, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. We are currently subject to, among others, a suit by Papst and a suit by Convolve, Inc. and the Massachusetts Institute of Technology. For more detailed descriptions of these suits, see “Business—Legal Proceedings.”

Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management’s attention from operating our business. Moreover, software patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. If we were to discover that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

Dependence on Intellectual Property—If our intellectual property and other proprietary information were copied or independently developed by competitors, our operating results would be negatively affected.

Our success depends to a significant degree upon our ability to protect and preserve the proprietary aspects of our technology. However, we may be unable to prevent third parties from using our technology without our authorization or independently developing technology that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

Although we have numerous U.S. and foreign patents and numerous pending patents that relate to our technology, we cannot assure you that any patents, issued or pending, will provide us with any competitive advantage or will not be challenged by third parties. Moreover, our competitors may already have applied for patents that, once issued, will prevail over our patent rights or otherwise limit our ability to sell our products in the United States or abroad. Our competitors also may attempt to design around our patents or copy or otherwise obtain and use our proprietary technology. With respect to our pending patent applications, we may not be successful in securing patents for these claims. Our failure to secure these patents may limit our ability to protect the intellectual property rights that these applications were intended to cover.

We have entered into confidentiality agreements with our employees and non-disclosure agreements with customers, suppliers and potential strategic partners, among others. If any party to these agreements were to violate their agreement with us and disclose our proprietary technology to a third party, we may be unable to prevent the third party from using this information. Because a significant portion of our proprietary technology consists of specialized knowledge and technical expertise developed by our employees, we have a program in place designed to ensure that our employees communicate any developments or discoveries they make to other employees. However, employees may choose to leave our company before transferring their knowledge and expertise to our other employees. Violations by others of our confidentiality or non-disclosure agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position and cause our sales and operating results to decline. Our trade secrets may otherwise become known or independently developed by others, and trade secret laws provide no remedy against independent development or discovery.

We have registered and applied for some service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. We cannot guarantee the approval of any of our pending applications by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to use our trademarks and impede our marketing efforts in those jurisdictions.

Environmental Matters—We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws.

Our operations inside and outside the United States are subject to laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. In addition to the U.S. federal, state and local laws to which our domestic operations are subject, our extensive international manufacturing operations subject us to environmental regulations imposed by foreign governments. Although our policy is to apply strict standards for environmental protection at our sites inside and outside the United States, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims if we were to violate or become liable under environmental laws or become non-compliant with environmental permits required at our facilities. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations. In addition, we have been named as a potentially responsible party at several superfund sites. While we are not currently aware of any contaminated or superfund sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of these costs are difficult to predict. Liability under some environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. In other words, one liable party could be held liable for all costs at a site. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

Dependence on Key Personnel—The loss of some key executive officers and employees could negatively impact our business prospects.

Our future performance depends to a significant degree upon the continued service of key members of management as well as marketing, sales and product development personnel. The loss of one or more of our key personnel would have a material adverse effect on our business, operating results and financial condition. We believe our future success will also depend in large part upon our ability to attract, retain and further incentivize highly skilled management, marketing, sales and product development personnel. A significant portion of the incentive compensation for our senior management vests in calendar year 2003 and substantially all of this compensation will have vested by November 2004, and we may not be able to provide them with adequate additional incentives to remain employed by us after this time. We have experienced intense competition for personnel, and we cannot assure you that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining them in the future.

System Failures—System failures caused by events beyond our control could adversely affect computer equipment and electronic data on which our operations depend.

Our operations are dependent on our ability to protect our computer equipment and the information stored in our databases from damage by, among other things, earthquake, fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. As our operations become more automated and increasingly interdependent, our exposure to the risks posed by these types of events will increase. A significant part of our operations is based in an area of California that has experienced earthquakes and is considered seismically active. We do not have a contingency plan for addressing the kinds of events referred to in this paragraph that would be sufficient to prevent system failures and other interruptions in our operations that could have a material adverse effect on our business, results of operations and financial condition.

Potential Tax Legislation—Negative publicity about companies located in certain offshore jurisdictions may lead to new legislation that could increase our tax burden.

Several members of the United States Congress have introduced legislation relating to the tax treatment of U.S. companies that have undertaken certain types of expatriation transactions. While we do not believe that this legislation, as currently proposed, would adversely affect us, the exact scope of the legislation and whether it will ultimately be enacted is unclear at this time. Therefore, it is possible that legislation in this area, if enacted, could materially increase our future tax burden or otherwise affect our business.

Risks Associated with Our Storage Area Networks, or SAN, Business—If we fail to address the risks faced by our SAN business, its financial condition and results of operations could be harmed, which could adversely impact us.

Our SAN business faces additional risks that are separate and apart from the risks facing our rigid disc drive business. These risks include:

•
our SAN business requires an independent sales and marketing strategy, the development of which will be costly, time consuming and potentially complicated by the fact that the direct competitors of our SAN business are among our most important rigid disc drive customers;

•
the market for SAN solutions is dominated by several principal competitors, who have historically had significant advantages, including larger market shares, extensive name recognition and marketing power, and greater financial, technical and manufacturing resources;

•	to be competitive and to pursue its growth strategy, our SAN business must emphasize product design and development, which will be costly; and

•	protection of the intellectual property of our SAN business is limited, and the enforceability, scope and validity of our proprietary rights is not certain.

If we are unable to effectively address these risks, the financial condition and results of operations of our SAN business could be harmed, which could adversely impact us.

Enforcement of Civil Liabilities—As a holder of notes, you may have difficulty obtaining or enforcing a judgment against us because we are incorporated under the laws of the Cayman Islands.

Because we are a Cayman Islands company, there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands against us predicated upon the securities laws of the United States or any state thereof. See “Special Notes About Forward-Looking Statements and Enforcement of Civil Liabilities.”

SPECIAL NOTES ABOUT FORWARD-LOOKING STATEMENTS
AND ENFORCEMENT OF CIVIL LIABILITIES

Forward-Looking Statements

Some of the statements and assumptions in “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus are forward-looking statements. In some cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “plan,” “intend,” “may,” “should,” “will” and “would” or other similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. There may, however, be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned “Risk Factors,” as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

We cannot assure you that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by the U.S. federal securities laws, we are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

Enforcement of Civil Liabilities

Seagate Technology Holdings and Seagate Technology HDD Holdings are incorporated under the laws of the Cayman Islands. Some of the directors and officers and a substantial portion of the assets of these companies are located outside the United States. Although we are organized outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Each of Seagate Technology Holdings and Seagate Technology HDD Holdings has designated CT Corporation as its agent for service of process in any action brought against it under the U.S. federal securities and other laws, with respect to the notes, the indenture that governs the notes and Seagate Technology Holdings’ guarantee of the notes. Nevertheless, it may be difficult for you to enforce civil liabilities against our directors and officers in courts outside the United States judgments of courts of the United States predicated upon civil liability provisions under the U.S. federal securities or other laws.

We have been advised by our Cayman Islands legal counsel, Walkers, that there is doubt with respect to Cayman Islands law as to (1) whether a judgment of a U.S. court predicated solely upon the civil liability provisions of the U.S. federal securities or other laws would be enforceable in the Cayman Islands against us and (2) whether an action could be brought in the Cayman Islands against us in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws.

USE OF PROCEEDS

Seagate Technology HDD Holdings will not receive any proceeds from the issuance of the exchange notes.

The net proceeds that Seagate Technology HDD Holdings received from the issuance of the outstanding notes was approximately $392 million after deducting the initial purchasers’ discount and fees and expenses related to the offering of the outstanding notes. We used those net proceeds, together with $350 million of borrowings under our new senior secured credit facilities and a portion of our cash on hand, to finance Seagate Technology International’s purchase of, and consent solicitation in relation to, its then-outstanding 12 1/2% senior subordinated notes due 2007, to repay outstanding borrowings under our existing senior secured credit facilities and to pay related fees and expenses. We also used a portion of those funds to make a distribution of approximately $167 million to shareholders of Seagate Technology Holdings, consisting of New SAC and employees who have exercised options under Seagate Technology Holdings’ share option plan, and to make distributions totaling approximately $32 million to participants in Seagate Technology HDD Holdings’ and Seagate Technology SAN Holdings’ deferred compensation plans. New SAC, as holder of 99.4% of the outstanding shares of Seagate Technology Holdings, received $166.1 million, and the employee shareholders of Seagate Technology Holdings, as holders of approximately 0.6% of the outstanding shares, received an aggregate of approximately $900,000, of the $167 million distribution by Seagate Technology Holdings to its shareholders. Subject to restrictions imposed by the agreements governing our present and future indebtedness, we may make significant additional distributions in the future. See “Management—Employment and Other Agreements—Rollover Agreements and Deferred Compensation Plans.”

During fiscal year 2002, we had approximately $673 million of outstanding borrowings under our then existing senior secured credit facilities bearing interest at an effective rate of approximately 4.82%, and Seagate Technology International had approximately $210 million in aggregate principal amount of its senior subordinated notes then outstanding bearing interest at an annual rate of 12 1/2% plus liquidated damages payable through November 22, 2002 as a result of the fact that those senior subordinated notes were not registered under the Securities Act of 1933. The total amount of funds required to purchase all of Seagate Technology International’s outstanding senior subordinated notes, including the redemption premium on the notes and accrued interest, to pay the consent payments pursuant to the solicitation for related consents and to pay related fees and expenses was approximately $276 million. Were it not for the refinancing, our outstanding borrowings under our then existing senior secured credit facilities would have matured on November 22, 2006, and Seagate Technology International’s senior subordinated notes would have matured on November 15, 2007.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

We list in the table below selected historical consolidated and combined financial information relating to Seagate Technology Holdings and its predecessor for the periods indicated. Through November 22, 2000, the business now operated by Seagate Technology Holdings was the rigid disc drive and storage area networks divisions of Seagate Delaware. Those divisions are Seagate Technology Holdings’ predecessor, and Seagate Technology Holdings’ operations are substantially identical to the operations of its predecessor before the November 2000 transactions.

•
Seagate Technology Holdings’ predecessor’s historical financial information below as of the end of and for fiscal year 1998 was derived from the audited combined financial statements and related notes of its predecessor, which are not included in this prospectus.

•
Seagate Technology Holdings’ predecessor’s historical financial information below as of the end of and for fiscal years 1999 and 2000 and for the period from July 1, 2000 through November 22, 2000 was derived from the audited combined financial statements and related notes relating to its predecessor and to Seagate Technology Holdings, respectively, included elsewhere in this prospectus.

•
Seagate Technology Holdings’ historical financial information as of and for the period from November 23, 2000 through June 29, 2001,was derived from its audited consolidated financial statements and related notes included elsewhere in this prospectus.

•
Seagate Technology Holdings’ historical financial information below as of the end of and for fiscal year 2002 was derived from its audited consolidated financial statements and related notes included elsewhere in this prospectus.

You should read the selected historical consolidated financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor				Seagate Technology Holdings
	Fiscal Year Ended(a)			July 1, 2000 to Nov. 22, 2000	Nov. 23, 2000 to June 29, 2001	Fiscal Year Ended June 28, 2002
	July 3, 1998	July 2, 1999	June 30, 2000
	(in millions, except for ratios)
Statement of Operations Data:
Revenue	$6,267	$6,180	$6,073	$2,310	$3,656	$6,087
Cost of revenue	5,523	4,902	4,822	2,035	2,924	4,494
Product development	555	566	664	409	388	698
Marketing and administrative	330	345	464	450	288	498
Amortization of goodwill and other intangibles	21	20	33	20	12	19
In-process research and development(b)	216	2	105	—	52	—
Restructuring(c)	347	59	206	19	66	4
Unusual items(d)	(22)	75	64	—	—	—

Income (loss) from operations(e)	(703)	211	(285)	(623)	(74)	374
Other income (expense):
Interest income	98	102	101	57	31	25
Interest expense	(51)	(48)	(52)	(24)	(54)	(77)
Other non-operating income (expense)(f)	(66)	10	877	(28)	(4)	(83)

Income (loss) before income taxes	(722)	275	641	(618)	(101)	239
Provision for (benefit from) income taxes	(191)	61	275	(206)	9	86

Net income (loss)	$(531)	$214	$366	$(412)	$(110)	$153

Balance Sheet Data (at end of Period):
Cash and cash equivalents	$656	$368	$868		$726	$612
Short-term investments	1,161	1,227	1,140		183	231
Total assets	5,442	5,122	5,818		2,966	3,095
Total debt (including current portion of long-term debt)	705	704	703		900	751
Total shareholder’s equity(k)	2,839	2,362	2,942		653	641

Other Financial Data:
Adjusted EBITDA(m)	$336	$905	$1,343	$338	$305	$877
Depreciation and amortization(g)	620	653	666	261	182	405
Capital expenditures, net	680	623	612	230	260	538
Working capital(h)	2,234	1,770	2,013		650	359
Cash interest expense	52	52	52	26	50	58
Ratio of earnings to fixed charges(i)	(i )	5.3x	11.0x	(i )	(i )	3.9x
Pro forma ratio of earnings to fixed charges(l)						6.3x
Adjusted EBITDA/interest expense	6.6x	18.9x	25.8x	14.1x	5.6x	11.4x
Total debt/Adjusted EBITDA	2.1x	0.8x	0.5x		3.0x	0.9x
Net debt/Adjusted EBITDA(j)	(3.3x )	(1.0x )	(1.0x )		—	(0.1x )
Net cash provided by (used in) operating activities	$446	$1,248	$443	$121	$269	$905
Net cash provided by (used in) investing activities	(820)	(695)	173	829	(1,140)	(610)
Net cash provided by (used in) financing activities	(10)	(838)	(114)	(1,818)	1,599	(411)

(a)
Seagate Technology Holdings and its predecessor reported financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30 of that year. Accordingly, each fiscal year ended on the date indicated above. Fiscal years 1999, 2000, 2001 and 2002 were 52 weeks, and fiscal year 1998 was 53 weeks. All references to years represent fiscal years unless otherwise noted.

(b)
These amounts represent portions of the purchase price of prior acquisitions that were attributed to in-process research and development projects of acquired companies. The allocated amount is written off in the period the November 2000 transactions closed because we could not assure that the technologies under development would achieve technological feasibility. Seagate Technology Holdings’ predecessor recorded the following charges related to the write-off of in-process research and development: (1) in fiscal year 1998, principally consisting of $216 million in connection with the acquisition of Quinta; (2) in fiscal year 1999, of $2 million in connection with the acquisition of a minority interest in Seagate Software Holdings; and (3) in fiscal year 2000, of $105 million in connection with the acquisition of XIOtech; Seagate Technology Holdings recorded an in-process research and development charge of $52 million for the periods from November 23, 2000 to June 29, 2001 and November 23, 2000 to March 30, 2001 in connection with the November 2000 transactions.

(c)
Restructuring charges are the result of board approved restructuring plans we have implemented to align our global workforce and manufacturing capacity with existing and anticipated future market requirements. These charges are described in more detail in the notes to the audited consolidated financial statements of Seagate Technology Holdings and its predecessor included elsewhere in this prospectus and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

(d)
Unusual items include: (1) in fiscal year 1998, a $22 million reversal of expense recognized in fiscal year 1997, but paid in a lesser amount in fiscal year 1998 relating to the settlement of litigation; (2) in fiscal year 1999, a gross charge of $78 million of cash compensation expense related to the acquisition of Quinta by Seagate Technology Holdings’ predecessor, which was offset by $3 million of other one-time charges; and (3) in fiscal year 2000, $64 million of expense related to the settlement of litigation.

(e)
Income (loss) from operations includes: (1) in fiscal year 2000, $43 million of non-cash compensation expense and payroll taxes related to the reorganization of Seagate Software Holdings, Inc., of which $2 million was allocated to cost of sales, $1 million was allocated to product development expense and $40 million was allocated to marketing and administrative expense; and (2) in the period from July 1, 2000 to November 22, 2000, compensation expense totaling $567 million related to the November 2000 transactions, of which $265 million was allocated to cost of sales, $116 million was allocated to product development expense and $185 million was allocated to marketing and administrative expense.

(f)
Other non-operating income (expense) includes: (1) in fiscal year 1998, mark-to-market losses on foreign exchange hedging contracts, offset by gains on the sale of investments in equity securities; (2) in fiscal year 2000, the gains on sales and exchanges of investments in equity securities; and (3) for the period from July 1, 2000 through November 22, 2000, losses recognized on investments in Lernout & Hauspie Speech Products N.V., or LHSP, and Gadzoox Networks, Inc. and losses on the sale of marketable securities, offset by gains on sales of SanDisk Corporation and Veeco Instruments, Inc. stock.

(g)
Depreciation and amortization expense has declined in the post-November 2000 period primarily because of the revaluation and reduction of the recorded book values of property, plant and equipment as compared with historical pre-November 2000 amounts as a result of allocating purchase price for the November 2000 transactions.

(h)	Working capital represents total current assets less total current liabilities.

(i)
Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and debt issuance costs and interest portion of rent expense. For fiscal year 1998, the period from July 1, 2000 through November 22, 2000, and the period from November 23, 2000 through June 29, 2001, earnings were insufficient to cover fixed charges by $654 million, $590 million and $37 million, respectively.

(j)	Net debt is defined as total debt less cash and cash equivalents less short-term investments.

(k)
To the extent permitted by the new credit agreement, we may also make tax distributions to our shareholders. In December 2001, New SAC declared a tax distribution of approximately $33 million payable to its shareholders of record as of December 11, 2001.The related distribution from Seagate Technology Holdings to its shareholders, including New SAC, which owns more than 99% of its shares, amounted to approximately $33 million or approximately $0.08119 per share and was made on March 19, 2002.

(l)	The pro forma ratio of earnings to fixed charges ratio reflects the refinancing in May 2002 as if those transactions had occurred at the beginning of the period presented.

(m)
Adjusted EBITDA represents income (loss) before income taxes, interest income (expense), and depreciation and amortization and excludes the impact of the non-recurring events summarized below. We have included information concerning EBITDA because management believes EBITDA is generally accepted as providing useful information regarding a company’s ability to service and incur debt. EBITDA should not be considered, however, in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company’s profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance and ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted EBITDA, as calculated below, differs from the definition of EBITDA and the related definition of Consolidated Coverage Ratio described under the caption “Description of the Notes—Certain Definitions.” We have calculated Adjusted EBITDA for the periods presented as follows:

	Predecessor				Seagate Technology Holdings
	Fiscal Year Ended			July 1, 2000 to Nov. 22, 2000	Nov. 23, 2000 to June 29, 2001	Fiscal Year Ended June 28, 2002
	July 3, 1998	July 2, 1999	June 30, 2000
	(in millions)
Income (loss) before income taxes(1)	$(722)	$275	$641	$(618)	$(101)	$239
Interest income	(98)	(102)	(101)	(57)	(31)	(25)
Interest expense	51	48	52	24	54	77
Depreciation and amortization	620	653	666	261	182	405
Non-recurring items
Non-cash items:
Gain on exchange of certain investments in equity securities, net(2)	—	—	(199)	—	—	—
In-process research and development	216	2	105	—	52	—
Write-up of inventory to fair value(3)	—	—	—	—	131	—
Loss on LHSP investment	—	—	—	138	—	—
Restructuring	203	35	109	7	14	1
Unusual items(4)	—	—	43	567	—	190
Other, net(5)	66	(6)	27	16	4	(10)

Adjusted EBITDA	$336	$905	$1,343	$338	$305	$877

(1)
Income (loss) before income taxes includes the following activity in investments in equity securities: (1) in fiscal year 2000, gains on the sale of portions of investment in SanDisk and gains on the exchange of investments in equity securities of $679 million and $199 million, respectively; and (2) in the period from July 1, 2000 to November 22, 2000, gains on the sale of portions of investment in SanDisk and Veeco of $102 million and $20 million, respectively, offset by losses on investment in LHSP of $138 million.

(2)
Represents gain recognized by Seagate Technology Holdings’ predecessor in fiscal year 2000 comprised of: (1) the exchange of all the shares of stock of Dragon Systems for shares of stock of LHSP in connection with the merger of Dragon Systems and LHSP; and (2) the exchange of all the shares of stock of CVC for shares of stock of Veeco in connection with the merger of CVC and Veeco.

(3)	Represents the write-up of inventories to fair value for inventories acquired at the close of the November 2000 transactions.

(4)
Income (loss) from operations includes: (1) in fiscal year 2000, $43 million of non-cash compensation expense and payroll taxes related to the reorganization of Seagate Software Holdings, Inc., of which $2 million was allocated to cost of sales, $1 million was allocated to product development expense and $40 million was allocated to marketing and administrative expense; (2) in the period from July 1, 2000 to November 22, 2000, compensation expense totaling $567 million related to the November 2000 transactions, of which $265 million was allocated to cost of sales, $116 million was allocated to product development expense and $185 million was allocated to marketing and administrative expense; and (3) in fiscal year 2002, $147 million of non-cash compensation expense of which $31 million was allocated to cost of sales, $24 million was allocated to product development expense and $92 million was allocated to marketing and administrative expense. Also, in fiscal year 2002, income (loss) from operations includes $43 million in non-cash charges related to the debt refinancing.

(5)
Other, net (1) in fiscal year 1998, includes mark-to-market losses on foreign exchange hedging contracts of $76 million offset by gains on the sale of investments in equity securities of $8 million; (2) in fiscal year 2000, includes non-cash compensation charges for termination of employees of $26 million; and (3) for the period from July 1, 2000 through November 22, 2000, includes losses on investment in Gadzoox Networks, Inc. of $8 million and a loss on sale of marketable securities of $8 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition and results of operations for the fiscal year ended June 30, 2000, the period from July 1, 2000 through November 22, 2000, the period from November 23, 2000 through June 29, 2001 and the fiscal year ended June 28, 2002 for Seagate Technology Holdings and its predecessor. Financial information for the fiscal year ended June 30, 2000 and the period from July 1, 2000 through November 22, 2000 is the historical financial information of the predecessor. Through November 22, 2000, the business that Seagate Technology Holdings now operates was the rigid disc drive and storage area networks divisions of Seagate Delaware. Those divisions are Seagate Technology Holdings’ predecessor, and Seagate Technology Holdings’ current operations are substantially identical to the operations of its predecessor before the November 2000 transactions. Although Seagate Technology Holdings was incorporated on August 10, 2000, prior to November 23, 2000, its operations were not material.

Pro forma financial information related to revenue and cost of revenue for the fiscal year ended June 29, 2001 is based on Seagate Technology Holdings’ historical consolidated financial statements for the period from November 23, 2000 through June 29, 2001 and the historical combined financial statements of its predecessor for the period from July 1, 2000 through November 22, 2000, adjusted to give pro forma effect to the November 2000 transactions and to eliminate the related compensation charges, as if the November 2000 transactions had occurred on July 1, 2000.

You should read this discussion in conjunction with the selected historical consolidated financial information and the consolidated and combined financial statements and related notes of Seagate Technology Holdings and its predecessor included elsewhere in this prospectus. Except as noted, references to any fiscal year mean the twelve month period ending on the Friday closest to June 30 of that year.

The discussion below includes the subsidiaries of Seagate Technology Holdings that operate its storage area networks business, namely Seagate Technology SAN Holdings and its subsidiaries (including XIOtech Corporation), because they currently comprise a portion of Seagate Technology Holdings’ consolidated financial statements. These subsidiaries are not subject to the restrictive covenants or other provisions in the indenture that governs the notes and are not guarantors under the credit agreement that governs the new senior secured credit facilities. The indenture that governs the notes and the new credit agreement do, however, permit us to use funds generated by, or otherwise located within, the rigid disc drive business to invest in third parties, subject to financial and other limitations, which could include investments in Seagate Technology Holdings’ storage area networks business as well as in other businesses owned by our parent company, New SAC.

Our Company

We are the worldwide leader in the design, manufacturing and marketing of rigid disc drives. Rigid disc drives are used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers delivering information over corporate networks and the Internet. According to IDC, we are the largest manufacturer of rigid disc drives in terms of unit shipments, with a 28.3% market share for the six months ended June 30, 2002 and a 23.5% market share for calendar year 2001. These unit shipment statistics include rigid disc drives for mobile applications, which we do not currently manufacture.

We produce a broad range of rigid disc drive products that make us a leader in both the enterprise sector of our industry, where our products are primarily used in enterprise servers, mainframes and workstations, and the personal storage sector of our industry, where our products are used in PCs and consumer electronics. According to IDC, our share of unit shipments of enterprise drives in the six months ended June 30, 2002 reached 58.0%, compared to 46.9% for calendar year 2001. In the personal storage sector, our share of unit shipments for the six months ended June 30, 2002 reached 31.0%, compared to 25.5% for calendar year 2001.

We sell our rigid disc drives primarily to major original equipment manufacturers, or OEMs, and also market to distributors under our globally recognized brand name. For pro forma fiscal year 2001 and fiscal year 2002, approximately 70% and 68%, respectively, of our combined rigid disc drive revenue was from sales to OEMs, including customers such as Compaq (which recently merged with Hewlett-Packard), Dell, EMC, IBM and Sun Microsystems. We have longstanding relationships with many of these OEM customers. We also have key relationships with major distributors, who sell our rigid disc drive products to small OEMs, dealers, system integrators and retailers throughout most of the world. For pro forma fiscal year 2001 and fiscal year 2002, approximately 40% and 39%, respectively, of Seagate Technology Holdings’ revenue came from customers located in North America, approximately 34% and 31%, respectively, came from customers located in Europe and approximately 26% and 30%, respectively, came from customers located in the Far East. Substantially all of our revenue is denominated in U.S. dollars.

November 2000 Transactions

Overview

Prior to November 22, 2000, Suez Acquisition Company, the predecessor to New SAC, entered into a stock purchase agreement with Seagate Delaware and Seagate Software Holdings, Inc., a subsidiary of Seagate Delaware. Concurrently, Seagate Delaware and VERITAS Software Corporation entered into an agreement and plan of merger and reorganization. Suez Acquisition Company was an exempted company incorporated with limited liability under the laws of the Cayman Islands and formed solely for the purpose of entering into the stock purchase agreement and undertaking the related acquisitions. As discussed below, Suez Acquisition Company later assigned all of its rights and obligations under the stock purchase agreement to New SAC, a second exempted company incorporated with limited liability under the laws of the Cayman Islands and formed for the same purpose.

In connection with the stock purchase agreement, Suez Acquisition Company agreed to purchase for $1.840 billion in cash substantially all of the operating assets of Seagate Delaware and its consolidated subsidiaries, including Seagate Delaware’s disc drive, tape drive and software businesses and operations and selected cash balances, but excluding the approximately 128 million shares of VERITAS common stock held by Seagate Software Holdings, Inc. and Seagate Delaware’s equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V., or LHSP. The $1.840 billion included transaction costs of $25 million. In addition, under the stock purchase agreement, Suez Acquisition Company agreed to assume substantially all of the operating liabilities of Seagate Delaware and its consolidated subsidiaries. Suez Acquisition Company also agreed to acquire Seagate Technology Investments Holdings, Inc., or STIH, a former subsidiary of Seagate Delaware, which at the time of the November 2000 transactions held strategic investments in various companies, such as e2open.com and Iolon, Inc. Prior to the closing of the November 2000 transactions, Suez Acquisition Company assigned all its rights and obligations under the stock purchase agreement to New SAC. After the closing of those transactions, New SAC became our direct parent company and the indirect parent company of various other former subsidiaries of Seagate Delaware.

Immediately following the consummation of the November 2000 transactions, VERITAS acquired the remainder of Seagate Delaware by way of a merger of a wholly-owned subsidiary of VERITAS with and into Seagate Delaware, with Seagate Delaware surviving and becoming a wholly-owned subsidiary of VERITAS. We refer to this transaction as the VERITAS merger. VERITAS did not acquire Seagate Delaware’s disc drive business or any other Seagate Delaware operating business, but it did acquire:

•	approximately 128 million shares of VERITAS common stock held by Seagate Software Holdings, Inc.;

•	capital stock of Seagate Software Holdings, Inc.;

•	cash on the balance sheet of Seagate Delaware in excess of the required cash balance of $765 million, as adjusted, that was purchased by Suez Acquisition Company; and

•	Seagate Delaware’s equity investments in Gadzoox Networks and LHSP.

In the VERITAS merger, Seagate Delaware’s stockholders received merger consideration consisting of VERITAS stock, cash and an interest in specified tax refunds that are attributable to Seagate Delaware.

An indemnification agreement provides that New SAC and its subsidiaries are required to indemnify VERITAS and its affiliates for specified liabilities of Seagate Delaware and Seagate Software Holdings, Inc., including selected taxes. In return, VERITAS, Seagate Delaware and their affiliates agreed to indemnify New SAC and its subsidiaries for specified liabilities, including all taxes of Seagate Delaware for which New SAC is not obligated to indemnify VERITAS and its affiliates. VERITAS deposited $150 million in an escrow account, which may be applied by New SAC to satisfy certain tax liabilities, and which remains in the escrow account in full. To the extent that any part of the $150 million is not utilized to satisfy these tax liabilities, it will be paid out to the former Seagate Delaware stockholders. In July 2002, Seagate Technology Holdings, Seagate Technology HDD Holdings and those of their affiliates that are parties to the indemnification agreement entered into a reimbursement agreement which allocates the respective liabilities and obligations under the indemnification agreement. See “Related Party Transactions—Indemnification Agreement.”

Management Rollover

In connection with the November 2000 transactions, approximately 100 members of Seagate Delaware’s management group entered into rollover agreements under which they agreed not to receive merger consideration consisting of VERITAS stock and cash in respect of a portion of their restricted shares of Seagate Delaware’s common stock and unvested options to purchase those shares. The aggregate value of this foregone consideration was approximately $184 million. Instead of receiving this merger consideration, members of the management group received restricted ordinary and preferred shares of New SAC granted under the New SAC 2000 Restricted Share Plan and participation interests in our deferred compensation plan.

New SAC Restricted Shares.    At the closing of the November 2000 transactions, the board of directors of New SAC adopted the New SAC 2000 Restricted Share Plan. The 2000 Restricted Share Plan allows for the awarding of grants of ordinary and preferred shares of New SAC to management, employees, directors and consultants of New SAC and its affiliates. New SAC issued 1,843,000 restricted ordinary shares and 48,500 restricted preferred shares under this plan to those members of management participating in the rollover agreements described below. The restricted ordinary and preferred shares granted under the 2000 Restricted Share Plan vest as follows:

•	one-third of the shares vested on November 22, 2001;

•	one-third have been vesting and will continue to vest proportionately each month over the 18 months following November 22, 2001; and

•	the final one-third vests on May 22, 2003.

In addition, at the closing of the November 2000 transactions certain individuals purchased additional ordinary and preferred shares of New SAC for approximately $41 million in cash. Of this $41 million, approximately $21 million was purchased by members of the management group.

Following the closing of the November 2000 transactions, the board of directors of New SAC approved the 2001 Restricted Share Plan. Unlike the 2000 Restricted Share Plan, the 2001 Restricted Share Plan only provides for the grant of restricted ordinary shares of New SAC and does not provide for the grant of restricted preferred shares of New SAC. Like the 2000 Restricted Share Plan, the 2001 Restricted Share Plan allows for the award of grants to management, employees, directors and consultants of New SAC and its affiliates. New SAC has issued 483,523 restricted ordinary shares under this plan. Restricted shares granted under the 2001 Restricted Share Plan will vest as follows:

•	25% of the shares will vest on the first anniversary of the vesting commencement date; and

•	75% of the shares will vest proportionately each month over the 36 months following the first anniversary of the vesting commencement date.

As of June 28, 2002 there were 47,930 restricted preferred shares outstanding under the 2000 Restricted Share Plan and there were 2,291,112 restricted ordinary shares outstanding under both the 2000 and 2001 Restricted Share Plans. Accordingly, we have been recognizing, and will continue to recognize, compensation expense of approximately $28 million proportionately over the respective vesting periods based on the estimated fair value of these shares on the date of issuance. Through June 28, 2002, we had recognized $17 million of this compensation expense.

Deferred Compensation Plan.    In connection with the management rollover, and in addition to the grant of restricted ordinary and preferred shares of New SAC, members of the management group received approximately $179 million of interests in deferred compensation plan adopted by our wholly-owned subsidiaries. At inception, the interests in the deferred compensation plan were subject to multi-year vesting. On June 19, 2002, the board of directors accelerated vesting of all deferred compensation interests under the terms of the plan.

Under the credit agreement governing Seagate Technology HDD Holdings’ and Seagate Technology (US) Holdings, Inc.’s new senior secured credit facilities and the indenture governing the notes, the restrictions on Seagate Technology HDD Holdings’ ability to make payments under its deferred compensation plan were substantially reduced. As a result of these changes and the acceleration of vesting described above, we now believe that it is probable that all of Seagate Technology HDD Holdings’ obligations under the deferred compensation plan will be paid. Accordingly, all of the remaining obligations under the deferred compensation plan, totaling $147 million, were accrued during the quarter ended June 28, 2002. Together with the $32 million payment that Seagate Technology HDD Holdings made to participants in the deferred compensation plan in May 2002, Seagate Technology Holdings’ total deferred compensation expense in the quarter ended June 28, 2002 was $179 million before related tax benefits. See “—Results of Operations—Fiscal Year 2002 Results of Operations.”

The terms of the deferred compensation plan, including which events create an obligation to make a distribution under them, vesting and other matters, are more fully described in “Management—Employment and Other Agreements—Rollover Agreements and Deferred Compensation Plans.”

Seagate Technology Holdings Share Option Plan

In December 2000, the board of directors of Seagate Technology Holdings adopted the Seagate Technology Holdings 2001 Share Option Plan. Under the terms of this share option plan, eligible employees, directors and consultants can be awarded options to purchase common shares of Seagate Technology Holdings under vesting terms to be determined at the date of grant. In January 2002, this share option plan was amended to increase the maximum number of common shares issuable under the share option plan from 72 million to 100 million. No options to purchase Seagate Technology Holdings common shares had been issued through June 29, 2001. During the fiscal year ended June 28, 2002, however, options to purchase approximately 81 million Seagate Technology Holdings common shares, representing approximately 17% of the total voting power of Seagate Technology Holdings, assuming the exercise of all options, were granted to employees under this share option plan. As of June 28, 2002, options to purchase 2,320,127 common shares had been exercised.

Allocation of Net Purchase Price

New SAC accounted for the November 2000 transactions as a purchase in accordance with Accounting Principles Board, or APB, Opinion No. 16, “Business Combinations.” All acquired tangible assets, identifiable intangible assets and assumed liabilities were valued based on their relative fair values and reorganized into the following businesses:

•	the rigid disc drive and storage area networks business, which is now Seagate Technology Holdings;

•	the tape drive business, which is now Seagate Removable Storage Solutions Holdings, or SRSS;

•	the software business, or Crystal Decisions; and

•	an investment holding company, Seagate Technology Investments Holdings, or STIH.

SRSS, Crystal Decisions and STIH are direct or indirect subsidiaries of New SAC and are not owned by Seagate Technology Holdings. The fair value of the net assets acquired by New SAC exceeded the net purchase price of $1.840 billion by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%.

The table below summarizes the allocation of net purchase price by New SAC (dollars in millions).

Description	Useful Life in Years	Total New SAC	STH	SRSS	Crystal Decisions	STIH
Net current assets(1)		$939	$869	$36	$9	$25
Long-term investments(2)		42	—	—	—	42
Other long-lived assets		42	42	—	—	—
Property, plant and equipment(3)	Up to 30	778	763	10	5	—
Identified intangibles:
Trade names(4)	10	47	47	—	—	—
Developed technologies(4)	3-7	76	49	12	15	—
Assembled workforces(4)	1-3	53	43	3	7	—
Other	5	1	1	—	—	—

Total identified intangibles		177	140	15	22	—
Long-term deferred taxes(5)		(75)	(63)	(10)	(2)	—
Long-term liabilities		(122)	(119)	(3)	—	—

Net assets		1,781	1,632	48	34	67
In-process research and development(4)		59	52	—	7	—

Net Purchase Price		$1,840	$1,684	$48	$41	$67

(1)
Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values. Short-term investments were valued based on quoted market prices. Inventory values were estimated based on the current market value of the inventories less completion costs and less a profit margin for activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities. Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values because of the monetary nature of most of the liabilities.

(2)
The value of individual long-term equity investments was based upon quoted market prices, where available, and where market prices were not available, was based on New SAC’s estimates of the fair values of the individual investments.

(3)
New SAC estimated the fair value of the acquired property, plant and equipment. In arriving at the determination of market value for these assets, New SAC considered the estimated cost to construct or acquire comparable property. Machinery and equipment were assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Land, land improvements, buildings and building and leasehold improvements were valued based upon discussions with knowledgeable independent personnel.

(4)
New SAC estimated the value of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

Trade names.    The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

Developed technologies.    The value of this asset for each operating business was determined by discounting to their net present value the expected future cash flows attributable to all existing technologies that had reached technological feasibility, after considering risks relating to: (a) the characteristics and applications of the technology, (b) existing and future markets and (c) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology were consistent with the historical trends in the industry and expected performance.

Assembled workforces.    The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

In-process research and development.    The value of in-process research and development was based on an evaluation of all developmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board, or FASB, Statement No. 2, “Accounting for Research and Development Costs” and FASB Statement No. 86, “Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed.”

The amount was determined by: (a) obtaining management estimates of future revenues and operating profits associated with existing developmental projects, (b) projecting the cash flows and costs to completion of the underlying technologies and resultant products and (c) discounting these cash flows to their net present value.

Estimates of future revenues and expenses used to determine the value of in-process research and development were consistent with the historical trends in the industry and expected performance. The entire amount was charged to operations because related technologies had not reached technological feasibility and they had no alternative future use.

(5)
Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory and acquired intangible assets over their related tax basis. Seagate Technology Holdings has $434 million of U.S. federal and state deferred tax assets for which a full valuation allowance has been established.

Allocation of Purchase Price to Seagate Technology Holdings Pursuant to the Application of Push Down Accounting

The November 2000 transactions constituted a purchase transaction by New SAC of substantially all the operating assets and liabilities of Seagate Delaware. Under purchase accounting rules, the net purchase price has been allocated to the acquired assets and liabilities of Seagate Delaware and its subsidiaries based on their estimated fair values at the date of the November 2000 transactions. New SAC estimated the fair values, including in-process research and development. However, the estimated fair values of identifiable tangible and intangible assets and liabilities acquired from Seagate Delaware and its subsidiaries were greater than the amount paid, resulting in negative goodwill. The negative goodwill has been allocated to the long-lived tangible and intangible assets as well as in-process research and development. This includes amounts relating to Seagate Technology Holdings on the basis of relative fair values.

In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances,” the accounting for the purchase transaction has been “pushed down” from New SAC to Seagate Technology Holdings’ financial statements. Seagate Technology Holdings’ condensed consolidated financial statements as of and for all periods subsequent to

November 23, 2000 reflect the new basis in its assets and liabilities at that date, including the pushed down purchase accounting adjustments.

As a result of the November 2000 transactions and the push down accounting, Seagate Technology Holdings’ results of operations following the November 2000 transactions, particularly the depreciation and amortization charges, are not necessarily comparable to its predecessors’ results of operations prior to the November 2000 transactions. Depreciation charges following the November 2000 transactions are lower as a result of write-downs of Seagate Technology Holdings’ depreciable assets pursuant to purchase accounting rules. The favorable effect on results of operations from these lower charges will gradually decrease in future periods as Seagate Technology Holdings’ older assets become fully depreciated and new, higher-priced assets are acquired.

Current Trends Affecting Our Results of Operations

Industry Dynamics.    Our industry is characterized by several trends that have a material impact on our strategic planning, financial condition and results of operations. One key trend has been the decline in spending on information technology by enterprises and consumers as a result of the weakened global economy. The slowdown in enterprise expenditures is also a result of the extensive investments that many enterprises had already made in recent years before the global economic slowdown. Currently, demand for rigid disc drives in the enterprise sector is being adversely impacted as a result of the slowing economy and because enterprises have shifted their focus from making new equipment purchases to more efficiently using their existing information technology infrastructure through, among other things, adopting new storage architectures.

Simultaneously with this economic slowdown, there has been continued consolidation and attrition among our competitors. For instance, in 2001 Maxtor merged with Quantum's rigid disc drive operations and IBM recently announced it has agreed to merge its rigid disc drive business with that of Hitachi. Also in 2001, Fujitsu ceased manufacturing rigid disc drives for the personal storage market. This consolidation among our competitors has contributed to shifts in market share as newly combined companies focus on integrating their operations and OEMs maintain diversity by shifting their purchasing allocations to new suppliers. Also, as manufacturers merge or exit the rigid disc drive industry, they frequently liquidate their excess inventory leading to competitive pressure which has resulted in even lower selling prices.

Consolidation is also occurring among our customers. For example, Compaq, our largest customer in 2001, recently merged with Hewlett-Packard. As a result of this trend, our customer base is increasingly concentrated among fewer OEMs, providing them with increased pricing leverage. In the event that our sales to a combined entity are less than, or are on terms that are less favorable than, our sales to these customers when they were separate entities, our results of operations would suffer.

Our industry is also characterized by continuous and significant advances in technology. This contributes to:

•	rapid product life cycles that can be as short as six months;

•	increased importance of being first to market with new products in volume production;

•	difficulty in recovering research and development expenses; and

•	price erosion, particularly as new products which use fewer components become available.

Seagate Dynamics.    During the past several years we have restructured our operations to reduce our costs and improve our manufacturing efficiency and flexibility. Since 1998, we and our predecessor have implemented restructuring plans that have resulted in total net charges of approximately $354 million, the closing of 14 facilities and a reduction in headcount of approximately 38,000 employees. Through our Factory of the Future initiative, we have increased the use of automation in our manufacturing operations. We believe that these changes in our operations have added to our manufacturing flexibility allowing us to improve our responsiveness to customers and take advantage of unforecasted sales opportunities to deliver products on short notice. Additionally, we have substantially improved our gross margin due to these ongoing cost savings from our restructuring activities and our programs to implement operating efficiencies. We have further benefited from reductions in depreciation expense resulting from write-downs to the fair market value of our depreciable assets in connection with the November 2000 transactions. The favorable effects on results of operations from these lower depreciation charges in connection with the write-down will gradually decrease in future periods as our older assets become fully depreciated and new, higher-priced assets are acquired. We believe our reduced cost structure and improved manufacturing efficiency provides us with greater flexibility to address changing market conditions.

We maintain a highly integrated approach to our business by designing and manufacturing components we view as critical to our products, such as read/write heads and recording media. We believe that our control of these key technologies, combined with our innovations in manufacturing, enable us to achieve product performance and time-to-market advantages. However, this approach requires us to make significant capital expenditures and investments in research and development. Although we believe that we derive an important competitive advantage as a result of this strategy, it results in higher fixed costs, which may adversely affect our financial performance in periods of declining demand. This approach also increases the importance of realizing and maintaining substantial market share in the markets in which we compete, allowing us to spread our technology investments across a high unit volume of products.

Our recent financial results reflect significant growth in our market share with a number of our customers. We believe these market share gains are largely driven by our technology leadership, as evidenced by our product innovation and time-to-market leadership. If our competitors introduce technologically advanced products we could lose market share. A portion of our recent growth in market share is also the result of both consolidation in our industry, as well as certain rigid disc drive manufacturers exiting the market. Our ability to grow our market share further or maintain our current share may be negatively affected by our customers’ preference to diversify their sources of supply or if they decide to meet their requirements by manufacturing rigid disc drives themselves, particularly in the enterprise sector.

Results of Operations

We list in the tables below the historical consolidated and combined statements of operations in dollars and as a percentage of revenue for the periods indicated.

	Predecessor		Seagate Technology Holdings
	Fiscal Year Ended June 30, 2000	July 1, 2000 to Nov. 22, 2000	Nov. 23, 2000 to June 29, 2001	Fiscal Year Ended June 28, 2002
		(in millions)
Revenue	$6,073	$2,310	$3,656	$6,087
Cost of revenue	4,822	2,035	2,924	4,494

Gross margin	1,251	275	732	1,593

Product development	664	409	388	698
Marketing and administrative	464	450	288	498
Amortization of intangibles	33	20	12	19
In-process research and development	105	—	52	—
Restructuring	206	19	66	4
Unusual items	64	—	—	—

Income (loss) from operations	(285)	(623)	(74)	374
Other income (expense), net	926	5	(27)	(135)

Income (loss) before income taxes	641	(618)	(101)	239
Provision for (benefit from) income taxes	275	(206)	9	86

Net income (loss)	$366	$(412)	$(110)	$153

	Predecessor		Seagate Technology Holdings
	Fiscal Year Ended June 30, 2000	July 1, 2000 to Nov. 22, 2000	Nov. 23, 2000 to June 29, 2001	Fiscal Year Ended June 28, 2002
Revenue	100%	100%	100%	100%
Cost of revenue	79	88	80	74

Gross margin	21	12	20	26

Product development	11	18	11	12
Marketing and administrative	8	19	8	8
Amortization of intangibles	1	1	—	—
In-process research and development	2	—	1	—
Restructuring	3	1	2	—
Unusual items	1	—	—	—

Income (loss) from operations	(5)	(27)	(2)	6
Other income (expense), net	15	—	(1)	(2)

Income (loss) before income taxes	10	(27)	(3)	4
Provision for (benefit from) income taxes	4	(9)	—	1

Net income (loss)	6%	(18)%	(3)%	3%

In the following discussions we refer to the revenue and cost of revenue data for fiscal year 2001 as “pro forma” for comparative purposes. The pro forma revenue and cost of revenue data give effect to the November 2000 transactions as if they had occurred on July 1, 2000. Pro forma revenue for fiscal year 2001 is the sum of the historical revenue of our predecessor for the period from July 1, 2000 through November 22, 2000 and our historical revenue for the period from November 23, 2000 through June 29, 2001. Pro forma cost of revenue for fiscal year 2001 is the sum of the historical cost of revenue of our predecessor for the period from July 1, 2000 through November 22, 2000 and our historical cost of revenue for the period from November 23, 2000 through June 29, 2001, as adjusted for:

•
the elimination of the $265 million compensation charge recorded as a result of the acceleration and net exercise of Seagate Delaware stock options held by employees of Seagate Technology Holdings at November 22, 2000;

•	the reduction of depreciation expense by $107 million due to new, lower accounting basis in property, equipment and leasehold improvements; and

•	the elimination of the adverse impact of $131 million related to the sale of higher cost inventories that were written up to fair value at the close of the November 2000 transactions.

Fiscal Year 2002 Results of Operations

Revenue.    Revenue in fiscal year 2002 was $6.087 billion, up 2% from $5.966 billion in pro forma fiscal year 2001. The increase in revenue was primarily due to improved unit sales volume and product mix which was substantially offset by price erosion. Our unit shipments increased from 43 million units in pro forma fiscal year 2001 to 55 million units in fiscal year 2002. This increase was primarily caused by market share gains driven by increased unit shipments of personal storage and enterprise storage rigid disc drive products to OEMs and continued growth in the rigid disc drive market for consumer electronics such as Microsoft’s Xbox. We attribute these gains in market share primarily to the market acceptance of our 40 gigabyte personal storage disc drives and our 73 gigabyte enterprise storage disc drive, each of which achieved volume production in the beginning of fiscal year 2002. In addition, we gained a higher share of some of our OEM customers’ rigid disc drive purchases due to favorable execution versus our competitors and industry consolidation. Our strategy to implement operational efficiencies has increased our manufacturing flexibility and in fiscal year 2002 this enabled us to take advantage of unforecasted customer demand and deliver products on short notice.

Our overall average unit sales price for our rigid disc drive products was $118, $109, $111 and $100 for the first, second, third and fourth quarters of fiscal year 2002, respectively. Average price erosion from pro forma fiscal year 2001 to fiscal year 2002 was approximately 20%. Price erosion during the period was driven primarily by the introduction of new, higher storage capacity products. Due to the achievement of higher areal densities, these new products require fewer discs and read/write heads and therefore cost less to produce. Since they cost less to produce, these products can be priced lower than would otherwise be possible and, as a result, drive down prices of older generation products. Competition also contributed to price erosion during this period. During the fourth quarter of fiscal year 2002, the pricing environment was, and continues to be, extremely aggressive; a condition that is exacerbated by competitors exiting the industry and liquidating their excess inventory. Price competition in our industry has historically been intense even during periods when demand for rigid disc drives is stable, and we expect intense price competition to continue for the foreseeable future. To remain competitive, it will be necessary for us to continue to reduce our prices. In addition to a continuation of the current aggressive pricing environment, we expect a decline in our operating results for the first quarter of fiscal year 2003 due to softness in demand for our products as a result of current economic conditions, a decline in global information technology spending, more efficient utilization of enterprise-wide storage capacity by end-users of storage products and uncertainty regarding the sustainability of our current market share position.

During fiscal year 2002, we continued to maintain various sales programs aimed at increasing customer demand. We exercise a considerable degree of judgment in formulating the underlying estimates related to distributor inventory levels, sales program participation and customer claims submittals in determining the provision for such programs. During fiscal year 2002 the total provision for sales programs recorded as contra-revenue was approximately 4% of total revenue, compared to 3% of total revenue over each of the two previous fiscal years. The increase in sales program expenses during fiscal year 2002 was due primarily to the higher cost of price protection programs, which are based on estimates of distributor inventory levels and current and future price erosion rates. As price erosion rates in the rigid disc drive industry escalated during the fourth quarter of fiscal year 2002, the cost of price protection programs increased accordingly. Furthermore, in the third quarter of fiscal year 2002, our North American distribution customers transitioned from a consignment model, where the inventory is owned by us until it is sold by the distributor, to a sell-in model, where the inventory is owned by the distributor. While this transition did not have a material effect on total revenue, the cost of our price protection programs may trend higher in future periods as a result of this transition. Historically, actual sales program costs have approximated the estimated cost of such programs recognized in our financial statements. Variances between actual and estimated costs of sales programs during each of the last three fiscal years have not been material due to our ongoing reviews of actual program expenses to ensure that accruals are continuously adjusted to approximate the actual costs of sales programs. Should actual sales program costs in any period differ significantly from estimated sales program costs either as a result of higher than expected rates of price erosion or otherwise, our future results of operations could be materially affected.

Cost of Revenue.    Cost of revenue for fiscal year 2002 was $4.494 billion, up 1% from $4.457 billion for pro forma fiscal year 2001. Gross margin as a percentage of revenue for fiscal year 2002 was 26% as compared with 25% for pro forma fiscal year 2001. As discussed in the paragraph above, we experienced significant price erosion during the period. This price erosion exerted substantial downward pressure on our gross margins. However, this downward pressure was more than offset by improved absorption of fixed costs from increased unit sales volume and a shift in mix to higher storage capacity products. It was also offset by ongoing cost savings as a result of our restructuring activities and our program to implement operational efficiencies. Our restructuring activities during these periods were comprised of workforce reductions, capacity reductions, including closure of facilities or portions of facilities, and the write-off of excess equipment, primarily in our Far East operations in Malaysia and Thailand. Our cost structure decreased as a result of reductions in our total number of manufacturing facilities and headcount. Pursuant to our strategy to implement operational efficiencies, we have increased the degree of automation in our manufacturing operations, closed facilities, reduced headcount and reconfigured our production lines to handle multiple products.

We exercise a considerable degree of judgment in formulating the underlying estimates used for product failure rates and trends, estimated repair costs and return rates. Actual warranty costs during fiscal year 2002 represented approximately 1% of total revenue. Warranty costs have trended down over the last few years even though shipment volumes have increased. These reductions are due to reduced warranty periods, better product quality and more efficient repair operations. Historically, actual warranty costs have approximated the estimated warranty costs recognized in our financial statements. Variances between actual and estimated warranty costs have not been material due to our ongoing reviews of return rates and repair costs to ensure that accruals are continuously adjusted to approximate actual warranty costs. Should actual warranty costs in any period differ significantly from estimated warranty costs, our future results of operations could be materially affected.

Operating Expenses.    Under the credit agreement governing our new senior secured credit facilities and the indenture governing our outstanding senior notes, the restrictions on our ability to make payments under our deferred compensation plan were substantially reduced. In addition, on June 19, 2002, our board of directors accelerated vesting of all deferred compensation plan interests under the terms of the plan. As a result, we now believe that it is probable that all of our obligations under the deferred compensation plan will be paid. Accordingly, all of the remaining obligations under the deferred compensation plan, totaling $147 million, were accrued during the fourth quarter of fiscal year 2002. Together with the $32 million payment we made to participants in the deferred compensation plan in May 2002, our total deferred compensation expense recorded in the fourth quarter of fiscal year 2002 was $179 million before related tax benefits. The income statement classification of the $179 million charge was as follows: Cost of revenue—$38 million; Product development expenses—$29 million; Marketing and administrative expenses—$112 million.

In fiscal year 2002, product development expenses were reduced by our restructuring activities, which resulted in a savings of $24 million in pre-production expenses, and by the consolidation of our rigid disc drive design centers, which resulted in a savings of $17 million. As discussed above, product development expenses and marketing and administrative expenses included deferred compensation expenses of $29 million and $112 million, respectively.

Non-Operating Expenses.    Net other expense includes $93 million of charges incurred as a result of our debt refinancing in the fourth quarter of fiscal year 2002 (See “—Liquidity and Capital Resources—The Refinancing”). Interest income was lower in fiscal year 2002 as a result of lower average invested cash following the November 2000 transactions.
Income Taxes.    We recorded a provision for income taxes of $86 million for the fiscal year ended June 28, 2002. Our provision for income taxes differs from the provision for income taxes that would be derived by applying a notional 35% tax rate to income before income taxes primarily due to (i) the net effect of the tax benefit related to income generated from our manufacturing plants located in China, Malaysia, Singapore and Thailand that operate under tax holidays (scheduled to expire in whole or in part at various dates through 2010) and (ii) an increase in our valuation allowance for U.S. deferred tax assets.

As of June 28, 2002, we have recorded net deferred tax assets of $58 million, the realization of which is dependent on our ability to generate sufficient U.S. taxable income in fiscal year 2003. Although realization is not assured, management believes that it is more likely than not that these deferred tax assets will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future U.S. domestic taxable income are reduced. We will review our forecasts of U.S. taxable income in each quarter of fiscal year 2003 to evaluate and record adjustments to our valuation allowance if required.

During the fiscal year ended June 28, 2002, we reduced our valuation allowance for deferred tax assets arising as a result of the November 2000 transactions to reflect the realization of acquired tax benefits in our U.S. income tax returns. The acquired tax benefits realized in our U.S. income tax returns exceeded the $104 million net carrying value of our long-lived intangible assets recorded in connection with the purchase of the operating assets of Seagate Delaware. Accordingly, in accordance with SFAS 109, we reduced our long-lived intangible assets to zero. As a result of the adjustment to the long-lived intangible assets, we will have no future depreciation and amortization expense related to intangible assets acquired in the November 2000 transactions.

On July 31, 2001, Seagate Delaware and the Internal Revenue Service filed a settlement stipulation with the United States Tax Court in complete settlement of the remaining disputed tax matters reflected in the statutory notice of deficiency dated June 12, 1998. The settlement stipulation is expressly contingent upon Seagate Delaware and the Internal Revenue Service entering into a closing agreement in connection with certain tax matters arising in all or some part of the open tax years of Seagate Delaware and New SAC. The settlement is now before the Joint Committee on Taxation for review. The filing of the settlement stipulation and the anticipated execution of the closing agreement will not result in an additional provision for income taxes.

Certain of our U.S. federal and state tax returns and foreign tax returns for various fiscal years are under examination by taxing authorities. We believe that adequate amounts of tax have been provided for any final assessments that may result from these examinations.

As a result of the November 2000 transactions and the ensuing corporate structure, we now consist of a foreign parent holding company with various U.S. domestic and foreign affiliates. Seagate Technology Holdings and Seagate Technology HDD Holdings do not expect to be subject to U.S. federal income taxes on dividends or other earnings distributions that they may receive from foreign subsidiaries. Dividend distributions by U.S. subsidiaries to Seagate Technology HDD Holdings may be subject to U.S. withholding taxes, if and when distributed. A substantial portion of our manufacturing operations located in the Far East currently operate free from tax under various tax holidays (scheduled to expire in whole or in part at various dates through 2010). Because of our foreign ownership structure and subject to potential future increases in our valuation allowance for U.S. deferred tax assets, we anticipate that our effective tax rate in future periods will generally be less than the U.S. federal statutory rate.

Fiscal Year 2001 Results of Operations

As a result of the closing of the November 2000 transactions, we initiated our operations on November 23, 2000. All results of operations prior to this date included in this prospectus are the results of operations of our predecessor, the rigid disc drive and storage area networks business of Seagate Delaware. The following discussion describes the results of operations of our predecessor for the period from July 1, 2000 through November 22, 2000 and our results of operations for the period from November 23, 2000 through June 29, 2001.

Period from July 1, 2000 to November 22, 2000.    During this period our predecessor’s ability to satisfy customer demand was constrained by a limited supply of certain electrical components from some of its external suppliers. This resulted in lower than expected revenues during this period and the shifting of unit shipments that were expected during this period into the subsequent period. As a result of the acceleration of stock options in connection with the November 2000 transactions, compensation charges were allocated to cost of sales, product development expenses, and marketing and administrative expenses in the amounts of $265 million, $116 million and $185 million, respectively. Additionally, our predecessor incurred $77 million of marketing and administrative expenses related to administrative costs in connection with the November 2000 transactions. During this period, our predecessor recorded restructuring charges of $19 million to continue the alignment of its global workforce and manufacturing capacity with existing and anticipated future market requirements and net losses of $32 million relative to certain of its investments in equity securities.

Seagate Delaware recorded a benefit from income taxes of $206 million in this period. The recorded benefit from income taxes differs from the benefit from income taxes that would be derived by applying the U.S. federal statutory rate to the loss before income taxes primarily due to losses recorded in connection with the sale by Seagate Delaware of its operating assets located in the Far East that were not deductible for U.S. tax purposes and the write-off of deferred tax assets that could not be recognized in the U.S. federal and state tax returns of our predecessor for the taxable period ended November 22, 2000.

As of November 22, 2000, our predecessor’s foreign manufacturing subsidiaries had approximately $3.050 billion of undistributed foreign earnings of which approximately $1.722 billion were considered permanently reinvested offshore. In connection with the sale of the operating assets of Seagate Delaware, approximately $1.650 billion of the unremitted foreign earnings were deemed to be distributed for U.S. tax purposes to the U.S. parent. Seagate Delaware had previously recorded deferred income tax liabilities of approximately $542 million for its foreign earnings not considered permanently reinvested offshore. The deferred tax liabilities were eliminated because the remaining unremitted earnings of our predecessor’s foreign subsidiaries will not be subject to U.S. corporate level tax if remitted to us.

Period from November 23, 2000 to June 29, 2001.    During this period, and particularly in the quarter ended June 29, 2001, our revenue was negatively affected by an overall decline in demand for storage products due to reductions in global information technology spending partially offset by the abatement of supply constraints with respect to certain electrical components. Our gross margins were positively impacted by lower charges to cost of sales for depreciation of approximately $140 million resulting from write-downs to fair value of our depreciable assets in connection with the November 2000 transactions. Our gross margins were negatively impacted as a result of a $131 million write-up of inventories to fair value pursuant to purchase accounting rules and the subsequent sale of that inventory during the period. At the time of the closing of the November 2000 transactions, we incurred marketing and administrative expenses of $40 million as a result of management and advisory fees paid to selected members of our sponsor group and we recorded a $52 million charge to operations for in-process research and development. We recorded additional restructuring charges of $66 million to continue the alignment of our global workforce and manufacturing capacity with existing and anticipated future market requirements. In connection with the November 2000 transactions, our cash balances declined resulting in a lower level of interest income in this period and our predecessor repaid its long-term debt and we incurred new debt at higher interest rates resulting in a subsequently higher level of interest expense.

We recorded a $9 million provision for income taxes for the period from November 23, 2000 to June 29, 2001. The $9 million provision for income taxes differs from the benefit from income taxes that would be derived by applying a notional 35% tax rate to the loss before income taxes primarily due to the net effect of non-deductible charges related to the acquisition of the operating assets of Seagate Delaware, an increase in our allowance for U.S. deferred tax assets of certain subsidiaries, and income generated from our manufacturing plants located in China, Malaysia, Singapore and Thailand that operate under tax holidays (scheduled to expire in whole or in part at various dates through 2010).

Fiscal Year 2000 Results of Operations

Revenue.    Revenue in fiscal year 2000 was $6.073 billion, 2% higher than $5.966 billion in pro forma fiscal year 2001. The decline in revenue from fiscal year 2000 to pro forma fiscal year 2001 was primarily due to price erosion, which was partially offset by higher unit sales volumes particularly in the first and second quarters of pro forma fiscal year 2001. Unit shipments increased from 41 million units in fiscal year 2000 to 43 million units in pro forma fiscal year 2001. This was lower than historical unit growth rates and was due to the declining demand for information technology products in both the personal storage and enterprise sectors of the market. Revenue and the number of units sold declined 15% and 16%, respectively, in the fourth quarter of pro forma fiscal year 2001 as compared with the third quarter of pro forma fiscal year 2001. Overall average unit sales price on rigid disc drive products was $140, $149, $127, and $125 for the four quarters of pro forma fiscal year 2001, respectively. Average price erosion from fiscal year 2000 to pro forma fiscal year 2001 was approximately 8%, which is less than previously experienced in our business, due to industry-wide component supply constraints during the first half of the fiscal year and the successful transitioning of customers to higher priced 15,000 revolutions per minute enterprise disc drives.

Cost of Revenue.    Cost of revenue for fiscal year 2000 was $4.822 billion, 8% higher than $4.457 billion for pro forma fiscal year 2001. Gross margin as a percentage of revenue for fiscal year 2000 was 21%, compared with 25% for pro forma fiscal year 2001. The increase in gross margin as a percentage of revenue from fiscal year 2000 to pro forma fiscal year 2001 was primarily due to lower depreciation charges in cost of sales in pro forma fiscal year 2001 as a result of write-downs to fair value of our depreciable assets in connection with the November 2000 transactions, as well as our ongoing cost savings as a result of our restructuring activities and our program to implement operational efficiencies. Our and our predecessor’s restructuring activities during these periods were comprised of workforce reductions, capacity reductions, including closures of facilities or portions of facilities, and the write-off of excess equipment, primarily in our Far East operations in Malaysia and Thailand.

Operating Expenses.    During fiscal year 2000, our predecessor relocated certain of our manufacturing operations, which had historically shared costs with design centers in the same location, to offshore locations. As part of this relocation, employees and assets that previously had been associated with manufacturing engineering were redeployed to design engineering to help drive faster product launches. This contributed to product development expense increases with respect to salaries and related costs and depreciation expense during fiscal year 2000. Marketing and administrative expenses for fiscal year 2000 included a $40 million compensation charge related to the Seagate Software Holdings, Inc. reorganization. Amortization of goodwill and other intangibles increased in fiscal year 2000 due to additional amortization related to goodwill and intangibles arising from the acquisition of XIOtech Corporation in January 2000.

In fiscal year 2000, our predecessor recorded total restructuring charges of $216 million, offset by $2 million of reversals of amounts recorded in the same period, $5 million of restructuring accruals recorded in fiscal year 1999 and $3 million of restructuring accruals recorded in fiscal year 1998, resulting in a net restructuring charge of $206 million. The $206 million restructuring charge was a result of a restructuring plan established to align the global workforce and manufacturing capacity with existing and anticipated future market requirements and was necessitated by improved productivity and operating efficiencies. We refer to this plan as the fiscal year 2000 restructuring plan. These actions included:

•	workforce reductions;

•	capacity reductions, including closure of facilities or portions of facilities;

•	write-off of excess equipment; and

•
consolidation of operations in recording media operations, disc drive assembly and test facilities, printed circuit board assembly manufacturing facilities, recording head operations, customer service operations, sales and marketing activities and research and development activities.

In connection with the fiscal year 2000 restructuring plan, our predecessor planned to reduce our workforce by approximately 23,000 employees primarily in manufacturing. All of these employees had been terminated as of March 29, 2002. As a result of employee terminations and the write-off of equipment and facilities in connection with the restructuring charges recorded during fiscal year 2000 related to the fiscal year 2000 restructuring plan, we estimate that after the completion of these restructuring activities, annual salary and depreciation expense have been reduced by approximately $151 million and $48 million, respectively. The implementation of the fiscal year 2000 restructuring plan was substantially complete as of December 29, 2000. Unusual items in fiscal year 2000 consisted of a $64 million charge related to various legal settlements.

Non-Operating Expenses.    Net other income in fiscal year 2000 included a gain on the sale of portions of our predecessor’s investment in SanDisk of $679 million as well as gains totaling $199 million on the exchange of their investments in the equity securities of Dragon Systems, Inc. for those of LHSP, on the exchange of their investments in the equity securities of CVC for those of Veeco Instruments and on the exchange of their investments in the equity securities of iCompression for those of Globespan.

Income Taxes.    Our predecessor recorded a provision for income taxes of $275 million for fiscal year 2000 and its effective tax rate was 43%. The effective tax rate used to record the provision for income taxes for fiscal year 2000 differed from the U.S. federal statutory rate primarily due to in-process research and development expenses that were not deductible for tax purposes, partially offset by the benefit related to research and development tax credits.

        Our predecessor provided for income taxes at the U.S. federal statutory rate of 35% on substantially all of our current year foreign earnings for fiscal year 2000. A substantial portion of our Far East manufacturing operations at plant locations in China, Malaysia, Singapore and Thailand operate under various tax holidays, which expire in whole or in part at various dates through 2010. The tax holidays had no impact on net income in fiscal year 2000. Cumulative undistributed earnings of our Far East subsidiaries for which no income taxes were provided aggregated approximately $1.631 billion at June 30, 2000. These earnings were considered to be permanently invested in non-U.S. operations. Additional U.S. federal and state taxes of approximately $584 million would have had to have been provided if these earnings had been repatriated to the United States in fiscal year 2000.

Quarterly Financial Results

The following tables present the unaudited quarterly results of operations for us and for our predecessor in dollars and as a percentage of revenue for the periods indicated through the quarter ended June 28, 2002. The information for each of these periods is unaudited and has been prepared on the same basis as the audited consolidated and combined financial statements of us and our predecessor included elsewhere in this prospectus. In the opinion of management, all necessary adjustments, which consist only of normal and recurring adjustments, have been included to present fairly the unaudited quarterly results. This data should be read in conjunction with the consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus. These operating results are not indicative of the expected results of any future period.

	Predecessor		Seagate Technology Holdings
	Quarter Ended Sep. 29, 2000	Sep. 30, 2000 to Nov. 22, 2000	Nov. 23, 2000 to Dec. 29, 2000	Quarter Ended
				Mar. 30, 2001	June 29, 2001	Sep. 28, 2001	Dec. 28, 2001	Mar. 29, 2002	June 28, 2002
	(in millions)
Revenue	$1,677	$633	$974	$1,468	$1,214	$1,294	$1,629	$1,691	$1,473
Cost of revenue	1,298	737	862	1,102	961	996	1,192	1,180	1,125

Gross margin	379	(104)	112	366	253	298	437	511	348

Product development	183	226	69	162	157	151	164	177	206
Marketing and administrative	121	329	94	122	72	96	109	97	196
Amortization of intangibles	12	8	4	3	5	5	5	5	5
In-process research and development (a)	—	—	52	—	—	—	—	—	—
Restructuring costs (b)	19	—	—	54	12	—	—	4	—

Income (loss) from operations (c)	44	(667)	(107)	25	7	46	159	228	(59)
Other income (expense), net (d)	144	(139)	(16)	(8)	(3)	(6)	(10)	(14)	(105)

Income (loss) before income taxes	188	(806)	(123)	17	4	40	149	214	(164)
Provision for (benefit from) income taxes	65	(271)	20	(9)	(3)	6	25	21	34

Net income (loss)	$123	$(535)	$(143)	$26	$7	$34	$124	$193	$(198)

	Predecessor		Seagate Technology Holdings
	Quarter Ended Sep. 29, 2000	Sep. 30, 2000 to Nov. 22, 2000	Nov. 23, 2000 to Dec. 29, 2000	Quarter Ended
				Mar. 30, 2001	June 29, 2001	Sep. 28, 2001	Dec. 28, 2001	Mar. 29, 2002	June 28, 2002
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	77	116	89	75	79	77	73	70	76

Gross margin	23	(16)	11	25	21	23	27	30	24

Product development	11	36	7	11	13	12	10	10	14
Marketing and administrative	7	52	10	8	6	7	7	6	14
Amortization of intangibles	1	1	—	—	—	—	—	—	—
In-process research and development (a)	—	—	5	—	—	—	—	—	—
Restructuring costs (b)	1	—	—	4	1	—	—	—	—

Income (loss) from operations (c)	3	(105)	(11)	2	1	4	10	14	(4)
Other income (expense), net (d)	8	(22)	(2)	(1)	—	(1)	(1)	(1)	(7)

Income (loss) before income taxes	11	(127)	(13)	1	1	3	9	13	(11)
Provision for (benefit from) income taxes	4	(43)	2	(1)	—	—	1	1	2

Net income (loss)	7%	(84)%	(15)%	2%	1%	3%	8%	$12%	(13)%

(a)
Seagate Technology Holdings recorded an in-process research and development charge of $52 million in the period from November 23, 2000 to December 29, 2000 in connection with the November 2000 transactions.

(b)
Restructuring charges are described in more detail in the notes to the audited consolidated financial statements relating to Seagate Technology Holdings and its predecessor included elsewhere in this prospectus and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

(c)
Income (loss) from operations includes: (1) in the quarter ended September 29, 2000, administrative costs of $3 million related to the transactions; (2) in the period from September 30, 2000 to November 22, 2000, a $567 million compensation charge related to the acceleration of stock options in connection with the November 2000 transactions, of which $265 million was allocated to cost of sales, $116 million was allocated to product development expense and $185 million was allocated to marketing and administrative expense, and $74 million in administrative costs were incurred related to the transactions; (3) in the period from November 23, 2000 to December 29, 2000, the recognition of higher costs of revenue resulting from the $131 million write-up to fair value of inventories acquired at the close of the November 2000 transactions, $40 million in fees paid to sponsors for consulting and advisory services in connection with the November 2000 transactions and $6 million in administrative costs related to the transactions; and (4) in the quarter ended June 28, 2002, a $179 million charge to record $32 million paid to participants in the deferred compensation plan and $147 million to accrue the remaining obligations under the plan, of which $38 million was allocated to cost of sales, $29 million was allocated to product development expense and $112 million was allocated to marketing and administrative expense.

(d)
Other income (expense) includes: (1) in the quarter ended September 29, 2000, net gains of $122 million on the sale of investments; (2) in the period from September 30, 2000 to November 22, 2000, a $154 million loss on investments; and (3) in the quarter ended June 28, 2002, debt refinancing charges of $93 million.

During the period from September 30, 2000 to November 22, 2000 our predecessor’s revenues were adversely affected by a limited supply of certain electrical components from our external suppliers. This shifted some shipments into the subsequent November 23, 2000 to December 29, 2000 period when these supplier constraints began to alleviate. In addition, the November 23, 2000 to December 29, 2000 period benefited from the seasonality of our business whereby the December holidays drive sales of consumer electronics and PCs. By the end of the quarter ended March 30, 2001, we began to experience an overall decline in demand due to reductions in global information technology spending. This decline in spending persisted and was the primary cause of lower revenue in the next two quarters as compared to the quarter ended March 30, 2001. Although the global information technology spending decline continues to the present, revenue increased significantly in the quarters ended December 28, 2001 and March 29, 2002 due to our gains in market share. These gains were the result of improved execution and time-to-market leadership within the rigid disc drive industry. In the quarter ended June 28, 2002, the pricing environment became extremely aggressive, a condition that was exacerbated by competitors exiting the industry and liquidating their excess inventory. In addition, our revenue was adversely impacted by lower demand typically associated with the seasonality of our business, particularly in the PC and consumer electronics markets, a decline in global information technology spending due to the weakened global economy, and more efficient utilization of enterprise-wide storage capacity by end-users of storage products. As a result of these factors, our revenue declined in the quarter ended June 28, 2002 and, accordingly, we expect a decline in our operating results for the first quarter of fiscal year 2003.

During the period from September 30, 2000 to November 22, 2000, our predecessor’s gross margins were negatively impacted as a result of compensation charges to cost of sales of $265 million related to the acceleration of stock options in connection with the November 2000 transactions. Subsequent to November 22, 2000, gross margins benefited from lower charges to cost of revenue for depreciation resulting from write-downs to fair value of our depreciable assets in connection with the November 2000 transactions. This benefit was offset, however, in the period from November 23, 2000 to December 29, 2000, by $131 million of increased costs due to our higher basis in beginning inventory, also in connection with the November 2000 transactions. In the quarters ended June 29, 2001 and September 28, 2001, gross margins declined moderately due to declines in revenue caused by a slowdown in global information technology spending. However, gross margins increased substantially in the following two quarters due to increases in revenue from gains in market share and from lower costs resulting from our initiatives, such as Six Sigma, Factory of the Future and enhanced supply chain management. In the quarter ended June 28, 2002, gross margins again declined. This was a result of severe price erosion during the period as well as lower absorption of fixed costs from lower unit sales volume.

Liquidity and Capital Resources

The following is a discussion of our principal liquidity requirements and capital resources.

The Refinancing

In May 2002, we refinanced all of our outstanding indebtedness. This refinancing consisted of:

•	the repurchase of all of our $210 million principal amount 12½% senior subordinated notes due 2007;

•	the issuance and private placement of $400 million in principal amount of 8% senior notes due 2009 by Seagate Technology HDD Holdings;

•	the repayment of approximately $673 million under our previously existing senior secured credit facilities;

•
the entry by Seagate Technology HDD Holdings, a direct subsidiary of Seagate Technology Holdings, and Seagate Technology (US) Holdings, an indirect subsidiary of Seagate Technology Holdings, into new senior secured credit facilities, which consist of a $350 million term loan facility that has been drawn in full and a $150 million revolving credit facility that has not been drawn upon;

•	the distribution of $167 million to our shareholders who consist of New SAC and employees who have exercised options granted under Seagate Technology Holdings’ share option plan; and

•	the payment of approximately $32 million to deferred compensation plan participants, consisting of members of the management group.

The impact of the refinancing on Seagate Technology Holdings’ operations, on a pro forma basis as if the refinancing had been accomplished at the beginning of fiscal year 2002 and after elimination of non-recurring charges for the $93 million loss on repayment of debt described below, is a reduction in interest income of approximately $9 million and a reduction in interest expense of approximately $19 million for fiscal year 2002. The reduction in interest income is a result of lower average invested cash balances after our use in the refinancing of approximately $419 million of cash. The decrease in interest expense is a result of the reduction in the principal balance and interest rates of our new outstanding borrowings. The pro forma impact of the refinancing on fiscal year 2002 net income would be to increase our net income from $153 million to $255 million.

In connection with the refinancing, including the distribution of $32 million to deferred compensation plan participants in May 2002, Seagate Technology Holdings recognized $112 million of non-recurring expenses in the quarter ended June 28, 2002. This included:

•	a $93 million loss on the extinguishment of debt, which was comprised of:

—	$50 million related to the premium paid in the repurchase of Seagate Technology International’s 12 1/2% senior subordinated notes due 2007;

—	$7 million to write off unamortized discount on those notes;

—
$31 million to write off capitalized debt issuance costs on both the 12 1/2% senior subordinated notes due 2007 and the former senior secured credit facilities of Seagate Technology International and Seagate Technology (US) Holdings, Inc.;

—
a $4 million loss on an interest rate swap on one of the term loans included in the former senior secured credit facilities of Seagate Technology International and Seagate Technology (US) Holdings, Inc.; and

—	$1 million of other costs and expenses; and

•	$19 million of compensation expense related to the distribution of $32 million to deferred compensation plan participants, net of a $13 million income tax benefit.

The borrowers under the new senior secured credit facility are Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, Inc. Both of these companies are wholly-owned direct or indirect subsidiaries of Seagate Technology Holdings. The new senior secured credit facilities are secured by a first priority pledge of substantially all the tangible and intangible assets of Seagate Technology HDD Holdings and many of its subsidiaries, as well as a pledge of the shares of Seagate Technology HDD Holdings and many of its subsidiaries, which in the case of non-U.S. subsidiaries of Seagate Technology (US) Holdings, Inc. is limited to a pledge of 65% of the shares of those subsidiaries, in each case subject to a number of exceptions. Seagate Technology Holdings and many of the direct and indirect subsidiaries of Seagate Technology HDD Holdings have guaranteed the obligations under the credit agreement that governs our new senior secured credit facilities.

The credit agreement that governs our new senior secured credit facilities contains covenants that Seagate Technology HDD Holdings must satisfy in order to remain in compliance with the agreement. These covenants require Seagate Technology HDD Holdings, among other things, to maintain the following ratios: (1) an interest expense coverage ratio for any period of four consecutive fiscal quarters of at least 2.50 to 1.00; (2) a fixed charge coverage ratio for any four consecutive fiscal quarters of at least (a) 1.20 to 1.00 for the period from March 30, 2002 to June 29, 2002, (b) 1.25 to 1.00 for the period from June 30, 2002 to June 29, 2003 and (c) 1.50 to 1.00 for any period after June 30, 2003; and (3) a net leverage ratio of not more than (a) 1.75 to 1.00 as of the end of any fiscal quarter during the period from March 30, 2002 to June 29, 2002, and (b) 1.50 to 1.00 as of the end of any fiscal quarter commencing on or after June 30, 2002. We are currently in compliance with all of these covenants, including the financial ratios that we are required to maintain.

The calculated financial ratios for the quarter ended June 28, 2002 is as follows:

	Required	June 28, 2002
Interest Coverage Ratio	Not less than 2.50	20.04
Fixed Charge Coverage Ratio	Not less than 1.20	3.00
Net Leverage Ratio	Not greater than 1.75	(0.08)

Non-compliance with the terms of the credit agreement, unless cured or waived, could trigger an event of default for both the senior secured credit facility and Seagate Technology HDD Holdings’ outstanding notes and require repayment of the debt, the provision of additional guarantees and collateral or other changes in terms. In addition, subject to specified exceptions and qualifications, Seagate Technology Holdings and its subsidiaries that guarantee the new senior secured credit facility are restricted in their ability to, among other things, incur additional debt, pay dividends, repurchase equity interests, incur any liens on their assets, sell or otherwise dispose of assets, including capital stock of subsidiaries, enter into mergers or consolidations and enter into transactions with affiliates. See “Description of the New Senior Secured Credit Facilities” elsewhere in this prospectus for a description of these covenants.

In connection with the new senior credit facility, Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, Inc. entered into a new revolving credit facility, under which $150 million is available to these entities. No borrowings were made under this revolving credit facility at the close of the refinancing.

On March 19, 2002, Seagate Technology Holdings paid a distribution of $33 million to its shareholders, including New SAC, to enable New SAC to make a distribution of approximately $33 million to its shareholders, which allowed members of our sponsor group to satisfy tax obligations.

On May 20, 2002, Seagate Technology Holdings made a distribution to its shareholders, including New SAC, to enable New SAC to make a distribution to its preferred shareholders. At approximately the same time, distributions were made to participants in Seagate Technology HDD Holdings’ deferred compensation plan. The aggregate amount of the shareholder distribution was approximately $167 million and the aggregate amount of the deferred compensation plan distribution was approximately $32 million.

The net effect of the refinancing and the distribution to Seagate Technology Holdings’ shareholders and participants in Seagate Technology HDD Holdings’ deferred compensation plan in May 2002 was a decrease in cash, cash equivalents and short-term investments of $419 million, consisting of an increase of $750 million from our senior secured credit facilities and the issuance of Seagate Technology HDD Holdings’ outstanding notes, offset by $1.169 billion of cash outlays.

The degree to which we are leveraged could materially and adversely affect our ability to obtain financing for working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all. We will require substantial amounts of cash to fund scheduled payments of principal and interest on our indebtedness, future capital expenditures and any increased working capital requirements. If we are unable to meet our cash requirements out of existing cash or cash flow from operations, we cannot assure you that we will be able to obtain alternative financing on terms acceptable to us, if at all.

As noted above, the subsidiaries of Seagate Technology Holdings that operate its storage area networks business, including XIOtech Corporation, are not subject to the restrictive covenants and other provisions in the indenture that governs the notes and are not guarantors under the credit agreement that governs the new senior secured credit facilities. The indenture governing the notes and the new credit agreement do, however, permit us to use funds generated by, or otherwise located within, the rigid disc drive business to invest in third parties, subject to financial and other limitations, which could include investments in Seagate Technology Holdings’ storage area networks business as well as in other businesses owned by our parent company, New SAC.

Discussion of Cash Flows

At June 28, 2002, our working capital was $359 million, which included cash, cash equivalents and short-term investments of $843 million. The decrease in cash, cash equivalents and short-term investments was $66 million from June 29, 2001 to June 28, 2002. For the fiscal year ending June 28, 2002, the primary contributors to the decrease in cash, cash equivalents and short-term investments were the refinancing of all of our outstanding indebtedness, expenditures for property, equipment and leasehold improvements, and shareholder distributions. These uses of cash were substantially offset by cash provided by operating activities. During the quarter ended June 28, 2002, we repaid $883 million of long-term debt and refinanced it with $750 million of new long-term debt. Cash used to acquire property, equipment and leasehold improvements was $540 million for fiscal year 2002. Shareholder distributions included $33 million paid to Seagate Delaware’s former stockholders in connection with the final accounting for the November 2000 transactions and $167 million paid to shareholders of Seagate Technology Holdings, consisting of New SAC and certain employees. Cash provided by operating activities was $905 million and consisted primarily of net income plus depreciation and amortization and an increase in accounts payable.

Until required for other purposes, our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Our short-term investments consist primarily of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase.

Net cash provided by (used in) operating activities was $905 million for fiscal year 2002, $269 million for the period from November 23, 2000 to June 29, 2001, $121 million for the period from July 1, 2000 to November 22, 2000, and $443 million for fiscal year 2000. Net cash provided by operating activities for fiscal year 2002 was primarily attributable to net income as adjusted for non-cash expenses for depreciation and amortization, deferred income taxes, deferred compensation and the write-off of debt issuance costs, and as adjusted to reclassify the cash payment for the redemption premium on the 12 1/2% senior subordinated notes to net cash used in financing activities. Net cash provided by operating activities during the period from November 23, 2000 to June 29, 2001, was primarily attributable to a net loss, which was more than offset by net non-cash charges such as depreciation, amortization and in-process research and development and a decrease in net operating assets. Net cash provided by operating activities during the period from July 1, 2000 to November 22, 2000 was primarily attributable to a net loss, which was more than offset by net non-cash charges such as depreciation, amortization, deferred income taxes and compensation expense related to the acceleration of vesting of stock options in connection with the November 2000 transactions. Net cash provided by operating activities for fiscal year 2000 was primarily attributable to net income, net of non-cash adjustments such as depreciation and amortization, deferred income taxes, in-process research and development, restructuring charges and gains on investments in equity securities.

Net cash provided by (used in) investing activities was ($610) million for fiscal year 2002, ($1.140) billion for the period from November 23, 2000 to June 29, 2001, $829 million for the period from July 1, 2000 to November 22, 2000, and $173 million for fiscal year 2000. Net cash used in investing activities for fiscal year 2002 was primarily attributable to expenditures for property, equipment and leasehold improvements. Net cash used in investing activities during the period from November 23, 2000 to June 29, 2001, was primarily used to acquire property, equipment and leasehold improvements, the purchase of the rigid disc drive and storage area networks divisions of our predecessor, and purchases of short-term investments in excess of maturities. Net cash provided by investment activities during the period from July 1, 2000 to November 22, 2000, was primarily attributable to net sales and maturities of investments offset by expenditures for property, equipment and leasehold improvements and the establishment of a restricted cash account related to the transaction with VERITAS. Net cash provided by investing activities for fiscal year 2000 was primarily attributable to proceeds from the sale of SanDisk stock partially offset by expenditures for property, equipment and leasehold improvements.

Net cash provided by (used in) financing activities was ($411) million for fiscal year 2002, $1.599 billion for the period from November 23, 2000 to June 29, 2001, ($1.818) billion for the period from July 1, 2000 to November 22, 2000, and ($114) million for fiscal year 2000. Net cash used in financing activities for fiscal year 2002 was primarily attributable to the refinancing and overall reduction of all of our outstanding indebtedness, payment of distributions to our shareholders and payment of the redemption premium on the 12 1/2% senior subordinated notes. Net cash provided by financing activities during the period from November 23, 2000 to June 29, 2001 was primarily a result of cash provided from the issuance of our term loans under our former senior secured credit facilities and 12½% senior subordinated notes and cash provided from the issuance of stock to our parent company. Net cash used in financing activities during the period from July 1, 2000 to November 22, 2000, was attributable to excess cash provided to our predecessor’s parent company, Seagate Delaware, for distribution to its shareholders as a result of the November 2000 transactions and repayment of our predecessor’s senior notes and debentures. Net cash provided by financing activities for fiscal year 2000 was primarily attributable to cash invested in our business by our predecessor’s parent company partially offset by repayment of intercompany loan amounts.

During the fiscal year ended June 28, 2002, we invested approximately $538 million in property, equipment and leasehold improvements. The $538 million investment comprised:

•	$275 million for manufacturing facilities and equipment related to our subassembly and disc drive final assembly and test facilities in the United States and the Far East;

•	$149 million for our manufacturing facilities and equipment for the recording head operations in the United States, the Far East and Northern Ireland;

•	$84 million to upgrade the capabilities of our thin-film media operations in the United States, Singapore and Northern Ireland; and

•	$30 million for other purposes.

We anticipate investments of approximately $600 million in property and equipment for fiscal year 2003. We plan to finance these investments from existing cash balances and cash flows from operations.

Liquidity Sources, Requirements and Contractual Cash Requirements and Commitments

Our principal sources of liquidity as of June 28, 2002 consisted of: (1) $843 million in cash, cash equivalents, and short-term investments, (2) a $150 million revolving credit facility which has not been drawn upon, and (3) cash we expect to generate from operations during our next fiscal year.

Since the closing of the November 2000 transactions, our principal liquidity requirements have been to service our debt and meet our working capital, research and development and capital expenditure needs. In addition, in the second half of fiscal year 2002, we made return of capital distributions to our shareholders.

We believe that our sources of cash will be sufficient to fund our operations and meet our cash requirements at least through fiscal year 2003. Our ability to fund these requirements and comply with the financial covenants under our debt agreements will depend on future operations, performance and cash flow and is subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control. In addition, as part of our strategy, we intend to pursue strategic alliances, acquisitions and investments that are complementary to our business. Any material future acquisitions, alliances or investments will likely require additional capital. We cannot assure you that additional funds from available sources will be available on terms acceptable to us, or at all.

As of June 28, 2002, the company had $43 million of outstanding standby letters of credit and bankers’ guarantees. The standby letters of credit and bankers’ guarantees were issued under the $150 million revolving credit facility.

Our contractual cash obligations and commitments have been summarized in the table below (in millions):

		Fiscal Year(s)
	Total	2003	2004-2005	2006-2007	After 2007
Contractual Obligations:
Long term debt	$750	$2	$7	$341	$400
Capital leases	1	—	1	—	—
Operating leases	235	27	42	39	127

Subtotal	986	29	50	380	527
Commitments:
Capital expenditures	161	161
Letters of credit or bank guarantees	43	43

Subtotal	204	204

Total	$1,190	$233	$50	$380	$527

Under operating leases, we have included total future minimum rent expense under non-cancelable leases for both occupied and abandoned facilities. We have $9 million in restructuring reserves included in the balance sheet related to non-cancelable leases.

Additionally, as disclosed in Note 4 to the consolidated financial statements, under the terms of our deferred compensation plan, we expect to pay the $147 million of remaining deferred compensation obligations concurrently with return of capital distributions to our preferred shareholders. For each dollar of deferred compensation paid, we expect to return five dollars of capital to our preferred shareholders. We expect our sources of cash to be adequate to fund such distributions.

Critical Accounting Policies

The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The SEC has defined the most critical accounting policies as the ones that are most important to the portrayal of our financial condition and operating results, and require us to make our most difficult and subjective judgments, often as a result of the need to make estimates of matters that are highly uncertain at the time of estimation. Based on this definition, our most critical policies include: establishment of sales program accruals, establishment of warranty accruals, and valuation of deferred tax assets. Below, we discuss these policies further, as well as the estimates and judgments involved. We also have other key accounting policies and accounting estimates relating to uncollectible customer accounts, valuation of inventory and, when we issue stock awards, the fair value of our shares as determined by the board of directors. We believe that these other policies and other accounting estimates either do not generally require us to make estimates and judgments that are as difficult or as subjective, or it is less likely that they would have a material impact on our reported results of operations for a given period.

Establishment of Sales Program Accruals.    We establish certain distributor sales programs aimed at increasing customer demand. These programs are typically related to a distributor’s level of sales, order size and advertising or point of sale activity. We provide for these obligations at the time that revenue is recorded based on estimated requirements. These estimates are based on various factors, including estimated future price erosion, customer sell-through levels, program participation and customer claim submittals. Significant variations in any of these factors could have a material effect on our operating results.

In the third quarter of fiscal year 2002, our North American distribution customers transitioned from a consignment model, under which we recognize revenue when distributors sell our products through to their customers, to a sell-in model, under which we recognize revenue when our products are sold to distributors. This transition resulted from changes in our contractual arrangements with our North American distribution customers. As a result of these changes, title and risk of loss now pass to those distributors at the time we ship our products to them, as compared to our former contractual arrangements under which title and risk of loss remained with us until our products were sold by the distributors. We effected the transition to a sell-in model with respect to our North American distribution customers in an effort to improve our competitive position within the rigid disc drive industry by increasing the incentive of those distributors to sell our products through to their customers. Although a limited right of return exists with respect to sales to our North American distribution customers, requiring us to make estimates of future returns, we believe that these estimates are reasonably accurate due to the short time period during which our North American distribution customers can return our products, the limitations placed on their right to make returns, our long history of conducting business with distributors on a sell-in basis in Asia and Europe, the nature of our historical relationships with our North American distribution customers and the daily reporting procedures through which we monitor inventory levels and sales to end-users. Although the transition to a sell-in model with respect to our North American distribution customers did not have a material affect on our total revenues, the failure of our distribution customers to sell our products to end-users or our failure to accurately predict the level of future returns by our distribution customers could have a material impact on our results of operations in future periods.

Establishment of Warranty Accruals.    We estimate probable product warranty costs at the time revenue is recognized. We generally warrant our products for a period of one to five years. Our estimate considers product failure rates and trends, estimated repair costs and probable return rates. We use a statistical model to help us with our estimates. We exercise a considerable degree of judgment in formulating the underlying estimates described above. Should actual experience in any period differ significantly from our estimates, our future results of operations could be materially affected.

Valuation of Deferred Tax Assets.    The recording of our deferred tax assets each period depends primarily on our ability to generate current and future taxable income in the United States. Each period we evaluate the need for a valuation allowance for our deferred tax assets and we adjust the valuation allowance so that we record net deferred tax assets only to the extent that we conclude it is more likely than not that these assets will be realized.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. The adoption of SFAS 141 had no effect on our consolidated financial position or results of operations in fiscal year 2002. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized; however, these assets must be reviewed at least annually for impairment. Intangible assets with finite useful lives will continue to be amortized over their respective useful lives. The provisions of SFAS 142 will be effective for our fiscal year 2003. We have determined the adoption of SFAS 142 will have no impact on our consolidated financial position or results of operations in fiscal year 2003.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. The Company adopted SFAS 144 in fiscal year 2003. The Company does not expect the adoption of SFAS 144 to have a significant impact on its consolidated results of operations, financial position and cash flows in fiscal year 2003.

In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-09 (“EITF 01-09”), “Accounting for Consideration Given by a Vendor to a Customer/Reseller,” which addresses the accounting for consideration given by a vendor to a customer including both a reseller of the vendor’s products and an entity that purchases the vendor’s products from a reseller. EITF 01-09 also codifies and reconciles related guidance issued by the EITF No. 00-25 “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” (“EITF 00-25”). EITF 01-09 outlines the presumption that consideration given by a vendor to a customer, a reseller or a customer of a reseller is to be treated as a deduction from revenue. Treatment of such payments as an expense is only appropriate if two conditions are met: a) the vendor receives an identifiable benefit in return for the consideration paid that is sufficiently separable from the sale such that the vendor could have entered into an exchange transaction with a party other than the purchaser or its products in order to receive that benefit; and b) the vendor can reasonably estimate the fair value of that benefit. We adopted EITF 01-09 as of January 1, 2002, and it did not have a material impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than when the exit or disposal plan is approved.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk.    Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and long-term debt. We do not use derivative financial instruments in our investment portfolio, but use them to hedge floating rate debt.

We invest in high credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. As stated in our policy, we are averse to principal loss and ensure the safety and preservation of our invested funds by limiting default risk, market risk and reinvestment risk.

We mitigate default risk by maintaining a diversified portfolio and by investing in only high quality securities. We constantly monitor our investment portfolio and position our portfolio to respond appropriately to a reduction in credit rating of any investment issuer, guarantor or depository. We maintain a highly liquid portfolio by investing only in marketable securities with active secondary or resale markets.

We have both fixed and floating rate debt obligations. We enter into debt obligations to support general corporate purposes including capital expenditures and working capital needs. We use derivative financial instruments to hedge a portion of our floating rate debt obligations. In December 2000, we entered into a fixed rate interest rate swap agreement with a notional amount of $245 million and an interest rate of 5.43% for a term of two years. The maturity date of the swap matched the principal serial maturities on the underlying debt. Credit exposure resulting from the derivative financial instruments was diversified among various commercial banking institutions in the United States and Europe.

The table below presents principal (or notional) amounts and related weighted average interest rates by year of maturity for our investment portfolio, debt obligations, and interest rate swap as of June 28, 2002. All investments mature in three years or less.

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value June 28, 2002
	(in millions)
Assets
Cash equivalents:
Fixed rate	$554						$554	$554
Average interest rate	1.83%						1.83%
Short-term investments:
Fixed rate	$12	$36	$6				$54	$55
Average interest rate	2.68%	3.17%	4.35%				3.21%
Variable rate	$176						$176	$176
Average interest rate	2.00%						2.00%
Total investment securities	$743	$36	$6				$785	$785
Average interest rate	1.89%	3.17%	4.35%				1.97%
Long-Term Debt
Fixed rate						$400	$400	$400
Average interest rate						8.00%	8.00%
Floating rate:
Tranche B (LIBOR + 200 bp)	$2	$3	$4	$4	$337		$350	$350
	3.94%	3.94%	3.94%	3.94%	3.94%		3.94%
Swap (3 month LIBOR)	$245						$245	$(4)
	5.43%						5.43%

Foreign Currency Risk.    We transact business in various foreign countries. Our primary foreign currency cash flows are in emerging market countries in the Far East and in European countries. During fiscal year 2002, we did not hedge any of our local currency cash flows. All foreign currency cash flow requirements were met using spot foreign exchange transactions. We are currently reviewing the potential for hedging local currency cash flows.

BUSINESS

We are the worldwide leader in the design, manufacturing and marketing of rigid disc drives. Rigid disc drives, which are commonly referred to as hard drives, are used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers delivering information over corporate networks and the Internet. According to IDC, we are the largest manufacturer of rigid disc drives in terms of unit shipments, with a 28.3% market share for the six months ended June 30, 2002 and a 23.5% market share for calendar year 2001. We produce a broad range of rigid disc drive products that make us a leader in both the enterprise sector of our industry, where our products are primarily used in enterprise servers, mainframes and workstations, and the personal storage sector of our industry, where our products are used in PCs and consumer electronics. According to IDC, our share of unit shipments of enterprise drives in the six months ended June 30, 2002 reached 58.0%, compared to 46.9% for calendar year 2001. In the personal storage sector, our share of unit shipments for the six months ended June 30, 2002 reached 31.0%, compared to 25.5% for calendar year 2001.

We have achieved our leadership position through ownership of critical component technologies, a commitment to advanced research and development and a focus on manufacturing and supply chain efficiency and flexibility. We believe our current industry leadership in technology and manufacturing efficiency has been achieved through our successful ongoing execution of our long-term strategic plan, which we developed in 1998. This long-term plan involves:

•	increasing our commitment to investment in fundamental research and technological innovation;

•	introducing a disciplined methodology for commercializing our technological innovations in an effort to consistently be first to market with new products;

•	instituting common technology platforms throughout our product portfolio to allow us to efficiently leverage our component technology advancements across multiple products;

•	streamlining our operations by rationalizing our manufacturing processes to eliminate redundant facilities, focusing on strategic competencies and enhancing our supply chain management;

•	increasing the automation and uniformity of our manufacturing processes through our “Factory of the Future” initiative; and

•	implementing the Six Sigma quality management philosophy company wide.

We believe that our business strategy will allow us to continue to gain market share, extend our industry leadership and improve our financial performance.

Our industry requires significant investments in technology. We believe our industry leading scale and product breadth enable us to commit more resources to research and development and capital investment than our competitors. In addition, our ownership of critical component technologies enables us to better control our product roadmap and provides us with a significant advantage over manufacturers who rely on merchant component suppliers for key elements of their technological innovation.

We sell our rigid disc drives primarily to major original equipment manufacturers, or OEMs, with whom we have longstanding relationships. These customers include Dell, EMC, Hewlett-Packard, IBM, and Sun Microsystems. We also have key relationships with major distributors, who sell our rigid disc drive products to small OEMs, dealers, system integrators and retailers throughout most of the world.

Industry

Demand for Electronic Data Storage Continues to Increase

The amount of data stored and accessed electronically is growing exponentially. According to IDC, the total storage capacity of all rigid disc drives shipped grew by 97.0% on a compounded annual basis between 1997 and

2001, reaching 5.2 million terabytes shipped in 2001. The annual total storage capacity of all rigid disc drives to be shipped between 2002 and 2006 is expected to grow at a compounded annual rate of approximately 62.4% according to IDC. We believe there are a number of key factors driving this demand, including:

•
the rapid expansion of the Internet as a medium for information technology infrastructure related to business management, for broadband communication and for entertainment, particularly music and video;

•	the widespread adoption of enterprise software applications, such as supply chain management, customer relationship management, enterprise resource management and data warehousing;

•	a broader deployment of information storage systems that allow rapid recovery of data following a disaster and that increase data availability to end users by creating multiple distributed copies; and

•	the continuing growth in software applications, such as databases and computer aided design programs, used by individuals and small groups that are delivered over a network from shared data servers.

Rigid disc drives are the primary devices used for storing, managing and protecting the electronic data associated with all of these applications.

There are currently two areas, in particular, where demand for rigid disc drives is rapidly expanding:

Growth of Storage Area Networks and Network Attached Storage.    The need to address the dramatic expansion in data storage management requirements has spurred the evolution of new storage and data management technologies. Enterprises are increasingly offloading network traffic to dedicated storage area networks, or SANs. In addition, many enterprises are moving away from the use of server-attached storage to network-attached storage, or NAS. These solutions combine high-performance storage products that are comprised principally of rigid disc drives with sophisticated software and communications technologies. We expect that the market for these solutions will grow rapidly and will result in greater opportunities for the sale of high-performance, high-capacity rigid disc drives.

Growth in Rigid Disc Drives for Consumer Electronics.    High-performance computing and communications functions and, increasingly, rigid disc drives are being incorporated into consumer electronics such as video game consoles, including Microsoft’s Xbox, digital video recorders and advanced television set-top boxes. In addition, faster connections to the Internet and increased broadband capacity have encouraged consumers to download greater amounts of text, video and audio data, expanding the market for rigid disc drives for use in new consumer and entertainment appliances. The adoption and rapid growth of the use of rigid disc drives in these applications will be facilitated by the development of low-cost rigid disc drives that meet the pricing requirements of the consumer electronics market. IDC estimates that the total number of rigid disc drives shipped in consumer electronics applications will reach 77.1 million units in 2006.

Success in Our Industry Depends on Technology and Manufacturing Leadership

The design and manufacturing of rigid disc drives depends on highly advanced technology and manufacturing techniques, especially in the areas of read/write heads and recording media. Rigid disc drive manufacturers are distinguished by their level of integration, which is the degree to which they control the technology used in their products, and by whether they are captive, producing rigid disc drives for their own computer systems, or independent. Integrated manufacturers are companies that design and produce the critical technologies, including read/write heads and recording media, used in their rigid disc drives. An integrated approach enables them to lower manufacturing costs and to improve the functionality of components so that they work together efficiently. In contrast, manufacturers that are not integrated purchase most of their components from third party suppliers, upon whom they depend for key elements of their technological innovation and differentiation. This can limit their ability to coordinate technology roadmaps and optimize the component design process for manufacturing efficiency and product reliability while making them reliant on the technology investment decisions of their suppliers. Independent manufacturers can enjoy a competitive advantage over captive manufacturers in working with OEMs because they do not compete with OEMs for computer system sales.

Due to the significant challenges posed by the need to continually innovate and improve manufacturing efficiency, the rigid disc drive industry continues to undergo significant consolidation as manufacturers and merchant component suppliers merge with other companies or exit the industry. For instance, IBM recently agreed to combine its rigid disc drive business with that of Hitachi. Consolidation is likely to continue in our industry as the technological challenges and the associated levels of required investment grow, increasing the competitive necessity of large-scale operations. We believe the competitive dynamics of the rigid disc drive industry favor integrated, independent manufacturers with the scale to make substantial technology investments and apply them across a broad product portfolio and set of customers.

Competitive Strengths

We believe our industry leadership is the direct result of our technological innovation and our manufacturing flexibility, which enable us to meet the needs of our customers. Our key competitive strengths include:

Technology Leadership.    We believe that we invest substantially more in research and development, particularly on read/write heads and recording media, than any of our independent competitors or their component suppliers while maintaining our strong financial performance. To increase the commercial value we derive from our research investment, we use a disciplined technology review and portfolio management process for guiding new technology innovations from the research stage to product introduction. We believe our research and development strategy enhances our technology leadership, which allows us to bring products to market more rapidly than other manufacturers. Recent examples of our success in technology innovation include being first to market with rigid disc drives with rotational speeds of 15,000 revolutions per minute, and we were the first to demonstrate storage density of 100 gigabits per square inch.

Technology Leverage.    Our size and market leadership enable us to apply our research and development investments over a broad product portfolio and to make timely improvements in product and component design as well as manufacturing efficiency. We have divided the elements that comprise a rigid disc drive into separate technology platforms that we have standardized over a broad portion of our product portfolio. This approach allows us to invest in the advancement of the platform rather than a single product. In addition, the scale of our research and development organization provides us with numerous benefits. For example, through our substantial investment in fundamental research in magnetic storage we are able to create technology that we can use to penetrate new markets, including consumer electronics and notebook computers. Our innovations in manufacturing technology also enable us to improve our efficiency and flexibility through increased automation. Moreover, the close coordination of our research and development organization with our manufacturing group enhances our ability to rapidly achieve volume production.

Control Over the Design and Manufacture of Critical Components.    We internally design and/or manufacture several of the components used in our rigid disc drives that are essential to meeting the technology requirements for rapidly improving performance and storage capacity. We believe that our control of key technologies, including read/write heads and recording media, combined with our innovations in manufacturing, enable us to achieve product performance and time-to-market advantages. We believe that close coordination of development efforts between our research groups provides us with an advantage in efficiently improving the design of our rigid disc drive products to increase performance, reliability and manufacturing yields while reducing costs. Additionally, our control over critical components reduces our dependence on the research and development efforts of component suppliers, who in some cases have lagged the market or failed to develop needed technologies. Overall, our control of critical components enables us to offer greater value to our customers by enhancing the quality of our products, meeting their precise requirements and reducing our costs. This control also enhances our supply chain management and the operation of our just-in-time inventory centers.

Manufacturing and Supply Chain Efficiency.    During the past several years we have made significant improvements to our manufacturing efficiency through our Factory of the Future initiative. As part of this manufacturing effort, over the past three fiscal years, we increased the degree of automation in our manufacturing operations while closing 14 facilities, reducing headcount by approximately 38,000 and reconfiguring our production lines to handle multiple products. We achieved this transition without operating disruption while increasing overall unit production and realizing a three-fold increase in unit production per manufacturing employee. Currently, we manufacture substantially all of our enterprise and high-end desktop products on our automated manufacturing lines. We believe our improved efficiency enables us to maintain our financial flexibility during industry downturns. Our use of automation has increased our manufacturing flexibility, enabling us to improve our responsiveness to customers and take advantage of unforecasted customer demand to deliver products on short notice. In addition, through the introduction of a Six Sigma quality management program, we have reduced the process variations in our manufacturing facilities, resulting in improved quality, reliability and performance of our rigid disc drives. Six Sigma is a highly disciplined quality management and process optimization methodology that relies on the rigorous use of statistical techniques to assess process variability and defects. Taken together, we believe these improvements make us a manufacturing and supply chain efficiency leader in our industry.

Broad Product Offering.    We produce a broad range of enterprise and desktop rigid disc drive products that extends from high-performance to low-cost applications. Our broad product range contributes to our market leadership and enables us to achieve leverage in our research and development efforts, global distribution channels and manufacturing capacity. We endeavor to design and develop our product lines to meet the precise and changing requirements of our customers, who must deliver to their end users the appropriate storage solutions based on application and cost. We continue to deliver new rigid disc drive products in high-growth areas such as SAN and NAS applications as well as consumer electronics. We are also extending our technology to address the market for smaller sized rigid disc drives used in portable computers.

Longstanding, Strong Customer Relationships.    Our rigid disc drives are essential components of the PCs, workstations, mainframe computers and networked storage subsystems manufactured by our customers. Our customers include many of the world’s leading computer OEMs and distributors. We believe that we have established strong relationships with nearly all of the leading enterprise and desktop OEMs by focusing on increased responsiveness to their needs and by providing them valuable services through joint development projects. We collaborate with many of our OEM customers in developing new and advanced storage solutions for their new products. Increasingly, we are becoming integrated into our customers’ supply chain management, which provides us with increased manufacturing visibility and our customers with improved inventory management capabilities.

Experienced Management Team.    Our seven most senior executive officers have an average of 20 years of experience in the information storage industry. Our management team has successfully implemented manufacturing efficiency plans resulting in increased unit production per employee and has facilitated the acquisition and integration of complementary businesses, technologies and strategic component manufacturers.

Business Strategy

To enhance our position as the leading designer and manufacturer of rigid disc drives and increase our market share, we intend to pursue the following business strategies:

Continue to Lead Technological Innovation.    We intend to strengthen our industry leading position by continuing to make substantial investments in research and development while leveraging our integrated manufacturing operations. To this end, we established Seagate Research to conduct fundamental research in magnetic and other storage technologies. We also established our Advanced Concepts Laboratory to apply our research in magnetic storage to intermediate-term technologies. We believe that our commitment to research positions us to consistently be a leader in the introduction of new technologies and higher performance products. Additionally, by focusing on innovation and manufacturing together through our newly introduced Design for Six Sigma initiative, we are able to optimize the performance of our read/write heads and recording media along with the way our rigid disc drives are assembled and our components operate together. Design for Six Sigma is a systematic methodology utilizing tools, training and measurements to enable us to design products and processes that meet customer expectations and improve manufacturability. This is a key factor in our ability to meet the technological challenges posed by increasing storage capacity and performance requirements while at the same time reducing costs and accelerating time to market for new products. We believe that we have been able to consistently capture additional market share due to our time-to-market leadership with new products.

Increase Manufacturing and Supply Chain Efficiency and Flexibility.    We intend to continue our manufacturing improvement and cost reduction efforts. We have already significantly improved efficiency, reduced our operating expenses and enhanced the quality of the products we manufacture by decreasing manufacturing defects and improving product reliability, all while increasing total unit production. We intend to further integrate our manufacturing processes, which will allow us to produce any of our rigid disc drive models on any of the lines at our manufacturing facilities. We expect to realize additional cost efficiencies by extending our manufacturing automation to include testing and packaging. By further integrating our operations with our suppliers and customers, we believe that we can derive even greater working capital reductions and improve our responsiveness to customer requirements.

Expand and Deepen Relationships with Customers.    We intend to increase the strength and broaden the scope of our customer relationships by expanding our design and engineering services to become an integrated part of our customers’ supply chains. To implement this strategy, we intend to continue to collaborate with our major customers at the design and development stage of new products and to seek to add value to their end-user applications. We believe our improved manufacturing flexibility and the resulting ability to consistently fulfill product requests on short notice will lead our customers to rely on us as a strategic supplier. In addition, we have established just-in-time inventory centers near many of our largest customers’ production facilities and have placed design engineers on site with several of our largest customers.

Capitalize on Emerging Storage Demand and Increase Market Share.    We are dedicated to being the industry leader in all markets for rigid disc drives. Growth in electronic data requirements is increasing the demand for rigid disc drives in our enterprise and desktop markets. We believe that through our focus on technology innovation and manufacturing efficiency, we will continue to grow our market share. In addition, we believe that we have significant opportunities to address new, high-growth markets. For example, we are currently shipping rigid disc drives for consumer electronics products, including Microsoft’s Xbox and personal video recorders, and believe we can continue to further the use of rigid disc drives in new applications and markets by introducing advanced low-cost rigid disc drive products. We also intend to leverage our continuing investment in technology to bring new products to the mobile rigid disc drive market during calendar year 2003.

Continue to Pursue Select Alliances, Acquisitions and Investments.    We will continue to evaluate and selectively pursue strategic alliances, acquisitions and investments that are complementary to our business. We will continue to seek opportunities that provide us with enhanced technological expertise, new markets for rigid disc drive sales, a stronger product portfolio, increased market share, new products and a diversification of risk.

Overview of Rigid Disc Drive Technology

All rigid disc drives incorporate the same basic technology although individual products vary. One or more rigid discs are attached to a spindle assembly powered by a spindle motor that rotates the discs at a high constant speed around a hub. The discs, or recording media, are the components on which data is stored and from which it is retrieved. Each disc typically consists of a substrate of finely machined aluminum or glass with a layer of a thin-film magnetic material. Read/write heads, mounted on an arm assembly similar in concept to that of a record player, fly extremely close to each disc surface and record data on and retrieve it from concentric tracks in the magnetic layers of the rotating discs. The read/write heads are mounted vertically on an e-shaped assembly. The e-block and the recording media are mounted inside a metal casing, called the base casting.

Upon instructions from the drive’s electronic circuitry, a head positioning mechanism, or actuator, guides the heads to the selected track of a disc where the data is recorded or retrieved. Application specific integrated circuits, or ASICs, and ancillary electronic control chips are collectively mounted on printed circuit boards. ASICs move data to and from the read/write head and the internal controller, or interface, which communicates with the host computer. Rigid disc drive manufacturers typically use one or more of several industry standard interfaces such as advanced technology architecture, or ATA, small computer system interface, or SCSI, and Fibre Channel.

Rigid disc drive performance is commonly assessed by five key characteristics:

•	storage capacity, commonly expressed in megabytes, gigabytes or terabytes, which is the amount of data that can be stored on the disc;

•	spindle rotation speed, commonly expressed in revolutions per minute, which has an effect on speed of access to data;

•	interface transfer rate, commonly expressed in megabytes per second, which is the rate at which data moves between the rigid disc drive and the computer controller;

•	average seek time, commonly expressed in milliseconds, which is the time needed to position the heads over a selected track on the disc surface; and

•	media data transfer rate, commonly expressed in megabytes per second, which is the rate at which data is transferred to and from the disc.

Areal density is a measure of storage capacity per square inch on the recording surface of a disc. Current areal densities are sufficient to meet the requirements of most applications today. We expect, however, the long-term demand for increased drive capacities to continue to grow as audio and visual data require many multiples of the storage capacity of simple text. We have pursued, and expect to continue to pursue, a range of technologies to increase areal densities across the entire range of our products to increase drive capacities and to allow the elimination of components at a stated capacity as areal density increases, thus reducing costs.

Manufacturing

We pursue an integrated business strategy based on the ownership of critical component technologies. This strategy allows us to maintain control over our product roadmap and component cost, quality and availability. Our manufacturing efficiency and flexibility is a critical element of our integrated business strategy. During the past several years we have made significant improvements in our manufacturing efficiency by:

•	consolidating the number of facilities we operate and reducing the number of personnel we employ;

•	expanding manufacturing automation to enhance our efficiency and flexibility through our Factory of the Future initiative;

•	applying Six Sigma to improve product quality and reliability and reduce costs;

•	integrating our supply chain with suppliers and customers to enhance our demand visibility and reduce our working capital requirements; and

•	coordinating between our manufacturing group and our research and development organization to rapidly achieve volume manufacturing and enhance our product quality and reliability.

Manufacturing our rigid disc drives is a complex process that begins with the production of individual components and ends with a fully assembled unit. We design, assemble and/or manufacture a number of the most important components found in our rigid disc drives, including read/write heads, recording media, printed circuit boards, spindle motors and ASICs.

Read/Write Heads.    The function of the read/write head is to scan across the disc as it spins, magnetically recording or reading information. The tolerances of recording heads are extremely demanding and require state-of-the-art equipment and processes. Our read/write heads are manufactured with thin-film and photolithographic processes similar to those used to produce semiconductor integrated circuits. Beginning with six inch round ceramic wafers, we process more than 25,000 head elements at one time. Each of these head elements goes through more than 300 steps, all in clean room environments. Our read/write heads require highly advanced processes with tolerances approaching the thickness of a single atom. We perform all primary stages of design and manufacture of read/write heads at our facilities. Although the percentage of our requirements for read/write heads that we produce internally varies from quarter to quarter, we currently manufacture almost all of our read/write heads. Our strategy is to purchase no more than 20% of our read/write head requirements from third-party suppliers in any given quarter.

Recording Media.    The function of the recording media is to magnetically store information. The domains where each bit of magnetic code is stored are extremely small and precisely placed. As a result, the manufacturing of recording media requires sophisticated thin-film processes. Each disc is a sequentially processed set of layers that consist of structural, magnetic, protective and lubricating materials. Once complete, the disc must have a high degree of physical uniformity to assure reliable and error-free storage. We purchase aluminum substrate blanks for recording media production from third parties, mainly in Japan. These blanks are machined, plated and polished to produce finished substrates at our plant in Northern Ireland. Although the percentage of our requirements for recording media that we produce internally varies from quarter to quarter, we currently manufacture almost all of our recording media requirements. Our strategy is to purchase no more than 20% of our recording media requirements from third-party suppliers in any given quarter.

Printed Circuit Boards.    We assemble and test a significant portion of the printed circuit boards used in our rigid disc drives. Printed circuit boards are the boards that contain the electronic circuitry and ASICs that provide the electronic controls of the rigid disc drive and on which the head-disc assembly is mounted. We assemble printed circuit boards at our facilities in Malaysia and Singapore.

Spindle Motors.    We design most of our spindle motors and purchase them principally from outside vendors in Asia, whom we have licensed to use our intellectual property and technology.

ASICs.    We participate in the design of many of the ASICs used in our rigid disc drives for motor and actuator control, such as interface controllers, read/write channels and pre-amplifiers. We do not manufacture any ASICs but, rather, buy them from third-party suppliers.

Following the production of the individual components of the rigid disc drive, the first step in the manufacture of a rigid disc drive itself is the assembly of the actuator arm, read/write heads, discs and spindle motor in a housing to form the head-disc assembly. The production of the head-disc assembly involves a largely automated processes. After the head-disc assembly is produced, a pattern is magnetically recorded on the disc surfaces. Printed circuit boards are then mated to the head-disc assembly and the completed unit is tested prior to packaging and shipment. Final assembly and test operations of our rigid disc drives occur primarily at facilities  located in China and Singapore. We perform subassembly and component manufacturing operations at our facilities in Malaysia, Northern Ireland, Singapore, Thailand and, in the United States, in California and Minnesota. In addition, third parties manufacture and assemble components for us in various Asian countries, including China, Japan, Korea, Malaysia, The Philippines, Singapore, Taiwan and Thailand, and in Europe and the United States.

Products

Rigid Disc Drives

We offer a broad range of rigid disc drive products for both the enterprise and desktop sectors of the rigid disc drive industry. We offer more than one product within each product family, and differentiate products on the basis of price/performance and form factor, or the dimensions of the rigid disc drive. Because of rapid advancements in rigid disc drive technology, product life cycles have been as short as six months. To address this issue, we introduce new products and enhancements to our product families as we develop new technology. We list in the table below our main rigid disc drive products.

Enterprise Rigid Disc Drive Products

Product Name	Fiscal Quarter Introduced	Storage Capacity (gigabytes)	Rotation Speed (RPM)	Interface
Barracuda 180	2nd Qtr 2001	181.6	7,200	SCSI/Fibre Channel
Barracuda 18XL	2nd Qtr 2000	9.1 and 18.2	7,200	SCSI/Fibre Channel
Barracuda 36ES	2nd Qtr 2001	18.4 and 36.0	7,200	SCSI/Fibre Channel
Cheetah 18LP/36HH	4th Qtr 1999	9.1, 18.0 and 36.0	10,000	SCSI/Fibre Channel
Cheetah 18XL	3rd Qtr 2000	9.1 and 18.2	10,000	SCSI/Fibre Channel
Cheetah 36LP	3rd Qtr 2000	18.2 and 36.7	10,000	SCSI/Fibre Channel
Cheetah 72HH	3rd Qtr 2000	73.4	10,000	SCSI/Fibre Channel
Cheetah 36XL	3rd Qtr 2001	9.2, 18.4 and 36.7	10,000	SCSI/Fibre Channel
Cheetah 73LP	3rd Qtr 2001	73.4	10,000	SCSI/Fibre Channel
Cheetah X15	4th Qtr 2000	18.4	15,000	SCSI/Fibre Channel

Personal Storage Rigid Disc Drive Products

Product Name	Fiscal Quarter Introduced	Storage Capacity (gigabytes)	Rotation Speed (RPM)	Interface
U-5 Series	1st Qtr 2001	10.2, 20.0, 30.0 and 40.0	5,400	ATA
U-6 Series	4th Qtr 2001	10.2, 20.4, 30.6, 40.8, 60.0 and 80.0	5,400	ATA
Barracuda ATA III	2nd Qtr 2001	10.2, 15.3, 20.0, 30.0 and 40.0	7,200	ATA
Barracuda ATA IV	4th Qtr 2001	20.0, 40.0, 60.0 and 80.0	7,200	ATA

Barracuda Family.    Commercial uses for Barracuda rigid disc drives include workstations, mainframes and supercomputers, network file servers, digital audio and video image processing and high-performance desktop PCs.

Cheetah Family.    Commercial uses for Cheetah rigid disc drives include Internet and e-commerce servers, data mining and data warehousing, mainframes and supercomputers, department/enterprise servers and workstations, transaction processing, professional video and graphics and medical imaging.

U-Series Family.    Commercial uses for the U-Series rigid disc drives include entry-level desktop PCs running popular office applications, entry-level PCs for government and education environments and desktop PCs connected to a mainframe server. Consumer uses for the U-Series family include entry-level PCs, home PCs purchased as second or third systems and discounted PCs sold in conjunction with an Internet service provider or other service provider. The U-Series family of rigid disc drives are also used in new market uses, including television set-top boxes, printers, copiers and arcade and other dedicated gaming uses. Recently, we announced our U Series X rigid disc drives for consumer electronics applications utilizing a single read/write head and a thinner profile to lower cost, improve performance and increase durability. We expect this product to be available later this summer.

Barracuda ATA Family.    Commercial and consumer uses for the Barracuda ATA family include desktop PCs used in businesses and consumer PCs used for gaming, other entertainment applications, digital photo and video editing, viewing and capturing television images and advanced spreadsheet modeling and graphics. Recently, we announced our Barracuda ATA V 7,200 revolutions per minute rigid disc drive with the industry’s first 60 gigabyte per disc design, which is anticipated to be available later this summer. This drive will initially be offered with an ATA interface, with a serial ATA interface version of the product available this fall.

Advanced Storage Management Products

In January 2000, we acquired XIOtech Corporation, which focuses on developing solutions for virtual storage and storage area networks. These solutions combine hardware, software and services to provide new products for our existing OEM and strategic distributor customers and address the needs of emerging markets for storage and storage-related applications.

Customers and Sales

We sell our rigid disc drive products primarily to major OEMs and distributors. OEM customers incorporate our rigid disc drives into computer systems and storage systems for resale. Distributors typically sell our rigid disc drives to small OEMs, dealers, system integrators and other resellers. Shipments to OEMs were approximately 66%, 70% and 65% of our revenue in fiscal years 2002, 2001 and 2000, respectively. Shipments to distributors were approximately 34%, 30% and 35% of our revenue in fiscal years 2002, 2001 and 2000, respectively. In May 2002, Hewlett-Packard completed its acquisition of Compaq. Sales to Hewlett-Packard and Compaq together accounted for approximately 20%, 21% and 25% of our rigid disc drive revenue in each of fiscal years 2002, 2001 and 2000, respectively. Sales to EMC accounted for 13% of our rigid disc drive revenue for fiscal year 2001. No other customer accounted for 10% or more of our rigid disc drive revenue in fiscal years 2002, 2001 or 2000. See “Risk Factors—Risks Related to Our Business—Dependence on Key Customers.”

OEM customers typically enter into master purchase agreements with us. These agreements provide for pricing, volume discounts, order lead times, product support obligations and other terms and conditions. The term of these agreements is usually 12 to 36 months, although our product support obligations generally extend substantially beyond this period. These master agreements typically do not commit the customer to buy any minimum quantity of products, or create exclusive relationships. Deliveries are scheduled only after receipt of purchase orders. In addition, with limited lead time, customers may cancel or defer most purchase orders without significant penalty. Anticipated orders from many of our customers have in the past failed to materialize or OEM delivery schedules have been deferred or altered as a result of changes in their business needs.

Our distributors generally enter into non-exclusive agreements for the redistribution of our products. They typically furnish us with a non-binding indication of their near-term requirements and product deliveries are generally scheduled based on a weekly confirmation by the distributor of its requirements for that week. The agreements typically provide the distributors with price protection with respect to their inventory of our rigid disc drives at the time of a reduction by us in our selling price for the rigid disc drives and also provide limited rights to return the product.

We maintain sales offices throughout the United States and in Australia, China, England, France, Germany, India, Ireland, Japan, Singapore, Sweden, Switzerland and Taiwan. Foreign sales are subject to foreign exchange controls and other restrictions, including, in the case of some countries, approval by the Office of Export Administration of the U.S. Department of Commerce and other U. S. governmental agencies.

Competition

The rigid disc drive industry is intensely competitive, with manufacturers competing for a limited number of major customers. A significant portion of our recent success is a result of our increasing our market share at the expense of our competitors. Our current market share may be negatively affected by our customers’ preference to diversify their sources of supply or if they decide to meet their requirements by manufacturing rigid disc drives themselves, particularly in the enterprise sector. Maintaining or improving market share is fundamental to succeeding in our industry, and any significant increase in market share by one of our competitors would likely result in a decline in our market share. Some of the principal factors used by customers to differentiate among rigid disc drive manufacturers are:

•	storage capacity;

•	price per unit and price per megabyte;

•	storage/retrieval access times;

•	data transfer rates;

•	product quality and reliability;

•	production volume capability;

•	form factor; and

•	responsiveness to customer preferences and demands.

We believe that our products are generally competitive with respect to each of these factors in the markets that we currently address. We summarize below our principal competitors, the effect of competition on price erosion for our products and product life cycles and technology.

Principal Competitors.    We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies, some of which have greater financial and other resources than we have. These competitors include other independent rigid disc drive manufacturers such as Maxtor and Western Digital as well as large captive manufacturers such as Fujitsu, Hitachi/IBM, Samsung and Toshiba. Because they produce complete computer systems, captive manufacturers can derive a greater portion of their operating margins from other components, which reduces their need to realize a profit on the rigid disc drives included in their computer systems and allows them to sell rigid disc drives to third parties at very low margins. Many captive manufacturers are also formidable competitors because they have more substantial resources and greater access to their internal customers than we do. We also face indirect competition from present and potential customers, who evaluate from time to time whether to manufacture their own rigid disc drives and other information storage products or purchase them from outside sources other than us. These manufacturers also sell rigid disc drives to third parties, which results in direct competition with us. We expect that continued consolidation both among independent manufacturers and among captive manufacturers will increase the threat posed to our business by these competitors.

Price Erosion.    Our competitors have historically offered new or existing products at lower prices as part of a strategy to gain or retain market share and customers, and we expect these practices to continue. Even during periods when demand for rigid disc drives is stable, our industry is price competitive and vendors experience price erosion over the life of a product. We expect that price erosion in our industry will continue for the foreseeable future. To remain competitive, we believe it will be necessary to continue to reduce our prices. We established production facilities in China, Malaysia, Singapore and Thailand to achieve cost reductions.

Product Life Cycles and Changing Technology.    Competition and changing customer preference and demand in the rigid disc drive industry have shortened product life cycles and caused an acceleration in the development and introduction of new technology. We believe that our future success will depend upon our ability to develop, manufacture and market products of high quality and reliability which meet changing user needs and which successfully anticipate or respond to changes in technology and standards on a cost-effective and timely basis.

Research and Development

We believe that our success depends on our ability to develop products that meet changing user needs and to anticipate and respond to changes in technology on a cost-effective and timely basis. Accordingly, we are committed to developing new component technologies and products and to continually evaluating alternative technologies. During fiscal year 2000, we spent $664 million on product development. Including $116 million in product development allocated compensation expense related to the November 2000 transactions, we had combined product development expenses of $797 million for fiscal year 2001. During fiscal year 2002, we had product development expenses of $698 million. We develop new rigid disc drive products, and the processes to produce them, at three locations: Longmont, Colorado; Shakopee, Minnesota; and Singapore.

We have increased our focus on research and development and realigned our rigid disc drive development process. This structured product process is designed to bring new products to market through predictable and repeatable methodologies. In 1998, we established Seagate Research based in Pittsburgh, Pennsylvania, which is dedicated to extending the capacity of magnetic and optical recording and exploring alternative data storage technologies, including perpendicular recording technology and heat assisted magnetic recording technology. Perpendicular recording technology involves a different orientation for the magnetic field than is currently used in rigid disc drives, and heat assisted magnetic recording technology uses heat generated by a laser to improve storage capacity. In fiscal year 1998, we established our Advanced Concepts Laboratory, which focuses rigid disc drive and component research on recording subsystems, including read/write heads and recording media, market-specific product technology as well as technology focused towards new business opportunities. The primary purpose of our Advanced Concepts Laboratory is to ensure timely availability of mature component technologies to our product development teams as well as allowing us to leverage and coordinate those technologies across our products.

Patents and Licenses

We have approximately 1,725 U.S. patents and 640 patents issued in various foreign jurisdictions as well as approximately 1,437 U.S. and 1,365 foreign patent applications pending. Due to the rapid technological change that characterizes the information storage industry, we believe that the improvement of existing products, reliance upon trade secret law, the protection of unpatented proprietary know-how and development of new products are generally more important than patent protection in establishing and maintaining a competitive advantage. Nevertheless, we believe that patents are valuable to our business and intend to continue our efforts to obtain patents, where available, in connection with our research and development program.

The information storage industry is characterized by significant litigation relating to patent and other intellectual property rights. Because of rapid technological development in the information storage industry, some of our products have been, and in the future could be, alleged to infringe existing patents of third parties. From time to time, we receive claims that our products infringe patents of third parties. Although we have been able to resolve some of those claims or potential claims by obtaining licenses or rights under the patents in question without a material adverse affect on us, other claims have resulted in adverse decisions or settlements. In addition, other claims are pending which if resolved unfavorably to us could have a material adverse effect on our business and results of operations. For more information on these claims, see “—Legal Proceedings.” The costs of engaging in intellectual property litigation may be substantial regardless of the merit of the claim or the outcome. We have patent cross-licenses with a number of companies. Additionally, as part of our normal intellectual property practices, we are engaged in negotiations with other major rigid disc drive companies and component manufacturers with respect to ongoing patent cross-licenses. For a discussion of the related risks, see “Risk Factors—Risks Related to Our Business—Potential Loss of Licensed Technology.”

Backlog

In view of customers’ rights to cancel or defer orders with little or no penalty, we believe backlog in the rigid disc drive industry may be of limited indicative value in estimating future performance and results. Our backlog includes only those orders for which the customer has specified a delivery schedule. Because many customers place large orders for delivery throughout the year, and because of the possibility of customer cancellation of orders or changes in delivery schedules, our backlog as of any particular date is not indicative of our potential sales for any succeeding fiscal period. Our order backlog at June 28, 2002 was approximately $1.093 billion compared with approximately $917 million at June 29, 2001.

Employees

At June 28, 2002, we employed approximately 46,000 persons worldwide, of which approximately 34,000 employees were located in our Asian operations. In addition, we make use of temporary employees, principally in manufacturing, who are hired on an as-needed basis. We believe that our future success will depend in part on our ability to attract and retain qualified employees at all levels, and even then we cannot assure you of any such success. We believe that our employee relations are good.

Facilities

Our headquarters is located in the Cayman Islands, while our U.S. executive offices are in Scotts Valley, California. Our principal manufacturing facilities are located in China, Malaysia, Northern Ireland, Singapore and Thailand and, in the United States, in California, Minnesota and Oklahoma. Portions of our facilities are occupied under leases that expire at various times through 2015. The following is a summary of square footage owned or leased by us as of June 28, 2002 for the categories listed in the columns below.

	Administration	Product Development	Manufacturing and Warehouse	Total
North America
California	383,955	224,053	203,361	811,369
Colorado	—	443,100	—	443,100
Minnesota	149,614	414,644	740,177	1,304,435
Oklahoma	59,565	93,364	135,091	288,020
Northeastern states	562	—	—	562
Southeastern states	6,156	—	—	6,156
Other U.S. states	8,160	169,177	—	177,337
Canada and Mexico	40,000	—	335,000	375,000

Total North America	648,012	1,344,338	1,413,629	3,405,979

Europe
England	7,072	—	—	7,072
Ireland	1,600	—	—	1,600
Northern Ireland	68,200	4,900	494,900	568,000
Netherlands	28,355	—	92,234	120,589
Other European countries	32,880	—	—	32,880

Total Europe	138,107	4,900	587,134	730,141

Asia
China	12,378	—	179,519	191,897
Malaysia	59,625	—	460,629	520,254
Singapore	230,271	42,384	1,031,208	1,303,863
Thailand	62,680	—	472,044	534,724
Other Pacific Rim countries	51,282	—	502,667	553,949

Total Asia	416,236	42,384	2,646,067	3,104,687

Total	1,202,355	1,391,622	4,646,830	7,240,807	(1)

(1)	Includes 6,823,468 square feet owned by us and 2,786,700 square feet leased by us, but excludes 1,630,308 square feet of space that is unoccupied, and 738,753 square feet of space that is subleased.

Environmental Matters

Our operations are subject to comprehensive U.S. and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

We believe that our operations are currently in substantial compliance with all environmental laws, regulations and permits. We incur operating and capital costs on an ongoing basis to comply with environmental laws. If additional or more stringent requirements are imposed on us in the future, we could incur additional operating costs and capital expenditures.

Some environmental laws, such as the U.S. federal superfund law and similar state statutes, can impose liability for the cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. We have been identified as a potentially responsible party at several superfund sites. At each of these sites, the government has assigned to us a portion of the financial liability based on the type and amount of hazardous substances disposed of by each party at the site and the number of financially viable parties.

Some of our current and former sites have a history of commercial and industrial operations, including the use of hazardous substances. Groundwater and soil contamination resulting from historical operations has been identified at several of our current and former facilities and we are addressing the cleanup of these sites in cooperation with the relevant government agencies.

While our ultimate costs in connection with these sites is difficult to predict with complete accuracy, based on our current estimates of cleanup costs and our expected allocation of these costs, we do not expect costs in connection with these superfund sites and contaminated sites to be material.

Legal Proceedings

The following discussion contains forward-looking statements relating to our legal proceedings described below. Litigation is inherently uncertain and may result in adverse rulings or decisions. Additionally, we may enter into settlements or be subject to judgments that may, individually or in the aggregate, have a material adverse effect on our results of operations. Accordingly, actual results could differ materially from those projected in the forward-looking statements.

Intellectual Property Litigation

Papst Licensing GmbH—Papst Licensing GmbH has given us notice that it believes certain former Conner Peripherals, Inc. disc drives infringe several of its patents covering the use of spindle motors in disc drives. Conner merged with Seagate Delaware in February 1996. Papst is currently involved in litigation with several other rigid disc drive manufacturers, including IBM, Maxtor/Quantum and Matsushita Electric Industrial Co., Ltd., a disc drive motor manufacturer, and Minebea Co., Ltd., and has sued and settled with other rigid disc drive manufacturers including Fujitsu. We believe that the former Conner rigid disc drives in question do not infringe any valid and/or enforceable claims of the patents. We also believe that subsequent to our merger with Conner, our earlier paid-up license under Papst’s patents extinguishes any ongoing liability for products introduced by us after the effective date of the merger. We also believe we enjoy the benefit of a separate license under Papst’s patents since Papst granted a license to motor vendors of Conner and us. In April 1997, Seagate Delaware entered into a tolling agreement with Papst that provides, among other things, that Papst will not file any lawsuits or take other legal action against us or any of Conner’s customers alleging infringement of Papst’s patents. After the closing of the November 2000 transactions, Papst took the position that the 1993 Papst-Seagate Technology license was not properly assigned in the November 2000 transactions and any new Seagate Technology rigid disc drives would be assumed to be unlicensed. We believe that the assignment of the Papst license is legally effective. On June 28, 2002, we received a letter sent on behalf of Papst informing us that Papst is terminating the tolling agreement in accordance with its terms upon 15 days prior written notice. On July 11, 2002, we filed a complaint in the U.S. District Court for the Northern District of California, Seagate Technology LLC and Seagate Technology International v. Papst Licensing GmbH, Case No. C02-03348 HRL, for declaratory judgment of the validity and enforceability of the 1993 Papst-Seagate Technology license agreement, patent exhaustion, equitable estoppel, implied license and other relief. On July 15, 2002, Papst filed a complaint for patent infringement in the U.S. District Court for the Central District of California, Papst Licensing GmbH & Co. KG v. Western Digital Corp., Seagate Technology LLC, Veritas Software Technology Corporation, et al., SACV 02-650 AHS (Anx).

Convolve, Inc.—Between 1998 and 1999, Convolve, Inc., a small privately held technology consulting firm, engaged in discussions with Seagate Delaware with respect to the potential license of technology that Convolve claimed to own. During that period, the parties entered into non-disclosure agreements. We declined Convolve’s offer of a license in late 1999. On July 13, 2000, Convolve and the Massachusetts Institute of Technology filed suit against Compaq Computer Corporation and us in the U.S. District Court for the Southern District of New York, alleging patent infringement, misappropriation of trade secrets, breach of contract, tortious interference with contract and fraud relating to Convolve and MIT’s Input Shaping® and Convolve’s Quick and QuietTM technology. The plaintiffs claim their technology is incorporated in our sound barrier technology, which was publicly announced on June 7, 2000. The complaint seeks injunctive relief, $800 million in compensatory damages and unspecified punitive damages. We answered the complaint on August 2, 2000, and filed cross-claims for declaratory judgment that two Convolve/MIT patents are invalid and not infringed and that we own any intellectual property based on the information that we disclosed to Convolve. The court denied plaintiffs’ motion for expedited discovery, and ordered plaintiffs to identify their trade secrets disclosure to defendants before discovery could begin. Convolve served a trade secrets disclosure on August 4, 2000, and we filed a motion challenging the disclosure statement. On May 3, 2001, the court appointed a special master to review the trade secret issues. The special master resigned on June 5, 2001, and the court appointed another special master on July 26, 2001. After a hearing on our motion challenging the trade secrets disclosure on September 21, 2001, the special master issued a report and recommendation to the court that the trade secret list was insufficient. Convolve revised the trade secret list, and the court entered an order on January 1, 2002, accepting the special master’s recommendation that this trade secret list was adequate. Discovery is in process on all non-damages issues. On November 6, 2001, the USPTO issued US Patent No. 6,314, 473 to Convolve. Convolve filed an amended complaint on January 16, 2002, alleging defendants’ infringement of this patent and we answered and filed counterclaims on February 8, 2002. We are analyzing the ’473 patent claims that were recently added. On July 26, 2002, we filed a Rule 11 motion challenging the adequacy of Convolve’s pre-filing investigation on the first two patents alleged in the complaint and seeking dismissal of Convolve’s claims related to these patents and reimbursement of attorney’s fees. Briefing on claims construction issues is set to be completed by the end of this calendar year, with a claims construction (Markman) hearing likely to follow in the months thereafter. No trial date has been set. We believe that the claims are without merit and we intend to defend against them vigorously.

Other Matters

We are involved in a number of other judicial and administrative proceedings incidental to our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The executive officers and members of the board of directors of Seagate Technology Holdings and their ages and positions are listed below. Each executive officer listed below holds the same management position at Seagate Technology HDD Holdings. Mr. Luczo, Mr. Watkins and Mr. Waite comprise the board of directors of Seagate Technology HDD Holdings.

With the exception of Mr. Dexheimer, Mr. Porter, Mr. Wickersham, Mr. Chirico and Mr. Glembocki, each individual named below holds the same position at New SAC and at Seagate Removable Storage Solutions Holdings, which operates the former tape drive business of Seagate Delaware, and Seagate Software (Cayman) Holdings (the parent company of Crystal Decisions), which operates the former software business of Seagate Delaware.

Name	Age	Position
Stephen J. Luczo	45	Chief Executive Officer and Chairman of the Board of Directors
William D. Watkins	49	President, Chief Operating Officer and Director
Brian S. Dexheimer	39	Executive Vice President, Worldwide Sales, Marketing and Customer Service
Charles C. Pope	47	Executive Vice President, Finance and Chief Financial Officer
Townsend H. Porter, Jr.	56	Executive Vice President and Chief Technical Officer
Jeremy Tennenbaum	48	Executive Vice President, Business Development and Strategic Planning
Donald L. Waite	69	Executive Vice President and Chief Administrative Officer
David A. Wickersham	46	Executive Vice President, Global Disc Storage Operations
James M. Chirico, Jr.	44	Senior Vice President and General Manager, Asia Operations
Jaroslaw S. Glembocki	46	Senior Vice President, Heads and Media
William L. Hudson	50	Senior Vice President, General Counsel and Corporate Secretary
David J. Roux	45	Director
David Bonderman	59	Director
James G. Coulter	42	Director
James A. Davidson	43	Director
Glenn H. Hutchins	46	Director
David F. Marquardt	53	Director
John W. Thompson	53	Director

Mr. Luczo became a member of the board of directors of Seagate Technology Holdings and Seagate Technology HDD Holdings on the closing of the November 2000 transactions and was elected Chairman of Seagate Technology Holdings on June 19, 2002. Mr. Luczo joined us in October 1993 as Senior Vice President of Corporate Development. In March 1995, he was appointed Executive Vice President of Corporate Development and Chief Operating Officer of Seagate Software Holdings. In July 1997, he was appointed Chairman of the board of directors of Seagate Software Holdings. In September 1997, Mr. Luczo was promoted to President and Chief Operating Officer of Seagate Delaware and, in July 1998, he was promoted to Chief Executive Officer. Mr. Luczo resigned from the office of President of Seagate Delaware, and Mr. Watkins was elected to that office in May 2000. Prior to joining us, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear Stearns & Co., Inc., an investment banking firm, from February 1992 to October 1993. Mr. Luczo serves as a member of the board of directors of e2open. Mr. Luczo is the chairman of the executive committee of Seagate Technology Holdings’ board of directors and participates on its compensation committee as an ex officio member.

Mr. Watkins became a member of the board of directors of Seagate Technology Holdings and Seagate Technology HDD Holdings on the closing of the November 2000 transactions. Mr. Watkins, our President, Chief

Operating Officer and Director, joined us as Executive Vice President of our Recording Media Group in February 1996 with our merger with Conner Peripherals Inc. In October 1997, Mr. Watkins took on additional responsibility as Executive Vice President of the Disc Drive Operations and, in August 1998, he was appointed to the position of Chief Operating Officer, with responsibility for our disc drive manufacturing, recording media and recording head operations. Prior to joining us, he was President and General Manager of the Disc Division at Conner Peripherals Inc., an information storage solutions company, from January 1990 until December 1992. In January 1993, Mr. Watkins was promoted to Senior Vice President of Manufacturing Operations at Conner Peripherals Inc. Mr. Watkins is a member of the boards of directors of a number of private companies.

Mr. Dexheimer joined us as a result of our acquisition of Imprimis in 1989. His career includes more than 18 years of experience in data storage, holding various sales, sales management and marketing positions with us. Mr. Dexheimer held the position of Vice President, Marketing and Product Line Management in the Removable Storage Solutions group from 1996 to July 1997. In July 1997, he was promoted to Vice President and General Manager of Removable Storage Solutions until August 1998 when he was promoted to Senior Vice President, Product Marketing and Product Line Management for Desktop disc drives. In August 1999, he was promoted to Senior Vice President, Worldwide Sales and Marketing. He was promoted to Executive Vice President Worldwide Sales, Marketing and Customer Service in May 2000.

Mr. Pope, our Executive Vice President of Finance since April 1999 and our Chief Financial Officer since February 1998, joined us as Director of Budgets and Analysis in 1985 with our acquisition of Grenex, Inc. From January 1997 to April 1999, Mr. Pope was our Senior Vice President of Finance. He has held a variety of positions in his 17-year executive experience with us, including as Director of Finance of the Thailand operations, Vice President of Finance of the Asia Pacific operations, Vice President of Finance and Treasurer of Seagate Delaware, Vice President and General Manager of Seagate Magnetics and, most recently, Senior Vice President of Finance of the Storage Products Group.

Mr. Porter joined us on June 2, 1997 as Chief Technology Officer, Storage Products Group. In September 1997 he was promoted to Executive Vice President. Mr. Porter was Vice President of Research and Development, Enterprise Storage Group at Western Digital from November 1994 to May 1997. From 1968 to 1994, Mr. Porter held engineering, program management and executive positions at IBM.

Mr. Tennenbaum, our Executive Vice President of Business Development and Strategic Planning, joined us in January 2001. Prior to joining us, Mr. Tennenbaum worked as Vice President of Wellington Management Company for nine years. Prior to Wellington, Mr. Tennenbaum worked as a new business specialist in corporate finance at Salomon Brothers, an investment banking firm. Mr. Tennenbaum is a member of the boards of directors of a number of private companies.

Mr. Waite, our Executive Vice President and Chief Administrative Officer since 1998, joined us as our Vice President and Chief Financial Officer in 1983. He was promoted to Senior Vice President in 1984. Mr. Waite is a member of Seagate Technology HDD Holdings’ board of directors and a member of XIOtech Corporation’s board of directors. Mr. Waite is also a member of the boards of directors of California Micro Devices Corporation and a number of private companies.

Mr. Wickersham joined us on May 18, 1998 as Senior Vice President, Worldwide Materials. He assumed responsibilities for Worldwide Product Line Management in August 1999. In May 2000, he was promoted to Executive Vice President. Mr. Wickersham was Vice President, Worldwide Materials at Maxtor Corporation from 1996 to May 1998. From 1993 to 1996, Mr. Wickersham was Director of Corporate Materials at Exabyte Corporation. From 1978 to 1993, he held various management positions at IBM.

Mr. Chirico, our Senior Vice President and General Manager of Asia Operations, joined us in 1998 as Senior Vice President of Worldwide Manufacturing Quality based in Singapore. In April 1999, he was appointed

Senior Vice President and General Manager of Recording Head Operations based in Minnesota. In September 2000, he was appointed to his current position of Senior Vice President and General Manager of Asia Operations. Mr. Chirico is presently based in Singapore. Prior to joining us, Mr. Chirico spent 17 years with IBM where he held a number of management positions within manufacturing operations. Mr. Chirico is currently chairman of IDEMA (International Disc Drives and Equipment Manufacturer Association) Asia Pacific Management Committee. He is also a member of the Singapore Economic Review Committee 2001 (Manufacturing Sector).

Mr. Glembocki was promoted to Senior Vice President of our Recording Heads and Recording Media Operations in October 2000. In this position, Mr. Glembocki is responsible for overseeing all component research, product development, disc drive integration, production launch, materials and volume production activities for the worldwide operations relating to heads and media, which are located in the United States, Asia and Europe. Mr. Glembocki joined us in the February 1996 merger with Conner Peripherals. As Vice President of Engineering for our Recording Media Group, Mr. Glembocki was responsible for our media research, product development, drive integration and production launch. A key member of the team that founded the Conner Disk Division, Mr. Glembocki managed all of the engineering research and development activities. During 1994 and 1995, Mr. Glembocki held the position of General Manager of the Conner Disk Division. Prior to joining us, Mr. Glembocki held positions at Domain Technology and IBM.

Mr. Hudson, our Senior Vice President, General Counsel and Corporate Secretary, joined us in January 2000. Prior to joining us, Mr. Hudson was a partner of the law firm Gibson Dunn & Crutcher, LLP from August 1997 to December 1999 and, from October 1984 to July 1997, he was a partner of the law firm Brobeck, Phleger & Harrison, LLP.

Mr. Roux served as the Chairman of Seagate Technology Holdings’ board of directors from the closing of the November 2000 transactions until June 19, 2002 and now serves as a director. Mr. Roux is a founder and managing member of Silver Lake Partners, a private equity firm founded in January 1999. From February 1998 to November 1998, he served as the Chief Executive Officer and President of Liberate Technologies, a software platform provider. From September 1994 until December 1998, Mr. Roux held various management positions with Oracle Corporation, a software provider for information management, most recently as Executive Vice President of Corporate Development. Before joining Oracle, Mr. Roux served as Senior Vice President of Marketing and Business Development at Central Point Software, a software provider, from April 1992 to July 1994. Mr. Roux is a member of the boards of VERITAS Software Corporation, Gartner, Inc. and a number of private companies. Mr. Roux is a member of the executive committee of Seagate Technology Holdings’ board of directors.

Mr. Bonderman became a member of Seagate Technology Holdings’ board of directors on the closing of the November 2000 transactions. Mr. Bonderman is a principal of Texas Pacific Group, a private investment firm he co-founded in 1993. Prior to forming Texas Pacific Group, Mr. Bonderman was Chief Operating Officer and Chief Investment Officer of Robert M. Bass Group, now doing business as Keystone Inc., a private investment firm, from 1983 to August 1992. Mr. Bonderman is a member of the boards of directors of ProQuest Company, formerly Bell & Howell Company, Continental Airlines, Inc., Co-Star Group, Inc., Denbury Resources Inc., Ducati Motor Holdings S.p.A., J. Crew Group, Inc., Korea First Bank, Magellan Health Services, Inc., ON Semiconductor Corporation, Oxford Health Plans, Inc., Paradyne Networks, Inc., Ryanair Holdings plc, Washington Mutual Inc. and a number of private companies. Mr. Bonderman is a member of the compensation committee of Seagate Technology Holdings’ board of directors.

Mr. Coulter became a member of Seagate Technology Holdings’ board of directors on the closing of the November 2000 transactions. Mr. Coulter is a principal of the Texas Pacific Group, a private investment firm he co-founded in 1993. From 1986 to 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners, an investment firm that focuses on public market and private minority investments. Mr. Coulter is a member of the boards of directors of GlobeSpan, Inc., J. Crew Group,

Inc., MEMC Electronic Materials and a number of private companies. Mr. Coulter is a member of the executive committee and the audit committee of Seagate Technology Holdings’ board of directors.

Mr. Davidson became a member of Seagate Technology Holdings’ board of directors on the closing of the November 2000 transactions. Mr. Davidson is a founder and managing member of Silver Lake Partners, a private equity firm founded in January 1999. From June 1990 to November 1998, Mr. Davidson was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. He is also a member of the boards of directors of Enterasys Networks, Inc. and a number of private companies. Mr. Davidson is a member of the compensation committee of Seagate Technology Holdings’ board of directors.

Mr. Hutchins became a member of Seagate Technology Holdings’ board of directors on the closing of the November 2000 transactions. Mr. Hutchins is a founder and managing member of Silver Lake Partners, a private equity firm founded in January 1999. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group L.P., where he focused on its private equity investing. Mr. Hutchins is a member of the boards of directors of Gartner, Inc. and a number of private companies. Mr. Hutchins is the chairman of the audit committee of Seagate Technology Holdings’ board of directors.

Mr. Marquardt became a member of Seagate Technology Holdings’ board of directors on the closing of the November 2000 transactions. Mr. Marquardt was a co-founder of August Capital, a California based venture capital firm, in 1995. Prior to August Capital, Mr. Marquardt was a partner of Technology Venture Investors, a venture capital firm which he co-founded in 1980. Mr. Marquardt is a member of the boards of directors of Microsoft Corporation, Netopia, Inc., Tumbleweed Communications Corp. and a number of private companies. Mr. Marquardt is a member of the executive committee and the audit committee of Seagate Technology Holdings’ board of directors.

Mr. Thompson became a member of Seagate Technology Holdings’ board of directors on the closing of the November 2000 transactions. Mr. Thompson is Chairman of the Board of Directors and Chief Executive Officer of Symantec Corporation, an Internet security technology provider. Before joining Symantec in April 1999, Mr. Thompson held various executive and management positions with IBM from 1971. Mr. Thompson is a member of the boards of directors of NiSource, Inc., United Parcel Service, Inc. and a private company. Mr. Thompson is the chairman of the compensation committee of Seagate Technology Holdings’ board of directors.

Election of Executive Officers

Our officers are elected by the board of directors and serve at the discretion of the board of directors.

Board of Directors Compensation

All members of the boards of directors of Seagate Technology Holdings and Seagate Technology HDD Holdings are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and its committees but receive no other compensation or fees for their service. These provisions are subject to change by our board of directors.

Committees of the Board of Directors

Seagate Technology Holdings’ board of directors has a compensation committee, an audit committee and an executive committee. Seagate Technology HDD Holdings does not have any board committees. The composition, function and duties for Seagate Technology Holdings’ board committees are as follows:

Compensation Committee.    The compensation committee consists of at least three members of the board of directors, of which one is a non-management member designated by Silver Lake Partners and one is a non-management member designated by Texas Pacific Group. The current members of Seagate Technology

Holdings’ compensation committee are Messrs. Bonderman, Davidson and Thompson, who serves as chairman. Our chief executive officer, Mr. Luczo, participates on the committee as an ex officio member. The compensation committee is responsible for, among other things:

•	reviewing our policies and procedures on attracting, retaining, developing and motivating personnel for senior management positions;

•	developing, approving and recommending to the board of directors the compensation plans for Seagate Technology Holdings’ directors, chief executive officer and senior management members; and

•	approving and authorizing awards under the Seagate Technology Holdings’ long-term incentive plans.

Audit Committee.    The audit committee consists of at least three non-management members of the board of directors. They are appointed and removed by the non-management members of Seagate Technology Holdings’ board of directors. The current members of Seagate Technology Holdings’ audit committee are Messrs. Coulter, Marquardt and Hutchins, who serves as chairman. The audit committee is responsible for, among other things:

•	reviewing our financial statements with the management and the independent auditors;

•	recommending the selection, and confirming the independence, of the independent auditors;

•	meeting with the independent auditors to review the auditors’ audit results, reports and recommendations;

•	monitoring our policies and procedures for the review of expenses and perquisites of selected members of senior management;

•	performing reviews, investigations or oversight responsibilities required by the board of directors, such as investment policies and budgetary measures;

•	addressing conflicts of interest and unethical, questionable or illegal activities by our employees; and

•	periodically reviewing legal matters with Seagate Technology Holdings’ general counsel.

Executive Committee.    The executive committee consists of at least four members of the board of directors, of which one is a non-management member designated by Silver Lake Partners, another is a non-management member designated by Texas Pacific Group and a third member is our chief executive officer, who serves as the chairman of the committee until a new chairman is selected. The current members of Seagate Technology Holdings’ executive committee are Messrs. Coulter, Marquardt, Roux and Luczo, who serves as chairman. The executive committee has the power to review and manage our business and affairs, which may include the power to authorize the issuance of capital stock, provided that the executive committee does not have the power to authorize transactions outside the ordinary course of business that involve consideration of more than $25 million. In addition, the executive committee is responsible for, among other things:

•
taking any action necessary or appropriate for the development of our governance practices, including monitoring developments with regard to corporate governance issues in general and directors’ duties and responsibilities in particular;

•
reviewing, assessing and monitoring governance issues, including, without limitation, issues relevant to the composition, criteria, role and appraisal of the board of directors and its various committees;

•	reviewing, assessing and monitoring policies relating to charitable contributions; and

•	making recommendations to the board of directors regarding any of the issues listed above.

The executive committee also reviews our strategic planning process, proposed acquisitions and, on an annual basis, our organization and management succession.

Compensation of Executive Officers

We list in the following table information regarding the compensation of the chief executive officer and the four other most highly compensated executive officers of Seagate Technology Holdings for the seven-month period from November 22, 2000, the date we closed the November 2000 transactions, through June 29, 2001 and the 12-month period from June 30, 2001 through June 28, 2002, the last day of our most recently completed fiscal year. We refer to these executive officers, together with the chief executive officer, as the named executive officers.

Summary Compensation Table

	Annual Compensation (1)						Long-Term Compensation				All Other Compensation ($) (5)
							Restricted Stock Awards			Number of Securities Underlying Options Granted
Name and Principal Position	Fiscal Year Ended (1)	Salary ($)			Bonus ($) (2)		New SAC ($) (3)			Seagate Technology (#) (4)
Stephen J. Luczo Chief Executive Officer	2002 2001 (7 months)	$ $	966,972 577,541	(6)	$ $	1,929,944 0	$	— 5,781,783	(7)	450,326 —	$ $	58 36,474,838

William D. Watkins President and Chief Operating Officer	2002 2001 (7 months)	$ $	850,013 490,392	(6)	$ $	1,600,000 0	$ $	142,500 1,958,864	(8) (8)	652,174 —	$ $	582 9,863,758

Charles C. Pope Executive Vice President and Chief Financial Officer	2002 2001 (7 months)	$ $	541,183 328,684	(6)	$ $	1,000,000 0	$ $	85,500 1,775,040	(9) (9)	391,304 —	$ $	58 10,204,204

Townsend H. Porter, Jr. Executive Vice President and Chief Technology Officer	2002 2001 (7 months)	$ $	502,614 299,840	(6)	$ $	575,000 0	$	— 1,073,836	(10)	529,565 —	$ $	58 7,176,065

Donald L. Waite Executive Vice President and Chief Administrative Officer	2002 2001 (7 months)	$ $	431,004 276,929	(11) (6)(11)	$ $	519,177 0	$	— 1,241,253	(12)	182,935 —	$ $	58 7,838,161

(1)
Compensation information is provided for the period from June 30, 2001 to June 28, 2002, the last day of our most recently completed fiscal year, and the period from November 22, 2000, the date of the closing of the November 2000 transactions, to June 29, 2001, the last day of fiscal year 2001. Because Seagate Technology Holdings was formed in connection with the November 2000 transactions, no compensation information has been provided for any period prior to November 22, 2000.

(2)
The named executive officers elected to forgo any bonuses for fiscal year 2001. Because some other executive officers received bonuses for fiscal year 2001, the overall compensation for certain other executives exceeded the amounts set forth for two of the four named executive officers, other than the chief executive officer, shown in the table above. As this is an unusual circumstance, we have not included any of these other executive officers or their amounts of compensation in the table above.

(3)
The amounts listed in this column represent the dollar value of (a) any restricted ordinary shares of New SAC awarded to the named executive officers, and (b) any restricted preferred shares of New SAC awarded to the named executive officers. These values have been calculated by multiplying the fair market value, as determined by the board of directors of New SAC, of an ordinary or preferred share of New SAC, in each case as of the date of the award, by the number of shares of that class awarded to the named executive officers. New SAC’s board of directors determined the fair market values to be approximately $11.39 per ordinary share and approximately $45.36 per preferred share as of the date of the award. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had reasonable knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation.

(4)
No options were granted to the named executive officers during fiscal year 2001; all options listed in this column were granted during fiscal year 2002. The numbers represent options to purchase Seagate Technology Holdings’ common shares that were granted on July 24, 2001. One-quarter of these options vested on November 22, 2001. The remaining options are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. Each of the named executive officers is also eligible to receive grants of options to purchase our common shares and common shares of Seagate Removable Storage Solutions Holdings, a Cayman Islands exempted company incorporated with limited liabilities and a direct subsidiary of New SAC, and Crystal Decisions, Inc., a Delaware corporation and an indirect subsidiary of New SAC. No grants were made to the named executive officers under any of these plans during the period from November 22, 2000 to June 29, 2001. However, the following named executive officers were granted the following number of options to purchase shares of Crystal Decisions common stock prior to the closing of the November 2000 transactions: Stephen J. Luczo, 275,000 shares, Charles C. Pope, 50,000 shares and Donald L. Waite, 50,000 shares.

(5)
The amounts in this column for fiscal year 2001 represent amounts allocated to each named executive officer under the deferred compensation plans of Seagate Technology Holdings’ wholly-owned subsidiaries and term life insurance premiums paid by Seagate Technology Holdings on behalf of each of the named executive officers. The amounts for fiscal year 2002 represent term life insurance premiums only. Our subsidiaries’ deferred compensation plans were established in connection with the November 2000 transactions for members of the management group of Seagate Delaware who agreed to become deferred compensation plan participants and receive restricted ordinary and preferred shares of New SAC in lieu of receiving merger consideration in connection with the VERITAS merger for a portion of their restricted shares of Seagate Delaware common stock and unvested options to purchase those shares. The total deferred compensation payable to each of the named executive officers under these plans, as set forth in this column, was determined at the time of the November 2000 transactions on the basis of the value of the merger consideration foregone by these individuals. These amounts were fixed at the time of the November 2000 transactions and cannot increase. No interest or other earnings are being credited to these amounts. No amounts are payable under the deferred compensation plans unless and until New SAC distributes cash or property to its preferred shareholders, and each payment made under the plan decreases the amounts remaining to be paid to plan participants. At the time of the November 2000 transactions, the interests of participants in Seagate Technology Holdings’ deferred compensation plans were subject to multi-year vesting and, as of the date of this prospectus, 17.8% of the total deferred compensation payable to each participant had been satisfied. On or about May 20, 2002, Seagate Technology Holdings paid approximately $32 million to participants of the deferred compensation plans. Under the new credit agreement governing our new senior secured credit facilities and the indenture governing our outstanding senior notes, the restrictions on our ability to make payments under our deferred compensation plan were substantially reduced. In addition, on June 19, 2002 Seagate Technology HDD Holdings’ and Seagate Technology SAN Holdings’ boards of directors elected to accelerate vesting of all remaining interests under the plans. As a result, it is probable that all of the obligations under the deferred compensation plan will be paid, resulting in the recognition of the remaining $147 million of deferred compensation expense in the quarter ended June 28, 2002. Therefore, all remaining interests of the named executive officers under the plans will be satisfied if and when our sponsors receive cash or property from New SAC having a value equal to the amount of capital invested by them in the November 2000 transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—November 2000 Transactions—Management Rollover—Deferred Compensation Plan” and “Management—Employment and Other Agreements—Rollover Agreements and Deferred Compensation Plans.”

(6)	This amount represents compensation paid to each of the named executive officers for the seven-month period from November 22, 2000 through June 29, 2001.

(7)
Under its 2000 Restricted Share Plan, New SAC issued 374,600 ordinary shares and 9,851.99 preferred shares to Mr. Luczo on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third is vesting and will continue to vest proportionately each month over the 18 months following November 22, 2001 and one-third will vest on May 22, 2003. Under its 2001 Restricted Share Plan, New SAC issued 93,600 ordinary shares to Mr. Luczo on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. As of June 28, 2002, Mr. Luczo held 257,724 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $82,471,704, and 5,291 unvested preferred shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $455,016, in each case based on the fair market value, as determined by the board of directors of New SAC, of the ordinary and preferred shares of New SAC on May 1, 2002 (the last date in fiscal year 2002 on which the board determined such value). New SAC’s board determined such value to be approximately $320.00 per ordinary share and approximately $86.00 per preferred share. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation.

(8)
Under its 2000 Restricted Share Plan, New SAC issued 101,300 ordinary shares and 2,666.12 preferred shares to Mr. Watkins on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third is vesting and will continue to vest proportionately each month over the 18 months following November 22, 2001 and one-third will vest on May 22, 2003. Under its 2001 Restricted Share Plan, New SAC issued 60,000 ordinary shares to Mr. Watkins on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. Under its 2001 Restricted Share Plan, New SAC issued 12,500 ordinary shares to Mr. Watkins on July 24, 2001. A quarter of these shares vested on July 24, 2002 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following July 24, 2002. As of June 28, 2002, Mr. Watkins held 103,152 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $33,008,593, and 1,432 unvested preferred shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $123,135, in each case based on the fair market value, as determined by the board of directors of New SAC, of the ordinary and preferred shares of New SAC on May 1, 2002 (the last date in fiscal year 2002 on which the board determined such value). New SAC’s board determined such value to be approximately $320.00 per ordinary share and approximately $86.00 per preferred share. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation.

(9)
Under its 2000 Restricted Share Plan, New SAC issued 104,800 ordinary shares and 2,758.34 preferred shares to Mr. Pope on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third is vesting and will continue to vest proportionately each month over the 18 months following November 22, 2001 and one-third will vest on May 22, 2003. Under its 2001 Restricted Share Plan, New SAC issued 40,000 ordinary shares to Mr. Pope on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. Under its 2001 Restricted Share Plan, New SAC issued 7,500 ordinary shares to Mr. Pope on July 24, 2001. A quarter of these shares vested on July 24, 2002 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following July 24, 2002. As of June 28, 2002, Mr. Pope held 87,948 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $28,143,407, and 1,481 unvested preferred shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $127,394, in each case based on the fair market value, as determined by the board of directors of New SAC, of the ordinary and preferred shares of New SAC on May 1, 2002 (the last date in fiscal year 2002 on which the board determined such value). New SAC’s board determined such value to be approximately $320.00 per ordinary share and approximately $86.00 per preferred share. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation.

(10)
Under its 2000 Restricted Share Plan, New SAC issued 73,700 ordinary shares and 1,939.72 preferred shares to Mr. Porter on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third is vesting and will continue to vest proportionately each month over the 18 months following November 22, 2001 and one-third will vest on May 22, 2003. Under its 2001 Restricted Share Plan, New SAC issued 12,820 ordinary shares to Mr. Porter on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. As of June 28, 2002, Mr. Porter held 47,325 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $15,144,015, and 1,042 unvested preferred shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $89,586 in each case based on the fair market value, as determined by the board of directors of New SAC, of the ordinary and preferred shares of New SAC on May 1, 2002 (the last date in fiscal year 2002 on which the board determined such value). New SAC’s board determined such value to be approximately $320.00 per ordinary share and approximately $86.00 per preferred share. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation.

(11)	25% of this amount is allocable to the Seagate Removable Storage Solutions business.

(12)
Under its 2000 Restricted Share Plan, New SAC issued 80,500 ordinary shares and 2,118.76 preferred shares to Mr. Waite on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third is vesting and will continue to vest proportionately each month over the 18 months following November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. Under its 2001 Restricted Share Plan, New SAC issued 20,000 ordinary shares to Mr. Waite on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. As of June 28, 2002, Mr. Waite held 55,315 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $17,700,741, and 1,138 unvested preferred shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $97,855, in each case based on the fair market value, as determined by the board of directors of New SAC, of the ordinary and preferred shares of New SAC on May 1, 2002 (the last date in fiscal year 2002 on which the board determined such value). New SAC’s board determined such value to be approximately $320.00 per ordinary share and approximately $86.00 per preferred share. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation.

Option Grants in Fiscal Year 2002

The following table provides information concerning options to purchase Seagate Technology Holdings common shares that were granted to the named executive officers between July 1, 2001 and June 28, 2002:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#) (2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (3)	Expiration Date
					5% ($)	10% ($)
Stephen J. Luczo	450,326	0.66%	$2.30	7/24/2011	$651,377	$1,650,718
William D. Watkins	652,174	0.96%	2.30	7/24/2011	943,342	2,390,614
Charles C. Pope	391,304	0.58%	2.30	7/24/2011	566,005	1,434,367
Townsend H. Porter, Jr.	529,565	0.78%	2.30	7/24/2011	765,993	1,941,178
Donald L. Waite	182,935	0.27%	2.30	7/24/2011	264,608	670,568

(1)
Potential realizable value is based on the assumption that the Seagate Technology Holdings common shares appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year option term. These amounts were calculated based on the requirements promulgated by the SEC and do not reflect the estimate of future price growth.

(2)
All the above options were granted during fiscal year 2002. The numbers listed in this column represent options to purchase Seagate Technology Holdings common shares that were granted on July 24, 2001. One-quarter of these options vested on November 22, 2001. The remaining options are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001.

(3)
There is no public trading market for the Seagate Technology Holdings common shares. On the date of grant, the board of directors of Seagate Technology Holdings determined the fair market value of a common share of Seagate Technology Holdings to be no greater than $2.30 per share. This determination was made by the board of directors based on their best estimate of the fair market value of the securities underlying the options as of the date they were granted. As of May 1, 2002, the most recent date on which Seagate Technology Holdings’ board of directors made a determination as to the fair market value of the common shares underlying the outstanding options, such value had increased from no greater than $2.30 per share to approximately $10.00 per share. The board made this determination based in part on the company’s improved earnings, revenue growth and expanded market share, as well as the expectation that the company’s revenue growth, profitability and general operating performance would continue to outpace the results of its publicly traded competitors due to vertical integration, economies of scale and other factors related to the improvement of the company’s business that are described elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The value of the securities underlying the options is dependent on numerous factors such as operating conditions, management expertise and factors both internal and external to Seagate Technology Holdings as of the date of valuation.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning options to purchase common shares of Seagate Technology Holdings held by each of the officers named in the summary compensation table as of June 28, 2002.

	Shares Acquired On Exercise (#)	Value Realized ($)	Aggregate Fiscal Year-End Option Values
Name			Number of common shares underlying unexercised options at fiscal year-end Exercisable/Unexercisable (1)	Value of unexercised in-the-money options at fiscal year-end Exercisable/Unexercisable (2)
Stephen J. Luczo	0	0	0/450,326	$0/$3,467,510
William D. Watkins	0	0	0/652,174	$0/$5,021,740
Charles C. Pope	0	0	0/391,304	$0/$3,013,041
Townsend H. Porter, Jr.	0	0	0/529,565	$0/$4,077,651
Donald L. Waite	0	0	0/182,935	$0/$1,408,600

(1)
These holders of options to purchase Seagate Technology Holdings common shares cannot exercise their options so long as Seagate Technology Holdings maintains its election to be treated as a partnership for U.S. tax purposes.

(2)
As of May 1, 2002, the most recent date on which Seagate Technology Holdings’ board of directors made a determination as to the fair market value of the common shares, the fair market value of the common shares was valued at approximately $10.00 per share. This valuation is dependent upon numerous factors such as operating conditions, management expertise and factors both internal and external to Seagate Technology Holdings as of the date of valuation. The value of unexercised in-the-money options for each named executive officer is determined by subtracting the exercise price of the options from the fair market value of the common shares and multiplying the difference by the number of shares underlying the options.

Employment and Other Agreements

Employment Agreements.    In connection with the November 2000 transactions, each of Messrs. Luczo, Watkins, Pope, Porter, Waite and a number of other senior executives entered into employment agreements with our indirect subsidiary Seagate Technology (US) Holdings, Inc., on February 2, 2001. Each of these agreements relates to the employment of the named executive officers on our behalf and has a three-year term, subject to automatic, successive one year renewals after that first term.

We list below a chart showing these executives’ initial base salaries and maximum possible bonuses if specified target performance goals are met under these employment agreements.

Executive	Base Salary	Target Bonus
Stephen J. Luczo	$1,000,000	125% of Base Salary
William D. Watkins	850,000	125% of Base Salary
Charles C. Pope	550,000	100% of Base Salary
Townsend H. Porter, Jr.	500,000	100% of Base Salary
Donald L. Waite	500,000	100% of Base Salary

An executive may elect to defer the payment of all or a portion of his bonus. The executives are also entitled to participate in employee benefits programs comparable, in the aggregate, to those employee benefits programs made available to senior executives of Seagate Delaware immediately prior to the closing of the November 2000 transactions. These programs include health, life and disability insurance and retirement and fringe benefits.

Under the employment agreements, in the event an executive’s employment is terminated by us without cause or by the executive with good reason, as each term is defined in the employment agreements, the executive will receive, subject to compliance with the restrictive covenants described below, the following:

•	continued payment of base salary and target bonus and

•	continued participation in our health, dental and life insurance programs for one to two years and, in the case of Mr. Luczo, two to three years following the termination of his employment, depending on when the termination occurs. In addition, the options granted in connection with the employment agreements will immediately vest in full and become exercisable.

In addition to the payments and benefits described above, under the management retention agreements, which are summarized below, if the executive’s employment is terminated by us without cause or by the executive with good reason prior to November 22, 2002, the executive will be entitled to the following additional severance benefits:

•	a cash lump-sum severance payment;

•	full acceleration of stock option vesting;

•	pro rated acceleration of restricted stock vesting;

•	continued employee benefits;

•	a cash lump-sum pro rated bonus payment; and

•	the right to purchase the company-owned automobile in his possession for its current fair value.

In the event that the benefits provided to the executive are subject to an excise tax, certain executives, including Messrs. Luczo, Watkins, Pope, Porter and Waite, will receive a payment from us sufficient to pay such excise tax and an additional payment from us sufficient to pay the excise tax and federal and state income taxes arising from such payment.

Under the employment agreements, the executives are subject to customary confidentiality, nondisclosure, noncompete and nonsolicitation covenants during the term of employment and for the period in which the executive would receive severance in the event that the executive’s employment is terminated.

Management Retention Agreements.    Between November 2, 1998 and December 1, 1999, Seagate Delaware entered into management retention agreements with Messrs. Luczo, Watkins, Pope, Porter, Waite and a number of other key executive officers. These agreements provided, among other things, that Seagate Delaware could terminate the executive’s employment at any time with or without cause. At the closing of the November 2000 transactions, New SAC assumed all obligations and liabilities under these management retention agreements. In consideration of these assumptions, the executives agreed to the following modifications of their management retention agreements:

•
the closing of the November 2000 transactions was deemed to be a change of control for purposes of the management retention agreements, provided that no further transactions will constitute a change of control;

•	the November 2000 transactions did not constitute a termination of employment for purposes of the management retention agreements;

•	modification of the definition of good reason; and

•
the provisions relating to the accelerated vesting of restricted shares of New SAC apply only to restricted shares of New SAC granted to the executives in substitution for restricted shares of Seagate Delaware common stock and unvested options to acquire Seagate Delaware common stock in connection with the management rollover agreements described below.

Rollover Agreements and Deferred Compensation Plans.    Under rollover agreements entered into in connection with the closing of the November 2000 transactions with members of the management group, executives with titles of senior vice president or higher agreed to roll at least 50%, and more junior executives agreed to roll at least 25%, of the value of their restricted shares of Seagate Delaware common stock and unvested options to purchase these shares, valued in the aggregate at approximately $184 million, into:

•
an interest in a deferred compensation plan established and maintained by either Seagate Technology HDD Holdings or Seagate Technology SAN Holdings, with the substantial majority of the participants receiving interests in the deferred compensation plan maintained by Seagate Technology HDD Holdings; and

•	restricted ordinary and preferred shares of New SAC granted under the New SAC 2000 Restricted Share Plan.

At the closing of the November 2000 transactions, the value of the rolled securities was approximately $184 million. The rolled securities were converted into:

•	interests in the Seagate Technology HDD Holdings’ and Seagate Technology SAN Holdings’ deferred compensation plans representing approximately 97.4% of the value of the rolled securities;

•	restricted preferred shares of New SAC representing approximately 2.6% of the value of the rolled securities; and

•	restricted ordinary shares of New SAC representing approximately 16.8% of the total ordinary shares of New SAC outstanding at the closing of the November 2000 transactions.

In addition, at the closing of the November 2000 transactions, certain individuals purchased additional ordinary and preferred shares of New SAC for approximately $41 million in cash. Of this $41 million, approximately $21 million was purchased by members of the management group.

The principal elements of the Seagate Technology HDD Holdings deferred compensation plan are as follows:

•
Seagate Technology HDD Holdings is obligated to make distributions to participants in its deferred compensation plan, with respect to the vested portion of their accounts, shortly after our sponsor group receives distributions or returns on their New SAC preferred shares and with respect to the remaining portion of their accounts at the time of vesting;

•
the amount distributed at any time to participants under Seagate Technology HDD Holdings’ deferred compensation plan bears the same proportion to the aggregate obligations under the plan as the distributions to our sponsor group at that same time bear to their initial preferred share investment in New SAC. In approximate terms, for each $100 of preferred share distributions made by New SAC, Seagate Technology HDD Holdings will make approximately $19 of distributions to participants in its deferred compensation plan;

•	prior to the distributions described below, the maximum aggregate obligation of Seagate Technology HDD Holdings under its deferred compensation plan was approximately $179 million;

•
prior to June 19, 2002, when the board accelerated vesting of all deferred compensation interests under the terms of the plan, the interests of the participants in Seagate Technology HDD Holdings’ deferred compensation plan were subject to multi-year vesting;

•
Seagate Technology HDD Holdings has the ability, subject to the restrictive covenants set forth under “Description of the Notes—Certain Covenants—Amendment of Deferred Compensation Plans,” and subject to similar covenants in the credit agreement that governs our new senior secured credit facilities, to amend its deferred compensation plan;

•	upon a change of control of Seagate Technology HDD Holdings, all interests under its deferred compensation plan will be paid in cash;

•	Seagate Technology HDD Holdings may make distributions, at its option, in cash or the same securities or other property distributed by New SAC as preferred share distributions to our sponsor group;

•
if Seagate Technology HDD Holdings has insufficient assets to make distributions under its deferred compensation plan and it has not experienced a change of control, it may demand that New SAC loan or otherwise provide the funding, on arm’s length terms for the distribution, subject to limitations;

•
Seagate Technology HDD Holdings’ obligations under its deferred compensation plan are subordinated in right of payment to the prior payment in full of certain of its senior debt obligations, including our new senior secured credit facilities and the notes; and

•
compensation expense related to Seagate Technology HDD Holdings’ obligations under its deferred compensation plan was fully recognized in the quarter ended June 28, 2002 upon completion of the refinancing and subsequent acceleration of all vesting.

The terms of the Seagate Technology SAN Holdings deferred compensation plan are substantially similar to the terms of the Seagate Technology HDD Holdings deferred compensation plan.

On May 20, 2002, Seagate Technology Holdings made a distribution to its shareholders, including New SAC, to enable New SAC to make a distribution to its preferred shareholders, of approximately $167 million. As a result, Seagate Technology HDD Holdings made a distribution to participants in its deferred compensation plan in the amount of approximately $32 million. Under the terms of the new credit agreement and the indenture that governs the notes, Seagate Technology Holdings is permitted to make significant shareholder distributions in the future. See “Description of the Notes—Certain Covenants—Limitation on Restricted Payments.” To the extent any corresponding distributions are made by New SAC, Seagate Technology HDD Holdings will have an obligation to make distributions to participants under its deferred compensation plan. In addition, the new credit agreement and the indenture for the notes permit, subject to specified conditions, additional shareholder and deferred compensation plan distributions in connection with, and in addition to, the proceeds of any initial public offering that we might undertake in the future.

Director and Officer Indemnification and Insurance.    As part of the November 2000 transactions, New SAC agreed to fulfill the indemnification obligations of Seagate Delaware and all of its subsidiaries acquired in the November 2000 transactions and to maintain liability insurance for the directors and officers of those entities. As a consequence, our charter documents include indemnification and exculpation clauses similar to those formerly contained in Seagate Delaware’s charter documents and the premiums for our directors’ and officers’ liability insurance policies are paid by New SAC. Seagate Technology Holdings, New SAC, Seagate Removable Storage Solutions Holdings and Seagate Software (Cayman) Holdings have also entered into indemnification agreements with our directors and officers. See the “Related Party Transactions—Indemnification of Directors and Officers” section of this prospectus.

Seagate Technology Holdings 2001 Share Option Plan.    This plan provides for grants of non-qualified and incentive stock options to employees, directors and consultants to acquire common shares of Seagate Technology Holdings. This plan is administered by Seagate Technology Holdings’ board of directors, which is entitled to delegate this administration at any time to a board committee or sub-committee designated to administer it. The board or committee that administers the plans will determine the participants and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability of them. 100,000,000 common shares of Seagate Technology Holdings have been reserved for issuance under the plan.

The board or committee that administers the plan determines the price of the options granted under the plan at the time of grant. The board or committee also establishes the vesting schedules and exercise prices for the options, provided that the board or committee may not set a vesting schedule that is more restrictive than 20% per year for employees who are not officers, non-employee directors or consultants, and the exercise price must be at least 85% of the fair market value of Seagate Technology Holdings’ common shares on the date of grant (110% in the case of a 10% shareholder).

If a transaction occurs that would have a dilutive effect on the value of the options granted under the plan, the board or committee that administers the plan shall make a substitution or adjustment, as it deems to be equitable, regarding the number or kind of shares or other securities or property issued or reserved for issuance pursuant to the plans or pursuant to outstanding options, the option price and/or any other affected terms of the options.

In the event of a change in control, the board or committee administering the plan, may, in its sole discretion, take action, as it deems necessary or desirable regarding any option, including the following:

•	acceleration of the vesting of an option;

•
the payment of a cash amount in exchange for the cancellation of an option equal to the product of (a) the excess, if any, of the fair market value per share at the time over the option price and (b) the number of shares then subject to the option; and

•
requiring the assumption of the outstanding options by the successor entity or the issuance of substitute options or other equity based awards that will substantially preserve the value, rights and benefits of any affected options previously granted.

If the option is not assumed, substituted, cashed-out or otherwise continued following the change in control, the plan provides that the option will become immediately vested and exercisable immediately prior to the change in control. In the event of a liquidation or dissolution, all unexercised options will terminate.

As of June 28, 2002, options to purchase an aggregate of 69,679,497 common shares at a price of $2.30 per share, an aggregate of 9,687,065 common shares at a price of $5.00 per share and an aggregate of 1,151,075 common shares at a price of $10.00 per share were outstanding under the plan, being held by approximately 34,500 employees, non-employee directors and consultants of Seagate Technology Holdings and its subsidiaries. As of June 28, 2002, options to purchase 2,320,127 common shares had been exercised.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Seagate Technology Holdings’ outstanding common and preferred shares as of June 28, 2002 by:

•	each person who is known to us to be the beneficial owner of 5% or more of our outstanding voting power;

•	each of our executive officers named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.

All of the outstanding shares of the issuer, Seagate Technology HDD Holdings, are owned by Seagate Technology Holdings.

Name and Address of Beneficial Owner	Number of Common Shares	Number of Preferred Shares		Percentage of Total Voting Power (1)
5% Holders:
New SAC	—	400,000,000	(2)	99.4%
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands
Affiliates of Silver Lake Partners, L.P.	—	400,000,000	(3)	99.4%
c/o Silver Lake Partners, L.P.
2725 Sand Hill Road
Menlo Park, California 94025
TPG SAC Advisors III Corp.	—	400,000,000	(4)	99.4%
c/o Texas Pacific Group
301 Commerce Street—Suite 3300
Fort Worth, Texas 76102
Affiliates of August Capital III, L.P.	—	400,000,000	(5)	99.4%
2480 Sand Hill Road—Suite 101
Menlo Park, California 94025
Named Executive Officers and Members of the Board of Directors:
Stephen J. Luczo(6)	197,016	—	(7)	*
William D. Watkins(6)	285,324	—	(8)	*
Charles C. Pope(6)	171,194	—		*
Townsend H. Porter, Jr.(6)	231,683	—		*
Donald L. Waite(6)	80,033	—		*
David Bonderman(9)	—	—	(10)	—
James G. Coulter(9)	—	—	(11)	—
James A. Davidson(12)	—	—	(13)	—
Glenn H. Hutchins(12)	—	—	(14)	—
David F. Marquardt(15)	—	—	(16)	—
David J. Roux(12)	—	—	(17)	—
John W. Thompson(6)	—	—	(18)	—
All Executive Officers and Members of the Board of Directors As a Group (18 Persons)	2,051,220	—	(19)	*

*	Less than 1%.

(1)
Total voting power is based on 2,320,127 common shares and 400 million preferred shares outstanding as of June 28, 2002, together with applicable options to purchase common shares for each shareholder exercisable on June 28, 2002 or within 60 days thereafter. Each common share and each preferred share is entitled to one vote. We have determined beneficial ownership in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to shares subject to applicable community property laws. Common shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after June 28, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

(2)
New SAC owns all the outstanding preferred shares of Seagate Technology Holdings. Messrs. Luczo, Watkins, Bonderman, Coulter, Roux, Davidson, Hutchins, Marquardt and Thompson, in their capacities as directors of New SAC, may be deemed to have shared voting or dispositive power over those shares. Each of them, however, disclaims this beneficial ownership.

(3)
Includes 400 million preferred shares beneficially owned by New SAC, to which affiliates of Silver Lake Partners, L.P. may be deemed, as a result of their ownership of 33.4% of New SAC’s total outstanding ordinary shares, to have shared voting or dispositive power. The affiliates of Silver Lake Partners, L.P., however, disclaim this beneficial ownership. The affiliates of Silver Lake Partners, L.P. are Silver Lake Partners Cayman, L.P., Silver Lake Investors Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. The sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. is Silver Lake Technology Associates Cayman, L.P. and the sole general partner of each of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. is Silver Lake (Offshore) AIV GP LTD. The shareholders of Silver Lake (Offshore) AIV GP LTD are Mr. Davidson, Mr. Hutchins, Mr. Roux, Integral Capital Partners SLP LLC, Yolande Jun and Karl Schade. Ms. Jun and Mr. Schade are employees of an affiliate of Silver Lake Partners, L.P. All persons identified above disclaim beneficial ownership of any of Seagate Technology Holdings’ preferred shares.

(4)
Includes 400 million preferred shares beneficially owned by New SAC. The shareholders of TPG SAC Advisors III Corp. may be deemed to have shared voting or dispositive power over those shares. TPG SAC Advisors III Corp. is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns approximately 22.0% of New SAC’s total outstanding ordinary shares. The shareholders of TPG SAC Advisors III Corp. are David Bonderman, James G. Coulter, William S. Price, Justin Chang and John Marren. Each of them, however, disclaims beneficial ownership of the preferred shares.

(5)
Includes 400 million preferred shares beneficially owned by New SAC. The members of August Capital Management III, L.L.C. may be deemed to have shared voting or dispositive power of those shares. August Capital Management III, L.L.C. is the general partner of August Capital III, L.P., which, together with its affiliates, owns approximately 11.4% of New SAC’s outstanding ordinary shares. The members of August Capital Management III, L.L.C. are Andrew S. Rapaport, John Johnston, David F. Marquardt and Andrew Anker. Each of them, however, disclaims beneficial ownership of the preferred shares.

(6)	The business address of each of these individuals is our office at 920 Disc Drive, Scotts Valley, California 95067.

(7)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Luczo may be deemed, in his capacity as a director and the chief executive officer of New SAC, to have shared voting or dispositive power. Mr. Luczo disclaims this beneficial ownership. Mr. Luczo owns 556,904 ordinary shares, which represents approximately 4.9% of New SAC’s total outstanding ordinary shares.

(8)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Watkins may be deemed, in his capacity as a director and the chief operating officer of New SAC, to have shared voting or dispositive power. Mr. Watkins disclaims this beneficial ownership. Mr. Watkins owns 179,132 ordinary shares, which represents approximately 1.6% of New SAC’s total outstanding ordinary shares.

(9)
Messrs. Bonderman and Coulter are shareholders of TPG SAC Advisors III Corp., which is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns ordinary and preferred shares of New SAC. Messrs. Bonderman and Coulter are also shareholders of each of TPG Advisors III, Inc. and T3 Advisors, Inc., each of which controls the investment funds that are the limited partners of SAC Investments, L.P. In addition, David Bonderman, James G. Coulter, Justin T. Chang, John W. Marren and William S. Price are principals of Texas Pacific Group and are shareholders of TPG SAC Advisors III Corp. As a result of the above, each of these individuals may be deemed to share beneficial ownership of the shares owned by SAC Investments, L.P. Each of them disclaims this beneficial ownership. The business address of each of these individuals is c/o TPG SAC Advisors III Corp. at the address listed in the table.

(10)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Bonderman may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Bonderman disclaims this beneficial ownership.

(11)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Coulter may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Coulter disclaims this beneficial ownership.

(12)
Messrs. Davidson, Hutchins and Roux are (a) shareholders and directors of Silver Lake (Offshore) AIV GP LTD, which is the sole general partner of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. Silver Lake Technology Associates Cayman, L.P. is the sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. which we refer to as the Silver Lake funds, which, together with Silver Lake Technology Investors Cayman, L.P. own ordinary and preferred shares of New SAC and (b) limited partners of Silver Lake Technology Associates Cayman, L.P. Messrs. Hutchins and Roux are also limited partners of Silver Lake Technology Investors Cayman, L.P. In addition, Messrs. Davidson, Hutchins and Roux are founders and partners of Silver Lake Partners, L.P., an affiliate of each of the Silver Lake funds. As a result of the above, Messrs. Davidson, Hutchins and Roux may be deemed to share beneficial ownership of the shares owned by the Silver Lake funds. Each of them disclaims this beneficial ownership. The business address of each of these individuals is c/o Silver Lake Partners, L.P. at the address listed in the table.

(13)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Davidson may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Davidson disclaims this beneficial ownership.

(14)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Hutchins may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Hutchins disclaims this beneficial ownership.

(15)
Mr. Marquardt is an Investment Member of August Capital Management III L.L.C., which is the general partner of each of August Capital III, L.P., August Capital Strategic Partners III, L.P. and August Capital III Founders Fund, L.P. As a result, he may be deemed to share beneficial ownership of these entities’ ownership of ordinary and preferred shares. He disclaims this beneficial ownership. The business address of Mr. Marquardt is c/o August Capital Management, L.L.C. at the address listed in the table.

(16)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Marquardt may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Marquardt disclaims this beneficial ownership.

(17)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Roux may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Roux disclaims this beneficial ownership.

(18)
Does not include 400 million preferred shares beneficially owned by New SAC, to which Mr. Thompson may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Thompson disclaims this beneficial ownership.

(19)
Does not include 400 million preferred shares beneficially owned by New SAC, to which each of the directors may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Each director disclaims this beneficial ownership.

RELATED PARTY TRANSACTIONS

Shareholders Agreement

As of the date of the closing of the November 2000 transactions, our parent company, New SAC, entered into a shareholders agreement with our sponsor group and specified members of management, the principal terms of which are summarized below. The shareholders agreement will terminate in the event that 50% or more of New SAC’s shares are sold or distributed to the public or are actively traded on a national securities exchange.

Corporate Governance.    New SAC’s board of directors consists of nine members, three of whom are designated by Silver Lake Partners, two of whom are designated by Texas Pacific Group, one of whom is an executive officer of New SAC whose appointment is reasonably acceptable to a majority of the directors, one of whom is an independent director proposed by Silver Lake Partners, approved by Texas Pacific Group and reasonably acceptable to a majority of the directors, one of whom is the chief executive officer of New SAC and one of whom is a director elected pursuant to the provisions of New SAC’s governing documents. The consent of at least seven members of New SAC’s board of directors is required before New SAC may voluntarily commence a bankruptcy proceeding, enter into a material business combination, sell a material amount of assets, enter into a material transaction with a member of our sponsor group or any of its affiliates, authorize, issue or sell equity securities or options or warrants to purchase equity securities, pay dividends or redeem equity securities or amend its memorandum and articles of association. Accordingly, our ability to engage in some transactions requiring shareholder approval or the approval of New SAC’s board of directors will effectively be limited without the consent of specified members of our sponsor group. In addition, the consent of eight directors is required to increase or decrease the size of New SAC’s board, and the consent of seven directors is required for the exercise of the drag-along rights described below, and the consent of at least five directors, with no management directors participating, is required to terminate the chief executive officer of New SAC or appoint a replacement for that position.

Preemptive Rights.    The shareholders party to the agreement have preemptive rights allowing them to acquire for cash, in proportion to their respective shareholdings in New SAC, additional securities proposed to be issued and sold by New SAC, excluding shares issued upon the exercise of outstanding options granted under employee benefit plans or similar arrangements. If a shareholder fails to exercise its preemptive rights, New SAC has the right to sell these additional securities.

Transfer Restrictions; Tag-Along Rights; Drag-Along Rights.    No party to the shareholders agreement is permitted to sell, transfer or otherwise dispose of any of New SAC’s shares until the earlier of November 22, 2003 or 180 days after an initial public offering of New SAC, without the prior consent of both Silver Lake Partners and Texas Pacific Group, subject to customary exceptions. After the earlier of November 22, 2003 or 180 days after the initial public offering of New SAC, each shareholder party to the agreement, will have a right of first offer to acquire any shares that another shareholder party to the agreement proposes to sell or otherwise transfer, and any third-party buyer will be subject to approval of New SAC’s board of directors, excluding those directors affiliated with the transferring shareholder. In addition, each shareholder party to the agreement and member of the management group has customary tag-along rights, which are the rights to include its shares, on the same terms and conditions, in any sale by a shareholder party to the agreement to a third party, on a proportional basis based on relative ownership levels at that time. Finally, beginning after the earlier of November 22, 2003 or 180 days after an initial public offering of New SAC, any shareholders party to the agreement holding a majority of the outstanding shares of New SAC will also have drag-along rights, meaning that if such shareholder or shareholders receive an offer from a third party to purchase a majority of New SAC’s outstanding shares or enter into a business combination, such shareholder or shareholders will have the right to cause New SAC’s other shareholders to join in the sale or business combination on the same terms and conditions.

Registration Rights.    Subject to specified limitations, New SAC agreed in the shareholders agreement to include its shares owned by the shareholders party to the agreement, on a proportional basis, in any public offering, other than the initial public offering of its shares, by granting all shareholders party to the agreement unlimited piggyback registration rights, shareholders holding at least 20% of New SAC’s outstanding shares three demand registrations, and any single shareholder holding at least 10% of New SAC’s outstanding shares one demand registration right with respect to that shareholder. In addition, subject to certain conditions, all shareholders party to the agreement have an unlimited number of demand registration rights on Form S-3. New SAC has agreed to pay all registration expenses relating to these registrations and to indemnify the selling shareholders.

Tax Provisions.    The shareholders party to the shareholders agreement agree, unless otherwise agreed by Silver Lake Partners, Texas Pacific Group and August Capital, to use reasonable best efforts to cause us to make tax distributions to permit shareholders of New SAC to pay U.S. federal income taxes attributable to certain income earned by us or our subsidiaries. In addition, such shareholders have agreed to use reasonable best efforts to prevent us, together with the other non-U.S. subsidiaries of New SAC, from generating certain types of passive income, such as dividends, interest, rent and royalties, in excess of $50 million per calendar year.

Distribution Upon Initial Public Offering of Certain Subsidiaries; New Shareholders Agreement.    At any time 190 days after the initial public offering of the shares of designated subsidiaries of New SAC, including Seagate Technology Holdings or Seagate Technology HDD Holdings, Silver Lake Partners or Texas Pacific Group, or both, can require that New SAC distribute to its shareholders who are parties to the shareholders agreement the remaining shares of the newly public subsidiary held by New SAC. We refer to such a distribution as a distribution of a newly public subsidiary’s shares. In connection with any such distribution, the newly public subsidiary of New SAC is required to enter into a new agreement with the shareholders of New SAC who are parties to the shareholders agreement, on substantially the same terms as the New SAC shareholders agreement. Such new shareholders agreement would give these shareholders all of the same rights discussed above, in respect of the newly public subsidiary of New SAC.

Management Shareholders Agreement

On the closing of the November 2000 transactions, New SAC entered into a management shareholders agreement with members of the management group. After the closing of the November 2000 transactions, other senior officers and employees of New SAC, who were granted shares or options to purchase shares, were required to join the management shareholders agreement. We refer to the members of the management group and these other persons as management shareholders. The management shareholders agreement, except for specified provisions relating to piggyback registration rights, will terminate when at least 50% of New SAC’s issued and outstanding ordinary shares have been sold or distributed to the public or are actively traded on a national securities exchange or interdealer quotation system.

Transfer Restrictions.    Under the management shareholders agreement, each management shareholder agreed, subject to customary exceptions, not to transfer any shares of New SAC acquired in connection with the November 2000 transactions prior to the earliest to occur of the sale of at least 15% of New SAC’s outstanding ordinary shares or the sale of New SAC ordinary shares that result in gross proceeds of at least $250 million in a qualified public offering, a change of control of New SAC, or November 22, 2005 for certain specified management shareholders who are senior managers of New SAC and November 22, 2002 for other management shareholders.

Tag-Along Rights.    Prior to a qualified public offering, management shareholders will have the tag-along rights that are provided in the shareholders agreement as detailed above, but only with respect to unrestricted and vested ordinary shares of New SAC.

Drag-Along Rights.    If any shareholders of New SAC party to the shareholders agreement holding a majority of the outstanding shares of New SAC receive an offer from a third party to purchase at least a majority of New SAC’s outstanding ordinary shares, and such shareholder or shareholders decides to accept that offer, then the management shareholders will be required to transfer a proportionate number of their vested preferred and ordinary shares of New SAC in that sale.

Right of First Refusal.    If, following the earliest to occur of a qualified public offering of New SAC, a change of control of New SAC and the fifth anniversary (with respect to management shareholders who are senior managers of New SAC) or the second anniversary (with respect to other management shareholders) of the closing of the November 2000 transactions, but prior to an initial public offering of New SAC, a management shareholder receives an offer from a third party to purchase any of his unrestricted and vested ordinary or preferred shares of New SAC, then New SAC will have the right of first refusal to purchase all such shares on substantially the same terms and conditions.

Call Rights.    If the employment of a management shareholder terminates for any reason prior to the fifth anniversary (with respect to management shareholders who are senior managers of New SAC) or the second anniversary (with respect to other management shareholders) of the closing of the November 2000 transactions, New SAC will have the option, for 60 days, to purchase any ordinary or preferred shares of New SAC held by that individual. If New SAC does not exercise that option within the 60-day period, then the members of our sponsor group and management shareholders who are our senior managers will have the same call right for 30 days.

Piggyback Registration Rights.    Each management shareholder will have the piggyback registration rights and the demand registration rights on Form S-3 contained in the shareholders agreement as detailed above.

Distribution Upon Initial Public Offering of Certain Subsidiaries; New Management Shareholders Agreement.    If Silver Lake Partners and/or Texas Pacific Group require New SAC to make a distribution of a newly public subsidiary’s shares, upon the occurrence of that distribution the newly public subsidiary of New SAC is required to enter into a new agreement with the management shareholders, on substantially the same terms as the management shareholders agreement. Such new management shareholders agreement would give the management shareholders all of the same rights discussed above, in respect of the newly public subsidiary of New SAC.

Monitoring, Consulting and Financial Service Fees

On the closing of the November 2000 transactions, our sponsor group was paid a consulting and financial advisory fee of $40 million. In addition, we pay an annual fee of $2 million to Silver Lake, Texas Pacific Group and August Capital in exchange for the monitoring, management, business strategy, consulting and financial services that they provide. Silver Lake, Texas Pacific Group and August Capital share the $2 million annual fee among themselves in the manner provided in the shareholders agreement. Silver Lake owns shares of New SAC representing approximately 33.4% of New SAC’s total outstanding ordinary shares, and three of New SAC’s and Seagate Technology Holdings’ board members (Messrs. Roux, Davidson and Hutchins) are managing members of Silver Lake Partners. Texas Pacific Group owns shares of New SAC representing approximately 22.0% of New SAC’s total outstanding ordinary shares, and two of New SAC’s and Seagate Technology Holdings’ board members (Messrs. Bonderman and Coulter) are principals of Texas Pacific Group. August Capital owns shares of New SAC representing approximately 11.4% of New SAC’s total outstanding ordinary shares, and one of New SAC’s Seagate Technology Holdings’ board members (Mr. Marquardt) is a co-founder of August Capital.

Other Related Matters

In connection with the vesting of the first one-third of the management group’s rollover deferred compensation interests in November 2001 and the vesting of the remainder of such interests in June 2002, the company advanced required payments of federal Medicare withholding taxes on behalf of a number of employees, all of which were repaid within 30 days. Since June 30, 2001, the beginning of our last fiscal year, the maximum amounts advanced and outstanding at any time to the following employees included advances to Stephen J. Luczo in the amount of $284,031, William D. Watkins in the amount of $76,807, Charles C. Pope in the amount of $79,460 and Donald L. Waite in the amount of $61,036.

In addition, in connection with the November 2000 transactions, New SAC and its subsidiaries entered into transactions relating to employment agreements and benefit and compensation plans, the principal terms of which are described under “Historical Transactions—November 2000 Transactions” and “Management—Employment and Other Agreements.”

Indemnification Agreement

In connection with the stock purchase agreement and the merger agreement described in “Historical Transactions—November 2000 Transactions,” on March 29, 2000, New SAC entered into an indemnification agreement with Seagate Delaware and VERITAS. Under the indemnification agreement, New SAC and its subsidiaries jointly and severally agreed to indemnify Seagate Delaware and VERITAS and their affiliates from and against specified losses relating to taxes and other liabilities incurred as a result of the ownership and operation by Seagate Delaware and its predecessors or affiliates, other than VERITAS and its subsidiaries, of their businesses, properties and assets prior to, and certain conduct by New SAC and its affiliates after, the closing of the November 2000 transactions. In addition, Seagate Delaware, VERITAS and their affiliates jointly and severally agreed to indemnify New SAC and its subsidiaries from and against specified losses relating to taxes and other liabilities incurred as a result of their ownership and operation of their businesses, properties and assets prior to, and certain conduct by them after, the closing of the November 2000 transactions.

On the closing of the November 2000 transactions, VERITAS deposited $150 million of cash into an escrow account. The escrow agreement permits New SAC to withdraw all or a portion of the escrowed funds to satisfy certain tax liabilities that were assumed by New SAC as part of the November 2000 transactions that relate to and for which New SAC will become liable, if at all, on completion of the tax audits of Seagate Delaware for those taxable periods beginning on or after July 1, 1999 and ending on or before the closing of the November 2000 transactions. To the extent any part of the $150 million is not utilized to satisfy these tax liabilities, it will be paid out to the former Seagate Delaware stockholders.

In July 2002, we and those of our affiliates that are parties to the indemnification agreement entered into a reimbursement agreement for the purpose of allocating the respective liabilities and obligations under the indemnification agreement among ourselves. Under the reimbursement agreement, if we and our affiliates become obligated to indemnify Seagate Delaware, VERITAS or any of their affiliates for tax liabilities under the indemnification agreement, Seagate Technology HDD Holdings will be responsible for the first $125 million of the tax liabilities, and any amount exceeding $125 million will then be allocated among Seagate Technology HDD Holdings, Seagate Technology SAN Holdings, Seagate Removable Storage Solutions Holdings and Seagate Software (Cayman) Holdings on a pro rata basis in accordance with the portion of the purchase price allocated to each entity in connection with the November 2000 transactions. For indemnification obligations other than tax liabilities under the indemnification agreement, the entity that is responsible for causing the indemnification obligation will reimburse the entity that satisfies the obligation on behalf of the other indemnitors to the extent that the claim is attributable to the responsible entity.

Indemnification of Directors and Officers

The articles of association of Seagate Technology Holdings provide for the indemnification of the directors and officers of Seagate Technology Holdings against liabilities that they may incur while discharging the duties of their offices. See “Management—Employment and Other Agreements—Director and Officer Indemnification and Insurance.”

In addition, Seagate Technology Holdings entered into indemnification agreements with its directors and officers, under which Seagate Technology Holdings agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that the director or officer is or was a director, officer, employee or agent of Seagate Technology Holdings, provided that the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Seagate Technology Holdings.

Transactions with Our Affiliates

Asset and Stock Purchase Agreements.    On June 29, 2000, one of our subsidiaries, Seagate Technology International, or STI, formed Seagate Removable Storage Solutions International, or RSSI, to hold the international tape drive business of STI. RSSI then created a subsidiary, Seagate RSS (M) Sdn Bhd, or RSS (M), to manage the Malaysian operations of the international tape drive business. On November 20, 2000, shortly before the consummation of the November 2000 transactions, STI transferred to RSSI a portion of its international tape drive operations, consisting of plant and machinery from STI’s Singapore branch, in exchange for 1,000 shares of RSSI’s capital stock. Also on November 20, 2000, STI, in exchange for 2,000 additional shares of RSSI’s capital stock, contributed $1.9 million to RSSI and assumed $3.2 million of liabilities that RSSI had assumed from RSS (M) after RSS (M) purchased $3.2 million worth of land and buildings, comprising another portion of STI’s international tape drive business, from STI’s subsidiary, Penang Seagate Industries (M) Sdn Bhd. As part of the November 2000 transactions, STI transferred all of the outstanding shares of RSSI’s capital stock to Seagate Removable Storage Solutions Holdings, a subsidiary of New SAC, which is now the direct parent of RSSI.

On June 30, 2001, RSSI purchased all of the outstanding shares of the capital stock of Seagate Distribution (UK) Limited, another of our affiliates, from STI for $11.3 million. Prior to consummating this sale, both STI and RSSI investigated the value of Seagate Distribution (UK) Limited to an unrelated third party and concluded that the purchase price paid by RSSI accurately reflected the value of Seagate Distribution (UK) Limited.

Stephen J. Luczo, a director of Seagate Technology Holdings and a director of Seagate Technology HDD Holdings, is also the chief executive officer of RSSI. William D. Watkins, also a director of Seagate Technology Holdings and a director of Seagate Technology HDD Holdings, is the chief operating officer and president of both RSSI and STI.

Research and Development Cost Sharing Agreement and World-Wide Services Agreement.    Seagate Technology LLC (and its predecessor), a subsidiary of Seagate Technology HDD Holdings, and STI have been sharing research and development costs since 1985 and are currently parties to a Research and Development Cost Sharing Agreement dated June 30, 2001. Under this agreement, the parties agree to share the research and development costs associated with manufacturing rigid disc drives. In fiscal year 2002, this cost-sharing arrangement resulted in a net payment of approximately $649 million from STI to Seagate Technology LLC. The purpose of this agreement is to properly apportion the costs associated with product development between the two companies.

Seagate Technology LLC and STI are also parties to a World-Wide Services Agreement dated July 1, 1993. Under this agreement, the parties agree to provide each other with a wide variety of services, including management, marketing, technical and support services. In fiscal year 2002, this cross-service arrangement resulted in a net payment of approximately $450 million from STI to Seagate Technology LLC. The purpose of this agreement is to minimize the duplication and overlap of various services and to properly apportion the costs for providing those services between the two companies.

Stephen J. Luczo, a director of Seagate Technology Holdings and Seagate Technology HDD Holdings, is also the chief executive officer of Seagate Technology LLC. William D. Watkins, also a director of Seagate Technology Holdings and Seagate Technology HDD Holdings, is the chief operating officer and president of STI and the chief operating officer and vice president of Seagate Technology LLC. Donald L. Waite is also a director of Seagate Technology HDD Holdings and is also the chief administrative officer and an executive vice president of Seagate Technology LLC.

Tax Allocation Agreement.    Our U.S. subsidiaries are or were included in certain U.S. state unitary and combined returns with Seagate Removable Storage Solutions (US) and Crystal Decisions, Inc., indirect subsidiaries of New SAC and our affiliates. We entered into a state tax allocation agreement with these New SAC affiliates effective as of November 23, 2000. Under the terms of the state tax allocation agreement, each company computes hypothetical tax returns (with certain modifications) as if the company was not included in combined returns with the other New SAC affiliates. Each company must pay the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to carrybacks, then the other New SAC affiliates will pay the company the amount of such refunds within 30 days of the close of the fiscal year the New SAC affiliate otherwise would have been able to utilize the net operating losses or tax credits on a separate return filing basis. As of June 28, 2002, there were no tax related amounts owed to or due from any New SAC affiliates.

Transactions with Our Management

Indebtedness of Our Management.    David Wickersham, an executive vice president of Seagate Technology Holdings and Seagate Technology HDD Holdings, borrowed $120,000 from Seagate Delaware pursuant to a promissory note dated May 8, 1998. Mr. Wickersham paid off his obligations under this note prior to the expiration of the note on May 31, 2001.

Brian S. Dexheimer, also an executive vice president of Seagate Technology Holdings and Seagate Technology HDD Holdings, borrowed $500,000 from Seagate Technology LLC pursuant to a promissory note dated October 10, 2000. The principal of, and the accrued but unpaid interest on, this note will be due and payable on October 10, 2005. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. Dexheimer remains employed by Seagate Technology LLC. Additionally, $83,333 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as Mr. Dexheimer remains employed by Seagate Technology LLC. In the event that Mr. Dexheimer voluntarily resigns or is terminated for cause before October 10, 2005, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. Dexheimer is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes deceased, then the principal amount of the note will be due and payable on October 10, 2005 and all interest will be forgiven. The full amount of this loan is currently outstanding.

Jeremy Tennenbaum, another executive vice president of Seagate Technology Holdings and Seagate Technology HDD Holdings, borrowed $1.2 million from Seagate Technology LLC pursuant to a promissory note dated February 16, 2001. The principal of, and the accrued but unpaid interest on, this note will be due and payable on February 16, 2006. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. Tennenbaum remains employed by Seagate Technology LLC. Additionally, $200,000 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as he remains employed by Seagate Technology LLC. In the event that Mr. Tennenbaum voluntarily resigns or is terminated for cause before February 16, 2006, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. Tennenbaum is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes deceased, then the principal of the note will be due and payable on February 20, 2006 and all interest will be forgiven. The full amount of this loan is currently outstanding.

Intercompany Indebtedness

On January 23, 2002, two of Seagate Technology Holdings’ subsidiaries, Seagate Technology LLC and XIOtech Corporation, entered into an intercompany loan agreement, pursuant to which Seagate Technology LLC agreed to advance up to $80 million, on a revolving basis, to XIOtech Corporation at an interest rate equal to 3.5% plus the then-applicable LIBOR rate. Interest on the advances is payable monthly. Upon any default by XIOtech Corporation, including any failure by XIOtech Corporation to pay any amounts payable under the loan agreement when due, the breach by XIOtech Corporation of any covenant or condition contained in the loan agreement or the initiation of any voluntary or involuntary bankruptcy or insolvency proceeding relating to XIOtech Corporation, Seagate Technology LLC may accelerate all outstanding amounts payable under the loan agreement so that these amounts become immediately due and payable. In addition, Seagate Technology LLC may set off any amount owing to XIOtech Corporation against any amounts owed by XIOtech Corporation to Seagate Technology LLC under the loan agreement. The initial term of the loan will expire on January 23, 2003, but the parties have the option of renewing the loan for successive one-year periods. As of June 28, 2002, XIOtech Corporation owed approximately $9 million, including interest, under the loan.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the private offering of the outstanding notes, on May 13, 2002, Seagate Technology Holdings, as the guarantor, and Seagate Technology HDD Holdings, as the issuer, entered into a registration rights agreement with the initial purchasers of the outstanding notes. The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement that we filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement, Seagate Technology HDD Holdings agreed to:

•
file with the SEC a registration statement on an appropriate form under the Securities Act of 1933 relating to a registered exchange offer whereby the outstanding notes may be exchanged for the exchange notes;

•	use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 within 210 days after the issuance of the outstanding notes; and

•
keep the registration statement effective for 20 business days (or longer, if required by applicable law) after the date on which the notice of the exchange offer is mailed to the holders of the outstanding notes.

The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms relating to transfer restrictions, registration rights and additional interest for failure to observe specified obligations in the registration rights agreement.

In the event that:

•	the applicable interpretations of the SEC staff do not permit Seagate Technology HDD Holdings to effect the exchange offer;

•	the exchange offer is not consummated within 250 days after the original issuance of the outstanding notes;

•
any initial purchaser requests that a shelf registration statement be filed with respect to outstanding notes that are not eligible to be exchanged for the exchange notes in the exchange offer and are held by the initial purchaser after the consummation of the exchange offer;

•	any holder is prohibited by law or SEC policy from participating in the exchange offer and the holder requests that a shelf registration statement be filed; or

•	any holder that participates in the exchange offer and does not receive freely tradable exchange notes on the day of the exchange and the holder requests that a shelf registration statement be filed;

Seagate Technology HDD Holdings will use its reasonable best efforts to file a shelf registration statement with respect to the resale of the outstanding notes or the exchange notes with the SEC. Upon the occurrence of the first event listed above, Seagate Technology HDD Holdings will use its reasonable best efforts to cause the shelf registration statement to be declared effective on or before the 210th calendar day after the original issuance of the outstanding notes. Upon the occurrence of any of the other events listed above, Seagate Technology HDD Holdings will use its reasonable best efforts to cause the shelf registration statement to be declared effective on or before the 60th day after the date that the shelf registration statement is required to be filed.

Seagate Technology HDD Holdings will keep the shelf registration statement effective until the earliest of:

•	the date when the notes covered by the shelf registration statement can be freely sold under Rule 144 under the Securities Act;

•	two years from the effective date of the shelf registration statement; and

•	the date when all of the notes registered under the shelf registration statement are disposed of.

If Seagate Technology HDD Holdings fails to comply with specified obligations under the registration rights agreement, it will be required to pay additional interest to holders of the outstanding notes. These obligations include:

•	the obligation to cause the exchange offer registration statement to be declared effective within 210 days after the issuance of the outstanding notes;

•	the obligation to consummate the exchange offer within 40 days after the SEC declares the registration statement effective;

•	the obligation to cause the shelf registration statement (if a shelf registration statement is required) to be filed within the timeframe required by the registration rights agreement; and

•
the obligation to keep the exchange offer registration statement or the shelf registration statement, as the case may be, effective and usable during the periods specified in the registration rights agreement.

Each holder of the outstanding notes that wishes to exchange the outstanding notes for the exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder has no arrangement with any person to participate in the distribution of the exchange notes; and

•
the holder is not an “affiliate,” as the term is defined in Rule 405 of the Securities Act, of the issuer or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes issued under the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate,” as such term is defined in Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of the exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the exchange notes for its own account in exchange for the outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, the issuer will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. The issuer will issue $1,000 in principal amount of the exchange notes in exchange for each $1,000 in principal amount of the outstanding notes surrendered under the exchange offer. The outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the issuer to fulfill its obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of the outstanding notes. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer.

Holders do not have any appraisal rights or dissenters’ rights under the indenture in connection with the exchange offer. The issuer intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits under the indenture relating to the outstanding notes. See, however, “—Consequences of Failure to Exchange.”

The issuer will be deemed to have accepted for exchange properly tendered outstanding notes when it has given notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the issuer and delivering the exchange notes to the tendering holders. Subject to the terms of the registration rights agreement, the issuer expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under
“—Conditions to the Exchange Offer.”

Holders who tender the outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. The issuer will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                                         , 2002, unless the issuer, in its sole discretion, extends it.

To extend the exchange offer, the issuer will notify the exchange agent of any extension. The issuer will notify the registered holders of the outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The issuer reserves the right, in its sole discretion, to delay the acceptance of any outstanding notes tendered, to extend the exchange offer or to terminate the exchange offer and to refuse to accept any outstanding notes not previously accepted, if any of the conditions set forth in the section “—Conditions to the Exchange Offer” below has not been satisfied, by notifying the exchange agent of such delay, extension or termination, or subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed by an oral notice or a written notice of such delay, extension, termination or amendment to the registered holders of the outstanding notes as promptly as practicable under the circumstances. If the issuer amends the exchange offer in a manner that it determines to constitute a material change, it will promptly disclose the amendment in a manner that is reasonably calculated to inform the holders of the outstanding notes.

Without limiting the manner in which it may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, the issuer has no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

The issuer is not required to accept for exchange, or to exchange any exchange notes for, any outstanding notes, and it may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes if in its reasonable judgment:

•
the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act or without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of the outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in the issuer’s judgment, would reasonably be expected to impair the ability of the issuer to proceed with the exchange offer.

In addition, the issuer will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the issuer:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” and

•
such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

The issuer expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, the issuer may delay acceptance of any outstanding notes by notifying the holders of the extension. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and the issuer may accept them for exchange. The issuer will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

The issuer expressly reserves the right to amend or terminate the exchange offer and to reject any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. The issuer will notify the holders of the outstanding notes of any extension, amendment, non-acceptance or termination as promptly as practicable. In the case of any extension, this notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for the sole benefit of the issuer, and the issuer may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in its sole discretion. If the issuer fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of these rights. Each of these rights will be deemed an ongoing right that the issuer may assert at any time or at various times.

In addition, the issuer will not accept any outstanding notes tendered, and will not issue any exchange notes in exchange for the tendered outstanding notes, if any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of the outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•
complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the letter of transmittal; or

•
the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender that is not withdrawn prior to the expiration date will constitute an agreement between the tendering holder and the issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivering the outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mailing these items, the issuer recommends that holders use an overnight or hand-delivery service. In all cases, the holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. The holders should not send the letter of transmittal or the outstanding notes to the issuer. The holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder listed on the outstanding notes, those outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any outstanding notes or any bond power is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by the issuer, they should also submit evidence satisfactory to the issuer of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering the outstanding notes that are the subject of the book-entry confirmation;

•
the participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

The issuer, Seagate Technology HDD Holdings, will, in its sole discretion, determine all questions as to the validity, form, eligibility (including time of receipt), acceptance of any tendered outstanding notes and withdrawal of tendered outstanding notes. The issuer’s determination will be final and binding. The issuer reserves the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of the issuer’s counsel, be unlawful. The issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. The issuer’s interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as the issuer shall determine. Although the issuer intends to notify the tendering holders of any defects or irregularities, neither the issuer, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, the issuer will issue the exchange notes for the outstanding notes that it has accepted under the exchange offer only after the exchange agent timely receives:

•	the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of the outstanding notes will represent to the issuer that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•
if the holder is a broker-dealer that will receive the exchange notes for its own account in exchange for the outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•
the holder is not an “affiliate,” as such term is defined in Rule 405 of the Securities Act, of the issuer or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make a book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Any holder who is unable to deliver the confirmation of the book-entry tender of its outstanding notes into the exchange agent’s account at DTC or is unable to deliver the documents required by the letter of transmittal to the exchange agent on or prior to the expiration date may tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Any holder that wishes to tender its outstanding notes but cannot deliver the outstanding notes, the letter of transmittal or the required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may still tender if:

•	the tender is made through an eligible institution;

•
prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand-delivery) or a properly transmitted agent’s message and notice of guaranteed delivery:

—	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of the outstanding notes tendered;

—	stating that the tender is being made by guaranteed delivery; and

—
guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to any holder that wishes to tender its outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, any tendering holder may withdraw its tender at any time prior to the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for the outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for the outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If the outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. The issuer will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and its determination is final and binding on all parties. The issuer will deem any outstanding notes so withdrawn not to have been validly tendered for purposes of the exchange offer. All outstanding notes that have been tendered but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of book-entry transfer, the outstanding notes will be credited to an account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn tenders may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank, N.A. has been appointed as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent as follows:

By Registered or Certified Mail:	Facsimile Transmission Number:	By Hand or Over Night Delivery
(Eligible Institutions Only)
U. S. Bank, N.A. 180 East Fifth Street	(651) 244-1142	U. S. Bank, N.A. 180 East Fifth Street
St. Paul, MN 55101 Attention: Specialized Finance	(Confirm transmission by calling the number below)	St. Paul, MN 55101 Attention: Specialized Finance
Services Mail Station: EP-MN-T4CT	(651) 244-8112

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

The issuer will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, the issuer may make additional solicitations by telegraph, telephone or in person by its officers and regular employees and those of its affiliates.

The issuer has not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. The issuer will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

The issuer will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

The expenses are estimated in the aggregate to be approximately $1,000,000.

Transfer Taxes

The issuer will pay the transfer taxes, if any, applicable to the exchange of the outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•
the certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	the tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the issuer to register the exchange notes in the name of, or request that the outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay the applicable transfer taxes.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for the exchange notes under the exchange offer, your outstanding notes will remain subject to the transfer restrictions applicable to the outstanding notes:

•
as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the issuer does not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than to any holder that is an “affiliate” of the issuer within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

The issuer will record the exchange notes in its accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in the issuer’s accounting records on the date of exchange. Accordingly, the issuer will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The issuer will record the expenses of the exchange offer as incurred.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept the offer. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

The issuer may in the future seek to acquire the untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The issuer has no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

Seagate Technology HDD Holdings issued the outstanding notes, and will issue the exchange notes under an Indenture (the “Indenture”) dated May 13, 2002, among itself, Seagate Technology Holdings, as guarantor, and U.S. Bank, N.A., as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the word “Company” refers only to Seagate Technology HDD Holdings and not to any of its Subsidiaries and the word “Parent” refers only to Seagate Technology Holdings and not to any of its Subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture, which was filed as an exhibit to the registration statement of which this prospectus forms a part, because it, not this description, defines your rights as a holder of the notes.

Brief Description of the Notes

The notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any future Subordinated Obligations of the Company; and

•	are guaranteed by Parent.

Principal, Maturity and Interest

The Company initially issued the outstanding notes and will issue the exchange notes with a maximum aggregate principal amount of $400 million. The Company will issue the exchange notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on May 15, 2009. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” the Company is entitled to, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the outstanding notes and in an unlimited aggregate principal amount (the “Additional Notes”). The outstanding notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any Additional Notes actually issued.

Interest on the notes will accrue at the rate of 8% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2002. The Company will make each interest payment to the holders of record of the notes on the immediately preceding May 1 and November 1. The Company will pay interest on overdue installments of interest at the above rate to the extent lawful.

Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the date of its original issue. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the outstanding notes in certain circumstances pursuant to the Registration Rights Agreement at a rate of 1.0% per annum. The Company will pay such additional interest, if applicable, on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

Optional Redemption

Except as set forth below or under “—Redemption for Changes in Withholding Taxes,” the Company will not be entitled to redeem the notes at its option prior to May 15, 2006.

On and after May 15, 2006, the Company will be entitled at its option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2006	104%
2007	102%
2008 and thereafter	100%

In addition, before May 15, 2005, the Company may at its option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued with the Net Cash Proceeds from one or more Equity Offerings (1) by the Company or (2) by Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1)  at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2)  each such redemption occurs within 90 days after the date of the related Equity Offering.

At any time prior to May 15, 2006, the notes may be redeemed, as a whole but not in part, at the option of the Company upon the occurrence of a, or if applicable each, Change of Control, upon not less than 30 or more than 60 days’ prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder’s registered address, at a redemption price equal to the sum of (1) the principal amount thereof and (2) the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess of (A) the present value of (1) the redemption price of such note at May 15, 2006, as set forth in the table above (but excluding accrued interest) plus (2) all required interest payments due on such note through May 15, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such note.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption of the Notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2006; provided, however, that if the period from the redemption date to May 15, 2006, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2006 is less than one year, the weekly average yield on actually traded U.S. Treasury adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

If the Company is redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

The Company will redeem notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” The Company may at any time and from time to time purchase notes in the open market or otherwise.

Additional Amounts

The Company and Parent are required to make all payments under or with respect to the notes and the Parent Guaranty free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of the government of the Cayman Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which the Company is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless the obligor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If the Company or Parent are so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes or the Parent Guaranty, the Company or Parent, as the case may be, will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by you (including Additional Amounts) after such withholding or deduction will not be less than the amount you would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of the Cayman Islands of such note, but including, without limitation, such relevant Holder (or such fiduciary, settlor, beneficiary, member or shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein); (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Tax that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the note to comply with a request of the Company or Parent addressed to the Holder (x) to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company or Parent) or satisfy any information or reporting requirements, which, in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax; or (4) any Tax that is payable otherwise than by withholding from payment of principal of, premium, if any, or interest on such note; nor will the Company or Parent pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period), (b) if, at the election of the relevant Holder, the payment of principal of (or premium, if any, on) or interest on such note could have been made through another paying agent without such deduction or withholding or (c) with respect to any payment of principal of (or premium, if any, on) or interest on or with respect to such note to any holder who is a fiduciary or partnership (for U.S. federal tax purposes) or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a partner of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, partner or beneficial owner been the actual holder of such note.

Upon request, the Company will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in the Indenture there is mentioned, in any context:

(1)  the payment of principal;

(2)  purchase prices in connection with a purchase of notes;

(3)  interest; or

(4)  any other amount payable on or with respect to any of the notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the Cayman Islands or the United States (or any political subdivision or taxing authority of either jurisdiction), the jurisdiction of incorporation of any successor of the Company or any jurisdiction in which a paying agent is located or the Company is organized or engaged in business for tax purposes, and the Company will agree to indemnify the Holders for any such taxes paid by such Holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or Parent is organized or any political subdivision or taxing authority or agency thereof or therein.

For a discussion of Cayman Islands withholding taxes applicable to payments under or with respect to the Notes and the Parent Guaranty, see “Certain U.S. Federal Income Tax Considerations.”

Redemption for Changes in Withholding Taxes

The Company is entitled to redeem the notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:

(1)  a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of (x) the Cayman Islands, (y) any jurisdiction, other than the United States, from or through which a payment on the notes is made or (z) any other jurisdiction, other than the United States, in which the Company or Parent is organized (or any political subdivision or taxing authority thereof or therein), in any such case which change or amendment is announced or becomes effective on or after May 3, 2002; or

(2)  any change in or amendment to any official position regarding the application or interpretation of such laws, regulations or rulings, or any execution of or amendment to any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party, which change or amendment is announced or becomes effective on or after May 3, 2002, and the Company cannot avoid such obligation by taking reasonable measures available to the Company.

Before the Company publishes or mails notice of redemption of the notes as described above, the Company will deliver to the Trustee an officers’ certificate to the effect that the Company cannot avoid our obligation to pay Additional Amounts by taking reasonable measures available to it. The Company will also deliver an opinion of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws, regulations or rulings or the application or interpretation of such laws regulations, rulings or treaties, as applicable.

Guarantee

Parent has fully and unconditionally guaranteed, on a senior unsecured basis, the Company’s obligations under the notes. In connection with either an initial public offering of the Company that involves an underwritten public offering of common stock of the Company or a merger or consolidation between Parent and New SAC in a transaction permitted by the provisions set forth under “—Certain Covenants—Merger and Consolidation,” Parent will, at Parent’s option, be released from the Parent Guaranty.

Pursuant to the Indenture, Parent may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation;” provided, however, that if such other Person is not the Company, Parent’s obligations under the Parent Guaranty must be expressly assumed by such other Person.

If Parent and the Company merge or consolidate in a transaction permitted by the provisions set forth under “—Certain Covenants—Merger and Consolidation,” then the Parent Guaranty shall automatically be terminated upon the consummation of such merger or consolidation and shall no longer have any effect from such time.

Ranking

Senior Indebtedness versus Notes

The indebtedness evidenced by the notes and the Parent Guaranty is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Company and Parent, as the case may be.

As of June 28, 2002:

(1)  the Company’s Senior Indebtedness was approximately $751 million, including $350 million of secured indebtedness; and

(2)  Parent’s Senior Indebtedness was approximately $751 million, including $350 million of secured indebtedness.

Virtually all of Parent’s Senior Indebtedness consists of Parent’s guarantees of Senior Indebtedness under the Credit Agreement and with respect to the notes.

The notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

The Parent Guaranty is an unsecured obligation of Parent. Secured debt and other secured obligations of Parent (including obligations with respect to the Credit Agreement) are effectively senior to Parent’s guarantee of the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes.    A substantial portion of the Company’s operations are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of any preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the notes. Accordingly, the notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of subsidiaries of the Company.

At June 28, 2002, the total liabilities of our subsidiaries were approximately $1.72 billion, including trade payables and $350 million of secured indebtedness of certain of such subsidiaries pursuant to their guarantees of and borrowings under the Credit Agreement. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain subsidiaries of the Company, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)  prior to the earlier to occur of (A) the first public offering of common stock of Parent or (B) the first public offering of common stock of the Company, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Parent or the Company, whether as a result of issuance of securities of Parent or the Company, any merger, consolidation, liquidation or dissolution of Parent or the Company, or any direct or indirect transfer of securities by Parent or the Company or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(3)  individuals who on the Issue Date constituted the Board of Directors of the Company or the Parent Board (together with any new directors whose election by such Board of Directors of the Company or the Parent Board or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors of the Company or of Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office;

(4)  the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5)  the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

Following the first day that Parent is permitted to be released from the Parent Guaranty in connection with an initial public offering of the Company, as described above under “—Guarantee,” all references to Parent and Parent Board in clauses (1) to (5) above shall be deemed to be deleted.

Within 30 days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)  that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)  the circumstances and relevant facts regarding such Change of Control;

(3)  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)  the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (b) the Company has exercised its option to redeem all the notes pursuant to the provisions described above under “—Optional Redemption.”

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Parent, the Company and the Initial Purchasers. Neither the Company nor Parent have the present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or the Parent could decide to do so in the future. Subject to the limitations discussed below, the Company or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions,” which limitations may be terminated as described below under the first paragraph of “—Certain Covenants.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Credit Agreement prohibits the Company from purchasing any notes pursuant to a Change of Control Offer and also provides that the occurrence of certain change of control events with respect to Parent or the Company constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company may seek the consent of its lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the failure to offer to purchase notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture. Following the first day that:

(a)  the notes have an Investment Grade Rating from both of the Rating Agencies, and

(b)  no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the subcaptions:

•	“—Certain Covenants—Limitation on Indebtedness”

•	“—Certain Covenants—Limitation on Restricted Payments”

•	“—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”

•	“—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”

•	“—Certain Covenants—Limitations on Affiliate Transactions”

•	clause (a)(3) under “—Certain Covenants—Merger and Consolidation”

•	“—Certain Covenants—Amendment of Deferred Compensation Plans.”

Limitation on Indebtedness

(a)  The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 3.0 to 1.0.

(b)  Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)  Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $600 million;

(2)  Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(3)  the outstanding notes and the exchange notes (other than any Additional Notes);

(4)  the Existing Notes and any other Indebtedness to the extent outstanding on the Issue Date after application of the proceeds from the sale of the notes (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)  Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (x) the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or (y) the Consolidated Coverage Ratio after giving effect to such acquisition would be (i) greater than the Consolidated Coverage Ratio immediately prior to such acquisition and (ii) at least 2.5:1.0;

(6)  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause (6);

(7)  Purchase Money Indebtedness and Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to this clause (7) in an aggregate principal amount not in excess of $150 million at any time outstanding;

(8)  Hedging Obligations entered into in good faith to hedge risks with respect to the Company’s and the Restricted Subsidiaries’ interest rate, currency and commodity price exposure;

(9)  obligations in respect of workman’s compensation, performance, bid and surety bonds, completion guarantees and payment obligations in connection with self-insurance or similar requirements provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for customary indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary by the Company or any Restricted Subsidiary in compliance with the terms of the Indenture, other than Indebtedness consisting of Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(12)  obligations arising from or representing deferred compensation to employees of the Company or its Subsidiaries (i) that constitute or are deemed to be Indebtedness under GAAP and that are Incurred in the ordinary course of business or (ii) pursuant to the Deferred Compensation Plans; and

(13)  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) does not exceed $100 million.

(c)  Notwithstanding the foregoing, the Company and the Restricted Subsidiaries will not incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

(d)  For purposes of determining compliance with this covenant, (1) any Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above, (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses, (3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and (4) at any time that the Consolidated Coverage Ratio exceeds 3.0 to 1.0, the Company may reclassify Indebtedness originally Incurred pursuant to one or more clauses of paragraph (b) of this covenant as Indebtedness Incurred pursuant to paragraph (a) of this covenant but only to the extent such Indebtedness could have been Incurred pursuant to such paragraph (a).

(e)  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies after the date on which such Indebtedness was Incurred. For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to the U.S. dollar covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness being Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a)  The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)  a Default shall have occurred and be continuing (or would result therefrom);

(2)  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(3)  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of Fiscal 2002 to the end of the most recent fiscal quarter ended for which financial statements are internally available to the Company prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)  100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock, Excluded Contributions and Designated Preferred Stock) subsequent to the beginning of Fiscal 2002 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution (other than Excluded Contributions) received by the Company from its shareholders subsequent to the beginning of Fiscal 2002; plus

(C)  the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the beginning of Fiscal 2002 of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)  an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)  The preceding provisions will not prohibit:

(1)  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock, other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than any such Net Cash Proceeds that have previously been applied under clause (1), (4), (12) or (14) of this paragraph (b)) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)  so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of New SAC, Parent or the Company or any of its Subsidiaries from employees, former employees, directors or former directors of New SAC, Parent or the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $25 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed (i) the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries in such calendar year from the sale of Capital Stock of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock or Preferred Stock and other than any such Net Cash Proceeds that have previously been applied under clause (1), (4), (12) or (14) of this paragraph (b)) to members of management or directors of the Company or any of its Restricted Subsidiaries that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of paragraph (a) of this covenant) plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries in such calendar year after the Issue Date; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5)  dividends to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred by Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed $3 million in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6)  the payment of dividends on the Company’s common stock following the first bona fide underwritten public offering of common stock of the Company or Parent, as the case may be, after the Issue Date, of up to 6% per annum of the net proceeds received by the Company or Parent, as the case may be, from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by or, in the case of a public offering by Parent, contributed by Parent to the Company in connection with such public offering and (B) such dividends shall be included in the calculation of the amount of Restricted Payments;

(7)  the payment of, or the making of distributions to Parent solely to allow Parent to pay, annual management, consulting, monitoring and advisory fees to any of the Sponsors; provided, however, that any such payment is permitted by the covenant described under “—Limitation on Affiliate Transactions;” provided further, however, that any such payment shall be excluded in the calculation of the amount of Restricted Payments;

(8)  the making of distributions to Parent and the making of distributions or other payments to participants under the Deferred Compensation Plans, in each case on or about the Issue Date in the amounts and on the terms described in the Offering Memorandum; provided, however, that such distributions and payments shall be excluded in the calculation of the amount of Restricted Payments;

(9)  any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent that any surplus Net Available Cash exists after the consummation of an offer to purchase notes under clause (a)(3)(c) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value shall be excluded in the calculation of the amount of Restricted Payments;

(10)  any repurchase of Capital Stock of the Company deemed to occur upon the exercise of stock options to acquire Capital Stock of the Company if such Capital Stock represents a portion of the exercise price of such options, provided, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments;

(11)  the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or its Restricted Subsidiaries issued or Incurred after the Issue Date in accordance with the covenant described under “—Limitation on Indebtedness;” provided, however, that such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments;

(12)  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which financial statements are internally available to the Company immediately preceding the declaration of any such dividend after giving effect to such dividend on a pro forma basis, the Consolidated Coverage Ratio would have been at least 3.0:1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (12) on a particular class or series of Designated Preferred Stock does not exceed the Net Cash Proceeds received by the Company from the sale of such class or series of Designated Preferred Stock issued after the Issue Date that have not, at the date of such payment, been applied under clause (1), (4) or (12) of this paragraph (b); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(13)  payments, or the making of distributions to Parent solely to allow payments, which are contemplated by the Indemnification Agreement; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(14)  investments that are made with Excluded Contributions (other than Excluded Contributions that have previously been applied under clause (1), (4) or (14) of this paragraph (b)); provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

(15)  if the Company or any of its Subsidiaries is a controlled foreign corporation for U.S. federal income tax purposes for all or a portion of the Company’s or any such Subsidiary’s taxable year, the declaration and payment of dividends or distributions on the Company’s Capital Stock within 30 days after the end of the calendar year during which such taxable year ends, in a maximum amount equal to the product of (x) the aggregate amount of “Subpart F income” (within the meaning of Section 952 of the Code, which for the purposes of this clause (15) shall include income includable under Section 951(a)(1)(B) of the Code) of the Company for the portion of such taxable year for which the Company was a controlled foreign corporation plus the amount of Subpart F income of any of the Company’s Subsidiaries for the portion of such taxable year for which such Subsidiary was a controlled foreign corporation, multiplied by (y) 40% (such dividends, “Tax Distributions”); provided that (A) the Company shall have delivered to the Trustee at least 30 calendar days prior to the declaration of such Tax Distribution or any interim Tax Distribution pursuant to clause (C) below, a notice, certified by the Chief Financial Officer of the Company, setting forth in detail reasonably satisfactory to the Trustee the basis for the determination of the amount of such Tax Distribution, (B) Tax Distributions in respect of any Subpart F income of an Unrestricted Subsidiary shall only be permitted if they are made with the proceeds of dividends or distributions from an Unrestricted Subsidiary that are received by the Company or a Restricted Subsidiary; provided that the amount of such dividends and distributions will not increase the amount available for Restricted Payments under clause (3) of paragraph (a) of this covenant, (C)(i) interim Tax Distributions may be made during each calendar year on or shortly after April 10, June 10, September 10 and December 31 of such year based on good-faith estimates of the Subpart F income, if any, of the Company and its Subsidiaries for the taxable year to which such interim Tax Distribution relates and (ii) if any such interim Tax Distributions are made by the Company during a calendar year, then within 30 calendar days after the end of such calendar year the Company shall deliver to the Trustee a determination of the maximum amount of Tax Distributions that may be made for such calendar year, and if the aggregate interim Tax Distributions made for such calendar year exceed such maximum, then such excess amount (“Excess Interim Tax Distributions”) shall be applied to reduce amounts payable under any clause of paragraph (b) of this covenant for the next calendar year and to the extent not so applied, shall be carried forward for application against such amounts in a future calendar year, and (D)(i) any Tax Distributions (excluding any Excess Interim Tax Distributions) paid pursuant to this clause (15) shall be excluded in the calculation of the amount of Restricted Payments and (ii) any Excess Interim Tax Distributions shall be included in the amount of Restricted Payments;

(16)  immediately prior to or concurrently with the initial public offering of the Company that would permit Parent to be released from the Parent Guaranty, as described under “—Guarantee,” the making of distributions by the Company to Parent and the making of distributions or other payments to participants under the Deferred Compensation Plans; provided, however, that (A) on the date of such distributions and payments and after giving effect to such distributions and payments and to such initial public offering and the Net Cash Proceeds therefrom (a) the ratio of (i) the average amount of cash and cash equivalents held by the Company and the Restricted Subsidiaries at the close of business during the five Business Day period ending three Business Days prior to the date of payment of such distributions and payments to (ii) the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries outstanding as of such date of payment is no less than 1.1 to 1.0, and (b) no Event of Default has occurred and is continuing and

(B) no later than two Business Days prior to the date of payment of such distributions and payments, the Company shall have delivered to the Trustee an Officers’ Certificate dated as of such date that (i) sets forth, in reasonable detail, the calculation of the amount of such distribution and payment and (ii) certifies compliance with the ratio set forth in clause (A) above; provided further, however, that (x) the aggregate amount of all such distributions and payments under this clause (16) shall not exceed $580,000,000 minus the aggregate amount of all distributions and payments made pursuant to clause (b)(8) of this covenant and (y) the amount of any distribution and payment pursuant to this clause (16) shall be included in the calculation of the amount of Restricted Payments;

(17)  Restricted Payments consisting of distributions or other payments (whether in cash, securities or other property or any combination thereof) under any Deferred Compensation Plan; provided, however, that such distributions or payments under this clause (17) shall be included in the calculation of the amount of Restricted Payments;

(18)  Restricted Payments in an aggregate amount not to exceed $60 million consisting of dividends or distributions made or paid to Parent prior to or in connection with an underwritten initial public offering of the Company’s common stock; provided that (A) the entire amount of such dividends or distributions are immediately contributed or otherwise provided, directly or indirectly, to XIOtech Corporation, (B) the entire amount of such dividends or distributions are immediately used by XIOtech Corporation to repay in full all amounts then owed by XIOtech Corporation to the Company or its Restricted Subsidiaries, and (C) all dividends, distributions or payments made or paid pursuant to this clause (18) shall be excluded in the calculation of the amount of Restricted Payments; and

(19)  other Restricted Payments in an aggregate amount not to exceed $75 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)  with respect to clauses (a), (b) and (c),

(i)  any encumbrance or restriction pursuant to the Credit Agreement, as in effect at the Issue Date, and any other agreement in effect at or entered into on the Issue Date;

(ii)  any encumbrance or restriction with respect to a Restricted Subsidiary contained in the terms of any Indebtedness of such Restricted Subsidiary, which Indebtedness was permitted to be Incurred pursuant to the covenant described above under “—Limitation on Indebtedness” or any agreement pursuant to which such Indebtedness was Incurred if (A) either (I) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (II) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company’s ability to make principal, premium (if any) or interest payments on the notes and (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings or agreements (as determined by the Board of Directors of the Company in good faith);

(iii)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iv)  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(v)  any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(vi)  any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(vii)  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

(2)  with respect to clause (c) only,

(i)  any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(ii)  restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

(iii)  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Subsidiary Stock

(a)  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2)  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)  first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $25 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)  the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2)  securities received by the Company or any Restricted Subsidiary in an Asset Disposition from the transferee with respect to which the Company or such Restricted Subsidiary shall use its reasonable best efforts to convert into cash within 90 days after the later to occur of (A) the consummation of such Asset Disposition or (B) the expiration of any lock-up or similar restriction on the right of the Company or such Restricted Subsidiary to dispose of such securities; provided, however, that all the cash received upon such conversion shall be Net Available Cash for the purposes of, and applied in accordance with, this covenant; and

(3)  any assets related to a Related Business received in exchange for assets of comparable fair market value in the good faith determination of the Board of Directors of the Company.

(b)  In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $25 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c)  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a)  The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)  if such Affiliate Transaction involves an amount in excess of $25 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transactions have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; and

(3)  if such Affiliate Transaction involves an amount in excess of $50 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)  The provisions of the preceding paragraph (a) will not prohibit:

(1)  any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2)  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3)  loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $15 million in the aggregate outstanding at any one time;

(4)  the payment of reasonable and customary fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Company and its Restricted Subsidiaries in the ordinary course of business;

(5)  any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)  the payment by the Company or any of its Restricted Subsidiaries of (i) annual management, consulting, monitoring and advisory fees and any related and reasonable out-of-pocket expenses to any of the Sponsors in an aggregate amount, for all the Sponsors, not to exceed $5 million in any calendar year and (ii) fees to any of the Sponsors paid for any financial advisory, financing, underwriting or placement services including, without limitation, in connection with any acquisition transaction or divestiture entered into by the Company or any Restricted Subsidiary; provided, however, that the aggregate amount of fees paid to all of the Sponsors under this clause (ii) in respect of any transaction shall not exceed the lesser of (A) 25% of the total amount of such transaction and (B) the greater of 2% of the total amount of such transaction and $2 million;

(7)  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(8)  transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)  any agreement as in effect as of the Issue Date on the terms described in the Offering Memorandum or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders of the notes in any material respect) or any transaction contemplated thereby;

(10)  any licensing agreement or similar agreement entered into in the ordinary course of business relating to the use of technology or intellectual property between any of the Company and its Subsidiaries, on the one hand, and any company or other Person, on the other hand, which is an Affiliate of the Company or its Subsidiaries by virtue of the fact that a Sponsor has made an investment in or owns any Capital Stock of such company or other Person which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)  the grant of stock options or similar rights to employees and directors of the Company or any of its Restricted Subsidiaries pursuant to plans approved by the Board of Directors of the Company in good faith; and

(12)  the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (12) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the notes in any material respect.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company:

(1)  will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary); and

(2)  will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless:

(A)  immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B)  made in compliance with the covenant under “—Limitation on Sales of Assets and Subsidiary Stock” and, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary either (a) continues to be a Restricted Subsidiary or (b) would no longer constitute a

Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “—Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)  the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens;”

(2)  the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Company) of such property; and

(3)  the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

(a)  The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)  the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under either the laws of Cayman Islands or the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2)  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)  immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (b) the Consolidated Coverage Ratio would be (i) greater than the Consolidated Coverage Ratio immediately prior to such transaction and (ii) at least 2.5 to 1.0; and

(4)  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For the purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

(b)  Parent will not merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)  the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the Cayman Islands or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the Parent Guaranty;

(2)  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)  the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless not permitted by SEC practice), and provide the Trustee and noteholders within 15 days after it files them (or would have filed them if permitted by SEC practice) with the SEC with, such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that in lieu of any annual report required of U.S. corporations, if the Company is a “foreign private issuer” for purposes of the Exchange Act, the Company may file and provide such annual report required of foreign private issuers subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; provided further, however, that (a) so long as Parent is the Guarantor of the notes, the reports, information and other documents required to be filed and provided as described in this covenant may, at the Company’s option, be filed and provided by, and be those of, Parent rather than the Company, and (b) in that event and if Parent conducts any business or holds any significant assets other than the capital stock of the Company at the time of filing any such report, information or other document, such reports, information and other documents must include summarized financial information (consistent with that provided in the Offering Memorandum) with respect to the Company and its Subsidiaries.

In addition, the Company shall furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Amendment of Deferred Compensation Plans

The Company will not, and will not permit any Restricted Subsidiary to, (i) amend, modify or waive any of its rights under any Deferred Compensation Plan, except to the extent that such amendments, modifications or waivers, individually and in the aggregate, (1) would not reasonably be expected to be materially adverse to the Holders and (2) would not require the Company or any of its Subsidiaries to make any distributions or other payments (whether in cash, securities or other property or any combination thereof) that would be in violation of the covenants set forth in the Indenture, or (ii) adopt any Deferred Compensation Plan if the terms (including subordination terms) of such Deferred Compensation Plan that are material to the Holders are in any way less favorable to the Indenture than the terms of the Deferred Compensation Plans in effect on the Issue Date. Notwithstanding clause (i) above, the Company will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of the subordination terms of any Deferred Compensation Plan in effect on the Issue Date.

Defaults

Each of the following is an Event of Default:

(1)  a default in the payment of interest or any Additional Amounts on the notes when due, continued for 30 days;

(2)  a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)  the failure by the Company or Parent to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)  the failure by the Company to comply for 45 days after notice with any of its obligations in the covenants described above under “—Change of Control” (other than a failure to purchase notes) or under “—Certain Covenants” under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase notes), “—Limitation on Affiliate Transactions,” “—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries,” or “—Limitation on Liens,” “—Limitation on Sale/Leaseback Transactions,” “—SEC Reports” or “—Amendment of Deferred Compensation Plans;”

(5)  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)  Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 30 days after notice;

(7)  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8)  any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by creditworthy, solvent and reputable insurance carriers) in excess of $50 million or its foreign currency equivalent is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(9)  the Parent Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture) or Parent denies or disaffirms its obligations under the Parent Guaranty and such Default continues for 10 days after notice.

However, a default under clauses (4), (5), (6), (8) and (9) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the notes outstanding notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the notes outstanding may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)  such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)  Holders of at least 25% in principal amount of the notes outstanding have requested the Trustee to pursue the remedy;

(3)  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)  Holders of a majority in principal amount of the notes outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1)  reduce the amount of notes whose Holders must consent to an amendment;

(2)  reduce the rate of or extend the time for payment of interest on any note;

(3)  reduce the principal of or extend the Stated Maturity of any note;

(4)  reduce the amount payable upon the redemption of any note or change the time at which or the preconditions upon which any note may be redeemed as described under “—Optional Redemption” or “—Redemption for Changes in Withholding Taxes” above;

(5)  make any note payable in money other than that stated in the note;

(6)  impair the right of any Holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7)  make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)  make any change in the ranking or priority of any note that would adversely affect the noteholders; or

(9)  make any change in the Parent Guaranty that would adversely affect the noteholders; or

(10)  make any change in the provisions of the Indenture described under the “—Redemption for Changes in Withholding Taxes” that adversely affects the rights of any noteholder or amend the terms of the notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, Parent and Trustee may amend the Indenture:

(1)  to cure any ambiguity, omission, defect or inconsistency;

(2)  to provide for the assumption by a successor corporation of the obligations of the Company or Parent under the Indenture;

(3)  to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)  to add guarantees with respect to the notes or to secure the notes;

(5)  to add to the covenants of the Company or Parent for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company or Parent;

(6)  to make any change that does not adversely affect the rights of any Holder of the notes; or

(7)  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, the Company may terminate all of its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time the Company may terminate its obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (a)(3) and all the limitations contained in clause (b) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (a)(3) or (a)(4) under “—Certain Covenants—Merger and Consolidation” above. If the Company exercises its legal defeasance option or its covenant defeasance option, Parent will be released from all of its obligations with respect to the Parent Guaranty.

In order to exercise either of its defeasance options, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of (1) an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law) and (2) an Opinion of Counsel in the jurisdiction of organization of the Company (if other than the United States) to the effect that Holders of the notes will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to income tax of such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Concerning the Trustee

U.S. Bank, N.A. is the Trustee under the Indenture. The Company has appointed U.S. Bank, N.A. as Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the notes outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or Parent will have any liability for any obligations of the Company or Parent under the notes, the Parent Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Enforceability of Judgments

Parent and the Company are organized under the laws of the Cayman Islands. Some of the directors and officers and assets of Parent and the Company are located outside the United States. Although Parent and the Company have agreed to accept service of process within the United States by their agent designated for that purpose, it may be difficult for Holders to effect service of process within the United States upon these persons or to enforce against them, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws.

Parent and the Company have been advised by their Cayman Islands legal counsel, Walkers, that there is doubt with respect to Cayman Islands law as to (a) whether a judgment of a U.S. court predicated solely upon the civil liability provisions of the U.S. federal securities or other laws would be enforceable in the Cayman Islands against Parent or the Company and (b) whether an action could be brought in the Cayman Islands against Parent or the Company in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws.

Consent to Jurisdiction and Service

Parent and the Company have appointed CT Corporation, 818 West Seventh Street, Suite 200, Los Angeles, CA 90017, as its agent for actions brought under U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

“Additional Assets” means:

(1)  any property, plant or equipment used in a Related Business;

(2)  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)  any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above

(A)  a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

(B)  sales or other dispositions of obsolete, uneconomical, negligible, worn-out or surplus assets, in each case in the ordinary course of business;

(C)  issuances of (i) options, warrants or other rights to purchase common stock of a Restricted Subsidiary or (ii) shares of common stock of such Restricted Subsidiary upon exercise of such options,

warrants or other rights to officers, directors and employees of such Restricted Subsidiary pursuant to the terms of agreements (including employment agreements) or employee or director benefit plans (or amendments thereto) approved by the Board of Directors of the Company in good faith; provided, however, that shares of common stock of such Restricted Subsidiary issued pursuant to the exercise of such options, warrants or other rights to purchase such common stock which are subject to this clause (C) shall not exceed 20% of the outstanding shares of common stock of such Restricted Subsidiary, on a fully-diluted basis;

(D)  for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment, (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation” and (z) a disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(E)  a disposition of Temporary Cash Investments;

(F)  sales of assets received by the Company or any Restricted Subsidiary upon foreclosure of a Lien;

(G)  the lease or sublease of office and factory space in the ordinary course of business; and

(H)  a disposition of assets with a fair market value of less than $1 million.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby with be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)  the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)  the sum of all such payments.

“Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitations on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, with respect to any Person, any agreement for protection against fluctuations in commodity prices or any similar agreements or arrangements to which such Person is a party or of which it is a beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are internally available to the Company ending prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto, the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith and any operating expense reductions and other adjustments as described below, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and (i) shall, except as described below in clause (iii), comply with the requirements of Rule 11-02 of Regulation S-X of the SEC, (ii) may include adjustments for operating expense reductions that would be permitted by such Rule and (iii) in connection with acquisitions, purchases or mergers, may reflect adjustments not permitted by such Rule for the elimination of operating expenses attributable to any terminated lease or contract, the related reduction in personnel or facility expenses as a result of such termination and the elimination of personnel expenses as a result of severance and of facilities expense as a result of the termination, closure or relocation of facilities, in each case if such termination, severance, closure or relocation has occurred at the time of such acquisition, purchase or merger or occurs within three months thereof.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)  interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(2)  amortization of debt discount and debt issuance cost (other than any costs associated with the Incurrence of Indebtedness with respect to the notes and the Credit Agreement);

(3)  capitalized interest;

(4)  non-cash interest expense;

(5)  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)  net payments pursuant to Hedging Obligations;

(7)  Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Preferred Stock); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith);

(8)  interest incurred in connection with Investments in discontinued operations;

(9)  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10)  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)  subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a

Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)  the Company’s equity in a net loss of any such Person to the extent accounted for pursuant to the equity method of accounting for such period shall be included in determining such Consolidated Net Income;

(2)  any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)  subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)  the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)  any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)  extraordinary gains or losses; and

(6)  the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Credit Agreement” means the Credit Agreement entered into by and among, Parent, the Company, Seagate Technology (US) Holdings, Inc., certain of its Subsidiaries, the lenders referred to therein, JPMorgan Chase Bank, as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, and Citicorp USA, Inc., Credit Suisse First Boston and Merrill Lynch Capital Corporation, as Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any other agreement or agreements (and related document or documents) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Deferred Compensation Plans” means (i) the deferred compensation plan dated as of November 22, 2000, of the Company (as amended, waived, supplemented or otherwise modified from time to time in compliance with the provisions set forth above under “—Certain Covenants—Amendment of Deferred Compensation Plans”), and (ii) any other plan established in lieu of, or to renew or replace, in whole or in part, any plan referred to in clause (i) above or this clause (ii) and any other similar plan the purpose or effect of which is to provide the participants therein the benefits that they are entitled to on the Closing Date under the plans described in clause (i) above or this clause (ii) and (iii) any Guarantee by the Company or any of its Subsidiaries, that is in effect on the Issue Date and is described in the Offering Memorandum, of any obligation under any Deferred Compensation Plan referred to in clause (i) and (ii) above.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock and Excluded Contributions) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by an Officer of the Company on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the Stated Maturity of the notes; provided, however, that if such Capital Stock is issued to any employee of the Company or any of its Subsidiaries or to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy obligations as a result of such employees’ death or disability; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1)  the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change of Control;” and

(2)  any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2)  Consolidated Interest Expense;

(3)  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)  all other non-cash charges and other non-operating losses and expenses of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge or other non-operating loss or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

(5)  all expenses and charges as a result of the Refinancing Transactions;

(6)  any annual management, consulting, monitoring and advisory fees paid by the Company and its Restricted Subsidiaries to any of the Sponsors, in an amount not to exceed $5 million in the aggregate in any calendar year; and

(7)  any non-recurring charge relating to a restructuring plan of the Company and its Restricted Subsidiaries;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or Parent other than (i) public offerings with respect to the Company’s or Parent’s common stock registered on Form S-8, (ii) any public or private sale that constitutes Disqualified Stock, Designated Preferred Stock or an Excluded Contribution and (iii) other issuances upon exercise of options by employees of Parent, the Company or any of the Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the Net Cash Proceeds received by the Company after the Issue Date from (i) contributions (other than from a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) to its common equity capital and (ii) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Notes” means Seagate Technology International’s former 12 1/2% Senior Subordinated Notes due 2007 issued under the Indenture dated as of November 22, 2000, among Seagate Technology International, the guarantors party thereto and The Bank of New York, as trustee.

“Fiscal 2002” means the fiscal year commencing on June 30, 2001, and ending on June 28, 2002.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)  statements and pronouncements of the Financial Accounting Standards Board;

(3)  such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Commodity Agreement or similar agreement.

“Holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness:”

(1)  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same clause and with the same terms; and

(3)  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th Business Day following payment on the letter of credit);

(5)  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time. Notwithstanding the foregoing, in no event shall Indebtedness include any liabilities incurred under the Deferred Compensation Plans.

“Indemnification Agreement” means that certain Indemnification Agreement dated as of March 29, 2000, among Seagate Technology, Inc., VERITAS Software Corporation and Suez Acquisition Company (Cayman) Limited.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchasers” means Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1)  “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the outstanding notes were originally issued.

“Legal Holiday” means a Saturday, Sunday, or a day on which banking institutions are not required to be open in the State of New York.

“Lenders” has the meaning specified in the Credit Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1)  all legal, accounting, investment banking and brokerage fees and expenses and all title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4)  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New SAC” means New SAC, an exempted limited liability company organized under the laws of the Cayman Islands.

“Offering Memorandum” means the Company’s Offering Memorandum, dated as of May 3, 2002, relating to the issuance of the outstanding Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Parent” means Seagate Technology Holdings and its Successors.

“Parent Board” means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.

“Parent Guaranty” means the Guarantee by Parent of the Company’s obligations with respect to the notes.

“Permitted Holders” means (i) the Sponsors, (ii) members of management of the Company, Parent, New SAC or Seagate Technology International who own Capital Stock of Parent on the Issue Date and (iii) each of their Affiliates.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)  cash and Temporary Cash Investments;

(4)  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)  payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)  loans or advances to employees and directors made in the ordinary course of business and not exceeding $15 million at any time outstanding;

(7)  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(9)  any Person to the extent such Investment exists on the Issue Date and any Investment that replaces or refunds such an Investment; provided, however, that the replacing or refunding Investment is in an amount that does not exceed the amount of the replaced or refunded Investment (valued at the time made and without giving effect to subsequent changes in value) and is made in the same Person as the replaced or refunded Investment;

(10)  any Person; provided, however, that the payment for such Investments consists solely of Capital Stock of the Company or its Subsidiaries (other than Disqualified Stock);

(11)  any Person to the extent such Investment consists of the licensing of intellectual property pursuant to joint venture, strategic alliances or joint marketing arrangements with such Person, in each case made in the ordinary course of business;

(12)  a vendor or supplier to the extent such Investment consists of loans or advances to such vendor or supplier in connection with any guarantees to the Company or any Restricted Subsidiary of supply by, or to fund the supply capacity of, such vendor or supplier, in any case not to exceed $50 million at any one time outstanding;

(13)  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(14)  Hedging Agreements permitted under clause (b)(8) of the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(15)  any Person; provided, however, that such Investment is acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries on a Lien;

(16)  any Person consisting of Guarantees issued in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness;” and

(17)  any other Persons (in addition to the Investments permitted by clauses (1) through (16) of this definition) in aggregate amount not to exceed $200 million at any time outstanding; provided, however, that not more than $100 million in aggregate amount of such Investments may be made in any calendar year.

“Permitted Liens” means, with respect to any Person:

(1)  pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)  Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)  Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(5)  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)  Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (real or personal, tangible or intangible), plant or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)  Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness;”

(8)  Liens existing on the Issue Date;

(9)  Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)  Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(11)  Liens on property at the time the Company or a Restricted Subsidiary acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(12)  Liens on specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person solely to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)  Liens consisting of leases and subleases of real property by the Company or any of its Restricted Subsidiaries which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14)  Liens arising from Uniform Commercial Code financing statement filings by lessors regarding operating leases entered into by such lessors and the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)  Liens in favor of the Company or any of its Restricted Subsidiaries;

(16)  Liens over goods in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of such goods;

(17)  licenses of intellectual property of the Company and its Restricted Subsidiaries granted in the ordinary course of business;

(18)  to the extent not included in clauses (1) through (17) above, any other Lien that is permitted under the Credit Agreement in effect as of the Issue Date; and

(19)  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (7), (8), (9), (10), (11) or (14); provided, however, that:

(A)  such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8), (9), (10), (13), or (16) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clauses (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Publicly Traded Equity Securities” means equity securities of companies (other than any Affiliate of the Company) which are listed on the New York Stock Exchange, the Nasdaq National Market or another recognized national securities exchange.

“Purchase Money Indebtedness” means Indebtedness:

(1)  consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

(2)  incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Rating Agency” means S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3)  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Refinancing Transactions” means, collectively, the transactions described under the caption “Summary—The Refinancing” in the Offering Memorandum.

“Registration Rights Agreement” means the Registration Rights Agreement dated May 13, 2002, among the Company and the Initial Purchasers.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Issue Date or which constitutes a reasonable extension or expansion of such businesses.

“Restricted Payment” with respect to any Person means:

(1)  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition);

(4)  any distribution or other payment (whether in cash, securities or other property or any combination thereof) under or in respect of any Deferred Compensation Plan; or

(5)  the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Group, Inc. and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)  accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Indebtedness shall not include:

(1)  any obligation of such Person to any Subsidiary;

(2)  any liability for federal, state, local or other taxes owed or owing by such Person;

(3)  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)  any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

(5)  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Shareholders’ Agreement” means each of (1) that certain Shareholders’ Agreement dated as of November 22, 2000, among each of the Sponsors and New SAC and (2) that certain Management Shareholders Agreement dated as of November 22, 2000, among each of the members of the management group that held ordinary shares of New SAC on November 22, 2000, and New SAC, each as in effect on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sponsors” means Silver Lake Capital Partners, L.P., Integral Capital Partners, TPG Partners III, L.P., August Capital, JPMorgan Capital Partners and GS Capital Partners III, L.P. and each of their respective Affiliates that is a party to a Shareholders’ Agreement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)  such Person;

(2)  such Person and one or more Subsidiaries of such Person; or

(3)  one or more Subsidiaries of such Person.

“Tender Offer” means the Offer to Purchase and Consent Solicitation made by Seagate Technology International on April 15, 2002, for, among other things, the purchase of all of the Existing Notes on the terms set forth in the Offer to Purchase and Consent Solicitation Statement dated as of April 15, 2002.

“Temporary Cash Investments” means any of the following:

(1)  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)  investments in (a) time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, or (b) obligations of U.S. federal agencies sponsored by the federal government (including, without limitation, the Federal Home Loan Bank, Federal Farm Credit Bank, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association) but that are not direct obligations of the United States of America or any agency thereof and are not obligations guaranteed by the United States of America or any agency thereof; in each case which bank, trust company or federally sponsored agency has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)  fully collateralized repurchase obligations with a term of not more than 45 days for securities of the types described in clause (1) above or clauses (5), (6) or (7) below entered into with a financial institution meeting the qualifications described in clause (2) above;

(4)  investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5)  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(6)  investments in securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “AA” by S&P or “Aa” by Moody’s;

(7)  securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from Moody’s or S&P;

(8)  investments in corporate bonds or notes maturing not more than three years from the date of acquisition thereof and having, at the date of such acquisition, a rating of at least “AA” by S&P or “Aa” by Moody’s;

(9)  auction rate preferred stock maturing not more than 90 days from the date of acquisition thereof and having a rating of at least “A” by S&P or “A” by Moody’s; and

(10)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2A-7 under the Investment Company Act and (ii) have portfolio assets of at least $1 billion.

“Unrestricted Subsidiary” means:

(1)  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (A) the Subsidiary to be so designated has total assets of $1,000 or less, (B) the Subsidiary to be so designated became a Subsidiary of the Company upon the consolidation of or merger with or into Parent or the merger of Parent into the Company if such designation is made at the time of such consolidation or merger and the shareholders of Parent and the Company receive no consideration in connection with any such consolidation or merger other than Capital Stock of the successor company (but excluding any Disqualified Stock) or (C) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

The exchange notes will initially be represented in the form of one or more global notes in definitive, fully-registered book-entry form, without interest coupons, that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form, except in the limited circumstances described below.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, the Euroclear System and Clearstream Banking, S.A. set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We are not responsible for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or indirect participants.

We expect that, pursuant to the procedures established by DTC:

•	upon deposit of each global note, DTC will credit the accounts of the designated participants with an interest in the global note; and

•
ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of the participants, and the records of the participants and the indirect participants, with respect to the interests of persons who are not participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those purchasers may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through the participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note. We understand that, under existing industry practice, in the event that we request any action of the holders of the notes or in the event that a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize the holders owning through such participants to take the action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of, premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, the issuer and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither the issuer nor the trustee has or will have any responsibility or liability for the payment of such amounts to the owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between the participants of DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between the participants of Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants of DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect the final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and this crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among the participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If the issuer notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act and a successor depositary is not appointed within 90 days of this notice or cessation; the issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture; or upon the occurrence of other specified events as provided in the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any issuance described above, the trustee is required to register the certificated notes in the name of, and cause the certificated notes to be delivered to, person or persons identified by DTC or its nominee.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

DESCRIPTION OF THE NEW SENIOR SECURED CREDIT FACILITIES

We summarize below the principal terms of the agreements that govern our new senior secured credit facilities. For further information regarding the terms and provisions of these senior secured credit facilities, please refer to the agreements themselves, which we have filed as exhibits to the registration statement of which this prospectus forms a part.

Overview

As part of the refinancing, we entered into new senior secured credit facilities with a syndicate of banks and other financial institutions led by JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint bookrunners and co-lead arrangers, Morgan Stanley Senior Funding, Inc., as syndication agent, and Citicorp USA, Inc., Credit Suisse First Boston and Merrill Lynch Capital Corporation, as documentation agents. The borrowers under the new senior secured credit facilities are Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, Inc. The senior secured credit facilities provide senior secured financing of up to $500 million, consisting of:

•
a $150 million revolving credit facility available to Seagate Technology HDD Holdings for working capital and other general corporate purposes, with a sublimit of $100 million for letters of credit, which will mature in May 2007; and

•	a $350 million term loan facility maturing in May 2007 made available to Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, Inc. as co-borrowers.

We drew the full amount of the term loan facility on the closing of the refinancing. We did not draw any amounts under the revolving facility upon the completion of the refinancing.

Guarantees and Security

The borrowers’ obligations under the new senior secured credit facilities are guaranteed on a senior secured basis by Seagate Technology Holdings, Seagate Technology HDD Holdings (with respect to the obligations of Seagate Technology (US) Holdings, Inc. only), Seagate Technology (US) Holdings, Inc. (with respect to the obligations of Seagate Technology HDD Holdings only) and certain other existing and subsequently organized subsidiaries of Seagate Technology HDD Holdings. In addition, borrowings under the new senior secured credit facilities are, subject to a number of exceptions, secured by a first priority security interest in substantially all the tangible and intangible assets of Seagate Technology HDD Holdings and many of its subsidiaries, as well as a pledge of the shares of Seagate Technology HDD Holdings and many of its subsidiaries. In the case of Seagate Technology (US) Holdings, Inc., this pledge of shares is limited to a pledge of 65% of the shares of its non-U.S. subsidiaries. Borrowings under the senior secured credit facilities are also secured by a first priority pledge of all intercompany indebtedness of Seagate Technology Holdings and many of its subsidiaries.

Interest Rates and Fees

The revolving credit facility and the term loan facility initially bear interest at a rate equal to:

•
in the case of the revolving credit facility, at our option, either adjusted LIBOR plus 2.00% or ABR plus 1.00%, subject to adjustment based upon Seagate Technology HDD Holdings’ ratio of total funded debt to consolidated EBITDA; and

•
in the case of the term loan facility, at our option, either, adjusted LIBOR plus 2.00% or ABR plus 1.00%, subject to adjustment based upon Seagate Technology HDD Holdings’ ratio of total funded debt to consolidated EBITDA.

Adjusted LIBOR is the London inter-bank offer rate as adjusted for statutory reserves. ABR is the greater of (i) JPMorgan Chase Bank’s prime rate and (ii) and the federal funds rate plus 0.50%. In addition to paying interest on outstanding principal under the senior secured credit facilities, Seagate Technology HDD Holdings will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of any unused commitments at a rate equal to 0.50% per year. Seagate Technology HDD Holdings will also be required to pay an annual letter of credit fee equal to 2.00%, subject to adjustment based upon Seagate Technology Holdings’ ratio of total funded debt to consolidated EBITDA, plus fronting fees and customary issuance and administration fees.

Amortization Schedule and Prepayments

Any principal amounts outstanding under the revolving credit facility will be due and payable in full at the date of maturity, which is the fifth anniversary of the closing of the new senior secured credit facilities. The amortization schedule for the term loan facility contemplates semi-annual payments until the date of maturity. We list below the amortization for the term loan facility on an annual basis.

Years After Closing
1	$3.5
2	3.5
3	3.5
4	3.5
5	336.0

Total	$350.0

We may voluntarily repay outstanding loans under the new senior secured credit facilities without penalty, other than breakage costs. Amounts repaid or prepaid under the term loan facility may not be reborrowed.

Covenants and Other Matters

The agreements governing the new senior secured credit facilities contain a number of covenants that, among other things, restrict the ability of Seagate Technology Holdings, the borrowers and Seagate Technology Holdings’ other subsidiaries, subject to a number of exceptions, to:

•	dispose of assets;

•	incur additional debt or issue preferred stock;

•	incur guarantee obligations;

•	repay or prepay other debt;

•	redeem or repurchase capital stock or debt;

•	make specified restricted payments and dividends;

•	enter into swap agreements;

•	create liens on assets;

•	make investments, loans or advances;

•	engage in mergers, acquisitions or consolidations;

•	engage to any material extent in businesses other than our current businesses;

•	make capital expenditures;

•	amend Seagate Technology HDD Holdings’ deferred compensation plan;

•	enter into sale and leaseback transactions; or

•	engage in certain transactions with affiliates.

Many of these covenants will be modified or eliminated in the event that and for so long as the senior unsecured long-term indebtedness of Seagate Technology HDD Holdings is rated investment grade by both Moody’s Investors Services, Inc. and Standard and Poor’s Ratings Group, Inc.

In addition, under the new senior secured credit facilities, we are required to comply with specified financial covenants, including:

•	a minimum net interest coverage ratio;

•	a minimum ratio of adjusted consolidated EBITDA to fixed charges; and

•	a maximum net leverage ratio.

The senior secured credit facilities also contain customary representations and warranties, affirmative covenants and events of default, including a cross default and defaults upon material judgments or a change in control.

HISTORICAL TRANSACTIONS

November 2000 Transactions

Stock Purchase and Merger Agreements.    Among the series of transactions that closed in November 2000, Seagate Delaware and one of its subsidiaries, Seagate Software Holdings, Inc., entered into a stock purchase agreement with Suez Acquisition Company. Under the stock purchase agreement, Suez Acquisition Company agreed to purchase all of the capital stock of Seagate Delaware’s operating subsidiaries. Suez Acquisition Company’s rights under the stock purchase agreement were subsequently assigned to New SAC, our parent company. At the same time that Seagate Delaware entered into the stock purchase agreement, Seagate Delaware and VERITAS entered into an agreement and plan of merger and reorganization, under which VERITAS agreed to acquire the remainder of Seagate Delaware by way of a reverse triangular merger. The consideration received by Seagate Delaware’s stockholders in the merger consisted of VERITAS stock, cash and an interest in specified tax refunds that are attributable to Seagate Delaware. The combined effect of the stock purchase and the merger was that:

•
Suez Acquisition Company, which is now New SAC, acquired for approximately $1.840 billion (including transaction costs) substantially all of the operating assets of Seagate Delaware and its consolidated subsidiaries, including Seagate Delaware’s disc drive, tape drive and software businesses and operations and specific cash balances, but did not acquire the approximately 128 million shares of VERITAS common stock held by Seagate Software Holdings, Inc. and Seagate Delaware’s equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V.; and

•
VERITAS acquired the approximately 128 million shares of VERITAS common stock held by Seagate Software Holdings, Inc., the capital stock of Seagate Software Holdings, Inc., cash on the balance sheet of Seagate Delaware in excess of the required cash balance of $765 million, as adjusted, that was purchased by Suez Acquisition Company, Seagate Delaware’s equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V.

The acquisition of Seagate Delaware’s operating assets was financed in part by a capital contribution by our sponsor group of approximately $875 million in cash to Suez Acquisition Company and in part through indebtedness that was repaid and notes that were redeemed as part of the refinancing. The capital contribution of our sponsors ultimately resulted in their ownership of ordinary and preferred shares of New SAC.

Indemnification Agreement.    Under an indemnification agreement entered into in connection with the November 2000 transactions, New SAC and its subsidiaries are required to indemnify VERITAS and its affiliates for specified liabilities of Seagate Delaware and Seagate Software Holdings, Inc., including periods prior to the closing of the November 2000 transactions. In return, VERITAS, Seagate Delaware and their affiliates agreed to indemnify New SAC and its subsidiaries for specified liabilities, including all taxes of Seagate Delaware for which New SAC is not obligated to indemnify VERITAS and its affiliates.

Management Rollover.    In connection with the November 2000 transactions, approximately 100 members of Seagate Delaware’s management group entered into rollover agreements under which they agreed not to receive merger consideration consisting of VERITAS stock and cash in the VERITAS merger in respect of a portion of their unvested, restricted shares of Seagate Delaware’s common stock and unvested options to purchase those shares. The aggregate value of this foregone consideration was approximately $184 million. Instead of receiving this merger consideration, members of the management group received deferred compensation plan interests and restricted ordinary and preferred shares of New SAC. Both the deferred compensation plan interests and the restricted ordinary and preferred shares were subject to the following multi-year vesting schedule at the time of the management rollover:

•	one-third vested on November 22, 2001;

•	one-third have vested and will continue to vest proportionately each month over the 18 months following November 22, 2001; and

•	the final one-third vests on May 22, 2003.

On June 19, 2002, Seagate Technology HDD Holdings’ board of directors, in accordance with the terms of its deferred compensation plan, elected to accelerate the vesting of the interests of plan participants. As of that date, the obligations remaining under that plan were approximately $147 million in the aggregate.

The Refinancing

In May 2002, we refinanced all of our outstanding indebtedness. This refinancing consisted of the repurchase of all of Seagate Technology International’s $210 million principal amount 12½% senior subordinated notes due 2007, the issuance of $400 million in aggregate principal amount of Seagate Technology HDD Holdings’ outstanding notes, the repayment of approximately $673 million under our previously existing senior secured credit facilities and the entry by Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, Inc. into new senior secured credit facilities that consist of a $350 million term loan facility that has been drawn in full and a $150 million revolving credit facility that has not been drawn upon, the distribution of approximately $167 million to Seagate Technology Holdings’ existing shareholders, consisting of New SAC and employees who have exercised options granted under Seagate Technology Holdings’ share option plan, and the payment of approximately $32 million to deferred compensation plan participants, consisting of members of the management group.

Our new senior secured credit facilities are secured by a first priority pledge of substantially all the tangible and intangible assets of Seagate HDD Technology Holdings and many of its subsidiaries, as well as a pledge of the shares of Seagate Technology HDD Holdings and many of its subsidiaries, which in the case of non-U.S. subsidiaries of Seagate Technology (US) Holdings, Inc. is limited to a pledge of 65% of the shares of those subsidiaries, in each case subject to a number of exceptions. Seagate Technology Holdings and many of its direct and indirect subsidiaries have guaranteed the obligations under the credit agreement that governs our new senior secured credit facilities.

The credit agreement that governs our new senior secured credit facilities contains financial covenants that Seagate Technology HDD Holdings must satisfy in order to remain in compliance with the agreement. Non-compliance with the terms of this credit agreement, unless cured or waived, could trigger an event of default for both the senior secured credit facilities and Seagate Technology HDD Holdings’ outstanding notes and require repayment of the debt, the provision of additional guarantees and collateral or other changes in terms. In addition, subject to specified exceptions and qualifications, Seagate Technology Holdings and those of its subsidiaries that guarantee the new senior secured credit facilities are restricted in their ability to, among other things, incur additional debt, pay dividends, repurchase equity interests, incur any liens on their assets, sell or otherwise dispose of assets, including capital stock of subsidiaries, enter into mergers or consolidations and enter into transactions with affiliates. See “Description of the New Senior Secured Credit Facilities” elsewhere in this prospectus for a description of these covenants.

The indenture that governs the outstanding notes limits the ability of Seagate Technology HDD Holdings and its restricted subsidiaries to, among other things, incur additional debt, pay dividends, repurchase equity interests, incur liens, sell or otherwise dispose of assets, enter into mergers or consolidations, engage in sale/leaseback transactions and enter into transaction with affiliates. See “Description of the Notes” elsewhere in this prospectus for a description of these covenants.

On May 20, 2002, Seagate Technology Holdings made a distribution to its shareholders, including New SAC, to enable New SAC to make a distribution to its preferred shareholders. At approximately the same time, distributions were made to participants in Seagate Technology HDD Holdings’ deferred compensation plan. The aggregate amount of the shareholder distribution was approximately $167 million and the aggregate amount of the deferred compensation plan distributions was approximately $32 million. Subject to the restrictions in the credit agreement that governs our new senior secured credit facilities and the indenture governing the outstanding notes, Seagate Technology Holdings may make similar distributions in the future.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event to the holders. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, the holding period of the exchange notes will include the holding period of the outstanding notes and the basis of the exchange notes will be the same as the basis of the outstanding notes immediately before the exchange.

In any event, you should consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The prospectus may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes if the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make the prospectus, as amended or supplemented, available to any broker-dealer for use in connection with the resale. In addition, until 90 days after the date of the prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any of the resale transactions may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchaser of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of the exchange notes and any commission or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of the prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests copies in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett, Palo Alto, California. Selected partners of Simpson Thacher & Bartlett, members of their families, related persons and others own through an investment vehicle less than 1% of the capital commitments of one of our sponsors, Silver Lake Partners.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and our predecessor’s combined financial statements at June 28, 2002 and June 29, 2001, and for the year ended June 28, 2002 and the period from November 23, 2000 through June 29, 2001, the period from July 1, 2000 through November 22, 2000 and the year ended June 30, 2000, as set forth in their report. We have included our consolidated financial statements and our predecessor’s combined financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Seagate Technology Holdings and Seagate Technology HDD Holdings have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. You should refer to the registration statement for further information. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and, where a contract or other document is an exhibit to the registration statement, each of these statements is qualified by the provision in the exhibit to which the statement relates.

We are not currently subject to the full informational requirements of the Securities Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Securities Exchange Act. Accordingly, we will file reports and other information with the SEC unless and until we obtain an exemption from the requirement to do so. The registration statement and other reports or information can be inspected, and copies may be obtained, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and at the regional public reference facilities maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports and information statements and other information that we have filed electronically with the SEC.

Furthermore, we agree that, even if we are not required to file periodic reports and information with the SEC, for so long as any exchange note remains outstanding, we will furnish to you the information that would be required to be filed by us under Sections 13 and 15(d) of the Securities Exchange Act of 1934 within 15 days of the date it would have been required to be filed with the SEC.

SEAGATE TECHNOLOGY HOLDINGS

INDEX TO FINANCIAL STATEMENTS

Page

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS	F-2

CONSOLIDATED BALANCE SHEETS AS OF JUNE 28, 2002 AND JUNE 29, 2001	F-3

CONSOLIDATED STATEMENT OF OPERATIONS FOR FISCAL YEAR ENDED JUNE 28, 2002 AND FOR THE PERIOD FROM NOVEMBER 23, 2000 TO JUNE 29, 2001 AND COMBINED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000 AND FISCAL YEAR ENDED JUNE 30, 2000
F-4

CONSOLIDATED STATEMENT OF CASH FLOWS FOR FISCAL YEAR ENDED JUNE 28, 2002 AND FOR THE PERIOD FROM NOVEMBER 23, 2000 TO JUNE 29, 2001 AND COMBINED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000 AND FISCAL YEAR ENDED JUNE 30, 2000
F-5

COMBINED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) AND BUSINESS EQUITY FOR THE PERIOD FROM JULY 1, 2000 THROUGH NOVEMBER 22, 2000 AND FISCAL YEAR ENDED JUNE 30, 2000	F-7

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY FOR FISCAL YEAR ENDED JUNE 28, 2002 AND FOR THE PERIOD FROM NOVEMBER 23, 2000 THROUGH JUNE 29, 2001	F-8

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS	F-9

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Seagate Technology Holdings

We have audited the accompanying consolidated balance sheet of Seagate Technology Holdings as of June 28, 2002 and June 29, 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flows of Seagate Technology Holdings for the year ended June 28, 2002 and the period from November 23, 2000 to June 29, 2001, and the related combined statements of operations, accumulated other comprehensive income (loss) and business equity and cash flows of Seagate Technology Hard Disc Drive Business, an operating business of Seagate Technology, Inc., for the period from July 1, 2000 to November 22, 2000, and for the year ended June 30, 2000. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial positions of Seagate Technology Holdings at June 28, 2002 and June 29, 2001, and the consolidated results of operations and cash flows of Seagate Technology Holdings for the year ended June 28, 2002 and the period from November 23, 2000 to June 29, 2001, and the combined results of operations, accumulated other comprehensive income (loss) and business equity, and cash flows of Seagate Technology Hard Disc Drive Business, an operating business of Seagate Technology, Inc., for the period from July 1, 2000 to November 22, 2000, and for the year ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.

/S/    ERNST & YOUNG LLP

San Jose, California
July 15, 2002

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)

	Seagate Technology Holdings
	June 28, 2002	June 29, 2001
ASSETS
Cash and cash equivalents	$612	$726
Short-term investments	231	183
Accounts receivable, net	614	539
Inventories	347	322
Other current assets	158	168

Total Current Assets	1,962	1,938

Property, equipment and leasehold improvements, net	1,022	802
Intangible assets, net	6	123
Other assets, net	105	103

Total Assets	$3,095	$2,966

LIABILITIES
Accounts payable	$743	$507
Affiliate accounts payable	12	23
Accrued employee compensation	190	139
Accrued deferred compensation	147	—
Accrued expenses	243	324
Accrued warranty	96	108
Accrued income taxes	170	164
Current portion of long-term debt	2	23

Total Current Liabilities	1,603	1,288

Accrued warranty	63	85
Other liabilities	39	63
Long-term debt, less current portion	749	877

Total Liabilities	2,454	2,313

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, $.00001 par value—600 million authorized; 2,320,127 issued and outstanding at June 28, 2002 and none issued or outstanding at June 29, 2001	—	—
Preferred shares, $.00001 par value—450 million authorized; 400 million issued and outstanding at June 28, 2002 and June 29, 2001, liquidation preference of $721 at June 28, 2002 and $920 at June 29, 2001	—	—
Additional paid-in capital	598	763
Retained earnings (accumulated deficit)	43	(110)

Total Shareholders’ Equity	641	653

Total Liabilities and Shareholders’ Equity	$3,095	$2,966

See notes to consolidated and combined financial statements.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Seagate Technology Holdings		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
Revenue	$6,087	$3,656	$2,310	$6,073
Cost of revenue	4,494	2,924	2,035	4,822
Product development	698	388	409	664
Marketing and administrative	498	288	450	464
Amortization of intangibles	19	12	20	33
In-process research and development	—	52	—	105
Restructuring	4	66	19	206
Unusual items	—	—	—	64

Total operating expenses	5,713	3,730	2,933	6,358

Income (loss) from operations	374	(74)	(623)	(285)

Interest income	25	31	57	101
Interest expense	(77)	(54)	(24)	(52)
Gain on sale of SanDisk stock	—	—	102	679
Gain on sale of Veeco stock	—	—	20	—
Gain on exchange of certain investments in equity securities	—	—	—	199
Loss on LHSP investment	—	—	(138)	—
Debt refinancing charges	(93)	—	—	—
Other, net	10	(4)	(12)	(1)

Other income (expense), net	(135)	(27)	5	926

Income (loss) before income taxes	239	(101)	(618)	641
Provision for (benefit from) income taxes	86	9	(206)	275

Net income (loss)	$153	$(110)	$(412)	$366

Net income (loss) per share:
Basic	$0.38
Diluted	0.36
Number of shares used in per share calculations:
Basic	401
Diluted	428

See notes to consolidated and combined financial statements.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(In millions)

	Seagate Technology Holdings		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
OPERATING ACTIVITIES
Net income (loss)	$153	$(110)	$(412)	$366
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	405	182	261	666
Deferred income taxes	62	—	45	113
In-process research and development charge	—	52	—	105
Non-cash portion of restructuring charge	1	14	7	109
Deferred compensation charge	147	—	—	—
Debt refinancing charges	93	—	—	—
Gain on sale of SanDisk stock	—	—	(102)	(679)
Gain on exchange of certain investments in equity securities	—	—	—	(199)
Loss on certain equity investments, net	—	—	134	—
Compensation expense related to accelerated vesting and exchange of stock options	—	—	567	—
Compensation expense related to exchange offer	—	—	—	43
Other, net	8	31	27	54
Changes in operating assets and liabilities:
Accounts receivable, net	(75)	(84)	181	150
Inventories	(57)	444	(195)	(9)
Accounts payable	225	(196)	40	(45)
Accrued expenses, employee compensation and warranty	(128)	(141)	(218)	(206)
Accrued income taxes	6	11	(153)	(101)
Other assets and liabilities	65	66	(61)	76

Net cash provided by operating activities	905	269	121	443

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(540)	(239)	(265)	(565)
Purchase of short-term investments	(1,037)	(738)	(1,612)	(3,352)
Maturities and sales of short-term investments	989	673	2,628	3,429
Purchase of rigid disc drive operating assets and liabilities, net of cash acquired of $852	—	(800)	—	—
Restricted cash (TRA)	—	—	(150)	—
Proceeds from sale of certain investments	—	—	129	—
Proceeds from sale of SanDisk stock	—	—	105	680
Other, net	(22)	(36)	(6)	(19)

Net cash provided by (used in) investing activities	$(610)	$(1,140)	$829	$173

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS—(Continued)
(In millions)

	Seagate Technology Holdings		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
FINANCING ACTIVITIES
Issuance of long-term debt, net of issuance costs	$736	$861	$—	$—
Repayment of long-term debt, including extinguishment of debt	(899)	(5)	(812)	—
Redemption premium on 12½% senior notes	(50)	—	—	—
Short-term borrowings	—	66	—	—
Repayment of short-term borrowings	—	(66)	—	—
Net change in investment by New SAC and its predecessor	—	—	(1,007)	(76)
Net repayments under loan agreements with affiliates	—	(7)	—	(24)
Investment by New SAC and issuance of common stock	—	751	—	—
Distributions to shareholders	(200)	—	—	—
Proceeds from exercise of employee stock options	4	—	—	—
Other, net	(2)	(1)	1	(14)

Net cash provided by (used in) financing activities	(411)	1,599	(1,818)	(114)
Effect of exchange rate changes on cash and cash equivalents	2	(2)	—	(2)

Increase (decrease) in cash and cash equivalents	(114)	726	(868)	500
Cash and cash equivalents at the beginning of the period	726	—	868	368

Cash and cash equivalents at the end of the period	$612	$726	$—	$868

See notes to consolidated and combined financial statements.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

COMBINED STATEMENT OF ACCUMULATED OTHER
COMPREHENSIVE INCOME (LOSS) AND BUSINESS EQUITY

For the Period from July 1, 2000 through November 22, 2000 and
Fiscal Year Ended June 30, 2000
(In millions)

	Accumulated Other Comprehensive Income (Loss)	Business Equity
Balance at July 2, 1999	$(7)	$2,362
Comprehensive income (loss):
Net income	—	366
Unrealized gain on marketable securities, net	93	93

Comprehensive income	93	459
Net change in investment by Seagate Delaware	—	121

Balance at June 30, 2000	86	2,942
Comprehensive income (loss):
Net loss for period ended November 22, 2000	—	(412)
Unrealized loss on marketable securities	(88)	(88)
Foreign currency translation	2	2

Comprehensive loss	(86)	(498)
Net change in investment by Seagate Delaware	—	(2,444)

Balance at November 22, 2000	$—	$—

See notes to consolidated and combined financial statements.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Year Ended June 28, 2002 and
For the Period from November 23, 2000 through June 29, 2001
(In millions)

	Preferred Shares		Common Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained earnings (Accumulated Deficit)
	Shares	Amount	Shares	Amount				Total
Balance at November 23, 2000	—	$—	—	$—	$—	$—	$—	$—
Investment by New SAC and issuance of stock(1)	400				751			751
Adjustment for pushdown of purchase price allocation from New SAC					7			7
Net and comprehensive loss							(110)	(110)
Amortization of deferred compensation related to New SAC restricted share plans					5			5

Balance at June 29, 2001	400	—	—	—	763	—	(110)	653
Distributions to shareholders					(200)			(200)
Push down adjustment by New SAC related to FAS 109					14			14
Proceeds from exercise of employee stock options			2		4			4
Comprehensive income (loss):
Unrealized loss of interest rate swap agreement						(4)		(4)
Recognition of unrealized loss on interest rate swap agreement upon extinguishment of former senior secured credit facilities						4		4
Net income							153	153

Comprehensive income								153

Amortization of deferred compensation related to New SAC restricted share plans					17			17

Balance at June 28, 2002	400	$—	2	$—	$598	$—	$43	$641

(1)	See note 12, Equity—Redesignation of Capital Stock.

See notes to consolidated and combined financial statements.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation and Summary of Significant Accounting Policies

Nature of Operations—Seagate Technology Holdings, which we refer to herein as Seagate Technology, was formed in August 2000 to be a holding company for the rigid disc drive operating business and the storage area networks operating business of Seagate Technology, Inc. We refer to Seagate Technology, Inc. herein as Seagate Delaware. Prior to November 22, 2000, Seagate Technology did not have significant operations. As a result, the predecessor to Seagate Technology, the Seagate Technology Hard Disc Drive Business, an operating business of Seagate Delaware (“Predecessor”), is the combined rigid disc drive and storage area networks operating businesses of Seagate Delaware, and the combined financial position, results of operations, and cash flows of the Predecessor are presented in these financial statements on a comparative basis. Throughout these financial statements we make reference to the “Company” to refer to both Seagate Technology and its Predecessor.

On November 22, 2000, Seagate Delaware, Seagate Software Holdings, Inc., which we refer to herein as Seagate Software Holdings, a subsidiary of Seagate Delaware, and Suez Acquisition Company (Cayman) Limited, which we refer to herein as SAC, the predecessor to the Company’s parent, consummated a stock purchase agreement and Seagate Delaware and VERITAS Software Corporation, which we refer to as VERITAS, consummated an agreement and plan of merger and reorganization, which we refer to as the Merger Agreement. SAC was an exempted company incorporated with limited liability under the laws of the Cayman Islands and formed solely for the purpose of entering into the stock purchase agreement and related acquisitions. SAC assigned all of its rights under the stock purchase agreement to New SAC, the parent of the Company. In addition, the rigid disc drive operating business was formed as a subsidiary of the Company, and was named Seagate Technology HDD Holdings and the storage area networks business was also formed as a subsidiary of the Company and was named Seagate Technology SAN Holdings. Throughout these financial statements, we refer to the series of transactions through which New SAC acquired the capital stock and operating assets of Seagate Delaware’s subsidiaries as the “November 2000 transactions.”

The Company designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. The Company sells its products to original equipment manufacturers (“OEM”) for inclusion in their computer systems or subsystems, and to distributors who typically sell to small OEMs, dealers, system integrators and other resellers.

Basis of Presentation—These financial statements have been prepared using the historical basis of accounting and are presented as if the Company existed separate from New SAC and Seagate Delaware during the periods presented. These financial statements include the historical assets, liabilities, revenues and expenses that are directly related to the Company’s operations. For certain assets and liabilities that are not specifically identifiable to the Company, estimates have been used to allocate such assets and liabilities to the Company by applying methodologies management believes are appropriate.

The statements of operations include all revenues and expenses attributable to the Company, including allocations of certain corporate administration, finance and management costs. Such costs were proportionately allocated to the Company based on detailed inquiries and estimates of time incurred by corporate marketing and general administrative departmental managers. In addition, certain of the Company’s operations are shared locations involving activities that pertain to the Company as well as to other businesses of New SAC and its Predecessor, Seagate Delaware. Costs incurred in shared locations are allocated based on specific identification, or where specific identification is not possible, such costs are allocated between the Company and other businesses of New SAC and Seagate Delaware based on the volume of activity, head count, square footage and other methodologies that management believes are reasonable. Transactions and balances between entities and locations within the Company have been eliminated. Management believes that the foregoing allocations were made on a reasonable basis.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Certain non-operating assets and related non-operating income and expense are included in the historical results of the Company but are not part of continuing assets of the Company subsequent to the November 2000 transactions. These assets and non-operating income and expense relate to equity investments in SanDisk Corporation (“SanDisk”), Gadzoox Networks, Inc. (“Gadzoox”), Veeco Instruments, Inc. (“Veeco”) and Lernout & Hauspie Speech Products N.V. (“LHSP”).

Critical Accounting Policies and Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

The Company’s warranty provision considers estimated product failure rates, trends and estimated repair costs. The Company uses a statistical model to help the Company with its estimates and the Company exercises considerable judgment in determining the underlying estimates. Should actual experience in any future period differ significantly from its estimates, or should the estimates fail to accurately consider future product technological advancements, the Company’s future results of operations could be materially affected. The actual results with regard to warranty expenditures could have a material adverse effect on the Company if the actual rate of unit failure or the cost to repair a unit is greater than what the Company has used in estimating the warranty expense accrual.

The Company establishes certain distributor sales programs aimed at increasing customer demand. These programs are typically related to a distributor’s level of sales, order size, advertising or point of sale activity. The Company provides for these obligations at the time that revenue is recorded based on estimated requirements. These estimates are based on various factors, including estimated future price erosion, distributor sell-through levels, program participation and customer claim submittals. Significant variations in any of these factors could have a material effect on the Company’s operating results.

The Company’s recording of deferred tax assets each period depends primarily on the Company’s ability to generate current and future taxable income in the United States. Each period the Company evaluates the need for a valuation allowance for the deferred tax assets and adjusts the valuation allowance so that net deferred tax assets are recorded only to the extent the Company concludes it is more likely than not that the assets will be realized.

The actual results with regard to restructuring charges could have a material adverse effect on the Company if the actual expenditures to implement the restructuring plan are greater than what the Company estimated when establishing the restructuring accrual.

Given the volatility of the markets in which the Company participates, the Company makes adjustments to the value of inventory based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.

Basis of Consolidation—The consolidated financial statements include the accounts of the Company and all its wholly-owned subsidiaries, after eliminations of intercompany transactions and balances.

The Company and its Predecessor operate and report financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal year 2000 comprised 52 weeks and ended on June 30, 2000.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal year 2001 comprised 52 weeks for the combined Predecessor and the Company and ended on June 29, 2001. Fiscal year 2002 comprised 52 weeks and ended on June 28, 2002. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

Reclassifications—Certain costs aggregating $10 million for the period from November 23, 2000 to June 29, 2001, $72 million for the period from July 1, 2000 to November 22, 2000 and $135 million in fiscal year 2000, associated with: (1) searching for or evaluating products or process alternatives: (2) design of products or processes; and (3) activities required to advance the design of products that were previously classified by the Predecessor in cost of sales have been classified to product development.

Amounts aggregating to $26 million at June 28, 2001, relating to accrued benefit liability associated with the post retirement health care plan that were previously classified in current liability, have been classified to non-current liabilities.

Foreign Currency Remeasurement and Translation—The U.S. dollar is the functional currency for most of the Company’s foreign operations. Gains and losses on the remeasurement into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar and translation adjustments are included in other comprehensive income and as accumulated other comprehensive income, a separate component of shareholders’ equity, for those operations whose functional currency is the local currency.

Derivative Financial Instruments—On July 1, 2000, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). The standard requires that all derivatives be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The cumulative effect of adopting SFAS 133 as of July 1, 2000 was not material to the Company’s combined financial statements.

The Company is exposed to foreign currency exchange rate risk inherent in forecasted sales, cost of sales, and assets and liabilities denominated in currencies other than the U.S. dollar, principally for cash flows in Asia and in certain European countries. The Company is also exposed to interest rate risk inherent in its debt and investment portfolios. The Company’s risk management strategy considers the use of derivative financial instruments, including forwards, swaps and purchased options, to hedge certain foreign currency and interest rate exposures. The Company’s intent is to offset gains and losses that occur on the underlying exposures, with gains and losses on derivative contracts hedging these exposures. The Company does not enter into any speculative positions with regard to derivative instruments. The Company may enter into foreign currency forward exchanges, primarily forwards and purchased options, to hedge against exposure to changes in foreign currency exchange rates.

Such contracts are designated at inception to the related foreign currency exposures being hedged, which include sales by subsidiaries, and assets and liabilities that are denominated in currencies other than the U.S. dollar. Interest rate swaps are used to modify market risk exposures in connection with any long term debt issued to achieve primarily U.S. dollar LIBOR-based floating interest expense. The swap transactions generally involve the exchange of fixed for floating interest payment obligations.

Under SFAS 133, the Company records all derivatives on the balance sheet at fair value. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in accumulated other comprehensive income as a separate component of shareholders’ equity and reclassified into earnings in the period during which the hedged transaction affects earnings. For derivative instruments that are designated and qualify as fair value hedges, the gain or loss on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

recognized in earnings in the current period. For derivative instruments not designated as hedging instruments, changes in their fair values are recognized in earnings in the current period.

For foreign currency forward contracts, hedge effectiveness is measured by comparing the cumulative change in the hedged contract with the cumulative change in the hedged item, both of which are based on forward rates. For foreign currency option contracts, only the intrinsic value of the option based on spot rates is used in assessing hedge effectiveness. Accordingly, the time value of the option is excluded in calculating effectiveness and reported in earnings immediately. For interest rate swaps, the critical terms of the interest rate swap and hedged item are designed to match up when possible, enabling the short-cut method of accounting as defined by SFAS 133. To the extent that the critical terms of the hedged item and the derivative are not identical, hedge ineffectiveness is reported in earnings immediately.

The Company reports hedge ineffectiveness from foreign currency derivatives for both options and forward contracts in other income or expense. Ineffectiveness related to interest rate swaps is reported in interest income or expense. The effective portion of all derivatives is reported in the same financial statement line item as the changes in the hedged item.

Premiums on foreign currency option contracts used to hedge firm commitments and anticipated transactions are amortized on a straight-line basis over the life of the contract. Forward points on foreign currency forward exchange contracts, which qualify as hedges of firm commitments, are recognized in income as adjustments to the carrying amount when the hedged transaction occurs.

The Company may, from time to time, adjust its foreign currency hedging position by taking out additional contracts or by terminating or offsetting existing foreign currency forward exchange and option contracts. These adjustments may result from changes in the Company’s underlying foreign currency exposures or from fundamental shifts in the economics of particular exchange rates. For foreign currency forward exchange and option contracts qualifying as accounting hedges, gains or losses on terminated contracts and offsetting contracts are deferred and are recognized in income as adjustments to the carrying amount of the hedged item in the period the hedged transaction occurs. For foreign currency forward exchange and option contracts not qualifying as accounting hedges, gains and losses on terminated contracts, or on contracts that are offset, are recognized in income in the period of contract termination or offset.

Revenue Recognition, Sales Returns and Allowances, and Sales Incentive Programs—The Company’s revenue recognition policy complies with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” Revenue from sales of products is generally recognized upon shipment when persuasive evidence of an arrangement exists, including a fixed price to the buyer, and collectibility is reasonably assured. Estimated product returns are provided in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists” and were not material for any period. The Company’s distribution customers are on either a consignment model, under which revenue is recognized when distributors sell products through to end-users, or a sell-in model, under which revenue is recognized when products are sold to distributors. Whether a particular customer is on a consignment model or a sell-in model depends on the Company’s contractual arrangements with that customer. If the contract with the distribution customer provides that title and risk of loss remain with the Company until the distribution customer sells the Company’s products to its customers, the distribution customer is on a consignment model. The customer is on a sell-in model, by contrast, if the contract provides that the distribution customer assumes title and risk of loss at the time the Company’s products are shipped to the distribution customer and all criteria for recognizing revenue under SFAS No. 48 have been satisfied.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Estimated reductions to revenue for sales incentive programs, such as price protection, and sales growth bonuses, are recorded when revenue is recorded. Marketing development programs, when granted, are either recorded as a reduction to revenue or as an addition to marketing expense depending on the contractual nature of the program and whether the conditions of Emerging Issues Task Force (“EITF”) Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” have been met.

Product Warranty—Enterprise products that are used in large scale servers and data warehousing systems are warranted for three to five years while personal storage products used in consumer and commercial desktop systems are warranted for one to three years. A provision for estimated future costs relating to warranty expense is recorded when revenue is recorded and is included in cost of sales. Shipping and handling costs are also included in cost of sales.

Inventory—Inventories are valued at the lower of standard cost (which approximates actual cost using the first-in, first-out method) or market. Market value is based upon an estimated average selling price reduced by estimated cost of completion.

Property, Equipment, and Leasehold Improvements—Land, equipment, buildings and leasehold improvements are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

Advertising Expense—The cost of advertising is expensed as incurred. Advertising costs were approximately $29 million in fiscal year 2002, $30 million and $15 million for the periods from November 23, 2000 to June 29, 2001 and July 1, 2000 to November 22, 2000, respectively, and approximately $9 million in fiscal year 2000.

Stock-Based Compensation—The Company accounts for employee stock-based compensation under Accounting Principles Board Opinion (“APBO”) No. 25, “Accounting for Stock Issued to Employees” (“APBO 25”), and related interpretations.

Impact of Recently Issued Accounting Standards—In July 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized; however, these assets must be reviewed at least annually for impairment. The provisions of SFAS 142 will be effective for our fiscal year 2003. The Company has determined the adoption of SFAS 141 and SFAS 142 will have no impact on its consolidated financial position or results of operations in fiscal year 2003 because all intangible assets related to the November 2000 transactions were eliminated as a result of the reduction in the valuation allowance relating to acquisition related deferred tax assets as a result of the application of SFAS No. 109. See Note 5, Income Taxes.

In October 2001 the FASB approved the issuance of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”) on asset impairment that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” (“SFAS 121”), and provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. The new rules also supersede the provisions of APB Opinion No. 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB Opinion No. 30). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. The Company adopted SFAS 144 in fiscal year 2003. The Company does not expect the adoption of SFAS 144 to have a significant impact on its consolidated results of operations, financial position and cash flows in fiscal year 2003.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than when the exit or disposal plan is approved.

In November 2001, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 01-09 (“EITF 01-09”), “Accounting for Consideration Given by a Vendor to a Customer/Reseller,” which addresses the accounting for consideration given by a vendor to a customer including both reseller of the vendor’s products and an entity that purchases the vendor’s products from a reseller. EITF 01-09 also codifies and reconciles related guidance issued by the EITF including EITF No. 00-25 “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” (“EITF 00-25”). EITF 01-09 outlines the presumption that consideration given by a vendor to a customer, a reseller or a customer of a reseller is to be treated as a deduction from revenue. Treatment of such payments as an expense is only appropriate if two conditions are met: a) the vendor receives an identifiable benefit in return for the consideration paid that is sufficiently separable from the sale such that the vendor could have entered into an exchange transaction with a party other than the purchaser or its products in order to receive that benefit; and b) the vendor can reasonably estimate the fair value of that benefit. EITF 01-09 was adopted by the Company as of January 1, 2002 and did not have a material impact on the Company’s financial position or results of operations.

Cash, Cash Equivalents and Short-Term Investments—The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company’s short-term investments are primarily comprised of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. The Company has classified its entire investment portfolio as available-for-sale. Available-for- sale securities are classified as cash equivalents or short-term investments and are stated at fair value with unrealized gains and losses included in accumulated other comprehensive income, which is a component of shareholder’s equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method.

Strategic Investments—The Company enters into certain strategic investments for the promotion of business and strategic objectives and typically does not attempt to reduce or eliminate the inherent market risks on these investments. Both marketable and non-marketable investments are included in other assets. A substantial majority of the Company’s marketable investments are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax, recorded in shareholder’s equity. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income or expense. Non-marketable investments are recorded at cost.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk—The Company’s customer base for disc drive products is concentrated with a small number of systems manufacturers and distributors. Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash equivalents and short-term investments. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The allowance for noncollection of accounts receivable is based upon the expected collectibility of all accounts receivable. The Company places its cash equivalents and short-term investments in investment grade, short-term debt instruments and limits the amount of credit exposure to any one commercial issuer.

Supplier Concentration—Certain of the raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry.

For example, all of the Company’s disc drive products require ASIC chips, which are produced by a limited number of manufacturers. During the fourth quarter of fiscal year 2000 and the first half of fiscal year 2001, the Company experienced shortages and delays with regard to receipt of such chips. If the Company were unable to procure certain of such materials, it would be required to reduce its manufacturing operations, which could have a material adverse effect upon its results of operations.

2.    Net Income (Loss) Per Share

On November 22, 2000, New SAC contributed the hard disc drive business to the Company in exchange for all of the then-outstanding capital stock of Seagate Technology, which was comprised of 400 million of Seagate Technology’s Series A preferred shares, and the Company was a wholly owned subsidiary of New SAC through June 29, 2001. During fiscal year 2002, the Company granted 69,681,297 options to purchase common shares at a price of $2.30 per share, 9,687,065 options to purchase common shares at a price of $5.00 per share and 1,151,075 options to purchase common shares at a price of $10.00 per share. As of June 28, 2002, options to purchase 2,320,127 common shares had been exercised. Accordingly, the Company is currently less than 100% owned by New SAC.

Each Series A preferred share owned by New SAC is convertible into a common share on a one-to-one basis, is entitled to receive dividends and distributions ratably with holders of the common shares, and has voting rights on an as if converted to common shares basis. After giving effect to shareholder distributions to date, the Series A preferred shares have a preference of $1.80 per share in the event of a liquidation, dissolution or winding-up of the Company. For the purpose of computing basic and diluted net income per share, in periods when the Company has net income, the Series A preferred shares have been included in the denominator because the Series A preferred shares and common shares have equal dividend rights and inclusion of the Series A preferred shares is dilutive.

Prior to the stock purchase agreement executed by Suez Acquisition Company, the Predecessor had no outstanding share capital. Basic and diluted net income (loss) per share is not presented because the Predecessor had no formal capital structure. Basic and diluted net loss per share for the period from November 23, 2000 to June 29, 2001 is not presented because Seagate Technology had a net loss and had no outstanding common shares. The potential common shares represented by the assumed conversion of the Series A preferred shares into common shares would be antidilutive for the period from November 23, 2000 to June 29, 2001.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the computation of basic and diluted net income per share for the fiscal year ended June 28, 2002 (in millions, except per share data):

Year Ended June 28, 2002
Numerator:
Net Income	$153

Denominator:
Denominator for basic net income per share—weighted average number of common and preferred shares outstanding during the period	401
Incremental common shares attributable to exercise of outstanding options (assuming proceeds would be used to purchase treasury stock)	27

Denominator for diluted net income per share—weighted average shares	428

Basic net income per share	$0.38

Diluted net income per share	$0.36

3.    Balance Sheet Information

Financial Instruments

The following is a summary of the fair value of available-for-sale securities at June 28, 2002:

	Amortized Cost	Fair Value
	(In millions)
Money market mutual funds	$180	$180
U.S. government and agency obligations	40	40
Auction rate preferred stock	176	176
Municipal bonds	1	1
Corporate securities	388	388

Subtotal	785	785
Marketable equity securities	7	7

Total available-for-sale securities	$792	$792

Included in other assets		$7
Included in cash and cash equivalents		554
Included in short-term investments		231

		$792

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the fair value of available-for-sale securities at June 29, 2001:

	Amortized Cost	Fair Value
	(In millions)
Money market mutual funds	$230	$230
U.S. government and agency obligations	10	10
Auction rate preferred stock	52	52
Corporate securities	568	568

Subtotal	860	860
Marketable equity securities	6	6

Total available-for-sale securities	$866	$866

Included in other assets		$6
Included in cash and cash equivalents		677
Included in short-term investments		183

		$866

The fair value of the Company’s investment in debt securities, by contractual maturity, is as follows:

	June 28, 2002	June 29, 2001
	(In millions)
Due in less than 1 year	$429	$578

Fair Value Disclosures—The carrying value of cash and cash equivalents approximates fair value. The fair values of short-term investments, senior notes, and borrowings under the senior credit facilities (see Long-Term Debt and Credit Facilities later in this footnote) and interest rate swap agreements are estimated based on quoted market prices.

The carrying values and fair values of the Company’s financial instruments are as follows:

	June 28, 2002		June 29, 2001
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(In millions)
Cash equivalents	$554	$554	$677	$677
Short-term investments	231	231	183	183
Marketable equity securities	7	7	6	6
8.0% senior notes due 2009	(400)	(400)	—	—
12.5% senior subordinated notes due 2007	—	—	(203)	(210)
Senior Credit Facilities:
Libor plus 2% Term Loan B	(350)	(350)	—	—
Former Senior Credit Facilities:
Libor plus 2.5% Term Loan A	—	—	(198)	(198)
Libor plus 3% Term Loan B	—	—	(497)	(497)
Interest rate swaps (3 month LIBOR)	(4)	(4)	—	(3)

Derivative Financial Instruments—The Company may enter into foreign currency forward exchange and option contracts to manage exposure related to certain foreign currency commitments, certain foreign currency

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

denominated balance sheet positions and anticipated foreign currency denominated expenditures. The Company does not enter into derivative financial instruments for trading purposes. As of June 28, 2002, the Company had no outstanding foreign currency forward exchange or purchased currency option contracts.

During fiscal year 2001, the Company entered into interest rate swap agreements to hedge a portion of its floating rate debt as required under the terms of the former senior secured credit facilities. On May 13, 2002, in connection with the repayment of the former senior secured credit facilities, a loss of $4 million under the swap agreement was recognized and included as an element of the debt refinancing charges. The swap agreement was then redesignated as a hedge for a portion of the floating rate debt under the new senior secured credit facilities. As of June 28, 2002, the Company had an interest rate swap agreement with a notional amount of $245 million. The interest rate swap agreement expires in November 2002, and at June 28, 2002, the unrealized gains on the interest rate swap agreement were immaterial. The Company reviews its interest rate exposures and the adequacy of the interest rate swaps on an on-going basis. The Company does not enter into swap agreements for trading purposes.

The functional currency for most of the Company’s subsidiaries is the U.S. dollar. The Company does transact business in foreign countries and its primary foreign currency cash flows are in emerging market countries in Asia and in some European countries. Net foreign currency transaction gains and losses included in the determination of net income (loss) were a loss of $8 million for fiscal year 2002, gains of $3 million and $1 million for the periods from November 23, 2000 to June 29, 2001 and July 1, 2000 to November 22, 2000, respectively, and a gain of $1 million for fiscal year 2000.

Accounts Receivable

	June 28, 2002	June 29, 2001
	(In millions)
Accounts Receivable:
Accounts receivable	$643	$631
Allowance for non-collection	(29)	(92)

	$614	$539

Activity in the allowance for doubtful accounts is as follows:

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions(1)	Balance at End of Period
	(In millions)
Seagate Technology
Year Ended June 28, 2002	$92	$25	$88	$29
Period from November 23, 2000 to June 29, 2001	$74	$18	$—	$92

Predecessor
Period from July 1, 2000 to November 22, 2000	$70	$5	$1	$74
Year Ended June 30, 2000	$50	$20	$—	$70

(1)	Uncollectible accounts written off, net of recoveries.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are summarized below:

	June 28, 2002	June 29, 2001
	(In millions)
Inventories:
Components	$54	$63
Work-in-process	34	61
Finished goods	259	198

	$347	$322

Property, equipment and leasehold improvements

Property, equipment and leasehold improvements consisted of the following:

	Useful Life in Years	June 28, 2002	June 29, 2001
		(In millions)
Land		$22	$22
Equipment	3–4	1,025	585
Building and leasehold improvements	Life of lease–30	309	234
Construction in progress		144	138

		1,500	979
Less accumulated depreciation and amortization		(478)	(177)

		$1,022	$802

Equipment and leasehold improvements include assets under capitalized leases. Amortization of leasehold improvements is included in depreciation expense. Depreciation expense was $320 million, $164 million and $238 million for fiscal year 2002, the periods from November 23, 2000 to June 29, 2001 and from July 1, 2000 to November 22, 2000, respectively. Depreciation expense was $586 million in fiscal year 2000.

Intangibles

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and specifically identified intangible net assets acquired. Seagate Delaware previously recorded goodwill related to several of its acquisitions. Other intangible assets consist of trademarks, assembled workforces, distribution networks, developed technology and customer bases related to acquisitions accounted for by the purchase method. Amortization of purchased intangibles, other than acquired developed technology, is provided on a straight-line basis over the respective useful lives of the assets ranging from 36 to 60 months for trademarks, 24 to 60 months for assembled workforces and distribution networks, and 12 to 48 months for customer bases. In-process research and development without alternative future use is expensed when acquired.

In accordance with SFAS 121, the carrying value of other intangibles and related goodwill is reviewed if the facts and circumstances suggest that they may be permanently impaired. If this review indicates these assets’ carrying value will not be recoverable, as determined based on the undiscounted net cash flows of the entity acquired over the remaining amortization period, the Company’s carrying value is reduced to its estimated fair value, first by reducing goodwill, and second by reducing long-term assets and other intangibles (generally based

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

on an estimate of discounted future net cash flows). Goodwill and other intangibles are being amortized on a straight-line basis over periods ranging from two to fifteen years. Accumulated amortization was $1 million, $17 million and $173 million at June 28, 2002, June 29, 2001, and June 30, 2000, respectively.

        In the fourth quarter of fiscal 2002, the Company reduced its valuation allowance for deferred tax assets recorded in connection with the November 2000 transactions to reflect the realization of acquired tax benefits in the Company’s income tax returns. As a result of the application of SFAS 109, Accounting for Income Taxes, $104 million of the reduction in valuation allowance resulted in an adjustment to the amount of unamortized negative goodwill that was allocated on a pro rata basis to reduce the purchase price of all remaining long-lived intangible assets acquired in the November 2000 transaction, and as a result, the carrying value of all remaining intangible assets, totaling approximately $104 million, that were acquired in the November 2000 transactions was reduced to zero.

Long-Term Debt and Credit Facilities

On May 13, 2002, Seagate Technology and its subsidiaries completed a refinancing of all their outstanding debt obligations. The refinancing was completed when Seagate Technology’s wholly-owned subsidiaries, Seagate Technology HDD Holdings (“HDD”) and Seagate Technology (US) Holdings, Inc., entered into new senior secured credit facilities with a group of banks that permit up to $500 million of borrowings, consisting of a $150 million revolving credit facility that has not been drawn upon and a five-year, $350 million, LIBOR + 2% term loan facility that was drawn in full as part of the refinancing. At the same time, HDD issued $400 million aggregate principal amount of 8% senior notes due 2009. In addition, Seagate Technology International (“STI”), a wholly-owned subsidiary of HDD, initiated a tender offer to purchase its outstanding 12½% senior subordinated notes due 2007. As of May 13, 2002, all of the 12½% senior subordinated notes had been tendered and accepted for payment. In addition, on May 13, 2002, STI and Seagate Technology (US) Holdings, Inc. repaid the remaining outstanding balance of $679 million, including accrued interest, on its Term A and Term B bank loans.

Neither the credit agreement governing the new senior secured credit facilities nor the indenture governing the outstanding 8% senior notes due 2009 impose any restrictions on the ability of the Company’s consolidated subsidiaries to transfer funds to HDD, a co-borrower under the new senior secured credit facilities and the issuer of the outstanding notes, in the form of dividends, loans or advances.

As a result of the refinancing, $93 million was charged to operations in the quarter ended June 28, 2002. The $93 million charge was comprised of a $50 million redemption premium on the 12½% senior subordinated notes, $31 million write-off of capitalized debt issue costs related to the prior senior debt obligations (Term A and Term B loans) and the 12½% senior subordinated notes, $7 million write-off of unamortized discount on the 12½% senior subordinated notes, a $4 million loss on the interest rate swap related to one of the term loans comprising the former senior credit facilities and $1 million of other costs and expenses.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Long-term debt consisted of the following:

	June 28, 2002	June 29, 2001
	(In millions)
Senior credit facilities, term loan B, LIBOR plus 2%	$350	$—
8.0% senior notes due 2009	400	—
Former senior credit facilities:
Term loan A LIBOR plus 2.5%	—	198
Term loan B LIBOR plus 3%	—	497
Former 12.5% senior subordinated notes due 2007	—	203
Capitalized lease obligations with interest at 14% to 19.25% collateralized by certain manufacturing equipment and buildings	1	2

	751	900
Less: Current portion	2	23

	$749	$877

At June 28, 2002, future minimum principal payments on long-term debt and capital lease obligations were as follows:

Fiscal Year	(In millions)
2003	$2
2004	4
2005	4
2006	4
2007	337
After 2007	400

$751

As of June 28, 2002, the Company had $43 million of outstanding standby letters of credit and bankers’ guarantees. The standby letters of credit and bankers’ guarantees were issued under the $150 million revolving credit facility.

4.    Compensation

Tax-Deferred Savings Plan

The Company’s parent, New SAC, has a tax-deferred savings plan, the Seagate 401(k) Plan (“the 401(k) plan”), for the benefit of qualified employees. The 401(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. New SAC may make annual contributions to the 401(k) plan on behalf of the Company at the discretion of the Board of Directors. During the fiscal year ended June 28, 2002 and for the period from November 23, 2000 to June 29, 2001, New SAC made contributions of $13 million and $9 million, respectively. For the period from July 1, 2000 to November 22, 2000 and the fiscal year ended June 30, 2000, Seagate Delaware made contributions of $5 million and $13 million, respectively.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Stock-Based Benefit Plans

Stock Option Plans—Options granted under the Seagate Technology Holdings 2001 Share Option Plan (the “Seagate Technology Option Plan”) were granted at fair market value and expire ten years from the date of grant. The following is a summary of stock option activity for the Seagate Technology Option Plan:

	Options Outstanding
	Number of Shares	Weighted Average Price per Share
	(Number of shares in millions)
Balance June 29, 2001	—	$—
Granted	80.5	2.73
Exercised	(2.3)	2.30
Canceled	(6.1)	2.33

Balance June 28, 2002	72.1	$2.78

Employees of the Company were eligible to participate in Seagate Delaware’s stock option plans. Options granted under Seagate Delaware’s stock option plans were granted at fair market value, expired ten years from the date of the grant and generally vested in four equal annual installments, commencing one year from the date of the grant. On November 22, 2000, in connection with the VERITAS merger, vesting of Seagate Delaware options were accelerated. Prior to the acceleration, options outstanding as of June 30, 2000 and November 22, 2000 were approximately 32 million and 23 million, respectively.

Executive Stock Plan—Seagate Delaware had an Executive Stock Plan under which senior executives of the Company were granted the right to purchase shares of the Seagate Delaware’s common stock at $0.01 per share. The difference between the fair market value of the shares on the measurement date and the exercise price was recorded as deferred compensation by Seagate Delaware and was charged to operations of the Company over the vesting period of four to seven years. At June 30, 2000 and November 22, 2000, 1,755,000 and 1,590,000 restricted shares were outstanding to the employees of the Company, respectively.

On November 22, 2000, and in connection with the merger with VERITAS, Seagate Delaware accelerated vesting of 207,000 restricted shares and recorded $3.4 million compensation expense in connection with the exchange of such shares for merger consideration. All remaining restricted stock was canceled and holders of such stock were eligible to participate in a deferred cash compensation plan and received ordinary and preferred shares of New SAC.

Stock Purchase Plan—Seagate Delaware also maintained an Employee Stock Purchase Plan. A total of 19,600,000 shares of common stock were authorized for issuance under the Purchase Plan. The Purchase Plan permitted eligible employees who had completed thirty days of employment prior to the inception of the offering period to purchase common stock through payroll deductions generally at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the plan, 484,137 and 1,515,000 shares of common stock were issued from treasury shares in the period from July 1, 2000 to November 22, 2000 and fiscal year 2000, respectively. The stock purchase plan was terminated in October 2000.

Pro Forma Information—The Company’s Predecessor followed APBO 25 and related interpretations in accounting for employee stock options granted by Seagate Delaware because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) requires use of option valuation models that were not developed for use in valuing employee stock

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

options. Under APBO 25, the Predecessor generally recognized no compensation expense with respect to options granted by Seagate Delaware.

As a result of the consummation of the November 2000 transactions, all stock options other than stock options included in the management rollover, were accelerated and exercised. The full fair value of these stock options amounting to $567 million was recorded as compensation in the period from July 1, 2000 to November 22, 2000. Of the $567 million, $265 million was allocated to cost of sales, $116 million was allocated to product development expense, and $185 million was allocated to marketing and administrative expense. In these circumstances and because of the significant change in the Company’s ownership and equity structure, the Company believes the pro forma net income (loss) information, for the period from July 1, 2000 to November 22, 2000, as required by SFAS 123 is not meaningful and such information has not been provided.

The following table summarizes information about options outstanding at June 28, 2002.

	Outstanding Options			Exercisable Options
Shares in millions Range of exercise prices	Number of Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$ .00–$ 2.30	61.2	8.4	$2.30	23.1	$2.30
2.31– 5.00	9.7	9.6	5.00	—	—
5.01– 10.00	1.1	9.9	10.00	—	—

$ .00–$10.00	72.0	8.6	$2.78	23.1	$2.30

Pro forma information regarding net income and earnings per share is required by SFAS 123 for stock options granted in 2002 as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value of the Company’s stock options was estimated using the minimum value option valuation model. The minimum value option valuation model was developed for use in estimating the fair value of options for non-public companies. Because the Company’s stock options granted to employees have characteristics significantly different from those of traded options, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options granted to employees.

The fair value of the Company’s stock options granted to employees was estimated assuming no expected dividends and the following weighted average assumptions:

2002
Stock Option Plan Shares
Expected life (in years)	10.0
Risk-free interest rate	4.5%
Volatility	0.0001%

The weighted average fair value of stock options granted under the Company’s Stock Option Plan was $0.95 in fiscal year 2002.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period, generally four years. The Company’s pro forma information follows (in millions, except per share data):

Year Ended June 28, 2002
Pro forma net income	$137
Pro forma basic net income per share	$0.34
Pro forma diluted net income per share	$0.32

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years.

New SAC 2000 and 2001 Restricted Share Plans and Deferred Compensation Plans

        At the closing of the November 2000 transactions, the Board of Directors of New SAC adopted the New SAC 2000 Restricted Share Plan (the “2000 Restricted Share Plan”). The 2000 Restricted Share Plan allows for the awarding of grants of restricted ordinary and preferred shares to key employees, directors, and consultants. New SAC has issued 1,841,600 restricted ordinary shares (net of cancellations) and 48,463 preferred shares (net of cancellations) under the 2000 Restricted Share Plan to members of management who entered into rollover agreements as described below.

        Members of the management group entered into rollover agreements in connection with the November 2000 transactions. Under these agreements, members of the management group agreed not to receive the merger consideration for a portion of their shares of Seagate Delaware common stock and options to purchase these shares, valued at approximately $184 million. In exchange for the management rollover, the members of the management group received the right to participate in a deferred compensation plan and receive unvested ordinary and preferred shares of New SAC granted under the 2000 Restricted Share Plan. Of the total value of the management rollover, approximately $179 million relates to the deferred compensation plan. Under the credit agreement governing the Company’s new senior secured credit facilities and the indenture governing the Company’s outstanding Senior notes, the restrictions on the Company’s ability to make payments under the deferred compensation plan were substantially reduced. On June 19, 2002, the Company’s board of directors accelerated vesting of all deferred compensation plan interests under the terms of the related plan. The Company recorded $179 million in deferred compensation expense before related tax benefits in the fourth quarter of fiscal year 2002, including a $32 million payment that was made to participants in the deferred compensation plan in May 2002. Remaining distributions of approximately $147 million under the deferred compensation plan will be paid only when distributions are made to the preferred shareholders of New SAC. With respect to the restricted ordinary and preferred shares of New SAC issued in connection with the rollover agreements, New SAC recorded deferred compensation expense totaling $23 million, based on the fair value of the restricted ordinary and preferred shares at the date of issuance, as a component of shareholders’ equity and is pushing down the related compensation expense amount to the Company over a 30 month vesting period using the graded vesting method. Through June 28, 2002, the Company had recognized $17 million of such compensation expense. The unvested preferred and ordinary shares vest as follows:

•	1/3 vested on the first anniversary of the closing of the November 2000 transactions;

•	1/3 vests proportionately each month over the 18 months following the first anniversary of the closing of the November 2000 transactions; and

•	the final 1/3 vests on the date which is 30 months after the closing of the November 2000 transactions.

In February 2001, the Board of Directors of New SAC approved the adoption of the New SAC 2001 Restricted Share Plan (the “2001 Restricted Share Plan”). Under the terms of the 2001 Restricted Share Plan, key employees, directors and consultants may be awarded restricted ordinary shares. Such shares are subject to vesting provisions to be defined at the date of grant and are subject to repurchase by New SAC. Five hundred thousand (500,000) ordinary shares are available for grant under the plan. As of June 29, 2001, New SAC had issued 456,923 restricted ordinary shares under this plan on behalf of the Company. Options granted under the 2001 Restricted Share Plan will vest as follows: 25% of the shares will vest on the first anniversary of the vesting commencement date and the remaining 75% will vest proportionately each month over the 36 months following the first anniversary of the vesting commencement date.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Deferred Compensation Plan

        On January 1, 2001, the Company adopted a deferred compensation plan for the benefit of eligible employees. This plan is designed to permit certain discretionary employer contributions, in excess of the tax limits applicable to the 401(k) plan and to permit employee deferrals in excess of certain tax limits. Company assets earmarked to pay benefits under the plan are held by a rabbi trust. The Company has adopted the provisions of Emerging Issues Task Force Issue No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust” (“EITF 97-14”). Under EITF 97-14, the assets and liabilities of a rabbi trust must be accounted for as if they are assets and liabilities of the Company. In addition all earnings and expenses of the rabbi trust are recorded in the Company’s financial statements.

Seagate Technology Share Option Plan

In December 2000, the Board of Directors of the Company adopted the Seagate Technology Holdings 2001 Share Option Plan (the “Seagate Technology Option Plan”). Under the terms of the Seagate Technology Option Plan eligible employees, directors and consultants can be awarded options to purchase common shares of the Company under vesting terms to be determined at the date of grant. In January 2002, the Seagate Technology Option Plan was amended to increase the maximum number of common shares issuable under the Seagate Technology Option Plan from 72 million to 100 million. No options to purchase common shares of the Company had been issued through June 29, 2001. During the fiscal year ended June 28, 2002, options to purchase approximately 81 million shares of common shares were granted to employees under the Seagate Technology Option Plan. Options granted to exempt employees will vest as follows: 25% of the shares will vest on the first anniversary of the vesting commencement date and the remaining 75% will vest proportionately each month over the next 36 months. Options granted to non-exempt employees will vest on the first anniversary of the vesting commencement date. The vesting commencement date was November 22, 2000, for options to purchase approximately 68 million shares of the Company’s common shares.

Post-Retirement Health Care Plan

In fiscal year 2000, Seagate Delaware adopted a post-retirement health care plan which offers medical coverage to eligible U.S. retirees and their eligible dependents. Substantially all U.S. employees become eligible for these benefits after 15 years of service and attaining age 60 and older.

The following table provides a reconciliation of the changes in the post-retirement health care plan’s benefit obligation and a statement of the funded status as of June 28, 2002 and June 29, 2001:

	June 28, 2002	June 29, 2001
	(In millions)
Change in Benefit Obligation
Benefit obligation at beginning of year	$26	$6
Service and interest cost	3	4
Actuarial (gain)	(3)	(5)
Assumption of unrecognized prior service cost in purchase business combination	—	21

Benefit obligation at end of year	$26	$26

Funded Status of the Plan
Unamortized actuarial gain	(6)	(5)
Accrued benefit cost	(20)	(21)

Accrued benefit liability included in long-term other liabilities in the accompanying balance sheets at end of year	$(26)	$(26)

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Net periodic benefit cost for the years ended June 28, 2002 and June 29, 2001 was as follows:

	2002	2001
	(In millions)
Service cost	$1	$2
Interest cost	2	2

Net periodic benefit cost	$3	$4

Weighted-Average Actuarial Assumptions:

A discount rate of 7.0% was used in the determination of the accumulated benefit obligation.

The Company’s future medical benefit costs were estimated to increase at an annual rate of 9% during 2002, decreasing to an annual growth rate of 5% in 2010 and thereafter. The Company’s cost is capped at 200% of the fiscal year 1999 employer cost and, therefore, will not be subject to medical and dental trends after the capped cost is attained. A 1% change in these annual trend rates would not have a significant impact on the accumulated post-retirement benefit obligation at June 28, 2002, or the 2002 benefit expense. Claims are paid as incurred.

5.     Income Taxes

The U.S. federal and state tax Allocation Agreement (“Tax Allocation Agreement”) between the Predecessor and its U.S. subsidiaries was terminated on November 22, 2000, and the Company will no longer file federal income tax returns on a consolidated basis with affiliates of New SAC. Therefore, the Company will not benefit from nor will it reimburse any affiliates of New SAC pursuant to the Tax Allocation Agreement for federal tax losses that may be sustained subsequent to consummation of the November 2000 transactions. In prior periods, the Predecessor had recorded substantial intercompany payables for utilization of tax losses of its U.S. subsidiaries that have been settled or netted against the Predecessor’s business equity interest in the U.S. subsidiaries.

Certain U.S. subsidiaries of the Company are included in certain unitary and combined U.S. state tax returns with U.S. affiliates of New SAC and have entered into a tax sharing agreement effective as of November 23, 2000. Pursuant to the terms of the state tax sharing agreement (“State Tax Allocation Agreement”), hypothetical state tax returns (with certain modifications) are calculated as if the U.S. subsidiaries of the Company were filing on a separate return basis. The Company’s U.S. subsidiaries are required to reimburse New SAC’s U.S. affiliates to the extent the Company’s U.S. subsidiaries utilize the tax attributes of the U.S. affiliates of New SAC to reduce their separately computed income tax liabilities within 30 days of the close of the fiscal year such affiliates would have otherwise been able to utilize their own tax attributes. If New SAC’s U.S. affiliates utilize tax attributes of the Company’s U.S. subsidiaries, the Company’s U.S. subsidiaries will be reimbursed for those tax attributes within 30 days of the close of the fiscal year during which the Company’s U.S. subsidiaries would have otherwise been able to utilize the tax attributes to reduce their separately computed tax liabilities. As of June 28, 2002, there were no outstanding balances for taxes due to or from New SAC affiliates.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The provision for (benefit from) income taxes consisted of the following:

	Seagate Technology		Predecessor

	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
	(In millions)
Current Tax Expense (Benefit):
U.S. Federal	$—	$—	$(188)	$140
U.S. State	—	—	(75)	19
Foreign	24	9	12	3

	24	9	(251)	162
Deferred Tax Expense (Benefit):
U.S. Federal	66	—	7	88
U.S. State	8	—	38	25
Foreign	(12)	—	—	—

	62	—	45	113

Provision for (Benefit from) income taxes	$86	$9	$(206)	$275

Income (loss) before income taxes consisted of the following:

	Seagate Technology		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
	(In millions)
U.S.	$(83)	$(296)	$609	$562
Foreign	322	195	(1,227)	79

	$239	$(101)	$(618)	$641

The pro forma information assuming a tax provision/(benefit) based on a separate U.S. state return basis is as follows:

Year Ended June 28, 2002
(In millions)
Income before income taxes	$239
Provision for income taxes	86

Net Income	$153

        The U.S. income tax benefits related to the exercise of certain employee stock options decreased accrued income taxes and were credited to additional paid-in capital. Such amounts approximated $134 million and $55 million for the period from July 1, 2000 through November 22, 2000 and fiscal year 2000, respectively.

At June 28, 2002, accrued income taxes include $125 million for tax indemnification amounts due to VERITAS Software Corporation pursuant to the Indemnification Agreement between Seagate Delaware, Suez

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Acquisition Company and VERITAS Software Corporation. The tax indemnification amount was recorded by the Company in connection with the purchase of the operating assets of Seagate Delaware and represents U.S. tax liabilities previously accrued by Seagate Delaware for periods prior to the acquisition date of the operating assets.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities were as follows:

	June 28, 2002	June 29, 2001
	(In millions)
Deferred Tax Assets
Accrued warranty	$67	$77
Inventory valuation accounts	35	36
Receivable allowance	4	21
Accrued compensation and benefits	72	21
Depreciation	125	122
Restructuring allowance	8	29
Other accruals	72	85
Acquisition related items	61	64
Net operating losses and tax credit carry-forwards	100	77

Total Deferred Tax Assets	544	532
Valuation allowance	(486)	(506)

Net Deferred Tax Assets	$58	$26

Deferred Tax Liabilities
Acquisition related items	—	(23)
Total Deferred Tax Liabilities	—	(23)

Net Deferred Tax Assets (Liabilities)	$58	$3

As Reported on the Balance Sheet
Other current assets	$33	$31
Other assets, net	25	—
Other liabilities	—	(28)

Net Deferred Tax Assets (Liabilities)	$58	$3

In connection with the purchase of the operating assets of Seagate Delaware, the Company recorded a $434 million valuation allowance for deferred tax assets. The $434 million of deferred tax assets subject to the valuation allowance arose primarily as a result of the excess tax basis over the fair values of acquired property, plant and equipment, and liabilities assumed for which the Company expects to receive tax deductions in its U.S. federal and state income tax returns in future periods. The Company also recorded $63 million of deferred tax liabilities as a result of the excess of the fair market value of inventory and acquired intangible assets over their related tax bases.

During the fourth quarter of fiscal 2002, the Company reduced to zero the $104 million net carrying value of long-lived intangibles recorded in connection with the purchase of the operating assets of Seagate Delaware in order to reflect tax benefits recognized by the Company in its U.S. income tax returns attributable to acquisition related deferred tax assets in accordance with SFAS 109. Subsequent reductions in the valuation allowance

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

recorded for deferred tax assets recorded in connection with the purchase of the operating assets of Seagate Delaware will result in an income tax benefit when, and if, realized in future periods.

At June 28, 2002, the Company had recorded $58 million of deferred tax assets the realization of which is dependent on the Company generating sufficient U.S. taxable income in fiscal 2003. Management believes it is more likely than not these deferred tax assets will be realized.

In fiscal year 2002, the valuation allowance decreased by $20 million. In the period from November 23, 2000 to June 29, 2001, the valuation allowance increased by $506 million. In the period from July 1, 2000 to November 22, 2000, the net change in valuation allowance was zero. In fiscal year 2000, the valuation allowance decreased by $4 million.

At June 28, 2002, the Company had U.S. and foreign net operating loss carryforwards of approximately $138 million and $83 million, respectively, that will expire at various dates beginning in 2004, if not utilized. At June 28, 2002, the Company had U.S. tax credit carryforwards of $19 million that will expire at various dates beginning in 2006, if not utilized.

Utilization of the U.S. net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

The applicable statutory rate in the Cayman Islands was zero for Seagate Technology for the periods from November 23, 2000 to June 29, 2001 and the year ended June 28, 2002. The applicable statutory rate in the U.S. for the Predecessor was 35%. For purposes of the reconciliation between the provision for (benefit from) income taxes at the statutory rate and the effective tax rate, a notional U.S. 35% rate is applied for Seagate Technology and the U.S. federal statutory rate of 35% is applied for the Predecessor as follows:

	Seagate Technology		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000

	(In millions)
Provision (benefit) at statutory rate	$84	$(35)	$(216)	$224
State income tax provision (benefit), net of federal income tax benefit	5	—	(24)	29
Write-off of in-process research and development	—	10	—	37
Nondeductible acquisition related items	—	16	—	—
Valuation allowance	83	72	—	(4)
Nondeductible goodwill	—	—	9	—
Foreign earnings not subject to U.S. tax	(89)	(59)	—	—
Foreign losses not benefited	—	—	13	—
Benefit from net earnings of foreign subsidiaries considered to be permanently reinvested in non-U.S. operations	—	—	(2)	—
Use of R&D credit carryforwards	—	—	—	(16)
Other individually immaterial items	3	5	14	5

Provision for (Benefit from) income taxes	$86	$9	$(206)	$275

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

A substantial portion of the Company’s Asia Pacific manufacturing operations in China, Malaysia, Singapore and Thailand operate under various tax holidays, which expire in whole or in part during fiscal years 2002 through 2010. Certain tax holidays may be extended if specific conditions are met. As a result of the sale of the operating assets of Seagate Delaware and the ensuing corporate structure, the Company now consists of a foreign parent holding company with various foreign and U.S. subsidiaries. The foreign parent holding company has made a special election to be treated as a pass-through entity for U.S. tax purposes and is not subject to U.S. federal income tax on dividends or other earnings distributions that it may receive from its foreign subsidiaries. Dividend distributions received from its U.S. subsidiaries may be subject to U.S. withholding taxes if and when distributed. Deferred tax liabilities have not been recorded on unremitted earnings of the Company’s foreign subsidiaries as these earnings will not be subject to U.S. federal income tax if remitted to the foreign parent holding company.

        During fiscal 2000, the Company settled a number of disputed tax matters reflected in the June 12, 1998 statutory notice of deficiency received from the Internal Revenue Service for Conner Peripherals, Inc.’s taxable years 1991 and 1992. On July 31, 2001 Seagate Delaware and the Internal Revenue Service filed a settlement stipulation with the United States Tax Court in complete settlement of the remaining disputed tax matters reflected in the June 12, 1998 statutory notice of deficiency. The settlement stipulation is expressly contingent upon Seagate Delaware and the Internal Revenue Service entering into a closing agreement in connection with certain tax matters arising in all or some part of the open tax years of Seagate Delaware and New SAC. The settlement stipulation is now before the Joint Committee on Taxation for review. The filing of the settlement stipulation and the anticipated execution of the closing agreement will not result in an additional provision for income taxes.

Certain of the Company’s U.S. federal, state and foreign tax returns for various fiscal years are under examination by taxing authorities. The Company believes that adequate amounts of tax have been provided for any final assessments which may result from these examinations.

6.    Business Combinations by the Predecessor (also see Note 11, Purchase Accounting)

The Predecessor had a history of business combinations, and it acquired XIOtech Corporation (“XIOtech”) in fiscal year 2000. In connection with certain business combinations, the Predecessor recognized significant write-offs of in-process research and development. The completion of the underlying in-process projects acquired within each business combination was the most significant and uncertain assumption utilized in the valuation of the in-process research and development. Such uncertainties could give rise to unforeseen budget over runs and/or revenue shortfalls in the event that the Company is unable to successfully complete a certain research and development project. The Company is primarily responsible for estimating the fair value of the purchased research and development in all business combinations accounted for under the purchase method. The nature of research and development projects acquired, the estimated time and costs to complete the projects and significant risks associated with the projects are described below.

Valuation Methodology

In accordance with the provisions of APB Opinion No. 16, “Business Combinations” (“APBO 16”), all identifiable assets, including identifiable intangible assets, were assigned a portion of the cost of the acquired enterprise (purchase price) on the basis of their respective fair values. This included the portion of the purchase price properly attributed to incomplete research and development projects expensed according to the requirements of Interpretation 4 of SFAS No. 2, “Accounting for Research and Development Costs” (“FIN 4”).

Valuation of acquired intangible assets.    Intangible assets were identified through (i) analysis of the acquisition agreement, (ii) consideration of the Company’s intentions for future use of the acquired assets and

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(iii) analysis of data available concerning the acquired company’s products, technologies, markets, historical financial performance, estimates of future performance and the assumptions underlying those estimates. The economic and competitive environment in which the Company and the acquired company operate was also considered in the valuation analysis.

To determine the value of in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, associated risks which included the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis resulted in amounts assigned to in-process research and development for projects that had not yet reached technological feasibility and which did not have alternative future uses. The Income Approach, which includes analysis of markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each in-process research and development project. The assumptions regarding the underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of in-process research and development projects.

To determine the value of developed technologies, the expected future cash flows of existing product technologies were evaluated, taking into account risks related to the characteristics and applications of each product, existing and future markets and assessments of the life cycle stage of each product. Based on this analysis, the existing technologies that had reached technological feasibility were capitalized.

To determine the value of the distribution networks and customer bases, the Company considered, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning the business relationships from the acquired entity to the Company and risks related to the viability of and potential changes to future target markets.

To determine the value of trademarks, the Company considered, among other factors, the assumption that in lieu of ownership of a trademark, the Company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

To determine the value of assembled workforces, the Company considered, among other factors, the costs to replace existing employees including search costs, interview costs and training costs.

Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. If the values assigned to identified tangible and intangible assets exceed the amounts paid, including the effect of deferred taxes, the values assigned to long-term assets were reduced proportionately.

The assumptions regarding the underlying in-process projects acquired within each acquisition were the most significant and uncertain assumptions utilized in the valuation analysis. Such uncertainties could give rise to unforeseen budget overruns and/or revenue shortfalls in the event that the Company is unable to successfully complete a certain research and development project. The Company’s management recognizes that the Company is primarily responsible for estimating the fair value of the purchased research and development in all acquisitions accounted for under the purchase method.

SEAGATE TECHNOLOGY HOLDINGS

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The following details specific information about significant acquisitions including related assumptions used in the purchase price allocation.

Acquisition of XIOtech Corporation:

In January 2000, the Company, through its parent Seagate Delaware, acquired XIOtech for 8,031,804 shares of Seagate Delaware common stock, issued from treasury shares, and options, with a combined fair value of $359 million. XIOtech designs, manufactures and markets a centralized data storage system. This system is based on an exclusive set of sophisticated data management and data movement tools. It offers storage virtualization, multi-node server clustering and zero backup window solutions. The main component of the system is MAGNITUDE, a fully implemented storage area network (“SAN”). MAGNITUDE is sold in a cabinet containing software-based architecture that allows the incorporation of all of the components of a SAN in one centralized configuration.

XIOtech also designs, develops and produces software, namely the REDI suite of software, which runs MAGNITUDE’s software based architecture. The REDI software suite is application specific and gives customers the capability of better managing their data. XIOtech is currently developing the next generation technologies for both products, named Thunderbolt and REDI 7.0, respectively.

Assumptions used in estimating the fair value of intangible assets:

Revenue

Future revenue estimates were generated for the following technologies: (i) MAGNITUDE, (ii) REDI, (iii) Thunderbolt, the next generation development of MAGNITUDE, and (iv) REDI 7.0, the next generation development of REDI. These revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenue, (iii) growth rates for the storage management software market, (iv) the aggregate size of the storage management software market, (v) anticipated product development and introduction schedules, (vi) product sales cycles and (vii) the estimated life of a product’s underlying technology.

Operating expenses

Estimated operating expenses used in the valuation analysis of XIOtech included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of Seagate Delaware and XIOtech’s overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

Cost of goods sold.    Estimated cost of goods sold, expressed as a percentage of revenue, for the developed and in-process technologies ranged from approximately 46% to 55%.

General and administrative (“G&A”) expense.    Estimated G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies ranged from 5% in fiscal year 2000 to less than 1% in fiscal year 2004 declining as production levels and related revenue increased and thus efficiencies in production are assumed to be attained.

Selling and marketing (“S&M”) expense.    Estimated S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies ranged from 20% in fiscal year 2001 to a sustainable 15% in fiscal year 2002 and beyond. For fiscal year 2000, however, when certain in-process technology was originally

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

estimated to become commercially available, S&M expense was estimated to be 45% due to the relatively low revenue expectation in the initial commercialization period.

Research and development (“R&D”) expense.    Estimated R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as “maintenance” R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 2% of revenue for the developed and in-process technologies in fiscal year 2000 and 3% throughout the remainder of the estimation period.

In addition, as of the date of the acquisition, Seagate Delaware’s management and XIOtech’s management anticipated the costs to complete the in-process technologies at approximately $0.95 million.

Effective tax rate

The effective tax rate utilized in the analysis of the in-process technologies was 40%, which reflects Seagate Delaware’s combined U.S. federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.

Discount rate

The discount rates selected for XIOtech’s developed and in-process technologies were 16% and 23%, respectively. In the selection of the appropriate discount rates, consideration was given to the Weighted Average Cost of Capital (“WACC”) of approximately 16% at the date of acquisition. The discount rate utilized for the in-process technology was determined to be higher than Seagate Delaware’s WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the Company’s WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

As a result of this acquisition, the Predecessor incurred a one-time write-off of in-process research and development of approximately $105 million. This acquisition was accounted for as a purchase and, accordingly, the results of operations of XIOtech have been included in the Predecessor’s combined financial statements from the date of acquisition.

The following is a summary of the purchase price allocation (in millions):

Tangible assets less liabilities assumed	$12
Developed technology	37
Trade names	5
Assembled workforce	2
Customer list	2
In-process research and development	105
Goodwill	214
Deferred tax liability	(18)

$359

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

7.    Supplemental Cash Flow Information

	Seagate Technology		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000

	(In millions)
Cash Transactions:
Cash paid for interest	$58	$50	$26	$52
Cash paid (received) for income taxes, net of refunds	18	6	(63)	263

Non-Cash Transactions:
Acquisition of XIOtech	—	—	—	359

The components of depreciation and amortization expense are as follows:

	Seagate Technology		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
	(In millions)
Depreciation	$320	$164	$238	$586
Amortization:
Goodwill and intangibles	28	17	26	36
Deferred compensation	12	5	2	6
Other assets	45	(4)	(5)	38

	$405	$182	$261	$666

8.    Restructuring Costs

During fiscal year 2002, the Company recorded $13 million in restructuring charges and reversed $9 million of restructuring charges recorded in prior fiscal years resulting in a net restructuring charge of $4 million. The restructuring plan implemented in fiscal year 2002 was established to align the Company’s global workforce and manufacturing capacity with existing and anticipated future market requirements, primarily in its IT operations and in its Far East operations in China (the “fiscal 2002 restructuring plan”). The restructuring charges were comprised of $10 million for employee termination costs, $2 million for contract cancellations and $1 million for the write-off of excess manufacturing equipment. As a result of employee terminations in connection with the fiscal 2002 restructuring plan, the Company estimates that upon completion of these restructuring activities, annual salary expense will be reduced by approximately $23 million. The Company expects the fiscal year 2002 restructuring plan to be substantially complete by September 27, 2002.

As part of the transactions, the Company assumed all restructuring liabilities previously recorded by Seagate Delaware relating to the Predecessor, including $41 million related to restructuring activities announced in fiscal year 2000 and $3 million related to restructuring activities announced in fiscal year 2001. During the year ended June 29, 2001, the Company recorded restructuring charges totaling $107 million. Of the $107 million, $98 million was a result of a restructuring plan established to continue the alignment of the Company’s global workforce and manufacturing capacity with existing and anticipated future market requirements, primarily in its

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Far East operations in Thailand and Malaysia (the “fiscal 2001 restructuring plan”). The remaining $9 million consisted of a $3 million employee termination benefit adjustment to the original estimate related to the fiscal 2000 restructuring plan and $6 million in additional restructuring charges for adjustments to original lease termination cost estimates to the fiscal year 1998 restructuring plan. The fiscal 2001 restructuring plan includes workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations. The restructuring charges were comprised of $59 million for employee termination costs; $22 million for the write-off of owned facilities located in Thailand and Malaysia; $13 million for the write-off of excess manufacturing, assembly and test equipment; $3 million in lease termination costs; and $1 million in other expenses. Prior to these restructuring activities, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities.

In June 2001, the Company reversed $22 million of its restructuring charges comprised of $11 million of restructuring reserves recorded in the current fiscal year and $11 million of restructuring charges recorded in prior fiscal years. This reversal included $13 million of valuation allowances classified elsewhere on the balance sheet. In addition, reclassifications between cost categories within the restructuring accruals were made as a result of differences between original estimates and amounts actually incurred or expected to be incurred.

In connection with the fiscal 2001 restructuring plan, the Company’s planned workforce reduction and the other restructuring activities were substantially complete as of March 29, 2002. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2001 restructuring plan, the Company estimates that upon completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $100 million and $14 million, respectively.

In connection with the fiscal year 2000 restructuring plan, the Predecessor recorded an adjustment of $3 million in the quarter ended September 29, 2000 as a result of an increase in the estimated number of employees to be terminated. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal year 2000 restructuring plan, the Company estimates that upon completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $151 million and $48 million, respectively. The fiscal year 2000 restructuring plan was substantially complete as of December 29, 2000.

In connection with the restructuring plan implemented in fiscal 1998, the Predecessor revised its original lease termination cost estimates on certain of its facilities and recorded an additional $6 million in restructuring charges in the quarter ended September 29, 2000.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes Seagate Technology’s and the Predecessor’s restructuring activities for the fiscal years ended June 28, 2002, June 29, 2001 and June 30, 2000:

	Severance and Benefits	Excess Facilities	Equipment	Contract Cancellations	Other	Total
	(In millions)
The Predecessor
Reserve balances, July 2, 1999	$4	$18	$—	$3	$11	$36
Restructuring charge	88	40	81	2	5	216
Cash charges	(67)	(11)	—	—	(2)	(80)
Non-cash charges	—	(28)	(81)	—	—	(109)
Adjustments and reclassifications	(2)	(9)	—	—	1	(10)

Reserve balances, June 30, 2000	23	10	—	5	15	53

Restructuring charge	6	12	1	—	—	19
Cash charges	(14)	(5)	—	—	(3)	(22)
Non-cash charges	—	(6)	(1)	—	—	(7)

Reserve balances, November 22, 2000	$15	$11	$—	$5	$12	$43

Seagate Technology
Reserve balances, November 23, 2000	$15	$11	$—	$5	$12	$43
Restructuring charge	56	19	12	—	1	88
Cash charges	(30)	(2)	—	—	(4)	(36)
Non-cash charges	—	(7)	(7)	—	—	(14)
Adjustments and reclassifications	(7)	(10)	(5)	—	—	(22)

Reserve balances, June 29, 2001	34	11	—	5	9	59

Restructuring charge	10		1	2	—	13
Cash charges	(37)	(7)	—	(1)	(3)	(48)
Non-cash charges	—	—	(1)	—	—	(1)
Adjustments and reclassifications	(3)	5	—	(5)	(6)	(9)

Reserve balances, June 28, 2002	$4	$9	$—	$1	$—	$14

The Company may not be able to realize all of the expected savings from its restructuring activities and cannot ensure that the restructuring activities and transfers will be implemented on a cost-effective basis without delays or disruption in its production and without adversely affecting its results of operations.

9.    Business Segment and Geographic Information

The Company has two operating segments: rigid disc drives and storage area networks. However, only the rigid disc drive business is a reportable segment. The “other” category in the following revenue and gross profit tables consists primarily of the storage area networks business from the date of its acquisition by the Company in January 2000. The accounting policies of the segments are the same as those used in preparation of the Company’s consolidated financial statements. The Company has identified its Chief Executive Officer (the “CEO”) as the Chief Operating Decision Maker. The CEO evaluates performance and allocates resources based on revenue and gross profit from operations of each segment. Gross profit from operations is defined as revenue less cost of sales.

In fiscal year 2002, Compaq Computer Corporation, together with Hewlett-Packard, accounted for more than 10% of consolidated revenue for a total of $1.190 billion. For the period from November 23, 2000 to

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

June 29, 2001, Compaq Computer Corporation and EMC Corporation each accounted for more than 10% of consolidated revenue for a total of $527 million and $434 million, respectively. For the period from July 1, 2000 to November 22, 2000, Compaq Computer Corporation and EMC Corporation each accounted for more than 10% of combined revenue for a total of $422 million and $328 million, respectively. In fiscal year 2000, Compaq Computer Corporation accounted for more than 10% of combined revenue for a total of $1.100 billion.

Long-lived assets consist of property, equipment and leasehold improvements, capital leases, equity investments, goodwill and other intangibles, and other non-current assets as recorded by the Company’s operations in each area.

The following table summarizes the Company’s operations by business segment:

	Seagate Technology		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
Revenue and Gross Profit	(In millions)
Revenue:
Rigid Disc Drives	$6,023	$3,626	$2,292	$6,060
Other	64	30	18	13

Consolidated	$6,087	$3,656	$2,310	$6,073

Gross Profit:
Rigid Disc Drives	$1,558	$712	$264	$1,247
Other	35	20	11	4

Consolidated	$1,593	$732	$275	$1,251

Total Assets
Total Assets:
Rigid Disc Drives	$3,103	$2,932		$5,557
Other	43	45		261

Operating Segments	3,146	2,977		5,818
Eliminations	(51)	(11)		—

Consolidated	$3,095	$2,966		$5,818

On a separate basis, in conformity with accounting principles generally accepted in the United States, the storage area networks business had net losses of $51 million, $50 million, $24 million and $127 million in fiscal 2002, the period from November 23, 2000 to June 29, 2001, the period from July 1, 2000 to November 22, 2000, and fiscal 2000.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the Company’s operations by geographic area:

	Seagate Technology		Predecessor
	Year Ended June 28, 2002	Period from November 23, 2000 to June 29, 2001	Period from July 1, 2000 to November 22, 2000	Year Ended June 30, 2000
	(In millions)
Revenue from external customers(1):
United States	$2,398	$1,441	$1,103	$2,652
The Netherlands	1,438	881	461	1,302
Singapore	1,627	970	445	1,376
Other	624	364	301	743

Consolidated	$6,087	$3,656	$2,310	$6,073

Long-lived assets:
United States	$805	$524		$1,391
Singapore	204	194		392
Other	124	310		605

Consolidated	$1,133	$1,028		$2,388

(1)	Revenue is attributed to countries based on the shipping location.

10.    Accumulated Other Comprehensive Income (Loss)

The Company records unrealized gains and losses on the mark-to-market of its investments and its interest rate swap agreement as a component of accumulated other comprehensive income (loss). As of June 28, 2002, accumulated other comprehensive income was immaterial.

11.    Purchase Accounting

On November 22, 2000, under the stock purchase agreement, the Company’s parent, New SAC completed the purchase of substantially all of the operating assets of, and assumption of the operating liabilities of, Seagate Delaware and its consolidated subsidiaries. The total net purchase price paid by New SAC for all the businesses of Seagate Delaware, including Seagate Technology, was $1.840 billion in cash, including transaction costs of approximately $25 million. Immediately thereafter, in a separate and independent transaction, Seagate Delaware and VERITAS completed their merger under the Merger Agreement. At the time of the merger, Seagate Delaware’s assets included a specified amount of cash, an investment in VERITAS, and certain specified investments and liabilities. In connection with the Merger Agreement, Seagate Delaware, VERITAS and New SAC entered into an Indemnification Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Delaware, agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the stock purchase agreement and Merger Agreement.

        New SAC accounted for this transaction as a purchase in accordance with APBO 16. All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized into the following businesses: (1) the rigid disc drive business, which is now Seagate Technology, which includes the storage area networks business, (2) the removable storage solutions business, which is now Seagate Removable Storage Solutions Holdings, a direct subsidiary of New SAC and Seagate Technology’s affiliate, (3) the software business, which is now Crystal Decisions, an indirect subsidiary of New SAC and Seagate Technology’s affiliate, and (4) an investment holding company, which is now STIH, a direct

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

subsidiary of New SAC and Seagate Technology’s affiliate. Each of Seagate Removable Storage Solutions Holdings, Crystal Decisions and STIH are direct or indirect subsidiaries of New SAC and are not owned by Seagate Technology. The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to acquired long-lived assets of New SAC, primarily property, plant and equipment, and identified intangible assets, and reduced the recorded fair value amounts by approximately 46% for all the acquired businesses. In accordance with Staff Accounting Bulletin No. 73, “Push Down Basis of Accounting”, the Company has reflected its parent company’s basis in the rigid disc drive and storage area networks operating businesses in the related balance sheet at the date of acquisition.

The table below summarizes the allocation of net purchase price as it relates to Seagate Technology.

Description	Useful Life in Years	Estimated Fair Value
	(In millions)
Net current assets(1)(3)		$869
Other long-lived assets		42
Property, plant & equipment(2)	Up to 30	763
Identified intangibles:
Trade names(4)	10	47
Developed technologies(4)	3–7	49
Assembled workforces(4)	1–3	43
Other	5	1

Total identified intangibles		140
Long-term deferred taxes(3)		(63)
Long term liabilities		(119)
Net assets		1,632
In-process research & development(4)		52

Net Purchase Price		$1,684

(1)
Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values. Short-term investments were valued based on quoted market prices. Inventory values were estimated based on the current market value of the inventories less completion costs and less a profit margin for activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities (See Note 5, Income Taxes).

Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values because of the monetary nature of most of the liabilities.

Details of the net current assets are as follows (in millions):

Cash and cash equivalents	$852
Marketable securities	118
Accounts receivable, net	456
Inventories	734
Other current assets	271
Accounts payable	(686)
Accrued employee compensation	(167)
Accrued expenses	(537)
Accrued income taxes	(172)

Total tangible assets acquired	$869

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(2)
The Company, through its parent, estimated the value of the acquired property, plant and equipment, after considering the estimated cost to construct or acquired comparable property. In making this estimate, machinery and equipment were valued using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. In valuing office and data communication equipment, the sales comparison approach was used. Land, land improvements, buildings, and building and leasehold improvements were valued based upon discussions with knowledgeable personnel.

(3)
Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory and acquired intangible assets over their related tax basis. The Company has $434 million of U.S. federal and state deferred tax assets for which a full valuation allowance has been established.

(4)
The Company estimated the value of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

Trade names—The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

Developed technologies—The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: (1) the characteristics and applications of the technology, (2) existing and future markets, and (3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology were consistent with the historical trends in the industry and expected outlooks.

Assembled workforces—The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

In-process research and development—The value of in-process research and development was based on an evaluation of all developmental projects using the guidance set forth in FIN 4 and SFAS No. 86, “Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed.” The amount was determined by: (1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects, (2) projecting the cash flows and costs to completion of the underlying technologies and resultant products, and (3) discounting these cash flows to their net present value.

Estimates of future revenues and expenses used to determine the value of in-process research and development were consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reach technological feasibility and they had no alternative future use.

Pro forma financial information

The pro forma financial information presented below is presented as if the acquisition of substantially all of the operating assets of the Predecessor had occurred at the beginning of fiscal year 2001. The pro forma statement of operations for the year ended June 29, 2001 includes the historical results of Seagate Technology in addition to the historical results of the Predecessor and are adjusted to reflect the new accounting basis for the assets and liabilities of the Company, and exclude acquisition related charges for recurring amortization of

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

goodwill and intangibles related to the Predecessor’s prior acquisitions. The pro forma financial results are as follows:

Seagate Technology
June 29, 2001
(In millions, except per share data)
Revenue	$5,966
Income before income taxes	$265
Net income	$220
Net income per share(1)	$0.55

(1)
Through June 29, 2001, the Company had 400 million outstanding Series A preferred shares. For purposes of pro forma net income per share computations these 400 million shares have been presumed to be outstanding for the entire periods presented.

12.    Equity

Capital Stock

The Company’s authorized share capital is $10,500 and consists of 600 million common shares, par value $0.00001, of which 2,320,127 were issued and outstanding as of June 28, 2002, and 450 million preferred shares, par value $0.00001, of which 400 million shares are designated Series A preferred shares. All Series A preferred shares are outstanding as of June 28, 2002. No other preferred shares were issued or outstanding as of June 28, 2002.

Common shares—Holders of common shares are entitled to receive dividends and distributions when and as declared by the Company’s Board of Directors. Upon any liquidation, dissolution, or winding up of the Company, after required payments are made to holders of preferred shares, any remaining assets of the Company will be distributed ratably to holders of the preferred and common shares. Holders of common shares are entitled to one vote per share on all matters presented to the Company’s shareholders.

Preferred shares—The Company’s Board of Directors may issue one or more series of preferred shares at any time and for the consideration determined by the Board of Directors. Holders of the outstanding preferred shares are entitled to receive dividends and distributions when and as declared by the Company’s Board of Directors on a basis equal to the Company’s common shares and in preference to the common shares in certain situations. Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A preferred shares shall receive, out of any remaining legally available assets of the Company, a liquidation preference of $2.30 per Series A preferred share, less the aggregate amount of any distributions or dividends already made per Series A preferred share. After the payment in full of the liquidation preference, the holders of Series A preferred shares are entitled to share, ratably with the holders of common shares, in any remaining assets available for distribution. To the extent there are not sufficient remaining assets of the Company to pay the liquidation preference, holders of preferred shares shall share ratably in the distribution of the Company’s remaining assets. Upon payment of the liquidation preference and any other amounts payable on liquidation, dissolution or winding up on each preferred share, the preferred shares shall be cancelled. Holders of preferred shares will have one vote per share, and all such shares are convertible on a one-to-one basis into common shares.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Redesignation of Capital Stock

The Company’s original outstanding capital stock, as of May 30, 2001, was 4,000 common shares with a par value of $1.00 per share. In February 2001, the Company’s majority shareholder, New SAC, approved a plan to redesignate the Company’s capital stock. As a result, on May 31, 2001, the Company executed a resolution and the authorized share capital of the Company was reduced from $50,000 to $10,500, and the par value was reduced from $1.00 per share to $0.00001 per share. The authorized share capital of the Company was then changed to 1,050,000,000 shares, of which 600,000,000 were common shares with a par value of $0.00001 each, and 450,000,000 preferred shares with a par value of $0.00001 each. Concurrently, the 4,000 shares of common shares then outstanding and held by New SAC were divided into 400,000,000 shares and were redesignated as Series A preferred shares.

Distributions

During fiscal year 2002, the Company made distributions to its shareholders totaling $200 million consisting of a $33 million distribution in March 2002 and a $167 million distribution in May 2002. Of the $200 million, New SAC, as holder of 99.4% of the outstanding shares of the Company, received approximately $199 million, and the employee shareholders of the Company, as holders of approximately 0.6% of the outstanding shares, received an aggregate of approximately $1 million. The shares held by New SAC are Series A preferred shares. After giving effect to the distributions made to the preferred shareholders during fiscal year 2002, the liquidation preference as described above was reduced to $1.80 per preferred share upon any liquidation, dissolution, or winding up of the Company.

13.    Commitments

Leases—The Company leases certain property, facilities and equipment under non-cancelable lease agreements. Land and facility leases expire at various dates through 2015 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. All of the leases require the Company to pay property taxes, insurance and normal maintenance costs.

Future minimum lease payments for operating leases with initial or remaining terms of one year or more were as follows at June 28, 2002:

Operating Leases
(In millions)
2003	$27
2004	23
2005	19
2006	26
2007	13
After 2007	127

$235

Total rent expense for all land, facility and equipment operating leases was $23 million, $17 million and $11 million for fiscal year 2002 and the periods from November 23, 2000 to June 29, 2001 and July 1, 2000 to November 22, 2000, respectively. Total rent expense for all land, facility and equipment operating leases was $36 million for fiscal year 2000. Total sublease rental income for fiscal year 2002 and the periods from November 23, 2000 to June 29, 2001 and July 1, 2000 to November 22, 2000 was $8 million, $6 million and

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

$4 million, respectively. Total sublease rental income for fiscal year 2000 $9 million. The Company subleases a portion of its facilities that it considers to be in excess of current requirements. Total future lease income to be recognized for the Company’s existing subleases is approximately $32 million.

Capital Expenditures—The Company’s commitments for construction of manufacturing facilities and equipment approximated $161 million at June 28, 2002.

14.    Legal, Environmental, and Other Contingencies

Intellectual Property Litigation

Papst Licensing GmbH—Papst Licensing GmbH has given the Company notice that it believes certain former Conner Peripherals, Inc. disc drives infringe several of its patents covering the use of spindle motors in disc drives. Conner merged with Seagate Delaware in February 1996. Papst is currently involved in litigation with several other rigid disc drive manufacturers, including IBM, Maxtor/Quantum and Matsushita Electric Industrial Co., Ltd., a disk drive motor manufacturer, Minebea Co., Ltd., and has sued and settled with other rigid disc drive manufacturers including Fujitsu. The Company believes that the former Conner rigid disc drives in question do not infringe any valid and/or enforceable claims of the patents. The Company also believes that subsequent to the Company’s merger with Conner, the Company’s earlier paid-up license under Papst’s patents extinguishes any ongoing liability for products introduced by the Company after the effective date of the merger. The Company also believes it enjoys the benefit of a separate license under Papst’s patents since Papst granted a license to motor vendors of Conner and the Company. In April 1997, Seagate Delaware entered into a tolling agreement with Papst that provides, among other things, that Papst will not file any lawsuits or take other legal action against the Company or any of Conner’s customers alleging infringement of Papst’s patents. After the closing of the November 2000 transactions, Papst took the position that the 1993 Papst-Seagate Technology license was not properly assigned in the November 2000 transactions and any new Seagate Technology rigid disc drives would be assumed to be unlicensed. The Company believes that the assignment of the Papst license is legally effective. On June 28, 2002, the Company received a letter sent on behalf of Papst informing the Company that Papst is terminating the tolling agreement in accordance with its terms upon 15 days prior written notice. On July 11, 2002, the Company filed a complaint in the U.S. District Court for the Northern District of California, Seagate Technology LLC and Seagate Technology International v. Papst Licensing GmbH, Case No. C02-03348 HRL, for declaratory judgment of the validity and enforceability of the 1993 Papst-Seagate Technology license agreement, patent exhaustion, equitable estoppel, implied license and other relief. On July 15, 2002, Papst filed a complaint for patent infringement in the U.S. District Court for the Central District of California, Papst Licensing GmbH & Co. KG v. Western Digital Corp., Seagate Technology LLC, Veritas Software Technology Corporation, et al., SACV 02-650 AHS (Anx).

Convolve, Inc.—Between 1998 and 1999, Convolve, Inc., a small privately held technology consulting firm, engaged in discussions with Seagate Delaware with respect to the potential license of technology that Convolve claimed to own. During that period, the parties entered into non-disclosure agreements. We declined Convolve’s offer of a license in late 1999. On July 13, 2000, Convolve and the Massachusetts Institute of Technology filed suit against Compaq Computer Corporation and the Company in the U.S. District Court for the Southern District of New York, alleging patent infringement, misappropriation of trade secrets, breach of contract, tortious interference with contract and fraud relating to Convolve and MIT’s Input Shaping® and Convolve’s Quick and QuietTM technology. The plaintiffs claim their technology is incorporated in the Company’s sound barrier technology, which was publicly announced on June 7, 2000. The complaint seeks injunctive relief, $800 million in compensatory damages and unspecified punitive damages. The Company answered the complaint on August 2, 2000, and filed cross-claims for declaratory judgment that two Convolve/MIT patents are invalid and not infringed and that the Company owns any intellectual property based on the information that the Company disclosed to Convolve. The court denied plaintiffs’ motion for expedited discovery, and ordered plaintiffs to

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

identify their trade secrets disclosure to defendants before discovery could begin. Convolve served a trade secrets disclosure on August 4, 2000, and the Company filed a motion challenging the disclosure statement. On May 3, 2001, the court appointed a special master to review the trade secret issues. The special master resigned on June 5, 2001, and the court appointed another special master on July 26, 2001. After a hearing on the Company’s motion challenging the trade secrets disclosure on September 21, 2001, the special master issued a report and recommendation to the court that the trade secret list was insufficient. Convolve revised the trade secret list, and the court entered an order on January 1, 2002, accepting the special master’s recommendation that this trade secret list was adequate. Discovery is in process on all non-damages issues. On November 6, 2001, the USPTO issued U.S. Patent No. 6,314,473 to Convolve. Convolve filed an amended complaint on January 16, 2002, alleging defendants’ infringement of this patent and the Company answered and filed counterclaims on February 8, 2002. The Company is analyzing the ’473 patent claims that were recently added. On July 26, 2002, the Company filed a Rule 11 motion challenging the adequacy of Convolve’s pre-filing investigation on the first two patents alleged in the complaint and seeking dismissal of Convolve’s claims related to these patents and reimbursement of attorney’s fees. Briefing on claims construction issues is set to be completed by the end of this calendar year, with a claims construction (Markman) hearing likely to follow in the months thereafter. No trial date has been set. The Company believes that the claims are without merit and intends to defend against them vigorously.

Environmental Matters

The Company’s operations inside and outside the United States are subject to laws and regulations relating to protection of the environment, including those governing the discharge of pollutants into the air, soil and water, the management and disposal and hazardous substances and wastes and clean-up of contaminated sites. Contaminants have been detected at some of the Company’s former sites, principally in connection with historical operations. In addition, the Company has been named as a potentially responsible party at several superfund sites. Investigative activities have taken place at all sites of known contamination. One former site is under a Consent Order by the U.S. Environmental Protection Agency. The extent of the contamination at this site has been investigated and defined and remediation is underway. The Company is indemnified by a third party for a portion of the costs it may incur in the clean-up of contamination at most sites. In the opinion of management, including internal counsel, the probability is remote that the losses to the Company arising from these environmental matters would be material to the Company’s financial position, cash flows or results of operations.

Other Matters

The Company is involved in a number of other judicial and administrative proceedings incidental to its business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

15.    Related Party Transactions

On the closing of the November 2000 transactions, the Company paid a consulting and financial advisory fee of $40 million to certain New SAC investors. In addition, the Company pays an annual fee of $2 million to certain New SAC investors in exchange for monitoring, management, business strategy, consulting and financial services.

Historically, the Predecessor has provided substantial services to other affiliated companies. Upon the closing of the stock purchase agreement by New SAC, these services continue to be provided by the Company through New SAC. The services provided generally include general management, treasury, tax, financial

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

reporting, benefits administration, insurance, information technology, legal, accounts payable and receivable and credit functions, among others. The Company charges for these services through corporate expense allocations. The amount of corporate expense allocations depends upon the total amount of allocable costs incurred by the Company on behalf of the affiliated company less amounts charged as specified cost or expense rather than by allocation. Such costs have been proportionately allocated to the affiliated companies based on detailed inquiries and estimates of time incurred by the Company’s corporate marketing and general administrative departmental managers. Management believes that the allocations charged to other affiliated companies are reasonable. Allocations charged to other affiliated companies’ marketing and administrative expenses for the year ended June 28, 2002, the periods from November 23, 2000 to June 29, 2001 and from July 1, 2000 to November 22, 2000 and the year ended June 30, 2000 were $4.1 million, $3.5 million, $1.3 million and $4.5 million, respectively. Purchases and sales to other affiliated companies were not material for any of the periods presented.

At June 28, 2002, amounts receivable from three officers totaled $2.2 million while amounts receivable from an additional 23 officers and/or employees totaled $1.8 million. Individual loans were made to these employees to assist them with relocation costs and/or beginning employment at the Company. The loans totaling $2.2 million bear interest at 8% per year and are due in lump sum payments, including unpaid interest, in fiscal year 2006. Under the terms of these loans, $1.1 million of the $2.2 million, as well as accrued and unpaid interest will be forgiven if these officers remain employed for a specified period of time. In the periods in which these officers fulfill their employment obligations, the amount of principle and interest, which are forgiven ratably over the required employment term, will be charged to compensation expense. The loans totaling $1.8 million generally are non-interest bearing and are due in lump sum payments at the end of a five-year period.

16.    Condensed Consolidating Financial Information

The $400 million principal amount of 8% senior notes due 2009 were issued by HDD on May 13, 2002. HDD is a 100% owned direct subsidiary of Seagate Technology. The 8% senior notes are guaranteed on a full and unconditional basis by Seagate Technology, the parent company of HDD. The following tables present parent guarantor, subsidiary issuer and combined non-guarantors condensed consolidating balance sheets of Seagate Technology and its subsidiaries at June 28, 2002 and June 29, 2001, and the condensed consolidating results of its operations and its cash flows for the fiscal year ended June 28, 2002 and the period from November 23, 2000 to June 29, 2001. The information classifies the subsidiaries of Seagate Technology into Seagate Technology-parent company guarantor, HDD-subsidiary issuer, and the combined non-guarantors based upon the classification of those subsidiaries under the provisions of the 8% senior notes due 2009 issued May 13, 2002. Condensed consolidating financial information for the periods prior to the November 2000 transactions is not presented because the Seagate Technology-parent company guarantor and the HDD-subsidiary issuer did not legally exist until August 2000, their operations prior to November 23, 2000 were not significant (see “Historical Transactions—November 2000 Transactions”), and on an individual legal entity basis neither Seagate Technology nor HDD had a predecessor company. Accordingly, for periods prior to November 23, 2000, the financial information for the combined non-guarantors is equivalent to the combined balance sheet, statement of operations, and cash flows of the entire predecessor company, which is the combined rigid disc drive and storage area network operations of Seagate Delaware. In addition, all outstanding long-term debt for periods prior to June 28, 2002, primarily comprised of the Term A and Term B loans, and the 12½% senior subordinated notes, was issued by subsidiaries that are classified as non-guarantors in the following condensed consolidating financial information. Seagate Technology is restricted in its ability to obtain funds from its subsidiaries by dividend or loan under both the indenture governing the 8% senior notes and the credit agreement governing the senior secured credit facilities. Under each of these instruments, dividends paid by HDD or its restricted subsidiaries would constitute restricted payments and loans between Seagate Technology and HDD or its restricted subsidiaries would constitute affiliate transactions.

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet
June 28, 2002
(In millions)

	Seagate Technology Parent Company Guarantor	HDD Subsidiary Issuer	Combined Non-Guarantors	Eliminations	Seagate Technology Consolidated
Cash and cash equivalents	$—	$46	$566	$—	$612
Short-term investments	—	—	231	—	231
Accounts receivable, net	—	—	614	—	614
Intercompany receivable	—	3	14	(17)	—
Inventories	—	—	347	—	347
Deferred income taxes	—	—	33	—	33
Other current assets	—	—	125	—	125

Total Current Assets	—	49	1,930	(17)	1,962

Property, equipment and leasehold improvements, net	—	—	1,022	—	1,022
Equity investment in HDD	632	—	—	(632)	—
Equity investments in Non-Guarantors	9	1,067	—	(1,076)	—
Intangible assets, net	—	—	6	—	6
Intercompany loan receivable	—	305	—	(305)	—
Other assets	—	14	91	—	105

Total Assets	$641	$1,435	$3,049	$(2,030)	$3,095

Accounts payable	$—	$—	$743	$—	$743
Affiliate accounts payable	—	—	12	—	12
Intercompany payable	—	1	16	(17)	—
Accrued employee compensation	—	—	190	—	190
Deferred compensation	—	146	1	—	147
Accrued expenses	—	6	333	—	339
Accrued income taxes	—	—	170	—	170
Current portion of long-term debt	—	1	1	—	2

Total Current Liabilities	—	154	1,466	(17)	1,603

Other liabilities	—	—	102	—	102
Intercompany loan payable	—	—	305	(305)	—
Long-term debt, less current portion	—	649	100	—	749

Total Liabilities	—	803	1,973	(322)	2,454

Shareholders’ Equity	641	632	1,076	(1,708)	641

Total Liabilities and Shareholders’ Equity	$641	$1,435	$3,049	$(2,030)	$3,095

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations
Fiscal Year Ended June 28, 2002
(In millions)

	Seagate Technology Parent Company Guarantor	HDD Subsidiary Issuer	Combined Non- Guarantors	Eliminations	Seagate Technology Consolidated
Revenue	$—	$—	$6,087	$—	$6,087
Cost of revenue	—	—	4,494	—	4,494
Product development	—	—	698	—	698
Marketing and administrative	—	—	498	—	498
Amortization of intangibles	—	—	19	—	19
Restructuring	—	—	4	—	4

Total operating expenses	—	—	5,713	—	5,713

Income from operations	—	—	374	—	374
Interest income	—	2	25	(2)	25
Interest expense	—	(6)	(73)	2	(77)
Equity in income of HDD	203	—	—	(203)	—
Equity in losses of Non-Guarantors	(50)	207	—	(157)	—
Debt refinancing charges	—	—	(93)	—	(93)
Other, net	—	—	10	—	10

Other income (expense), net	153	203	(131)	(360)	(135)

Income before income taxes	153	203	243	(360)	239
Provision for income taxes	—	—	86	—	86

Net income	$153	$203	$157	$(360)	$153

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows
Fiscal Year Ended June 28, 2002
(In millions)

	Seagate Technology Parent Company Guarantor	HDD Subsidiary Issuer	Combined Non- Guarantors	Eliminations	Seagate Technology Consolidated
Net Income	$153	$203	$157	$(360)	$153
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	—	—	405	—	405
Deferred income taxes	—	—	62	—	62
Non-cash portion of restructuring charge	—	—	1	—	1
Deferred compensation charge	—	—	147	—	147
Debt refinancing charges	—	—	93	—	93
Equity in income of HDD	(203)	—	—	203	—
Equity in income of Non-Guarantors	50	(207)	—	157	—
Other, net	—	—	8	—	8
Changes in operating assets and liabilities:
Accounts receivable	—	—	(75)	—	(75)
Inventories	—	—	(57)	—	(57)
Accounts payable	—	—	225	—	225
Accrued expenses, employee compensation and warranty	—	—	(128)	—	(128)
Accrued income taxes	—	—	6	—	6
Other assets and liabilities, net	—	4	61	—	65

Net cash provided by operating activities	—	—	905	—	905
Investing Activities
Acquisition of property, equipment and leasehold improvements	—	—	(540)	—	(540)
Purchase of short-term investments	—	—	(1,037)	—	(1,037)
Maturities and sales of short-term investments	—	—	989	—	989
Other, net	—	—	(22)	—	(22)

Net cash used in investing activities	—	—	(610)	—	(610)

Financing Activities
Issuance of long-term debt, net of issuance costs	—	636	100	—	736
Repayment of long-term debt	—	—	(899)	—	(899)
Redemption premium on 12½% senior notes	—	—	(50)	—	(50)
Loan from Non-Guarantor to HDD	—	33	(33)	—	—
Repayment of loan from Non-Guarantor to HDD	—	(33)	33	—	—
Loan from HDD to Non-Guarantor	—	(301)	301	—	—
Loan to Parent	33	(33)	—	—	—
Loan payment from Parent	(33)	33	—	—	—
Distributions from HDD to Seagate Technology	258	(258)	—	—	—
Distributions to shareholders	(200)	—	—	—	(200)
Exercise of employee stock options	4	—	—	—	4
Capital contribution to HHD	(4)	4	—	—	—
Capital contributions to Non-Guarantors	(58)	(35)	93	—	—
Other, net	—	—	(2)	—	(2)

Net cash provided by financing activities	—	46	(457)	—	(411)
Effect of exchange rate changes on cash and cash equivalents	—	—	2	—	2

Increase (decrease) in cash and cash equivalents	—	46	(160)	—	(114)
Cash and cash equivalents at the beginning of the period	—	—	726	—	726

Cash and cash equivalents at the end of the period	$—	$46	$566	$—	$612

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheet
June 29, 2001
(In millions)

	Seagate Technology Parent Company Guarantor	HDD Subsidiary Issuer	Combined Non- Guarantors	Eliminations	Seagate Technology Consolidated
Cash and cash equivalents	$—	$—	$726	$—	$726
Short-term investments	—	—	183	—	183
Accounts receivable, net	—	—	539	—	539
Intercompany receivable	—	—	33	(33)	—
Inventories	—	—	322	—	322
Other current assets	—	—	168	—	168

Total Current Assets	—	—	1,971	(33)	1,938

Property, equipment and leasehold improvements, net	—	—	802	—	802
Equity investment in HDD	650	—	—	(650)	—
Equity investments in Non-Guarantors	3	650	—	(653)	—
Intangible assets, net	—	—	123	—	123
Other assets	—	—	103	—	103

Total Assets	$653	$650	$2,999	$(1,336)	$2,966

Accounts payable	$—	$—	$507	$—	$507
Affiliate accounts payable	—	—	23	—	23
Intercompany payable	—	—	33	(33)	—
Accrued employee compensation	—	—	139	—	139
Accrued expenses	—	—	432	—	432
Accrued income taxes	—	—	164	—	164
Current portion of long-term debt	—	—	23	—	23

Total Current Liabilities	—	—	1,321	(33)	1,288

Other liabilities	—	—	148	—	148
Long-term debt, less current portion	—	—	877	—	877

Total Liabilities	—	—	2,346	—	2,313

Shareholders’/Group Equity	653	650	653	(1,303)	653

Total Liabilities and Shareholders’/Group Equity	$653	$650	$2,999	$(1,336)	$2,966

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations
Period from November 23, 2000 to June 29, 2001
(In millions)

	Seagate Technology Parent Company Guarantor	HDD Subsidiary Issuer	Combined Non- Guarantors	Eliminations	Seagate Technology Consolidated
Revenue	$—	$—	$3,656	$—	$3,656
Cost of revenue	—	—	2,924	—	2,924
Product development	—	—	388	—	388
Marketing and administrative	—	—	288	—	288
Amortization of intangibles	—		12	—	12
In-process research and development	—	—	52	—	52
Restructuring	—	—	66	—	66

Total operating expenses	—	—	3,730	—	3,730

Income (loss) from operations	—	—	(74)	—	(74)
Interest income	—	—	31	—	31
Interest expense	—	—	(54)	—	(54)
Equity in loss of HDD	(59)	—	—	59	—
Equity in losses of Non-Guarantors	(51)	(59)	—	110	—
Other, net	—	—	(4)	—	(4)

Other income (expense), net	(110)	(59)	(27)	169	(27)

Income (loss) before income taxes	(110)	(59)	(101)	169	(101)
Provision for (benefit from) income taxes	—	—	9	—	9

Net income (loss)	$(110)	$(59)	$(110)	$169	$(110)

SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Cash Flows
Period from November 23, 2000 to June 29, 2001
(In millions)

	Seagate Technology Parent Company Guarantor	HDD Subsidiary Issuer	Combined Non-Guarantor	Eliminations	Seagate Technology Consolidated
Net Loss	$(110)	$(59)	$(110)	$169	$(110)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	—	—	182	—	182
Deferred income taxes	—	—	—	—	—
In-process research and development	—	—	52	—	52
Non-cash portion of restructuring charge	—	—	14	—	14
Equity in loss of HDD	59	—	—	(59)	—
Equity in losses of Non-Guarantors	51	59	—	(110)	—
Other, net	—	—	31	—	31
Changes in operating assets and liabilities:
Accounts receivable	—	—	(84)	—	(84)
Inventories	—	—	444	—	444
Accounts payable	—	—	(196)	—	(196)
Accrued expenses, employee compensation and warranty	—	—	(141)	—	(141)
Accrued income taxes	—	—	11	—	11
Other assets and liabilities, net	—	—	66	—	66

Net cash provided by operating activities	—	—	269	—	269
Investing Activities
Acquisition of property, equipment and leasehold improvements	—	—	(239)	—	(239)
Purchase of short-term investments	—	—	(738)	—	(738)
Maturities and sales of short-term investments	—	—	673	—	673
Purchase of rigid disc drive operating assets and liabilities	—	(265)	(535)	—	(800)
Other, net	—	—	(36)	—	(36)

Net cash used in investing activities	—	(265)	(875)	—	(1,140)

Financing Activities
Issuance of long-term debt, net of issuance costs	—	—	861	—	861
Repayment of long-term debt	—	—	(5)	—	(5)
Short-term borrowings	—	—	66	—	66
Repayment of short-term borrowings	—	—	(66)	—	(66)
Net repayments under loan agreements with affiliates	—	—	(7)	—	(7)
Investment by New SAC and issuance of common stock by Seagate Technology	751	—	—	—	751
Investment by Seagate Technology in HDD	(559)	559	—	—	—
Investment by Seagate Technology in Non-Guarantor	(192)	—	192	—	—
Investment by HDD in Non-Guarantors	—	(294)	294	—	—
Other, net	—	—	(1)	—	(1)

Net cash provided by financing activities	—	265	1,334	—	1,599
Effect of exchange rate changes on cash and cash equivalents	—	—	(2)	—	(2)

Increase in cash and cash equivalents	—	—	726	—	726
Cash and cash equivalents at the beginning of the period	—	—	—	—	—

Cash and cash equivalents at the end of the period	$—	$—	$726	$—	$726

$400,000,000 Seagate Technology HDD Holdings

Offer to Exchange
All Outstanding 8% Senior Notes due 2009 for
8% Senior Notes due 2009
Which Have Been Registered Under the Securities Act of 1933

P R O S P E C T U S

                        , 2002

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and regarding their unsold allotments or subscriptions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange the exchange notes for the outstanding notes only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Indemnification of the Directors and Officers of the Issuer and the Guarantor

The articles of association of Seagate Technology HDD Holdings, as the issuer of the notes, and Seagate Technology Holdings, as the guarantor of the notes, provide for the indemnification of their respective directors and officers. Specifically, under the indemnification provisions, the issuer and the guarantor will indemnify their respective directors and officers against liabilities that are incurred by the directors or officers while carrying out the affairs of the company or discharging the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful neglect or default.

In addition, the board resolutions of the issuer and the guarantor provide for the indemnification of their respective directors and officers against any claims arising out of or relating to (a) the preparation, filing and distribution of this registration statement or the prospectus contained in this registration statement, (b) the issue and exchange of the exchange guarantee or the exchange notes, (c) the exchange offer and (d) any activities that the directors and officers deem necessary or advisable to carry out the intent and purposes of the resolutions. The resolutions also expressly authorize the issuer and the guarantor to indemnify their directors and officers to the fullest extent permitted by law.

Both the issuer and the guarantor are limited liability companies incorporated in the Cayman Islands. As such, they are governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although The Companies Law (2001 Second Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

Seagate Technology Holdings has entered into indemnification agreements with its directors and officers, whereby Seagate Technology Holdings agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Seagate Technology Holdings, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Seagate Technology Holdings. At present, there is no pending litigation or proceeding involving a director or officer of Seagate Technology Holdings regarding which indemnification is sought, nor is Seagate Technology Holdings aware of any threatened litigation that may result in claims for indemnification.

Liability Insurance Covering Directors and Officers

In addition to the indemnification provisions set forth above, each of the issuer and the guarantor maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Item 21.    Exhibits and Financial Statement Schedules

The following exhibits are being filed with this registration statement pursuant to Item 601 of Regulation S-K.

Exhibit Number	Description
1.1*
Purchase Agreement, dated as of May 3, 2002, by and among Seagate Technology HDD Holdings, Seagate Technology Holdings and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and the other initial purchasers named therein

2.1*	Stock Purchase Agreement, dated as of March 29, 2000, by and among Suez Acquisition Company (Cayman) Limited, Seagate Technology, Inc. and Seagate Software Holdings, Inc.

2.2*	Agreement and Plan of Merger and Reorganization, dated as of March 29, 2000, by and among VERITAS Software Corporation, Victory Merger Sub, Inc. and Seagate Technology, Inc.

2.3*	Indemnification Agreement, dated as of March 29, 2000, by and among VERITAS Software Corporation, Seagate Technology, Inc. and Suez Acquisition Company (Cayman) Limited

2.4*	Joinder Agreement to the Indemnification Agreement, dated as of November 22, 2000, by and among VERITAS Software Corporation, Seagate Technology, Inc. and the SAC Indemnitors listed therein

2.5*
Consolidated Amendment to Stock Purchase Agreement, Agreement and Plan of Merger and Reorganization, and Indemnification Agreement, and Consent, dated as of August 29, 2000, by and among Suez Acquisition Company (Cayman) Limited, Seagate Technology, Inc., Seagate Software Holdings, Inc., VERITAS Software Corporation and Victory Merger Sub, Inc.

2.6*
Consolidated Amendment No. 2 to Stock Purchase Agreement, Agreement and Plan of Merger and Reorganization, and Indemnification Agreement, and Consent, dated as of October 18, 2000, by and among Suez Acquisition Company (Cayman) Limited, Seagate Technology, Inc., Seagate Software Holdings, Inc., VERITAS Software Corporation and Victory Merger Sub, Inc.

2.7*	Letter Agreement, dated as of March 29, 2000, by and between VERITAS Software Corporation and Suez Acquisition Company (Cayman) Limited

3.1(a)*	Memorandum of Association of Seagate Technology HDD Holdings

3.1(b)*	Articles of Association of Seagate Technology HDD Holdings

3.2(a)*	Amended and Restated Memorandum of Association of Seagate Technology Holdings

3.2(b)*	Amended and Restated Articles of Association of Seagate Technology Holdings

4.1*	Form of 8% Senior Notes due 2009 (included in Exhibit 4.2)

4.2*	Indenture, dated as of May 13, 2002, by and among Seagate Technology HDD Holdings, Seagate Technology Holdings and U.S. Bank, N.A.

4.3*
Registration Rights Agreement, dated as of May 13, 2002, by and among Seagate Technology HDD Holdings, Seagate Technology Holdings, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc.

5.1*	Opinion of Simpson Thacher & Bartlett

8.1*	Tax Opinion of Simpson Thacher & Bartlett

10.1*
Credit Agreement, dated as of May 13, 2002, by and among Seagate Technology Holdings, Seagate Technology HDD Holdings, Seagate Technology (US) Holdings, Inc., the Lenders party thereto, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc., as joint bookrunner and co-lead arranger, Morgan Stanley Senior Funding, Inc., as syndication agent, joint bookrunner and co-lead arranger, Citicorp USA, Inc., as documentation agent, Merrill Lynch Capital Corporation, as documentation agent, and Credit Suisse First Boston, as documentation agent

Exhibit Number	Description
10.2(a)*	Form of Employment Agreement by and between Seagate Technology (US) Holdings, Inc. and the Executive listed therein

10.2(b)*	Employment Agreement, dated as of February 2, 2001, by and between Seagate Technology (US) Holdings, Inc. and Stephen J. Luczo

10.2(c)*	Employment Agreement, dated as of February 2, 2001, by and between Seagate Technology (US) Holdings, Inc. and William D. Watkins

10.3(a)*	Form of Management Retention Agreement by and between the Employee listed therein and Seagate Technology, Inc.

10.3(b)*	Management Retention Agreement, dated November 1998, by and between Seagate Technology, Inc. and Stephen J. Luczo

10.4*	Management Participation Agreement, dated as of March 29, 2000, by and among Seagate Technology, Inc., Suez Acquisition Company (Cayman) Limited and the Senior Managers party thereto

10.5*	Form of Rollover Agreement, dated as of November 13, 2000, by and among New SAC, Seagate Technology HDD Holdings and the Senior Manager listed therein

10.6*	Seagate Technology HDD Holdings Deferred Compensation Plan

10.7(a)*	New SAC 2000 Restricted Share Plan

10.7(b)*	Form of New SAC 2000 Restricted Share Agreement

10.8(a)*	New SAC 2001 Restricted Share Plan

10.8(b)*	Form of New SAC 2001 Restricted Share Agreement (Tier 1 Senior Managers)

10.8(c)*	Form of New SAC 2001 Restricted Share Agreement (Other Employees)

10.9*	Seagate Technology Holdings 2001 Share Option Plan

10.10*
Shareholders Agreement, dated as of November 22, 2000, by and among New SAC, Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., SAC Investments, L.P., August Capital III, L.P., Chase Equity Associates, L.P., GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P., Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC, Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. and the individuals listed therein

10.11*	Management Shareholders Agreement, dated as of November 22, 2000, by and among New SAC and the Management Shareholders listed therein

10.12*
Disc Drive Research and Development Cost Sharing Agreement, dated as of June 29, 1996, by and among Seagate Technology, Inc., Seagate Technology International, Seagate Technology (Ireland), Seagate Technology (Clonmel), Seagate Technology International (Wuxi) Co., Ltd., Seagate Microelectronics Limited and Seagate Peripherals, Inc.

10.13*	World-Wide Services Agreement, dated as of July 1, 1993, by and among Seagate Technology, Inc. and Seagate Technology International

10.14*	Promissory Note, dated as of May 8, 1998, by and between Seagate Technology, Inc., as lender, and David Wickersham, as borrower

10.15*	Promissory Note, dated as of October 10, 2000, by and between Seagate Technology LLC, as lender, and Brian Dexheimer, as borrower

Exhibit Number	Description
10.16*	Promissory Note, dated as of February 16, 2001, by and between Seagate Technology LLC, as lender, and Jeremy Tennenbaum, as borrower

10.17*	Form of Indemnification Agreement between Seagate Technology Holdings and the director or officer named therein

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1*	List of Subsidiaries

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2*	Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)

24.1*	Powers of Attorney

25.1*	Form of T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank, N.A.

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Consent of IDC

*	Previously filed.

Item 22.    Undertakings

(1)	The undersigned registrants hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(2) (a)
The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the  securities registered hereunder through use of a prospectus that is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b)
The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)
The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5)
The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scotts Valley, state of California, on the 9th day of September, 2002.

SEAGATE TECHNOLOGY HDD HOLDINGS

By:	*
Name: Stephen J. Luczo Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated below on September 9, 2002.

Signature	Title and Capacity

* Stephen J. Luczo	Chief Executive Officer and Director (Principal Executive Officer)

* Charles C. Pope	Chief Financial Officer (Principal Financial Officer)

* Glen A. Peterson	Treasurer (Principal Accounting Officer)

* Donald L. Waite	Director

William D. Watkins	Director

* Stephen J. Luczo, on behalf of Seagate Technology (US) Holdings, Inc.	Seagate Technology (US) Holdings, Inc. (Authorized U.S. Representative)

*By: /s/ WILLIAM L. HUDSON William L. Hudson Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scotts Valley, state of California, on the 9th day of September, 2002.

SEAGATE TECHNOLOGY HOLDINGS

By:	*
Name: Stephen J. Luczo Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated below on September 9, 2002.

Signature	Title and Capacity

* Stephen J. Luczo	Chief Executive Officer and Director (Principal Executive Officer)

* Charles C. Pope	Chief Financial Officer (Principal Financial Officer)

* Glen A. Peterson	Treasurer (Principal Accounting Officer)

* David J. Roux	Director

* David Bonderman	Director

* James G. Coulter	Director

* James A. Davidson	Director

* Glenn H. Hutchins	Director

* David F. Marquardt	Director

John W. Thompson	Director

William D. Watkins	Director

* Stephen J. Luczo, on behalf of Seagate Technology (US) Holdings, Inc.	Seagate Technology (US) Holdings, Inc. (Authorized U.S. Representative)

*By: /s/ WILLIAM L. HUDSON William L. Hudson Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*
Purchase Agreement, dated as of May 3, 2002, by and among Seagate Technology HDD Holdings, Seagate Technology Holdings and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and the other initial purchasers named therein

2.1*	Stock Purchase Agreement, dated as of March 29, 2000, by and among Suez Acquisition Company (Cayman) Limited, Seagate Technology, Inc. and Seagate Software Holdings, Inc.

2.2*	Agreement and Plan of Merger and Reorganization, dated as of March 29, 2000, by and among VERITAS Software Corporation, Victory Merger Sub, Inc. and Seagate Technology, Inc.

2.3*	Indemnification Agreement, dated as of March 29, 2000, by and among VERITAS Software Corporation, Seagate Technology, Inc. and Suez Acquisition Company (Cayman) Limited

2.4*	Joinder Agreement to the Indemnification Agreement, dated as of November 22, 2000, by and among VERITAS Software Corporation, Seagate Technology, Inc. and the SAC Indemnitors listed therein

2.5*
Consolidated Amendment to Stock Purchase Agreement, Agreement and Plan of Merger and Reorganization, and Indemnification Agreement, and Consent, dated as of August 29, 2000, by and among Suez Acquisition Company (Cayman) Limited, Seagate Technology, Inc., Seagate Software Holdings, Inc., VERITAS Software Corporation and Victory Merger Sub, Inc.

2.6*
Consolidated Amendment No. 2 to Stock Purchase Agreement, Agreement and Plan of Merger and Reorganization, and Indemnification Agreement, and Consent, dated as of October 18, 2000, by and among Suez Acquisition Company (Cayman) Limited, Seagate Technology, Inc., Seagate Software Holdings, Inc., VERITAS Software Corporation and Victory Merger Sub, Inc.

2.7*	Letter Agreement, dated as of March 29, 2000, by and between VERITAS Software Corporation and Suez Acquisition Company (Cayman) Limited

3.1(a)*	Memorandum of Association of Seagate Technology HDD Holdings

3.1(b)*	Articles of Association of Seagate Technology HDD Holdings

3.2(a)*	Amended and Restated Memorandum of Association of Seagate Technology Holdings

3.2(b)*	Amended and Restated Articles of Association of Seagate Technology Holdings

4.1*	Form of 8% Senior Notes due 2009 (included in Exhibit 4.2)

4.2*	Indenture, dated as of May 13, 2002, by and among Seagate Technology HDD Holdings, Seagate Technology Holdings and U.S. Bank, N.A.

4.3*
Registration Rights Agreement, dated as of May 13, 2002, by and among Seagate Technology HDD Holdings, Seagate Technology Holdings, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc.

5.1*	Opinion of Simpson Thacher & Bartlett

8.1*	Tax Opinion of Simpson Thacher & Bartlett

10.1*
Credit Agreement, dated as of May 13, 2002, by and among Seagate Technology Holdings, Seagate Technology HDD Holdings, Seagate Technology (US) Holdings, Inc., the Lenders party thereto, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc., as joint bookrunner and co-lead arranger, Morgan Stanley Senior Funding, Inc., as syndication agent, joint bookrunner and co-lead arranger, Citicorp USA, Inc., as documentation agent, Merrill Lynch Capital Corporation, as documentation agent, and Credit Suisse First Boston, as documentation agent

10.2(a)*	Form of Employment Agreement by and between Seagate Technology (US) Holdings, Inc. and the Executive listed therein

Exhibit Number	Description
10.2(b)*	Employment Agreement, dated as of February 2, 2001, by and between Seagate Technology (US) Holdings, Inc. and Stephen J. Luczo

10.2(c)*	Employment Agreement, dated as of February 2, 2001, by and between Seagate Technology (US) Holdings, Inc. and William D. Watkins

10.3(a)*	Form of Management Retention Agreement by and between the Employee listed therein and Seagate Technology, Inc.

10.3(b)*	Management Retention Agreement, dated November 1998, by and between Seagate Technology, Inc. and Stephen J. Luczo

10.4*	Management Participation Agreement, dated as of March 29, 2000, by and among Seagate Technology, Inc., Suez Acquisition Company (Cayman) Limited and the Senior Managers party thereto

10.5*	Form of Rollover Agreement, dated as of November 13, 2000, by and among New SAC, Seagate Technology HDD Holdings and the Senior Manager listed therein

10.6*	Seagate Technology HDD Holdings Deferred Compensation Plan

10.7(a)*	New SAC 2000 Restricted Share Plan

10.7(b)*	Form of New SAC 2000 Restricted Share Agreement

10.8(a)*	New SAC 2001 Restricted Share Plan

10.8(b)*	Form of New SAC 2001 Restricted Share Agreement (Tier 1 Senior Managers)

10.8(c)*	Form of New SAC 2001 Restricted Share Agreement (Other Employees)

10.9*	Seagate Technology Holdings 2001 Share Option Plan

10.10*
Shareholders Agreement, dated as of November 22, 2000, by and among New SAC, Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., SAC Investments, L.P., August Capital III, L.P., Chase Equity Associates, L.P., GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P., Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC, Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. and the individuals listed therein

10.11*	Management Shareholders Agreement, dated as of November 22, 2000, by and among New SAC and the Management Shareholders listed therein

10.12*
Disc Drive Research and Development Cost Sharing Agreement, dated as of June 29, 1996, by and among Seagate Technology, Inc., Seagate Technology International, Seagate Technology (Ireland), Seagate Technology (Clonmel), Seagate Technology International (Wuxi) Co., Ltd., Seagate Microelectronics Limited and Seagate Peripherals, Inc.

10.13*	World-Wide Services Agreement, dated as of July 1, 1993, by and among Seagate Technology, Inc. and Seagate Technology International

10.14*	Promissory Note, dated as of May 8, 1998, by and between Seagate Technology, Inc., as lender, and David Wickersham, as borrower

10.15*	Promissory Note, dated as of October 10, 2000, by and between Seagate Technology LLC, as lender, and Brian Dexheimer, as borrower

10.16*	Promissory Note, dated as of February 16, 2001, by and between Seagate Technology LLC, as lender, and Jeremy Tennenbaum, as borrower

Exhibit Number	Description
10.17*	Form of Indemnification Agreement between Seagate Technology Holdings and the director or officer named therein

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1*	List of Subsidiaries

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2*	Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)

24.1*	Powers of Attorney

25.1*	Form of T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank, N.A.

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Consent of IDC

*	Previously filed.